As filed with the Securities and Exchange Commission on April 12, 2023

Registration No. 333-254931

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 5

to

Form S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Invesco Real Estate Income Trust Inc.

(Exact Name of Registrant as Specified in Governing Instruments)

2001 Ross Avenue

Suite 3400

Dallas, Texas 75201

(972) 715-7400

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Invesco Advisers, Inc.

R. Scott Dennis

2001 Ross Avenue

Suite 3400

Dallas, Texas 75201

(972) 715-7400

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Jason W. Goode

Alston & Bird LLP

1201 W. Peachtree Street NW

Atlanta, GA 30309

(404) 881-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Invesco Real Estate Income Trust Inc.

Maximum Offering of $3,000,000,000

Invesco Real Estate Income Trust Inc. invests primarily in stabilized, income-oriented commercial real estate in the United States. To a lesser extent, we also originate, acquire and manage private real estate debt and invest in real estate-related securities. We are externally managed by our adviser, Invesco Advisers, Inc. (the “Adviser”). The Adviser is an indirect, wholly-owned subsidiary of our sponsor, Invesco Ltd., a leading global investment manager (“Invesco”), and the registered investment adviser for Invesco Real Estate, the real estate investment center of Invesco. The Adviser utilizes the personnel and global resources of Invesco Real Estate to provide investment management services to us. We elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2020. We are not a mutual fund and do not intend to register as an investment company under the Investment Company Act of 1940, as amended.

We are offering on a continuous basis up to $3,000,000,000 in shares of our common stock, consisting of up to $2,400,000,000 in shares in our primary offering and up to $600,000,000 in shares pursuant to our distribution reinvestment plan. We are offering to sell any combination of five classes of shares of our common stock, Class T shares, Class S shares, Class D shares, Class I shares and Class E shares, with a dollar value up to the maximum offering amount. The share classes have different upfront selling commissions and dealer manager fees, and different ongoing stockholder servicing fees. The purchase price per share for each class of our common stock will vary and will generally equal our prior month’s net asset value (“NAV”) per share for such class, as determined monthly, plus any applicable upfront selling commissions and dealer manager fees. We may offer shares at a price that we believe reflects the NAV per share of such stock more appropriately than the prior month’s NAV per share in cases where we believe there has been a material change (positive or negative) to our NAV per share since the end of the prior month. This is a “best efforts” offering, which means that Invesco Distributors, Inc., the dealer manager for this offering (the “Dealer Manager”), will use its best efforts to sell shares, but is not obligated to purchase or sell any specific amount of shares in this offering.

This investment involves a high degree of risk. You should purchase these securities only if you can afford the complete loss of your investment. See “Risk Factors” beginning on page 33 for risks to consider before buying our shares, including:

•	We have held our current investments for a short period of time and you will not have the opportunity to evaluate our future investments before we make them, which makes investment in our common stock more speculative.

•	Since there is no public trading market for shares of our common stock, repurchase of shares by us will likely be the only way to dispose of your shares. If you do sell your shares to us, you may receive less than the price you paid.
•

Your ability to have your shares repurchased through our share repurchase plan is limited. We are not obligated to repurchase any shares and may choose to repurchase only some, or even none, of the shares that have been requested to be repurchased in any month. In addition, repurchases will be subject to available liquidity and other significant restrictions. Further, our board of directors may make exceptions to, modify or suspend our share repurchase plan. As a result, our shares should be considered as having only limited liquidity and at times may be illiquid.

•	We cannot guarantee that we will make distributions, and if we do we may fund such distributions from sources other than cash flow from operations, including, without limitation, the sale of or repayments under our assets, borrowings, or offering proceeds, and we have no limits on the amounts we may pay from such sources.

•	The purchase price and repurchase price for shares of our common stock are generally based on our prior month’s NAV (subject to material changes as described above) and are not based on any public trading market. While there will be quarterly independent appraisals of our properties, the appraisal of properties is inherently subjective, and our NAV may not accurately reflect the actual price at which our properties could be liquidated on any given day.

•	We have no employees and are dependent on the Adviser to conduct our operations. The Adviser will face conflicts of interest as a result of, among other things, the allocation of investment opportunities among us and Other Invesco Accounts (as defined herein), the allocation of time of its investment professionals and the substantial fees that we will pay to the Adviser.

•	This is a “best efforts” offering. If we are not able to raise a substantial amount of capital on an ongoing basis, our ability to achieve our investment objectives could be adversely affected.

•	There are limits on the ownership and transferability of our shares. See “Description of Capital Stock—Restrictions on Ownership and Transfer.”

•	Investing in commercial real estate assets involves certain risks, including but not limited to: tenants’ inability to pay rent; increases in interest rates and lack of availability of financing; tenant turnover and vacancies; and changes in supply of or demand for similar property types in a given market.

•	If we fail to maintain our qualification as a REIT and no relief provisions apply, our NAV and cash available for distribution to our stockholders could materially decrease.

Neither the Securities and Exchange Commission, the Attorney General of the State of New York nor any other state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete, or determined whether the offering can be sold in compliance with existing or future suitability or conduct standards, including the Regulation Best Interest standard, to any or all purchasers. Any representation to the contrary is a criminal offense.

The use of forecasts in this offering is prohibited. Any oral or written predictions about the amount or certainty of any cash benefits or tax consequences that may result from an investment in our common stock is prohibited. No one is authorized to make any statements about this offering inconsistent with those that appear in this prospectus.

	Price to the Public (1)	Upfront Selling Commissions (2)	Dealer Manager Fees (2)	Proceeds to Us, Before Expenses (3)
Maximum Offering (4)	$2,400,000,000	$37,238,524	$2,318,840	$2,360,442,636
Class T Shares, $0.01 par value per Share	$32.0486	$0.9289	$0.1548	$30.9648
Class S Shares, $0.01 par value per Share	$32.0163	$1.0827	—	$30.9336
Class D Shares, $0.01 par value per Share	$31.3948	$0.4640	—	$30.9308
Class I Shares, $0.01 par value per Share	$31.1004	—	—	$31.1004
Class E Shares, $0.01 par value per Share	$32.2862	—	—	$32.2862
Maximum Distribution Reinvestment Plan (4)	$600,000,000	—	—	$600,000,000

(1)

The price per share shown in the table for each of our classes of common stock for subscriptions accepted as of April 1, 2023 is equal to our NAV per share as of February 28, 2023, plus applicable upfront selling commissions and dealer manager fees. Shares of each class of our common stock will be issued on a monthly basis at a price per share generally equal to the prior month’s NAV per share for such class, which we refer to herein as the “transaction price,” plus applicable upfront selling commissions and dealer manager fees.

(2)

The table assumes that all shares are sold in the primary offering, with 20% of the gross offering proceeds from the sale of each of our Class T, Class S, Class D, Class I and Class E shares. The number of shares of each class sold and the relative proportions in which the classes of shares are sold are uncertain and may differ significantly from this assumption. For Class T shares sold in the primary offering, investors will pay upfront selling commissions of up to 3.0% of the transaction price and upfront dealer manager fees of 0.5% of the transaction price, however such amounts may vary at certain participating broker-dealers, provided that the sum will not exceed 3.5% of the transaction price. For Class S shares sold in the primary offering, investors will pay upfront selling commissions of up to 3.5% of the transaction price and no dealer manager fees. For Class D shares sold in the primary offering, investors will pay upfront selling commissions of up to 1.5% of the transaction price and no dealer manager fees. For Class I and Class E shares sold in the primary offering, investors will not pay upfront selling commissions or dealer manager fees. We will also pay the following selling commissions over time as stockholder servicing fees to the dealer manager, subject to Financial Industry Regulatory Authority, Inc. (“FINRA”) limitations on underwriting compensation: (a) for Class T shares only, a representative stockholder servicing fee of 0.65% per annum, and a dealer stockholder servicing fee of 0.20% per annum, of the aggregate NAV for the Class T shares, however, with respect to Class T shares sold through certain participating broker-dealers, the representative stockholder servicing fee and the dealer stockholder servicing fee may be other amounts, provided that the sum of such fees will always equal 0.85% per annum of the NAV of such shares, (b) for Class S shares only, a stockholder servicing fee equal to 0.85% per annum of the aggregate NAV for the Class S shares and (c) for Class D shares only, a stockholder servicing fee equal to 0.25% per annum of the aggregate NAV for the Class D shares, in each case, payable monthly. No stockholder servicing fees will be paid with respect to the Class I shares or Class E shares. The total amount that will be paid over time for other underwriting compensation depends on the average length of time for which shares remain outstanding, the term over which such amount is measured and the performance of our investments. We will also pay or reimburse certain organization and offering expenses, including, subject to FINRA limitations on underwriting compensation, certain wholesaling expenses. See “Plan of Distribution,” “Estimated Use of Proceeds” and “Compensation.”

(3)	Proceeds are calculated before deducting stockholder servicing fees or organization and offering expenses payable by us, which are paid over time.
(4)	We reserve the right to reallocate shares of common stock between our distribution reinvestment plan and our primary offering.

The date of this prospectus is April 12, 2023

SUITABILITY STANDARDS

Shares of our common stock are suitable only as a long-term investment for persons of adequate financial means who do not need near-term liquidity from their investment. We do not expect there to be a public market for our shares and thus it may be difficult for you to sell your shares. On a limited basis, you may be able to have your shares repurchased through our share repurchase plan, although we are not obligated to repurchase any shares and may choose to repurchase only some, or even none, of the shares that have been requested to be repurchased in any month in our discretion. You should not purchase shares of our common stock if you need to sell them in the near future. The minimum initial investment in shares of our common stock that we will accept for shares of our Class T, Class S, Class D or Class E common stock is $2,500. The minimum initial investment in shares of our common stock that we will accept for shares of our Class I common stock is $1,000,000, unless waived by the Dealer Manager.

In consideration of these factors, we require that a purchaser of shares of our common stock have either:

•	a net worth of at least $250,000; or

•	a gross annual income of at least $70,000 and a net worth of at least $70,000.

For purposes of determining whether you satisfy the standards above, your net worth is calculated excluding the value of your home, home furnishings and automobiles. For the purposes of these suitability standards, unless otherwise indicated, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

Certain broker-dealers selling shares in this offering may impose greater suitability standards than the minimum income and net worth standards described herein. Shares will be sold to investors in these states only if they meet the additional suitability standards set forth below. Certain broker-dealers selling shares in this offering may impose greater suitability standards for their customers than the suitability standards described herein.

Alabama Investors. Purchasers residing in Alabama may not invest more than 10% of their liquid net worth in us or other affiliated public, non-listed REITs.

California Investors. Purchasers residing in California may not invest more than 10% of their liquid net worth in us.

Idaho Investors. Purchasers residing in Idaho must have either (i) a liquid net worth of $85,000 and annual gross income of $85,000 or (ii) a net worth of $300,000 (excluding the value of a purchaser’s home, furnishings and automobiles). Additionally, an Idaho investor’s total investment in us may not exceed 10% of their liquid net worth.

Iowa Investors. Purchasers residing in Iowa must have either (i) a liquid net worth of $85,000 and annual gross income of $85,000 or (ii) a net worth of $300,000 (excluding the value of a purchaser’s home, furnishings, and automobiles). In addition, the aggregate investment in this offering by a purchaser residing in Iowa may not exceed 10% of their liquid net worth.

Kansas Investors. It is recommended by the Office of the Kansas Securities Commissioner that Kansas investors limit their aggregate investment in us and other non-traded real estate investment trusts to not more than 10% of their liquid net worth.

Kentucky Investors. Purchasers residing in Kentucky may not invest, in the aggregate, more than 10% of their liquid net worth in us or other affiliated public, non-listed REITs.

Maine Investors. The Maine Office of Securities recommends that a Maine investor’s aggregate investment in us and similar direct participation investments not exceed 10% of the investor’s liquid net worth.

i

Massachusetts Investors. Purchasers residing in Massachusetts must limit their aggregate investment in us and other illiquid direct participation programs to not more than 10% of their liquid net worth.

Missouri Investors. Purchasers residing in Missouri must limit their investment in this offering to 10% of their liquid net worth.

Nebraska Investors. Purchasers residing in Nebraska must have either (a) an annual gross income of at least $70,000 and a net worth of at least $70,000, or (b) a net worth of at least $250,000. In addition, investors who are not accredited investors as defined in Regulation D under the Securities Act of 1933, as amended, must limit their aggregate investment in us and in the securities of other non-publicly traded programs to 10% of their net worth.

New Jersey Investors. Purchasers residing in New Jersey must have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000. For purposes of New Jersey’s suitability standard, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home furnishings and automobiles, minus total liability) that consists of cash, cash equivalents and readily marketable securities. In addition, an investment in us, our affiliates and other non-publicly traded direct investment programs (including REITs, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed 10% of their liquid net worth.

North Dakota Investors. Purchasers residing in North Dakota must have a net worth of at least ten times their investment in us.

Ohio Investors. Purchasers residing in Ohio may not invest more than 10% of their liquid net worth in us, our affiliates and in any other public, non-traded REIT. For purposes of Ohio’s suitability standard, “liquid net worth” is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings and automobiles, minus total liabilities) comprised of cash, cash equivalents and readily marketable securities.

Oregon Investors. Purchasers residing in Oregon may not invest more than 10% of their liquid net worth in us.

Pennsylvania Investors. Purchasers residing in Pennsylvania may not invest more than 10% of their net worth in us.

Puerto Rico Investors. Purchasers residing in Puerto Rico may not invest more than 10% of their liquid net worth in us, our affiliates, and in other public, non-listed REITs. For purposes of Puerto Rico’s suitability standard, “liquid net worth” is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) consisting of cash, cash equivalents, and readily marketable securities.

Tennessee Investors. Purchasers residing in Tennessee may not invest more than 10% of their liquid net worth (exclusive of home, home furnishings and automobiles) in us.

Vermont Investors. Purchasers residing in Vermont who are not “accredited investors” as defined in 17 C.F.R. § 230.501 may not purchase an amount in this offering that exceeds 10% of their liquid net worth. For purposes of Vermont’s suitability standard, “liquid net worth” is defined as total assets (not including home, home furnishings or automobiles) minus total liabilities.

Our sponsor and each person selling shares on our behalf must make every reasonable effort to determine that the purchase of shares of our common stock is a suitable and appropriate investment for each investor. In making this determination, our sponsor and the Dealer Manager will rely upon information provided by the investor to the participating broker-dealer as well as the suitability assessment made by each participating broker-dealer.

Before you purchase shares of our common stock, your participating broker-dealer, authorized representative or other person placing shares on your behalf will rely on relevant information provided by you, including at least your age, investment objectives, investment experience, income, net worth, financial situation, and other investments, to determine that you:

•	meet the minimum income and net worth standards established in your state;

•	are or will be in a financial position appropriate to enable you to realize the potential benefits described in the prospectus;

•	are able to bear the economic risk of the investment based on your overall financial situation; and

•

have an apparent understanding of (i) the fundamental risks of the investment, (ii) the risk that you may lose your entire investment, (iii) the limited liquidity of our common stock, and (iv) the restrictions on transferability of our common stock.

Participating broker-dealers are required to maintain for six years records of the information used to determine that an investment in shares of our common stock is suitable and appropriate for a stockholder.

On June 5, 2019, the SEC adopted Regulation Best Interest, which establishes a new enhanced standard of conduct for broker-dealers and associated persons of broker-dealers when making a recommendation of any securities transaction or investment strategy involving securities to a retail customer. A retail customer is any natural person, or the legal representative of such person, who receives a recommendation of any securities transaction or investment strategy involving securities from a broker-dealer and uses the recommendation primarily for personal, family, or household purposes. When making such a recommendation to a retail customer, a broker-dealer and its associated persons must act in such customer’s best interest at the time the recommendation is made, without placing their financial or other interest ahead of the retail customer’s interests. This general obligation under Regulation Best Interest can be satisfied by a broker-dealer’s compliance with four specified component obligations: (i) providing certain required disclosure before or at the time of the recommendation, about the recommendation and the relationship between the broker-dealer and the retail customer (including a customer relationship summary on Form CRS); (ii) exercising reasonable diligence, care, and skill in making the recommendation; (iii) establishing, maintaining, and enforcing written policies and procedures reasonably designed to address conflicts of interest; and (iv) establishing, maintaining, and enforcing written policies and procedures reasonably designed to achieve compliance with Regulation Best Interest. This standard imposed by Regulation Best Interest different than the quantitative suitability standards we require for an investment in our shares and the current suitability standard applied by FINRA, a self-regulatory organization for broker-dealers. In addition to Regulation Best Interest, certain states may adopt state-level standards that seek to further enhance the broker-dealer standard of conduct to a fiduciary standard for all broker-dealer recommendations made to retail customers in their states. In addition to Regulation Best Interest and any state fiduciary standards of care, broker-dealers are required to provide retail investors a brief relationship summary, or Form CRS, that summarizes for the investor key information about the broker-dealer. Form CRS is different from this prospectus, which contains information regarding this offering and our company. Regulation Best Interest became effective on June 30, 2020. The impact of Regulation Best Interest on broker-dealers participating in our offering cannot be determined at this time as little administrative or case law exists under Regulation Best Interest and the full scope of its applicability is uncertain.

By signing the subscription agreement required for purchases of our common stock, you represent and warrant to us that you have received a copy of this prospectus and that you meet the net worth and annual gross income requirements described above. These representations and warranties help us to ensure that all investors meet our suitability standards. By making these representations, you do not waive any rights that you may have under federal or state securities laws.

ABOUT THIS PROSPECTUS

Please carefully read the information in this prospectus and any accompanying prospectus supplements, which we refer to collectively as the “prospectus.” You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.

The words “we,” “us,” “our” and the “Company” refer to Invesco Real Estate Income Trust Inc., a Maryland corporation, together with its consolidated subsidiaries, including Invesco REIT Operating Partnership LP (the “Operating Partnership”), a Delaware limited partnership of which we are the general partner, unless the context requires otherwise.

Unless otherwise noted, numerical information relating to Invesco and its affiliates is approximate, is as of December 31, 2022, and includes activities of public and private portfolio companies owned by funds advised by affiliates of Invesco.

Any citations included herein to industry sources are used only to demonstrate third-party support for certain statements made herein to which such citations relate. Information included in such industry sources that do not relate to supporting the related statements made herein are not part of this prospectus and should not be relied upon.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements about our business, including, in particular, statements about our plans, strategies and objectives. You can generally identify forward-looking statements by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue” or other similar words. These may include our financial estimates and their underlying assumptions, statements about plans, objectives, intentions, and expectations with respect to future operations, repurchases, acquisitions, future performance and statements regarding identified but not yet closed acquisitions. Such forward-looking statements are inherently uncertain and there are or may be important factors that could cause actual outcomes or results to differ materially from those indicated in such statements. Although we believe the assumptions underlying the forward-looking statements, and the forward-looking statements themselves, are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that these forward-looking statements will prove to be accurate, and our actual results, performance and achievements may be materially different from that expressed or implied by these forward-looking statements. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans, which we consider to be reasonable, will be achieved.

You should carefully review the “Risk Factors” section of this prospectus for a discussion of the risks and uncertainties that we believe are material to our business, operating results, prospects and financial condition. Except as otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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PROSPECTUS SUMMARY

This prospectus summary highlights certain information contained elsewhere in this prospectus. This is only a summary and it may not contain all of the information that is important to you. Before deciding to invest in this offering, you should carefully read this entire prospectus, including the “Risk Factors” section.

Q:	What is Invesco Real Estate Income Trust Inc.?

A:

We are a Maryland corporation formed on October 5, 2018 to invest primarily in stabilized, income-oriented commercial real estate in the United States. We are externally managed by the Adviser, Invesco Advisers, Inc. The Adviser is an indirect, wholly-owned subsidiary of Invesco and the registered investment adviser for Invesco Real Estate. As of December 31, 2022, we had total assets of $1.0 billion.

Q:	What is Invesco Real Estate?

A:

Invesco Real Estate is the real estate investment center of Invesco, a global investment manager with $1.4 trillion in assets under management as of December 31, 2022. Invesco Real Estate is one of the largest real estate investment managers in the world, with $89.3 billion in assets under management as of September 30, 2022. Invesco Real Estate was established in 1983 and, over its 40-year history, has expanded to 586 employees operating across 22 offices in 16 countries worldwide. Invesco Real Estate offers private and public real estate strategies across the entire risk-return spectrum, including debt and equity structures.

The Adviser utilizes the personnel and global resources of Invesco Real Estate to provide investment management services to us pursuant to the Advisory Agreement between us, the Operating Partnership and the Adviser. In connection with the DST Program (defined below), we, the Operating Partnership and the Adviser entered into the Amended and Restated Advisory Agreement (the “Advisory Agreement”). The Adviser sources, evaluates and monitors our investments and makes decisions related to the acquisition, management, financing and disposition of our assets in accordance with our investment objectives, guidelines, policies and limitations, subject to oversight by our board of directors. See “Management—The Adviser and Invesco Real Estate” and “Management—The Advisory Agreement.”

Q:	What are your investment objectives?

A:	Our investment objectives are as follows:

•	to provide stockholders with stable, current income in the form of monthly distributions;

•	to protect invested capital;

•	to generate growth in NAV through disciplined investment selection and hands-on, proactive management; and

•	to create portfolio diversification by investing across markets and real property types.

We cannot assure you that we will achieve our investment objectives. See “Risk Factors.”

Q:	What is your investment strategy?

A:

Our investment strategy is to invest primarily in stabilized, income-oriented commercial real estate in the United States. To a lesser extent, we will originate, acquire and manage private real estate debt, including loans secured or backed by real estate, preferred equity interests and interests in private debt funds. We will also invest in liquid real estate-related equity and debt securities intended to provide us with current income and a source of liquidity for our share repurchase plan, cash management and other purposes. See “Investment Objectives and Strategies.”

Invesco Real Estate has long-standing and extensive relationships throughout the real estate industry. We directly benefit from Invesco Real Estate’s ability to transact in scale with speed and certainty.

Q:	What types of properties do you acquire?

A:

Our investments in stabilized, income-oriented commercial real estate focus on a range of asset types, including, but not limited to, multifamily, industrial, retail and office as well as healthcare, student housing, hotels, senior living, data centers and self-storage. Our investments in stabilized, income-oriented real estate may also include investments in manufactured housing and single-family residential properties. We seek to create a diversified portfolio, combining property types that are traditionally correlated with the business cycle with property types that are less correlated with the business cycle and driven by demographic trends. Although our direct real estate portfolio as of the date hereof is entirely comprised of properties located in the United States, once our portfolio has achieved sufficient scale, we may selectively diversify our portfolio on a global basis through investments in properties located outside of the United States. In addition to fee simple investments, our investments may be subject to ground leases. We have acquired and may continue to acquire properties through joint ventures, including with affiliates of the Adviser. See “Investment Objectives and Strategies.”

Q:	What types of real estate-related investments do you make in addition to your investments in real property?

A:	While we invest primarily in stabilized, income-oriented commercial real estate, we also invest in other real estate-related investments.

Our investments in private real estate debt will include first mortgages, B-notes, preferred equity, mezzanine loans, other forms of subordinated mortgages, participations in such loans, real estate-related debt securities and other debt secured by commercial real estate. In addition, our real estate debt investments may include investments in Affiliated Funds (as defined below) that invest primarily in real estate debt.

We also invest in operating companies with interests in real estate and real estate-related assets (or which provide technology or services to owners and operators of real estate and real estate-related assets), which are generally illiquid in nature.

Our investments in liquid real estate-related equity and debt securities provide us with current income and a source of liquidity for our share repurchase plan, cash management and other purposes. Our liquid real estate-related equity securities investments focus on non-controlling equity positions of public real estate-related companies, including preferred equity. Our investments in liquid real estate-related debt securities will focus on non-distressed public real estate-related debt securities, which may include commercial mortgage-backed securities (“CMBS”), residential mortgage-backed securities (“RMBS”), collateralized loan obligations (“CLOs”) and corporate bonds of publicly-traded REITs.

See “Investment Objectives and Strategies” for a more detailed discussion of all of the types of investments we may make.

Q:	Do you currently own any investments?

A:	Yes. See “Investment Portfolio” for a detailed discussion of our current investments.

Q:	What competitive strengths does the Adviser offer?

A:	We believe our long-term success in executing our investment strategy will be driven by Invesco Real Estate’s competitive strengths, which include:

•	Investment performance and client relationships form the foundation of Invesco Real Estate’s business. Invesco Real Estate has a 40-year track record managing capital for some of the largest institutional investors in the world. Invesco Real Estate’s sole business is investment management and serving as a fiduciary to its clients. Invesco Real Estate is passionate about its people and fostering a unified corporate culture that delivers results through creativity and honest collaboration.

•

Invesco Real Estate is a global business powered by local expertise and execution. Real estate is a local business and that is how Invesco Real Estate has structured itself. Invesco Real Estate manages $89.3 billion in real estate assets with 22 offices in 16 countries around the globe as of September 30, 2022. Invesco Real Estate’s investment professionals are immersed in their respective markets. This bottom-up approach, combined with a dedicated in-house research team, creates an informational advantage in the manner in which Invesco Real Estate acquires and manages properties.

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Our company represents the continuation of Invesco Real Estate’s investment track record. Invesco Real Estate made its first investment in 1983 and has been acquiring real estate similar to the real estate that we intend to acquire for the last 40 years. Although we have a limited prior operating history, our intended investment objectives of stable, current income, capital protection and long-term value appreciation are already in practice within Invesco Real Estate.

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Invesco Real Estate boasts a talented, experienced team executing across a stable platform. We intend to leverage the resources of Invesco Real Estate globally. Invesco Real Estate’s global senior management team comprises approximately 72 managing directors with an average tenure of 15 years at Invesco Real Estate and 27 years in the real estate industry. Invesco Real Estate’s U.S. acquisitions and asset management professionals bring an average experience of 7 years at Invesco Real Estate and 15 years in the real estate industry.

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Real time, proprietary data enhances Invesco Real Estate’s investment acumen and decision-making. In the United States alone, funds and accounts advised by Invesco Real Estate own approximately 765 properties comprising 168 million square feet, and each year Invesco Real Estate, on average over the previous ten years, buys and sells approximately $12.2 billion of real estate investments globally (excluding securities). Invesco Real Estate’s portfolio and significant transaction activity supplies a repository of data, which is carefully mined and analyzed for feedback into its investment process.

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Breadth of capabilities provides for investment agility and an all-in-one approach. We seek to create income and appreciation for our stockholders over the long-term and through the inevitable market cycles. Invesco Real Estate’s capabilities span the entire risk-return spectrum, including debt and equity investments. Furthermore, the resources necessary to execute our investment strategy are already in-house at Invesco Real Estate: direct investment; asset management; listed real assets; investment management; capital markets; and investment strategy and strategy analytics. Having all disciplines under one roof will help facilitate a cohesive strategy and streamlined execution.

For more information regarding the Adviser and Invesco Real Estate’s investment management business, see “Management—The Adviser and Invesco Real Estate” and “Investment Objectives and Strategies—Potential Competitive Strengths.”

Q:	Will you invest in funds managed by the Adviser or its affiliates?

A:

Our real estate-related securities investments currently include investments in real estate funds managed by the Adviser or affiliates that invest primarily in real estate-related debt with underlying properties located in the United States and may in the future include investments in real estate funds managed by the Adviser or its affiliates that invest primarily in stabilized, income-oriented commercial real estate located in the United States and real estate-related securities (collectively, the “Domestic Affiliated Funds”). In addition, we may selectively diversify our portfolio on a global basis through real estate-related securities in which the underlying properties are located outside the United States. We expect that any indirect investments in real estate-related securities in which the underlying properties are located outside the United States will primarily consist of investments in income-oriented real estate funds managed by the Adviser or its affiliates that invest primarily in (1) commercial real estate and real estate-related equity securities or (2) real estate-related debt with underlying properties located outside the United States, in each case across the globe and throughout the real estate capital structure (collectively, the “International Affiliated Funds,” and together with the Domestic Affiliated Funds, the “Affiliated Funds”). The value of our investments in Affiliated Funds are excluded from our NAV and the NAV of the Operating Partnership for purposes of calculating the management fee we pay to the Adviser. See “Compensation.”

Q:	How do you identify investment opportunities and make decisions on whether to acquire properties?

A:	The Invesco Real Estate personnel who perform investment management services for us identify and make investment decisions regarding potential investment opportunities.

The Invesco Real Estate platform is organized regionally so as to identify opportunities and transact at a local level. Invesco Real Estate’s sourcing effort is a combination of this bottom-up knowledge paired with macro views and analysis supplied and updated by its internal research and investment strategy groups.

In addition to its in-house capabilities, Invesco Real Estate has developed a network of relationships with real estate owners, financial institutions, operating partners, senior business executives and government officials. These relationships provide valuable market knowledge and form a critical component of Invesco Real Estate’s investment-sourcing network.

Once an investment opportunity is identified and under serious consideration, Invesco Real Estate has an established system for vetting and closing each transaction, primarily consisting of thorough due diligence and review and approval by Invesco Real Estate’s Investment Committee.

The Adviser is not required to seek the approval of our board of directors prior to making investments on our behalf so long as such investments are within investment guidelines approved by our board of directors.

For additional discussion, see “Investment Objectives and Strategies.”

Q:	What is a real estate investment trust, or REIT?

A:	We elected to be taxed as a REIT beginning with our taxable year ended December 31, 2020. In general, a REIT is a company that:

•	combines the capital of many investors to acquire or provide financing for real estate assets;

•	offers the benefits of a real estate portfolio under professional management;

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satisfies the various requirements of the Internal Revenue Code of 1986, as amended (the “Code”), including a requirement to distribute to stockholders at least 90% of its REIT taxable income (calculated without regard to the dividends paid deduction and excluding its net capital gain) each year; and

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is generally not subject to U.S. federal corporate income taxes on its net taxable income that it currently distributes to its stockholders, which substantially eliminates the “double taxation” (i.e., taxation at both the corporate and stockholder levels) that generally results from investments in a C corporation.

Q:	What is a non-exchange traded, perpetual-life REIT?

A:

A non-exchange traded REIT is a REIT whose shares are not listed for trading on a stock exchange or other securities market. We use the term “perpetual-life REIT” to describe an investment vehicle of indefinite duration, whose shares of common stock are intended to be sold by the REIT monthly on a continuous basis at a price generally equal to the REIT’s prior month’s NAV per share. In our perpetual-life structure, the investor may request that we repurchase their shares on a monthly basis, but we are not obligated to repurchase any shares and may choose to repurchase only some, or even none, of the shares that have been requested to be repurchased in any month in our discretion. While we may consider a liquidity event at any time in the future, we are not obligated by our charter or otherwise to effect a liquidity event at any time.

Q:	How are the interests of Invesco and the Adviser aligned with the interests of investors in this offering?

A:

In contrast with sponsors of most public, non-exchange-traded REITs that invest only a relatively small amount in shares of common stock of the REIT, Invesco’s affiliate, Invesco Realty, Inc., owns 1,366,852 shares of our common stock as of December 31, 2022. Of this total amount, Invesco Realty, Inc. may not submit the initial $40,000,000 in shares that it purchased for repurchase pursuant to our share repurchase plan until the third anniversary of their purchase, with the first tranche of shares becoming eligible for repurchase on September 30, 2023. Any such repurchase request may be accepted only after all requests from unaffiliated stockholders have been fulfilled. Invesco or its affiliate must continue to hold at least $200,000 in shares of our common stock for so long as Invesco or any affiliate thereof serves as our external adviser. In addition, the management fees that we pay the Adviser to source our investments and manage our operations are based on our NAV and the returns we generate for our stockholders in the form of distributions and appreciation in our NAV per share.

Q:	Will you use leverage?

A:

Yes, we use and expect to continue to use leverage. Our target leverage ratio after we have raised substantial offering proceeds and acquired a broad portfolio of real estate investments is approximately 50% to 60%. We calculate our “leverage ratio” by dividing (1) the sum of our consolidated property-level debt, entity-level debt, and debt-on-debt, net of cash and restricted cash, by (2) the asset value of our real estate investments, private real estate debt investments and equity in our real estate-related securities portfolio (in each case measured using the greater of fair market value and cost), including our net investment in unconsolidated investments. For purposes of determining the asset value of our real estate investments, we include the asset value of the DST Properties (defined below) due to the master lease structure, including our fair market value purchase option. The leverage ratio calculation does not include (i) indebtedness incurred in connection with funding a deposit in advance of the closing of an investment, (ii) indebtedness incurred as other working capital advances, (iii) indebtedness on our real estate-related securities investments, (iv) the pro rata share of debt within our unconsolidated investments and (v) the financing liability resulting from the DST Properties included in our NAV calculation. Based on this methodology, our leverage ratio was 34% as of December 31, 2022. There are other methods of calculating a leverage ratio that may differ from this methodology, such as the methodology used in determining our compliance with corporate borrowing covenants. There is no limit on the amount we may borrow with respect to any individual property or portfolio.

Our charter prohibits us from borrowing more than 300% of our net assets, which approximates borrowing 75% of the cost of our investments. We may exceed this limit if a majority of our independent directors approves each borrowing in excess of the limit and we disclose the justification for doing so to our stockholders.

Financing a portion of the purchase price of our assets will allow us to broaden our portfolio by increasing the funds available for investment. Financing a portion, which may be substantial, of the purchase price is not free from risk. Using debt requires us to pay interest and principal, referred to as “debt service,” all of which decrease the amount of cash available for distribution to our stockholders or other purposes. We may also be unable to refinance the debt at maturity on favorable or equivalent terms, if at all, exposing us to the potential risk of loss with respect to assets pledged as collateral for loans. Certain of our debt may be floating rate and the effective interest rates on such debt will increase when the relevant interest benchmark increases.

For a discussion of the risks associated with our use of leverage, see “Risk Factors—Risks Related to Debt Financing.”

Q:	Does your investment strategy overlap with the objectives or strategies of any of Invesco’s affiliates, and do any Invesco affiliates receive priority with respect to certain investments?

A:

We expect there to be sufficient investment opportunities for us within our investment guidelines because of the scale of the real estate market. There will, however, be overlap of real property and real estate-related securities investment opportunities with certain Other Invesco Accounts (defined below) that are actively investing and similar overlap with future Other Invesco Accounts. This overlap will from time to time create conflicts of interest, which the Adviser and its affiliates will seek to manage in a fair and equitable manner in their sole discretion in accordance with Invesco Real Estate’s prevailing procedures. These procedures provide for a rotation of opportunities among us and the eligible Other Invesco Accounts managed by Invesco Real Estate, subject to certain exceptions in Invesco Real Estate’s allocation policies and procedures with respect to (i) clearly defined and agreed-upon strategic or geographically focused assemblage strategies, (ii) a priority for value-add opportunities for Invesco Real Estate’s closed-end fund series and (iii) a priority for real estate-related debt origination opportunities for Invesco Real Estate’s discretionary debt funds.

As discussed above, with respect to Other Invesco Accounts managed by Invesco Real Estate with investment objectives or strategies that overlap with ours but that do not have priority over us, investment opportunities will be allocated on a rotational basis among us and one or more such Other Invesco Accounts in accordance with Invesco Real Estate’s prevailing procedures on a basis that the Adviser and its affiliates believe to be fair and equitable in their sole discretion, subject to the following general considerations: (1) any applicable investment objectives of ours and such Other Invesco Accounts (which, for us, includes our primary objective of providing current income in the form of regular, stable cash distributions to achieve an attractive distribution yield); (2) the sourcing and timing of the transaction; (3) the size and nature of the investment; (4) the relative amounts of capital available for investment by us and such Other Invesco Accounts; (5) the sector, geography/location, expected return profile, expected distribution rates, anticipated cash flows, expected stability or volatility of cash flows, leverage profile, risk profile, and other features of the applicable investment opportunity and its impact on portfolio concentration and diversification; (6) in the case of securities, avoiding allocation that could result in de minimis or odd-lot investments; (7) any structural and operational differences between us and such Other Invesco Accounts and any applicable investment limitations (including, without limitation, exposure limits, hedging limits and diversification considerations) of us and such Other Invesco Accounts, investment limitations, parameters or contractual provisions of ours and such Other Invesco Accounts; (8) the eligibility of us and such Other Invesco Accounts to make such investment under applicable laws; (9) any other applicable tax, accounting, legal, regulatory compliance or operational considerations deemed relevant by the Adviser and its affiliates (including, without limitation, maintaining our qualification as a REIT and our status as a non-investment company exempt from the Investment Company Act) (e.g., joint venture investments between us and an Other Invesco Account must be on the same terms and satisfy the restrictions of all participants, such as lowest leverage targeted by any participant); and (10) any other requirements contained in the corporate governance documents of us and such Other Invesco Accounts and any other considerations deemed relevant by the Adviser, Invesco and their affiliates in good faith. Our board of directors (including our independent directors) has the duty to ensure that the allocation methodology described above is applied fairly to us.

“Other Invesco Accounts” means collective investment funds, REITs, vehicles, separately managed accounts, products or other similar arrangements sponsored, advised, or managed by Invesco or one of its affiliates, including the Affiliated Funds, whether currently in existence or subsequently established (in each case, including any related successor funds, alternative vehicles, supplemental capital vehicles, seed funds, co-investment vehicles and other entities formed in connection with Invesco or its affiliates side-by-side or additional general partner investments with respect thereto).

Q:	Will you acquire properties in joint ventures, including joint ventures with affiliates?

A:

Yes. We have acquired properties through joint ventures, including joint ventures with affiliates of the Adviser, and may in the future acquire properties through additional joint ventures. Any joint venture with an affiliate of the Adviser must be approved by a majority of our directors (including a majority of our independent directors) as being fair and reasonable to us and on substantially the same, or more favorable, terms and conditions as those received by other affiliate joint venture partners. In certain cases, we may not control the management of joint ventures in which we invest, but we may have the right to approve major decisions of the joint venture. We will not participate in joint ventures in which we do not have or share control to the extent that we believe such participation would potentially threaten our status as a non-investment company exempt from the Investment Company Act. This may prevent us from receiving an allocation with respect to certain investment opportunities that are suitable for both us and one or more Other Invesco Accounts managed by Invesco Real Estate.

Q:	How is an investment in shares of your common stock different from exchange-traded REITs?

A:	An investment in shares of our common stock generally differs from an investment in shares of REITs that are listed for trading on a stock exchange in a number of ways, including:

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Shares of exchange-traded REITs are priced by the trading market, which is influenced generally by numerous factors, not all of which are related to the underlying value of the entity’s real estate assets and liabilities. We use the estimated value of our real estate assets and liabilities to determine our NAV and the price of shares in this offering rather than the trading market. NAV is not a measure used under generally accepted accounting principles in the U.S. (“GAAP”) and the valuations of and certain adjustments made to our assets and liabilities used in the determination of NAV will differ from GAAP. You should not consider NAV to be equivalent to stockholders’ equity or any other GAAP measure. See “Net Asset Value Calculation and Valuation Guidelines” for more information regarding the calculation of our NAV per share of each class of our common stock and how our real properties, debt and real estate-related securities will be valued.

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An investment in shares of our common stock has limited or no liquidity. While we expect to provide limited liquidity through our share repurchase plan, there are significant limitations on our share repurchase plan and our share repurchase plan may be modified or suspended at any time. In contrast, an investment in an exchange-traded REIT is a liquid investment, as shares of an exchange-traded REIT can be sold on an exchange at any time.

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Listed REITs are often self-managed, whereas our investment operations are managed by the Adviser, which is an affiliate of Invesco Real Estate. We have no employees and depend on the Adviser to conduct our operations. The Adviser will face conflicts of interest as a result of, among other things, the allocation of investment opportunities among us and Other Invesco Accounts, the allocation of time of its investment professionals and the substantial management fees that we will pay to the Adviser. See “Conflicts of Interests” for more information regarding the conflicts of interest arising out of our relationship with Invesco, the Adviser and its affiliates.

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Unlike the offering of a listed REIT, this offering has been registered in every state in which we are offering and selling shares. As a result, we include certain limits in our governing documents that are not typically provided for in the governing documents of a listed REIT. For example, our charter limits the fees we may pay to the Adviser and its affiliates, limits our ability to make certain investments, limits the aggregate amount we may borrow, requires our independent directors to approve certain actions and restricts our ability to indemnify our directors, the Adviser and its affiliates. A listed REIT does not typically provide for these restrictions within its charter. A listed REIT is, however, subject to the governance requirements of the exchange on which its stock is traded, including requirements relating to its board of directors, audit committee, independent director oversight of executive compensation and the director nomination process, code of conduct, stockholder meetings, related party transactions, stockholder approvals, and voting rights. Although we expect to follow many of these same governance guidelines, there is no requirement that we do so.

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Listed REITs may be reasonable alternatives to an investment in our common stock and may be less costly and less complex with fewer or different risks than an investment in our common stock. Transactions for listed securities often involve nominal or no commissions.

Q:	For whom may an investment in shares of your common stock be appropriate?

A:	An investment in shares of our common stock may be appropriate for you if you:

•	meet the investor suitability standards described above under “Suitability Standards;”

•	wish to utilize Invesco Real Estate’s institutional experience and platform;

•	seek to allocate a portion of your investment portfolio to a direct investment vehicle with an income-oriented portfolio of U.S. real estate and real estate-related securities;

•	seek to receive current income through regular distribution payments;

•	wish to obtain the potential benefit of long-term capital appreciation; and

•	are able to hold your shares as a long-term investment and do not need liquidity from your investment in the near future.

We cannot assure you that an investment in our shares will allow you to realize any of these objectives. An investment in our shares is only intended for investors who do not need the ability to sell their shares in the future since we are not obligated to repurchase any of our shares and may choose to repurchase only some, or even none, of the shares that have been requested to be repurchased in any month in our discretion, and the opportunity to have your shares repurchased under our share repurchase plan may not always be available. See “Share Repurchases—Repurchase Limitations.”

Q:	Why do you have a DST Program?

A:

In March 2023, we, through the Operating Partnership, commenced a program (the “DST Program”) to issue and sell up to a maximum aggregate offering amount of $3.0 billion of beneficial interests (“Interests”) in specific Delaware statutory trusts (the “DSTs”) holding real properties (the “DST Properties”). These Interests will be issued and sold to “accredited investors,” as that term is defined under Regulation D promulgated by the SEC under the Securities Act in private placements exempt from registration pursuant to Section 4(a)(2) of the Securities Act (the “DST Offerings”). Under the DST Program, each DST Property may be sourced from our real properties or from third parties, will be held in a separate DST, and will be leased back by a wholly-owned subsidiary of the Operating Partnership in accordance with a master lease agreement. Each master lease agreement will be guaranteed by the Operating Partnership, which will retain a fair market value purchase option (the “FMV Option”) giving it the right, but not the obligation, to acquire the Interests in the applicable DST from the investors any time after two years from the closing of the applicable DST Offering in exchange for units of the Operating Partnership (“OP Units”) or cash. After a one-year holding period, investors who acquire OP Units pursuant to the FMV Option generally have the right to cause the Operating Partnership to redeem all or a portion of their OP Units for, at our sole discretion, shares of our common stock, cash, or a combination of both.

We expect that the DST Program will give us the opportunity to expand and diversify our capital-raising strategies by offering what we believe to be an attractive investment product for investors that may be seeking replacement properties to complete like-kind exchange transactions under Section 1031 of the Code. Affiliates of the Adviser will receive fees in connection with the sale of the Interests and the management of the DSTs. We intend to use the net offering proceeds from the DST Program to make investments in accordance with our investment strategy and policies, reduce our borrowings, repay indebtedness, fund the repurchase of shares under our share repurchase plan and for other corporate purposes. We have not allocated specific amounts of the net proceeds from the DST Program for any specific purpose. For additional details on our DST Program, see “Investment Objectives and Strategies—DST Program,” “Compensation,” and “Summary of the Operating Partnership Agreement.”

In connection with the DST Program, Invesco Real Estate Exchange LLC (the “DST Sponsor”), an indirect wholly owned subsidiary of the Operating Partnership, has entered into a dealer manager agreement with our Dealer Manager. Pursuant to the DST dealer manager agreement, the Dealer Manager agreed to act as dealer manager with respect to the private placements in the DST Program.

All material management authority with respect to each DST will be exercised by Invesco DST Manager LLC (the “DST Manager”), an indirect subsidiary of the Adviser. The DST Manager has the power and authority to manage substantially all of the affairs and limited investment activities of the DSTs, the primary responsibility for performing administrative actions in connection with the DSTs, and the sole power to determine when it is appropriate to sell the DST Properties, all of such power and authority is limited to the extent such powers and authority are materially consistent with those conferred upon the trustee in Revenue Ruling 2004-86. The DST Manager will be managed by personnel associated with Invesco Real Estate.

Q:	How do you structure the ownership and operation of your assets?

A:

We own, and plan to continue to own, all or substantially all our assets through the Operating Partnership. We are the sole general partner of the Operating Partnership, and Invesco REIT Special Limited Partner L.L.C. (the “Special Limited Partner”), a wholly-owned indirect subsidiary of Invesco, owns a special limited partner interest in the Operating Partnership. The Adviser and the Special Limited Partner may elect to receive Class I or Class E units in the Operating Partnership in lieu of cash for its management fee and performance participation interest, respectively. See “Compensation.” The Adviser and the Special Limited Partner may require that the Operating Partnership redeem such units for cash unless our board of directors determines that any such repurchase for cash would be prohibited by applicable law or our charter, in which case such Operating Partnership units will be repurchased for shares of our common stock. The use of the Operating Partnership to hold all of our assets is referred to as an Umbrella Partnership Real Estate Investment Trust (“UPREIT”). Using an UPREIT structure may give us an advantage in acquiring properties from persons who want to defer recognizing a gain for U.S. federal income tax purposes. The following chart shows our current ownership structure and our relationship with Invesco, the Adviser, the Dealer Manager and the Special Limited Partner.

(1)

Certain wholly-owned subsidiaries of Invesco Ltd. and Invesco Advisers, Inc. have been omitted. We pay the Adviser various fees and expense reimbursements pursuant to the Advisory Agreement. See “Compensation.”

(2)	We pay the Dealer Manager selling commissions and other compensation pursuant to the Dealer Manager Agreement. See “Compensation.”
(3)	The Special Limited Partner holds a performance participation interest in the Operating Partnership that entitles it to receive certain allocations from the Operating Partnership. See “Compensation.”

Q:	Are there any risks involved in buying your shares of common stock?

A:

Investing in shares of our common stock involves a high degree of risk and is intended only for investors with a long-term investment horizon and who do not require immediate liquidity or guaranteed income. If we are unable to effectively manage the impact of the risks inherent in our business, we may not meet our investment objectives and, therefore, you should purchase our shares only if you can afford a complete loss of your investment. The principal risks relating to an investment in shares of our common stock include those summarized below.

•	There is no assurance we will achieve our investment objectives.

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We have held our current investments for a short period of time and you will not have the opportunity to evaluate our future investments before we make them, which makes investment in our common stock more speculative.

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Since there is no public trading market for shares of our common stock, repurchase of shares by us will likely be the only way to dispose of your shares. If you do sell your shares to us, you may receive less than the price you paid.

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Your ability to have your shares repurchased through our share repurchase plan is limited. We are not obligated to repurchase any shares and may choose to repurchase only some, or even none, of the shares that have been requested to be repurchased in any month. In addition, repurchases will be subject to available liquidity and other significant restrictions. Further, our board of directors may make exceptions to, modify or suspend our share repurchase plan. As a result, our shares should be considered as having only limited liquidity and at times may be illiquid.

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We cannot guarantee that we will make distributions, and if we do we may fund such distributions from sources other than cash flow from operations, including, without limitation, the sale of or repayments under our assets, borrowings, or offering proceeds, and we have no limits on the amounts we may pay from such sources.

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The purchase price and repurchase price for shares of our common stock are generally based on our prior month’s NAV (subject to material changes as described above) and are not based on any public trading market. While there will be quarterly independent appraisals of our properties, the appraisal of properties is inherently subjective, and our NAV may not accurately reflect the actual price at which our properties could be liquidated on any given day.

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We have no employees and are dependent on the Adviser to conduct our operations. The Adviser will face conflicts of interest as a result of, among other things, the allocation of investment opportunities among us and Other Invesco Accounts, the allocation of time of its investment professionals and the substantial fees that we will pay to the Adviser.

•	This is a “best efforts” offering. If we are not able to raise a substantial amount of capital on an ongoing basis, our ability to achieve our investment objectives could be adversely affected.

•	There are limits on the ownership and transferability of our shares. See “Description of Capital Stock—Restrictions on Ownership and Transfer.”

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Investing in commercial real estate assets involves certain risks, including but not limited to: tenants’ inability to pay rent; increases in interest rates and lack of availability of financing; tenant turnover and vacancies; and changes in supply of or demand for similar property types in a given market.

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Our operating results will be affected by global economic and market conditions generally and by the local economic conditions where our properties are located, including changes with respect to rising vacancy rates or decreasing market rental rates, fluctuations in the average occupancy, inability to lease space on favorable terms, bankruptcies, and changes in government rules, regulations and fiscal policies, such as property taxes, zoning laws, limitations on rental rates, and compliance costs with respect to environmental and other laws.

•	If we fail to maintain our qualification as a REIT and no relief provisions apply, our NAV and cash available for distribution to our stockholders could materially decrease.

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If we fail to operate our business in a manner that permits our exclusion from the definition of “Investment Company” under the Investment Company Act of 1940, we would become subject to substantial regulation with respect to our capital structure, management, operations, transactions with affiliated persons (as defined in the Investment Company Act), and portfolio composition, which could materially adversely affect our NAV and cash available for distribution to stockholders

For additional discussion, see “Risk Factors.”

Q:	What is the role of your board of directors?

A:

We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. We have seven directors, four of whom have been determined to be independent of us, the Adviser, Invesco and their affiliates. Our independent directors are responsible for reviewing the performance of the Adviser and approving the compensation paid to the Adviser and its affiliates. Our directors are elected annually by our stockholders. The names and biographical information of our directors are provided under “Management—Directors and Executive Officers.”

Q:	What are the differences among the Class T, Class S, Class D, Class I and Class E shares of common stock being offered?

A:

We are offering to the public five classes of shares of our common stock, Class T shares, Class S shares, Class D shares, Class I shares and Class E shares. We are not offering Class N shares in this offering. The differences among the share classes relate to upfront selling commissions, dealer manager fees and ongoing stockholder servicing fees, as well as asset management fees. No upfront selling commissions or dealer manager fees or stockholder servicing fees are paid with respect to Class I shares or Class E shares. Annual stockholder servicing fees are paid with respect to Class T shares, Class S shares and Class D shares. Eligibility to receive the stockholder servicing fee is conditioned upon a broker-dealer providing certain services with respect to Class T shares, Class S shares or Class D shares, including assistance with recordkeeping, answering investor inquiries, helping investors understand their investments and assistance with share repurchase requests. We pay the Adviser a monthly management fee equal to 1.0% per annum of NAV for our Class T shares, Class S shares, Class D shares and Class I shares (but not our Class E shares). See “Description of Capital Stock” and “Plan of Distribution” for further discussion of the differences among our Class T shares, Class S shares, Class D shares, Class I shares and Class E shares.

Assuming a constant net asset value per share of $25.00 and assuming applicable stockholder servicing fees are paid until the 8.75% of gross proceeds limit described in “Compensation—Stockholder Servicing Fee” is reached, we expect that a one-time investment in 1,000 shares of each class of our shares (representing an aggregate net asset value of $25,000 for each class) would be subject to the following upfront selling commissions, dealer manager fees and stockholder servicing fees:

	Upfront Selling Commissions	Dealer Manager Fees	Annual Stockholder Servicing Fees	Maximum Stockholder Servicing Fees Over Life of Investment (Length of Time)		Total (Length of Time)
Class T	$750	$125	$212.5	$1,389 (7 years	)	$2,264 (7 years	)
Class S	$875	$0	$212.5	$1,389 (7 years	)	$2,264 (7 years	)
Class D	$375	$0	$62.5	$1,845 (30 years	)	$2,220 (30 years	)
Class I	$0	$0	$0	$0		$0
Class E	$0	$0	$0	$0		$0

Class T shares and Class S shares are available through brokerage and transaction-based accounts. Class D shares are generally available for purchase in this offering only (1) through fee-based programs, also known as wrap accounts, that provide access to Class D shares, (2) through participating broker-dealers that have alternative fee arrangements with their clients to provide access to Class D shares, (3) through transaction/brokerage platforms at participating broker-dealers, (4) through certain registered investment advisers, (5) through bank trust departments or any other organization or person authorized to act in a fiduciary capacity for its clients or customers or (6) other categories of investors that we name in an amendment or supplement to this prospectus. Class I shares are generally available for purchase in this offering only (1) through fee-based programs, also known as wrap accounts, that provide access to Class I shares, (2) by endowments, foundations, pension funds and other institutional investors, (3) through participating broker-dealers that have alternative fee arrangements with their clients to provide access to Class I shares, (4) through certain registered investment advisers, (5) by our executive officers and directors and their immediate family members, as well as officers and employees of the Adviser, Invesco or other affiliates and their immediate family members, and joint venture partners, consultants and other service providers or (6) by other categories of investors that we name in an amendment or supplement to this prospectus. Class E shares are generally available for purchase in this offering (1) by our executive officers and directors and their immediate family members, (2) officers and employees of Invesco or its affiliates and (3) Other Invesco Accounts. Before making your investment decision, please consult with your investment adviser regarding your account type and the classes of common stock you may be eligible to purchase.

Certain participating broker-dealers may offer volume discounts, which would reduce upfront selling commissions and would therefore increase the length of time required for aggregate selling commissions, dealer manager fees and stockholder servicing fee to reach the limit of 8.75% of gross proceeds. In the case of Class T shares sold through certain participating broker-dealers, a lower limit than 8.75% of gross proceeds may be used, as set forth in any applicable agreement between the Dealer Manager and a participating broker-dealer. See “—What fees do you pay to the Adviser and its affiliates?” and “Plan of Distribution—Underwriting Compensation—Upfront Selling Commissions and Dealer Manager Fees.”

If you are eligible to purchase multiple classes of shares, you should consider, among other things, the amount of your investment, the length of time you intend to hold the shares and the upfront selling commissions, dealer manager fees and stockholder servicing fees attributable to the Class T, Class S and Class D shares. If you are eligible to purchase all five classes of shares, then you should consider that Class I shares and Class E shares have no upfront selling commissions, dealer manager fees or stockholder servicing fees, which will reduce the NAV or distributions of the other share classes, provided that most investors will not be eligible for Class E shares. However, Class I shares and Class E shares will not receive stockholder services, and there is a $1,000,000 minimum investment with respect to Class I shares. If you are eligible to purchase Class T, Class S and Class D shares but not Class I shares or Class E shares, you should consider that Class D shares have lower upfront selling commissions, no upfront dealer manager fees and lower annual stockholder servicing fees. Before making your investment decision, please consult with your investment adviser regarding your account type and the classes of common stock you may be eligible to purchase and all costs and expenses associated with your potential investment.

Q:	What is the per share purchase price?

A:

Each class of shares will be sold at the then-current transaction price, which will vary and will generally equal the prior month’s NAV per share for such class, plus applicable upfront selling commissions and dealer manager fees. We disclose the transaction price for each month when available on our website at www.inreit.com, via our toll-free telephone line at 833-834-4924 and in prospectus supplements filed with the SEC.

Although the offering price for shares of our common stock is generally based on the prior month’s NAV per share, the NAV per share of such stock as of the date on which your purchase is settled may be significantly different. We may offer shares at a transaction price that we believe reflects the NAV per share of such stock more appropriately than the prior month’s NAV per share, including by updating a previously disclosed transaction price, in cases where we believe there has been a material change (positive or negative) to our NAV per share since the end of the prior month. Each class of shares may have a different NAV per share because stockholder servicing fees differ among the share classes.

Q:	How is your NAV per share calculated?

A:

Our NAV is calculated monthly based on the net asset values of our investments (including securities investments), the addition of any other assets (such as cash on hand) and the deduction of any other liabilities. Capright Property Advisors, LLC (“Capright”) and Chatham Financial Corp. (“Chatham”), each a third-party valuation firm, have each been selected by the Adviser and approved by our board of directors, including a majority of our independent directors, to serve as our independent valuation advisors. Capright provides quarterly appraisals of our real properties and Chatham values each month our mortgages, mortgage participations and mezzanine loans and each quarter our property-level and entity-level debt.

Our NAV per share is calculated by an affiliate of State Street Bank and Trust Company (“State Street”), a third-party firm that provides us with certain administrative and accounting services, and such calculation is reviewed and confirmed by the Adviser. If an event becomes known to the Adviser (including through communication with our independent valuation advisors) that, in the opinion of the Adviser, is likely to have any material impact on previously provided estimated values of the affected properties, property-level debt or entity-level debt, the Adviser will notify the applicable independent valuation advisor. If in the opinion of the applicable independent valuation advisor, such event is likely to have an impact on a previously provided valuation, the applicable independent valuation advisor will recommend valuation adjustments that will be incorporated into our monthly NAV calculation. Once the independent valuation advisors have communicated the adjusted value estimate to the Adviser, the Adviser will cause such adjusted value to be included in our monthly NAV calculation. The Adviser is ultimately responsible for the determination of our NAV.

NAV is not a measure used under GAAP and the valuations of and certain adjustments made to our assets and liabilities used in the determination of NAV will differ from GAAP. You should not consider NAV to be equivalent to stockholders’ equity or any other GAAP measure. See “Net Asset Value Calculation and Valuation Guidelines” for more information regarding the calculation of our NAV per share of each class and how our real properties, debt and real estate-related securities will be valued.

Q:	Is there any minimum investment required?

A:

The minimum initial investment in Class T, Class S, Class D or Class E shares of our common stock is $2,500, and the minimum subsequent investment in such shares is $500 per transaction. The minimum initial investment in Class I shares of our common stock is $1,000,000, and the minimum subsequent investment in such shares is $500 per transaction, unless such minimums are waived by the Dealer Manager. The minimum subsequent investment amount does not apply to purchases made under our distribution reinvestment plan. In addition, we may elect to accept smaller investments in our discretion.

Q:	What is a “best efforts” offering?

A:

This offering of shares of our common stock is being conducted on a “best efforts” basis. A “best efforts” offering means that the Dealer Manager and the participating broker-dealers are only required to use their best efforts to sell shares of our common stock. When shares are offered to the public on a “best efforts” basis, no underwriter, broker-dealer or other person has a firm commitment or obligation to purchase any of the shares. Therefore, we cannot guarantee that any minimum number of shares will be sold.

Q:	What is the expected term of this offering?

A:

We have registered $2,400,000,000 in shares of our common stock, in any combination of Class T shares, Class S shares, Class D shares, Class I shares and Class E shares to be sold in our primary offering and up to $600,000,000 in shares to be sold pursuant to our distribution reinvestment plan. It is our intent, however, to conduct a continuous offering for an indefinite period of time, by filing for additional offerings of our shares, subject to regulatory approval and continued compliance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and applicable state laws.

We will endeavor to take all reasonable actions to avoid interruptions in the continuous offering of our shares of common stock. There can be no assurance, however, that we will not need to suspend our continuous offering while the SEC and, where required, state securities regulators, review such filings for additional offerings of our stock until such filings are declared effective, if at all. Our board of directors may elect to terminate this offering at any time.

Q:	When may I make purchases of shares of your common stock?

A:

Subscriptions to purchase shares of our common stock may be made on an ongoing basis, provided that investors may only purchase shares pursuant to accepted subscription orders as of the first calendar day of each month’. To be accepted, a subscription request must be made with a completed and executed subscription agreement in good order, including satisfying any additional requirements imposed by the subscriber’s broker-dealer, and payment of the full purchase price of our shares being subscribed for, at least five business days prior to the first calendar day of the immediately following month (unless waived by the Dealer Manager). See “How to Subscribe” for more details.

For example, if you wish to subscribe for shares of our common stock in January, your subscription request must be received in good order at least five business days before February 1st. Generally, the offering price for such a hypothetical purchase would equal the NAV per share of the applicable class as of the last calendar day of December, plus applicable upfront selling commissions and dealer manager fees. If accepted, your subscription would be effective on February 1st. See “How to Subscribe.”

Q:	When will the transaction price be available?

A:

Generally, within 15 calendar days after the last calendar day of each month, we will determine our NAV per share for each class as of the last calendar day of such month, which will generally be the transaction price for the then-current month for such share class. However, in certain circumstances, the transaction price will not be made available until a later time. We will disclose the transaction price for each month when available on our website at www.inreit.com, via our toll-free telephone line at 833-834-4924 and in prospectus supplements filed with the SEC.

Generally, you will not be provided with direct notice of the transaction price when it becomes available. Therefore, if you wish to know the transaction price prior to your subscription being accepted you must check our website, call our toll-free telephone line or check our filings with the SEC prior to the time your subscription is accepted. However, if the transaction price is not made available on or before the eighth business day before the first calendar day of the next month (which is six business days before the earliest date we may accept subscriptions), or a previously disclosed transaction price for that month is changed, then we will provide notice of such transaction price (and the first day on which we may accept subscriptions) directly to subscribing investors when such transaction price is made available. In such cases, you will have at least three business days from delivery of such notice before your subscription is accepted. See “How to Subscribe.”

Q:	When will my subscription be accepted?

A:

Completed subscription requests will not be accepted by us before the later of (1) two business days before the first calendar day of each month and (2) three business days after we make the transaction price (including any subsequent revised transaction price) publicly available by posting it on our website at

www.inreit.com and our toll-free telephone line at 833-834-4924 and filing a prospectus supplement with the SEC (or in certain cases after we have delivered notice of such price directly to you as discussed above). As a result, you will have a minimum of three business days after the transaction price for that month has been disclosed to withdraw your request before you are committed to purchase the shares. See “How to Subscribe.”

Q:	May I withdraw my subscription request once I have made it?

A:

Yes. Subscribers are not committed to purchase shares at the time their subscription orders are submitted and any subscription may be canceled at any time before the time it has been accepted. You may withdraw your purchase request by notifying the transfer agent, through your financial intermediary or directly via our toll-free, automated telephone line, 833-834-4924.

Q:	Will I receive distributions and how often?

A:

We have declared, and intend to continue to declare, monthly distributions as authorized by our board of directors (or a committee of the board of directors) and have paid, and intend to continue to pay such distributions to stockholders of record on a monthly basis. We commenced paying distributions in December 2020 and have paid distributions each subsequent month. Any distributions we make are at the discretion of our board of directors, considering factors such as our earnings, cash flow, capital needs and general financial condition and the requirements of Maryland law. As a result, our distribution rates and payment frequency may vary from time to time. You will not be entitled to receive a distribution if your shares are repurchased prior to the applicable time of the record date.

Our board of directors’ discretion as to the payment of distributions will be directed, in substantial part, by its determination to cause us to comply with the REIT requirements. To qualify as a REIT, we generally are required to pay aggregate annual dividends to our stockholders equal to at least 90% of our REIT taxable income determined without regard to the dividends-paid deduction and excluding net capital gains. See “Description of Capital Stock—Distribution Policy” and “U.S. Federal Income Tax Considerations.”

The per share amount of distributions on Class T, Class S, Class D, Class I and Class E shares generally differ because of different class-specific stockholder servicing fees that are deducted from the gross distributions for each share class. Specifically, distributions on Class T and Class S shares will be lower than Class D shares, and Class D shares will be lower than Class I shares and Class E shares, because we are required to pay higher ongoing stockholder servicing fees with respect to the Class T and Class S shares (compared to Class D shares, Class I shares and Class E shares) and we are required to pay higher ongoing stockholder servicing fees with respect to Class D shares (compared to Class I shares and Class E shares).

There is no assurance we will pay distributions in any particular amount, if at all. We may fund any distributions from sources other than cash flow from operations, including, without limitation, the sale of or repayment under our assets, borrowings, or offering proceeds (including from sales of our common stock or Operating Partnership units), and we have no limits on the amounts we may pay from such sources. The extent to which we pay distributions from sources other than cash flow from operations will depend on various factors, including the level of participation in our distribution reinvestment plan, the extent to which the Adviser elects to receive its management fee in shares of our common stock or units of the Operating Partnership and the Special Limited Partner elects to receive distributions on its performance participation interest in units of the Operating Partnership, and how quickly we invest the proceeds from this and any future offering and the performance of our investments, including our real estate-related securities portfolio. Funding distributions from the sales of or repayment under assets, borrowings, or proceeds of this offering will result in us having less funds available to acquire investments. As a result, the return you realize on your investment may be reduced. Doing so may also negatively impact our ability to generate cash flows. Likewise, funding distributions from the sale of additional securities will dilute your interest in us on a percentage basis and may impact the value of your investment especially if we sell these securities at prices less than the price you paid for your shares. See “Description of Capital Stock—Distribution Policy.”

Q:	Will the distributions I receive be taxable as ordinary income?

A:

The federal income tax treatment of distributions that you receive, including cash distributions that are reinvested pursuant to our distribution reinvestment plan, depends upon (i) the extent to which they are paid from our current or accumulated earnings and profits and, accordingly, treated as dividends, and (ii) whether any portion of such distribution is designated as “qualified dividend income” or capital gain dividends, both of which are taxable at capital gains rates that do not exceed 20% (excluding the 3.8% Medicare tax) for non-corporate stockholders.

Dividends received from REITs generally are not eligible to be taxed at the capital gains rates applicable to individuals for “qualified dividend income” from C corporations (i.e., corporations generally subject to U.S. federal corporate income tax). However, under the income tax legislation commonly referred to as the “Tax Cuts and Jobs Act”, commencing with taxable years beginning on or after January 1, 2018 and continuing through 2025, non-corporate U.S. taxpayers may be entitled to claim a deduction in determining their taxable income of up to 20% of “qualified REIT dividends” (dividends other than capital gain dividends and qualified dividend income) received by them, which temporarily reduces the effective tax rate on such dividends.

We may designate a portion of a distribution as a capital gain dividend taxable at capital gain rates to the extent we recognize net capital gains from sales of assets or, in certain circumstances, as qualified dividend income. A portion of your distributions may be considered a return of capital for U.S. federal income tax purposes to the extent the distributions are not treated as paid from our current or accumulated earnings and profits. Amounts considered a return of capital generally will not be subject to tax but will instead reduce the tax basis of your investment. This, in effect, defers a portion of your tax until your shares are repurchased, you sell your shares or we are liquidated, at which time you generally will be taxed at capital gains rates. Because each investor’s tax position is different, you should consult with your tax advisor. In particular, non-U.S. investors should consult their tax advisors regarding potential withholding taxes on distributions that you receive. See “U.S. Federal Income Tax Considerations.”

Q:	May I reinvest my cash distributions in additional shares?

A:

Yes. We have adopted a distribution reinvestment plan whereby stockholders will have their cash distributions automatically reinvested in additional shares of our common stock unless they elect to receive their distributions in cash, provided, that clients of certain participating broker-dealers that do not permit automatic enrollment in our distribution reinvestment plan and stockholders which are residents of certain states that do not permit automatic enrollment in our distribution reinvestment plan will automatically receive their distributions in cash unless they elect to participate in our distribution reinvestment plan.

If you participate in our distribution reinvestment plan, the cash distributions attributable to the class of shares that you own will be automatically invested in additional shares of the same class. The purchase price for shares purchased under our distribution reinvestment plan will be equal to the transaction price for such shares on the date that the distribution is payable. Stockholders will not pay upfront selling commissions when purchasing shares under our distribution reinvestment plan; however, all outstanding Class T, Class S and Class D shares, including those purchased under our distribution reinvestment plan, will be subject to an ongoing stockholder servicing fee. Participants may terminate their participation in the distribution reinvestment plan with ten business days’ prior written notice to us. See “Description of Capital Stock—Distribution Reinvestment Plan” for more information regarding the reinvestment of distributions you may receive from us. For the complete terms of the distribution reinvestment plan, see Appendix A to this prospectus.

You will be treated for federal income tax purposes as if you received a distribution (taxable as described in the Q&A immediately above) in an amount equal to the value of the additional shares of our common stock that you receive, so that you may have a tax liability that you will have to fund from other sources.

Q:	Can I request that my shares be repurchased?

A:

Yes. We have adopted a share repurchase plan whereby our stockholders may request, on a monthly basis, that we repurchase all or any portion of their shares of any class, subject to the terms and conditions of the share repurchase plan. We will not be obligated to repurchase any shares pursuant to the share repurchase plan and may choose to repurchase only some, or even none, of the shares that have been requested to be repurchased in any month in our discretion. In addition, our ability to fulfill repurchase requests will be subject to a number of limitations. As a result, share repurchases may not be available each month. Under our share repurchase plan, to the extent we choose to repurchase shares in any month, we will only repurchase shares as of the opening of the last calendar day of that month (each such date, a “Repurchase Date”). Repurchases will be made at the transaction price in effect on the Repurchase Date, except that shares that have not been outstanding for at least one year will be repurchased at 95% of the transaction price (an “Early Repurchase Deduction”). The one-year holding period is measured as of the subscription closing date immediately following the prospective repurchase date. The Early Repurchase Deduction may only be waived in the case of repurchase requests arising from the death, qualified disability or divorce of the holder and as set forth below. To have your shares repurchased, your repurchase request and required documentation must be received in good order by 4:00 p.m. (Eastern time) on the second to last business day of the applicable month. Settlements of share repurchases will generally be made within three business days of the Repurchase Date. The Early Repurchase Deduction will not apply to shares acquired through our distribution reinvestment plan. An investor may withdraw its repurchase request by notifying the transfer agent before 4:00 p.m. (Eastern time) on the last business day of the applicable month.

The aggregate amount of share repurchases is limited to no more than 2% of our aggregate NAV per month (measured using the aggregate NAV as of the end of the immediately preceding month) and no more than 5% of our aggregate NAV per calendar quarter (measured using the average aggregate NAV as of the end of the immediately preceding three months). In the event that we determine to repurchase some but not all of the shares submitted for repurchase during any month, shares repurchased at the end of the month will be repurchased on a pro rata basis. All unsatisfied repurchase requests must be resubmitted after the start of the next month or quarter, or upon the recommencement of the share repurchase plan, as applicable.

Our board of directors has designated the following persons as “Key Persons” under our share repurchase plan: Scott Dennis, Beth Zayicek, Lee Phegley, Bert Crouch, Chase Bolding and Greg Kraus and any individual that replaces such persons. Our share repurchase plan provides that if four or more such Key Persons are no longer actively involved in the business and activities of our sponsor, or are otherwise unable or unwilling to exercise the authority and discharge those day-to-day management responsibilities with respect to our sponsor as are currently exercised and discharged by such Key Person(s) (such inactivity, inability or unwillingness, “Inactivity”), and none of our sponsor, Invesco Real Estate or us has appointed one or more replacements who will fulfill substantially all of the duties of one of such Key Persons within 90 days from the date such Inactivity began (meaning, for the sake of clarity, that one Key Person’s responsibilities may remain unfilled for longer than 90 days) (a “Key Person Triggering Event”), then the Early Repurchase Deduction will be waived with respect to shares that have been purchased in the 12 months preceding the expiration of five business days after the public disclosure of the occurrence of such Key Person Triggering Event until the completion of six full calendar months from the time the Key Person Triggering Event is publicly disclosed. The waiver of the Early Repurchase Deduction set forth in this paragraph will not apply to shares acquired through our distribution reinvestment plan.

We expect the vast majority of our assets to consist of properties that cannot generally be readily liquidated without impacting our ability to realize full value upon their disposition. Therefore, we may not always have sufficient liquid resources to satisfy repurchase requests. In order to provide liquidity for share repurchases, we intend to, subject to any limitations and requirements relating to our intention to qualify as a REIT, generally maintain under normal circumstances an allocation to securities, cash, cash equivalents and other short-term investments of up to 20% of our assets. We may fund repurchase requests from sources other than cash flow from operations, including, without limitation, the sale of or repayment under our assets, borrowings, or offering proceeds (including from sales of shares of our common stock or Operating Partnership units), and we have no limits on the amounts we may pay from such sources. Should repurchase requests, in our judgment, place an undue burden on our liquidity, adversely affect our operations or risk having an adverse impact on our company as a whole, or should we otherwise determine that investing our liquid assets in real properties or other illiquid investments rather than repurchasing our shares is in the best interests of our company as a whole, then we may choose to repurchase fewer shares than have been requested to be repurchased, or none at all. Further, our board of directors may make exceptions to modify or suspend our share repurchase plan if it deems such action to be in our best interest and the best interest of our stockholders. If the transaction price for the applicable month is not made available by the tenth business day prior to the last business day of the month (or is changed after such date), then no repurchase requests will be accepted for such month and stockholders who wish to have their shares repurchased the following month must resubmit their repurchase requests.

For additional discussion of our share repurchase plan, see “Share Repurchases.”

Q:	Will I be notified of how my investment is doing?

A:	Yes. We will provide or make available to you periodic updates on the performance of your investment with us, including:

•	three quarterly financial reports and investor statements;

•	an annual report;

•	in the case of U.S. stockholders, an annual Internal Revenue Service (“IRS”) Form 1099-DIV or IRS Form 1099-B, if required, and, in the case of non-U.S. stockholders, an annual IRS Form 1042-S;

•	confirmation statements (after transactions affecting your balance, except reinvestment of distributions in us and certain transactions through minimum account investment or withdrawal programs); and

•

a quarterly statement providing material information regarding your participation in the distribution reinvestment plan and an annual statement providing tax information with respect to income earned on shares under the distribution reinvestment plan for the calendar year.

Depending on legal requirements, we may post this information on our website, www.inreit.com, or provide this information to you via U.S. mail or other courier, electronic delivery, or some combination of the foregoing. Reports that we file with the SEC will also be available on the SEC’s website at www.sec.gov.

Our monthly NAV per share for each class will be posted on our website and made available via our toll-free telephone number promptly after it has become available.

Q:	What fees and expense reimbursements do you pay to the Adviser and its affiliates?

A:

We pay the Adviser, the Special Limited Partner, the Dealer Manager and their affiliates the fees and expense reimbursements described below in connection with performing services for us. We do not intend to pay the Adviser or its affiliates any separate fees for property acquisitions, dispositions, financings (except interest and other payments to the lender in cases where the lender is an affiliate of the Adviser) or development, although our charter permits us to do so, subject to certain limitations. We do, however, reimburse the Adviser and its affiliates for out-of-pocket and other expenses related to the foregoing activities to the extent such expenses are paid by the Adviser and its affiliates.

Type of Compensation and Recipient	Determination of Amount	Estimated Amount
Organization and Offering Activities

Upfront Selling Commissions and Dealer Manager Fees—The Dealer Manager	The Dealer Manager is entitled to receive upfront selling commissions of up to 3.0%, and upfront dealer manager fees of 0.5%, of the transaction price of each Class T share sold in the primary offering, however such amounts may vary at certain participating broker-dealers provided that the sum will not exceed 3.5% of the transaction price. The Dealer Manager is entitled to receive upfront selling commissions of up to 3.5% of the transaction price of each Class S share sold in the primary offering. The Dealer Manager may be entitled to receive upfront selling commissions of up to 1.5% of the transaction price of each Class D share sold in the primary offering. The Dealer Manager anticipates that all or a portion of the upfront selling commissions and dealer manager fees will be retained by, or reallowed (paid) to, participating broker-dealers.	The actual amount will depend on the number of Class T, Class S and Class D shares sold. Aggregate upfront selling commissions will equal approximately $37.2 million if we sell the maximum amount in our primary offering, and aggregate dealer manager fees will equal approximately $2.3 million if we sell the maximum amount in our primary offering, assuming payment of the full upfront selling commissions and dealer manager fees (with a split for Class T shares of 3.0% and 0.5%, respectively), that 20%, 20% and 20% of our offering proceeds are from the sale of each of Class T, Class S and Class D shares, respectively.

No upfront selling commissions or dealer manager fees are paid with respect to purchases of Class I shares or Class E shares or shares of any class sold pursuant to our distribution reinvestment plan.

Stockholder Servicing Fees—The Dealer Manager

Subject to FINRA limitations on underwriting compensation, we pay the Dealer Manager selling commissions over time as stockholder servicing fees for ongoing services rendered to stockholders by participating broker- dealers or broker-dealers servicing investors’ accounts, referred to as servicing broker-dealers:

•  with respect to our outstanding Class T shares equal to 0.85% per annum of the aggregate NAV of our outstanding

Actual amounts depend upon the per share NAV of our Class T shares, Class S shares and Class D shares, the number of Class T shares, Class S shares and Class D shares purchased and when such shares are purchased. For Class T shares, the stockholder servicing fees will equal approximately $3.9 million per annum if we sell the maximum amount. For Class S shares, the stockholder servicing fees will equal approximately $3.9 million per annum if we sell the maximum amount. For Class D shares, the stockholder servicing

Type of Compensation and Recipient	Determination of Amount	Estimated Amount

Class T shares, consisting of a representative stockholder servicing fee of 0.65% per annum, and a dealer stockholder servicing fee of 0.20% per annum of the aggregate NAV of our outstanding Class T shares, however, with respect to Class T shares sold through certain participating broker-dealers, the representative stockholder servicing fee and the dealer stockholder servicing fee may be other amounts, provided that the sum of such fees will always equal 0.85% per annum of the NAV of such shares;

•  with respect to our outstanding Class S shares equal to 0.85% per annum of the aggregate NAV of our outstanding Class S shares; and

fees will equal approximately $1.2 million per annum if we sell the maximum amount. In each case, we are assuming that, in our primary offering, 20%, 20% and 20% of our offering proceeds are from the sale of each of Class T, Class S and Class D shares, respectively, that the NAV per share of our Class T, Class S and Class D shares remains constant at $25.00 and none of our stockholders participate in our distribution reinvestment plan.

•  with respect to our outstanding Class D shares equal to 0.25% per annum of the aggregate NAV of our outstanding Class D shares.

We do not pay a stockholder servicing fee with respect to our outstanding Class I shares or Class E shares.

The stockholder servicing fees are paid monthly in arrears. The Dealer Manager reallows (pays) all or a portion of the stockholder servicing fees to participating broker-dealers and servicing broker-dealers for ongoing stockholder services performed by such broker-dealers and will waive stockholder servicing fees to the extent a broker-dealer is not eligible to receive it for failure to provide such services. Because the stockholder servicing fees are calculated based on our NAV for our Class T, Class S and Class D shares, they will reduce the NAV or, alternatively,

Type of Compensation and Recipient	Determination of Amount	Estimated Amount

the distributions payable, with respect to the shares of each such class, including shares issued under our distribution reinvestment plan.

We will cease paying the stockholder servicing fee with respect to any Class T share, Class S share or Class D share held in a stockholder’s account at the end of the month in which the Dealer Manager in conjunction with the transfer agent determines that total upfront selling commissions, dealer manager fees and stockholder servicing fees paid with respect to the shares held by such stockholder within such account would exceed, in the aggregate, 8.75% (or, in the case of Class T shares sold through certain participating broker-dealers, a lower limit as set forth in the applicable agreement between the Dealer Manager and a participating broker-dealer at the time such Class T shares were issued) of the gross proceeds from the sale of such shares (including the gross proceeds of any shares issued under our distribution reinvestment plan upon the reinvestment of distributions paid with respect thereto or with respect to any shares issued under our distribution reinvestment plan directly or indirectly attributable to such shares) (collectively, the “Fee Limit”). At the end of such month, each such Class T share, Class S share or Class D share will convert into a number of Class I shares (including any fractional shares), with an equivalent aggregate NAV as such share (the “Share Conversion”). Although we cannot predict the length of time over which the stockholder servicing fee will be paid due to potential changes in the NAV of our shares, this fee would be paid with respect to a Class T share (in the case of a limit of 8.75% of gross proceeds) or Class S share over approximately seven years from the date of purchase and with respect to a Class D share over approximately 30 years from the date of

Type of Compensation and Recipient	Determination of Amount	Estimated Amount

purchase, assuming payment of the full upfront selling commissions and dealer manager fees, opting out of the distribution reinvestment plan and a constant NAV of $25.00 per share.

In addition, we will cease paying the stockholder servicing fee on the Class T shares, Class S shares and Class D shares on the earlier to occur of the following: (1) a listing of Class I shares, (2) our merger or consolidation with or into another entity or the sale or other disposition of all or substantially all of our assets, in each case in a transaction in which our stockholders receive cash or securities listed on a national securities exchange, or (3) the date following the completion of the primary portion of this offering on which, in the aggregate, underwriting compensation from all sources in connection with this offering, including upfront selling commissions and dealer manager fees, the stockholder servicing fee and other underwriting compensation, is equal to 10% of the gross proceeds from our primary offering.

For a description of the services required from the participating broker-dealer or servicing broker-dealer, see the “Plan of Distribution—Underwriting Compensation—Stockholder Servicing Fees—Class T, Class S and Class D Shares.”

Organization and Offering Expense Reimbursement—The Adviser (1)	The Adviser advanced all of our organization and offering expenses on our behalf (including legal, accounting, printing, mailing, subscription processing and filing fees and expenses, due diligence expenses of participating broker-dealers supported by detailed and itemized invoices, costs in connection with preparing sales materials, design and website expenses, fees and expenses of our transfer agent, fees to attend retail seminars sponsored by participating broker-dealers and reimbursements for	We estimate our organization and offering expenses in connection with this offering to be approximately $20.23 million if we sell the maximum offering amount.

Type of Compensation and Recipient	Determination of Amount	Estimated Amount
customary travel, lodging, and meals, but excluding upfront selling commissions and dealer manager fees and stockholder servicing fees) through December 31, 2022. We will reimburse the Adviser for all of the foregoing advanced expenses ratably over the 60 months following the earlier of (1) the date that our aggregate NAV is at least $1.0 billion and (2) December 31, 2023. As of December 31, 2022, the Adviser had incurred organization and offering expenses of $2.4 million on our behalf in connection with our private offerings, and organization and offering expenses of $4.4 million on our behalf in connection with this public offering. Beginning January 1, 2023, we reimburse the Adviser for any organization and offering expenses that it incurs on our behalf as and when incurred. After the termination of the primary offering and again after termination of the offering under our distribution reinvestment plan, the Adviser has agreed to reimburse us to the extent that the organization and offering expenses that we incur exceed 15% of our gross proceeds from the applicable offering.

Investment Activities

Acquisition Expense Reimbursement—The Adviser	We do not intend to pay the Adviser any acquisition, financing or other similar fees in connection with making investments.	Actual amounts are dependent upon actual expenses incurred and, therefore, cannot be determined at this time.

We do, however, reimburse the Adviser for out-of-pocket expenses incurred in connection with the selection and acquisition of properties and real estate-related securities, whether or not such investments are acquired, and make payments to third parties or certain of the Adviser’s affiliates in connection with making investments as described in “—Operational Activities—Fees from Other Services” below.

Type of Compensation and Recipient	Determination of Amount	Estimated Amount

Operational Activities

Management Fee—The Adviser

We pay the Adviser a management fee equal to 1.0% of NAV for our Class T shares, Class S shares, Class D shares and Class I shares, per annum payable monthly, plus commencing January 16, 2030, 1.0% of NAV of shares of Class N common stock, per annum payable monthly, plus 1.0% per annum payable monthly of the total consideration received by the Company or its affiliate for selling Interests to third-party investors, net of up-front fees and expense reimbursements payable out of gross sale proceeds from the sale of such Interests and net of any proceeds from any loans secured directly or indirectly by the DST Properties, and subject to the FMV Option with respect to each DST Property. We will not pay the Adviser a management fee with respect to Class E shares.

Additionally, to the extent that the Operating Partnership issues Operating Partnership units to parties other than us or the Adviser, the Operating Partnership will pay the Adviser a monthly management fee equal to 1.0% of the NAV of the Operating Partnership attributable to Class T, Class S, Class D and Class I units of the Operating Partnership not held by us or the Adviser per annum. The Operating Partnership will not pay the Adviser a management fee with respect to any Class E units of the Operating Partnership. Commencing January 16, 2030, the ten-year anniversary of the commencement of our private offering of Class N shares, the Operating Partnership will pay the Adviser a management fee equal to 1.0% of the NAV of the Operating Partnership attributable to Class N units of the Operating Partnership not held by us or the Adviser per annum. We refer to these fees payable by our company and by the Operating Partnership collectively as the “management fee.”

Actual amounts of the management fee depend upon our aggregate NAV. The management fee attributed to shares sold in this offering will equal approximately $18.8 million per annum if we sell the maximum amount, in each case, in our primary offering in the assumed percentages per share class set forth above, assuming that the NAV per share of each class of our common stock remains $25.00 and before giving effect to any shares issued under our distribution reinvestment plan.

Type of Compensation and Recipient	Determination of Amount	Estimated Amount

Notwithstanding the foregoing, the value of our investments in Affiliated Funds will be excluded from our NAV and the NAV of the Operating Partnership for purposes of calculating the management fee.

The management fee may be paid, at the Adviser’s election, in cash, shares of our Class I or Class E common stock, or Class I or Class E units of the Operating Partnership.

To the extent that the Adviser elects to receive any portion of its management fee in shares of our common stock or units of the Operating Partnership, we may repurchase such shares or units of the Operating Partnership from the Adviser at a later date, at a price per share or unit, as applicable, equal to the NAV per share as of the date of repurchase. Shares of our common stock and units of the Operating Partnership obtained by the Adviser in lieu of cash payment of the management fee will not be subject to the repurchase limits of our share repurchase plan or any Early Repurchase Deduction. The Operating Partnership will repurchase any such Operating Partnership units for cash unless our board of directors determines that any such repurchase for cash would be prohibited by applicable law or our charter, in which case such Operating Partnership units will be repurchased for shares of our common stock with an equivalent aggregate NAV. The Adviser will have the option of exchanging any Class I or Class E shares of our common stock it obtains in lieu of cash payment of the management fee for an equivalent aggregate NAV amount of Class, I, Class T, Class S, Class D Class N or Class E shares of our common stock.

Performance Participation Allocation— The Special Limited Partner	So long as the Advisory Agreement has not been terminated (including by means of non-renewal), the Special Limited Partner holds a performance participation interest in the Operating Partnership that entitles it to receive allocations from the	Actual amounts of the performance participation depend upon the Operating Partnership’s actual annual total return and, therefore, cannot be calculated at this time.

Type of Compensation and Recipient	Determination of Amount	Estimated Amount

Operating Partnership (in the form of cash or Class I or Class E Operating Partnership units, at the election of the Special Limited Partner) equal to (1) with respect to Class T, Class S, Class D and Class I Operating Partnership units, 12.5% of the Total Return, subject to a 6.0% Hurdle Amount and a High Water Mark, with a Catch-Up (each term as defined herein), and (2) with respect to Class N Operating Partnership units, 10.0% of the Class N Total Return, subject to a 7.0% Class N Hurdle Amount and a Class N High Water Mark, with a Catch-Up (each term as defined herein). Such allocations will be made annually and began to accrue monthly commencing with March 2021, the sixth full calendar month following the first closing of our private offering of Class N shares in September 2020.

For a detailed explanation of how the foregoing performance participation allocations are calculated, see “Summary of The Operating Partnership Agreement—Special Limited Partner Interest.”

Operating Expense Reimbursement—The Adviser	In addition to the organization and offering expense and acquisition expense reimbursements described above, we will reimburse the Adviser for out-of-pocket costs and expenses it incurs in connection with the services it provides to us, including, but not limited to, (1) the actual cost of goods and services used by us and obtained from third parties, including fees paid to administrators, consultants, attorneys, technology providers and other service providers, and brokerage fees paid in connection with the purchase and sale of investments and securities, and (2) expenses of managing and operating our properties, whether payable to an affiliate or a non-affiliated person. The Adviser advanced all of our operating expenses on our behalf through December 31, 2022, totaling	Actual amounts of out-of-pocket expenses paid by the Adviser that we reimburse are dependent upon actual expenses incurred and, therefore, cannot be determined at this time.

Type of Compensation and Recipient	Determination of Amount	Estimated Amount
$5.5 million. We have and will continue to reimburse the Adviser for such advanced expenses ratably in monthly installments of approximately $107,000, which such installments were paid from January 2022 through September 2022 and will recommence following the earlier to occur of (1) the date that our aggregate NAV is at least $1.0 billion and (2) December 31, 2023. See “Management—The Advisory Agreement—Management Fee, Performance Participation and Expense Reimbursements.”

Fees from Other Services—Affiliates of the Adviser	The Adviser or the Adviser’s affiliates may from time to time provide services to us relating to our investments or our operations that would otherwise be performed by third parties. Such services may include accounting and audit services, account management services, corporate secretarial services, data management services, directorship services, information technology services, finance/budget services, human resources, judicial processes, legal services, operational services, risk management services, tax services, treasury services, loan management services, construction management services, property management services, leasing services, transaction support services (which may consist of assembling relevant information with respect to investment acquisitions and dispositions, conducting financial and market analyses, coordinating closing and post-closing procedures, coordinating of design and development works, coordinating with brokers, lawyers, accountants and other advisors, assisting with due diligence, site visits and other services), transaction consulting services and other similar operational matters. In such event, we reimburse the Adviser or the Adviser’s affiliate, as applicable, the cost of performing such services (including	Actual amounts depend on to what extent affiliates of the Adviser are actually engaged to perform such services.

Type of Compensation and Recipient	Determination of Amount	Estimated Amount

employment costs and related expenses allocable thereto, as reasonably determined by the Adviser based on time expended by the employees who render such services), provided that such reimbursements will not exceed the amount that would be payable by us if such services were provided by a third party on an arms-length basis.

Any amounts paid to the Adviser or the Adviser’s affiliates for any such services will not reduce the management fee. Any such arrangements will be approved by our board of directors, including the independent directors, to the extent required by our charter.

(1)

Includes legal, accounting, printing, mailing, subscription processing and filing fees and expenses, due diligence expenses of participating broker-dealers supported by detailed and itemized invoices, costs in connection with preparing sales materials, design and website expenses, fees and expenses of our transfer agent, fees to attend retail seminars sponsored by participating broker-dealers and reimbursements for customary travel, lodging, and meals. Under no circumstances may our total organization and offering expenses (including upfront selling commissions, dealer manager fees, stockholder servicing fees and due diligence expenses) in connection with this offering exceed 15% of the gross proceeds from this offering. After the termination of the primary offering and again after termination of the offering under our distribution reinvestment plan, the Adviser has agreed to reimburse us to the extent that the organization and offering expenses exceed 15% of our gross proceeds from this offering.

In calculating our management fee, we use our NAV before giving effect to accruals for the management fee, performance participation allocation, stockholder servicing fees or distributions payable on our shares. In calculating our stockholder servicing fee, we use our NAV before giving effect to accruals for the stockholder servicing fee or distributions payable on our shares.

We will not reimburse the Adviser for any amount by which Total Operating Expenses during the four preceding fiscal quarters exceeds the greater of (a) 2.0% of our Average Invested Assets and (b) 25.0% of our Net Income. This limit may be exceeded only if our independent directors have made a finding that, based on such unusual and non-recurring factors as they deem sufficient, a higher level of expenses is justified, and such finding is recorded in the minutes of a meeting of the independent directors. For purposes of these limits, see the definitions of “Total Operating Expenses,” “Average Invested Assets” and “Net Income” in the section of our prospectus “Management—The Advisory Agreement—Management Fee, Performance Participation Interest and Expense Reimbursements.”

Q:	Are there any limitations on the level of ownership of your common stock?

A:

Our charter contains restrictions on the number of shares of our common stock any one person or group may own. Specifically, our charter will not permit any person or group to own more than 9.9% in value or number of shares, whichever is more restrictive, of our outstanding common stock or of our outstanding capital stock of all classes or series, and attempts to acquire our common stock or our capital stock of all other classes or series in excess of these 9.9% limits would not be effective without an exemption from these limits (applied prospectively or retroactively) by our board of directors. These limits may be further reduced if our board of directors waives these limits for certain holders. See “Description of Capital Stock—Restrictions on Ownership and Transfer.” These restrictions are designed to enable us to comply with ownership restrictions imposed on REITs by the Code and may have the effect of preventing a third party from engaging in a business combination or other transaction even if doing so would result in you receiving a “premium” for your shares. See “Risk Factors—Risks Related to This Offering and Our Organizational Structure” for additional discussion regarding restrictions on share ownership.

Q:	Are there any ERISA considerations in connection with an investment in shares of your common stock?

A:

The section of this prospectus captioned “Certain ERISA Considerations” describes the effect that the purchase of shares will have on individual retirement accounts and retirement plans that are subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code. ERISA is a federal law that regulates the operation of certain tax-advantaged retirement plans. The Code contains similar provisions applicable to individual retirement accounts (“IRAs”) and certain other benefit plans. Any retirement plan trustee or individual considering purchasing shares for a retirement plan or an IRA should consider, at a minimum: (1) whether the investment is in accordance with the documents and instruments governing the IRA, plan or other account; (2) whether the investment satisfies the fiduciary requirements associated with the IRA, plan or other account; (3) whether the investment will generate unrelated business taxable income to the IRA, plan or other account; (4) whether there is sufficient liquidity for that investment under the IRA, plan or other account; (5) the need to value the assets of the IRA, plan or other account annually or more frequently; and (6) whether the investment would constitute a non-exempt prohibited transaction under applicable law. See “Risk Factors—Retirement Plan Risks” and “Certain ERISA Considerations.”

Q:	Are there any Investment Company Act of 1940 considerations?

A:

We intend to engage primarily in the business of investing in real estate and to conduct our operations so that neither we nor any of our subsidiaries is required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). We expect that we and most, if not all, of our wholly and majority-owned subsidiaries will not be considered investment companies under Sections 3(a)(1)(A) or 3(a)(1)(C) of the Investment Company Act.

If we or any of our wholly or majority-owned subsidiaries would ever inadvertently fall within one of the definitions of “investment company,” we intend to rely on an exception from the definition of investment company provided by Section 3(c)(5)(C) of the Investment Company Act, which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.”

If we are required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use borrowings), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), and portfolio composition, including disclosure requirements and restrictions with respect to diversification and industry concentration, and other matters. Compliance with the Investment Company Act would, accordingly, limit our ability to make certain investments and require us to significantly restructure our business plan. For additional discussion, see “Risk Factors—Risks Related to This Offering and Our Organizational Structure—Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act” and “Investment Objectives and Strategies—Investment Company Act Considerations.”

Q:	What is the impact of being an “emerging growth company”?

A:

We are an “emerging growth company,” as defined by the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act.” As an emerging growth company, we are eligible to take advantage of certain exemptions from various reporting and disclosure requirements that are applicable to public companies that are not emerging growth companies. For so long as we remain an emerging growth company, we will not be required to:

•	have an auditor attestation report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•

submit certain executive compensation matters to stockholder advisory votes pursuant to the “say on frequency” and “say on pay” provisions (requiring a non-binding stockholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding stockholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; or

•

disclose certain executive compensation related items, such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, the JOBS Act provides that an emerging growth company may take advantage of an extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies. This means that an emerging growth company can delay adopting certain accounting standards until such standards are otherwise applicable to private companies. We have elected to opt out of this transition period and will therefore comply with new or revised accounting standards on the applicable dates on which the adoption of these standards is required for non-emerging growth companies. This election is irrevocable.

We will remain an emerging growth company for up to five years, or until the earliest of: (1) the last date of the fiscal year during which we had total annual gross revenues of $1.235 billion or more; (2) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (3) the date on which we are deemed to be a “large accelerated filer” as defined under Rule 12b-2 under the Exchange Act.

We do not believe that being an emerging growth company will have a significant impact on our business or this offering. As stated above, we have elected to opt out of the extended transition period for complying with new or revised accounting standards available to emerging growth companies. Also, because we are not a large accelerated filer or an accelerated filer under Section 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will not be for so long as shares of our common stock are not traded on a securities exchange, we will not be subject to auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 even once we are no longer an emerging growth company. In addition, so long as we are externally managed by the Adviser and we do not directly compensate our executive officers, or reimburse the Adviser or its affiliates for the salaries, bonuses, benefits and severance payments for any persons who also serve as one of our executive officers or as an executive officer of the Adviser, we do not expect to include disclosures relating to executive compensation in our periodic reports or proxy statements and, as a result, do not expect to be required to seek stockholder approval of executive compensation and golden parachute compensation arrangements pursuant to Section 14A(a) and (b) of the Exchange Act.

Q:	When will I get my detailed tax information?

A:	In the case of certain U.S. stockholders, we expect your IRS Form 1099-DIV tax information, if required, to be mailed by January 31 of each year.

Q:	Who can help answer my questions?

A:

If you have more questions about this offering, if you would like additional copies of this prospectus, or if you would like to make a repurchase request in writing, you should contact your financial adviser or our transfer agent:

INREIT c/o SS&C GIDS, Inc.

PO Box 219164

Kansas City, MO 64121

Overnight Address:

INREIT c/o SS&C GIDS, Inc.

430 W 7th St. Suite 219164

Kansas City, MO 64105

Toll Free Number: 833-834-4924

RISK FACTORS

An investment in shares of our common stock involves risks. You should specifically consider the following material risks in addition to the other information contained in this prospectus before you decide to purchase shares of our common stock. The occurrence of any of the following risks might cause you to lose a significant part of your investment. The risks and uncertainties discussed below are not the only ones we face but do represent those risks and uncertainties that we believe are most significant to our business, operating results, financial condition, prospects and forward-looking statements.

Risks Related to This Offering and Our Organizational Structure

We have held our current investments for only a short period of time, and you will not have the opportunity to evaluate our future investments before we make them, which makes your investment more speculative.

We have held our current investments for a limited period of time, and we are not able to provide you with any information relating to any future investments that we may make. Because we have not held our current investments for a long period of time, it may be difficult for you to evaluate our success in achieving our investment objectives. We seek to invest substantially all of the future net offering proceeds from this offering and our private offerings, after the payment of fees and expenses, in the acquisition of investments identified by the Adviser. However, because you will be unable to evaluate the economic merit of our future investments before we make them, you will have to rely entirely on the ability of the Adviser to select suitable and successful investment opportunities. Furthermore, the Adviser has broad discretion in selecting the types of properties in which we will invest and the tenants of those properties. We may be subject to similar risks in relation to investments made by entities in which we acquire an interest but do not control, such as the Affiliated Funds. These factors increase the risk that your investment in our common stock may not generate returns comparable to other real estate investment alternatives.

If we are unable to raise substantial additional funds, we will be limited in the number and type of investments we make and the value of your investment in us will fluctuate with the performance of the specific assets we acquire.

This offering is being made on a “best efforts” basis, meaning that the Dealer Manager and participating broker-dealers are only required to use their best efforts to sell shares of our common stock and have no firm commitment or obligation to purchase any shares. As a result, the amount of proceeds we raise in this offering may be substantially less than the amount we would need to create a diversified portfolio of investments. If we are unable to raise substantial funds, we will make fewer investments resulting in less diversification in terms of the type, number and size of investments that we make. Moreover, the potential impact of any single asset’s performance on the overall performance of our portfolio increases. Further, we expect to have certain fixed operating expenses, regardless of whether we are able to raise substantial funds in this offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions to you.

There is no public trading market for shares of our common stock and therefore your ability to dispose of your shares will likely be limited to repurchase by us. Your ability to have your shares repurchased through our share repurchase plan is limited, and if you do sell your shares to us, you may receive less than the price you paid.

There is no current public trading market for shares of our common stock, and we do not expect that such a market will ever develop. Therefore, repurchase of shares by us will likely be the only way for you to dispose of your shares. We have adopted a share repurchase plan whereby our stockholders may request, on a monthly basis, that we repurchase all or any portion of their shares, subject to the terms and conditions of the share repurchase plan. We will repurchase shares of each class at a price equal to the transaction price of the shares being repurchased on the date of repurchase (which will generally be equal to our prior month’s NAV per share for each class) and not based on the price at which you initially purchased your shares. Subject to limited exceptions, shares repurchased within one year of the date of issuance will be repurchased at 95% of the applicable transaction price. As a result, you may receive less than the price you paid for your shares if you sell them to us under our share repurchase plan.

We may choose to repurchase fewer shares than have been requested in any month to be repurchased under our share repurchase plan, or none at all, in our discretion at any time. We may repurchase fewer shares than have been requested to be repurchased due to lack of readily available funds because of adverse market conditions beyond our control, the need to maintain liquidity for our operations or to fund the repurchase of shares held by Massachusetts Mutual Life Insurance Company (“MassMutual”) under the contractual share redemption rights we have granted MassMutual or because we have determined that investing in real property or other illiquid investments is a better use of our capital than repurchasing our shares. In addition, the total amount of shares that we will repurchase under our share repurchase program is limited, in any calendar month, to no more than 2% of our aggregate NAV (measured using the aggregate NAV as of the end of the immediately preceding month) and, in any calendar quarter, to no more than 5% of our aggregate NAV (measured using the average aggregate NAV at the end of the immediately preceding three months). Further, our board of directors may modify or suspend our share repurchase plan if it deems such action to be in our best interest and the best interest of our stockholders. Our board may determine that it is in our best interests and the interest of our stockholders to suspend the share repurchase plan as a result of regulatory changes, our becoming aware of undisclosed material information that we believe should be publicly disclosed before shares are repurchased, a lack of available funds, a determination that repurchase requests are having an adverse effect on our operations or other factors. Upon a suspension of our share repurchase plan, our board of directors will consider at least quarterly whether the continued suspension of our share repurchase plan remains in our best interest and the best interest of our stockholders. However, our board of directors is not required to authorize the recommencement of our share repurchase plan within any specified period of time. If the full amount of all shares requested to be repurchased in any given month are not repurchased, funds will be allocated pro rata based on the total number of shares being repurchased and subject to the volume limitation. All unsatisfied repurchase requests must be resubmitted after the start of the next month or quarter, or upon the recommencement of the share repurchase plan, as applicable.

The vast majority of our assets consist of properties that generally cannot be readily liquidated without impacting our ability to realize full value upon their disposition. Therefore, we may not always have a sufficient amount of cash to immediately satisfy repurchase requests. Should repurchase requests, in our judgment, place an undue burden on our liquidity, adversely affect our operations or risk having an adverse impact on us as a whole, or should we otherwise determine that investing our liquid assets in real properties or other illiquid investments rather than repurchasing our shares is in our best interests as a whole, then we may choose to repurchase fewer shares than have been requested to be repurchased, or none at all. Because we are not required to authorize the recommencement of the share repurchase plan within any specified period of time, we may effectively terminate the plan by suspending it indefinitely. As a result, your ability to have your shares repurchased by us may be limited and at times you may not be able to liquidate your investment. For additional discussion of the terms of our share repurchase plan, see “Share Repurchases.”

Economic events that may cause our stockholders to request that we repurchase their shares may materially adversely affect our cash flow and our results of operations and financial condition.

Economic events affecting the economy, such as the general negative performance of the real estate sector, inflation, unemployment, actual or perceived instability in the U.S. banking system, high interest rates, war (including the conflict between Russia and Ukraine and the related impact on macroeconomic conditions as a result of such conflict), terrorism, natural and environmental disasters, stock market volatility and impacts of the coronavirus pandemic, could cause our stockholders to seek to sell their shares to us under our share repurchase plan at a time when such events are adversely affecting the performance of our assets. Even if we decide to satisfy all resulting repurchase requests, our cash flow could be materially adversely affected. In addition, if we determine to sell assets to satisfy repurchase requests, we may not be able to realize the return on such assets that we may have been able to achieve had we sold at a more favorable time, and our results of operations and financial condition, including, without limitation, breadth of our portfolio by property type and location, could be materially adversely affected.

The amount and source of distributions we may make to our stockholders is uncertain, and we may be unable to generate sufficient cash flows from our operations to make distributions to our stockholders at any time in the future.

We will not establish a minimum distribution payment level, and our ability to make distributions to our stockholders may be adversely affected by a number of factors, including the risk factors described in this prospectus. We may not generate sufficient income to make distributions to our stockholders. Our board of directors (or a committee of our board of directors) will make determinations regarding distributions based upon, among other factors, our financial performance, debt service obligations, debt covenants, REIT qualification and tax requirements and capital expenditure requirements. Among the factors that could impair our ability to make distributions to our stockholders are:

•	changes in the economy, including as a result of the coronavirus pandemic;

•	the limited size of our portfolio in the early stages of our development;

•	our inability to invest the proceeds from sales of our shares on a timely basis in income-producing properties;

•	our inability to realize attractive risk-adjusted returns on our investments;

•	high levels of expenses or reduced revenues that reduce our cash flow or non-cash earnings; and

•	defaults in our investment portfolio or decreases in the value of our investments.

As a result, we may not be able to make distributions to our stockholders at any time in the future, and the level of any distributions we do make to our stockholders may not increase or even be maintained over time, any of which could materially and adversely affect the value of your investment. As discussed below, we may fund distributions to our stockholders from sources other than cash flow from operations.

We may pay distributions from sources other than our cash flow from operations, including, without limitation, the sale of or repayment under our assets, borrowings or offering proceeds, and we have no limits on the amounts we may pay from such sources.

We may not generate sufficient cash flow from operations to fully fund distributions to our stockholders, particularly during the early stages of our operations. Therefore, particularly in the earlier part of this offering, we may fund distributions to our stockholders from sources other than cash flow from operations, including, without limitation, the sale of or repayment under our assets, borrowings, or offering proceeds (including from sales of our common stock or Operating Partnership units). The extent to which we pay distributions from sources other than cash flow from operations will depend on various factors, including the level of participation in our distribution reinvestment plan, the extent to which the Adviser elects to receive its management fee in shares of our common stock or units of the Operating Partnership and the Special Limited Partner elects to receive distributions on its performance participation interest in units of the Operating Partnership, how quickly we invest the proceeds from this and any future offering and the performance of our investments, including our real estate-related securities portfolio. Funding distributions from the sales of or repayment under our assets, borrowings, or proceeds of this offering will result in us having less funds available to acquire properties or other real estate-related investments. As a result, the return you realize on your investment may be reduced. Doing so may also negatively impact our ability to generate cash flows. Likewise, funding distributions from the sale of additional securities will dilute your interest in us on a percentage basis and may impact the value of your investment especially if we sell these securities at prices less than the price you paid for your shares. We may be required to continue to fund our regular distributions from a combination of some of these sources if our investments fail to perform, if expenses are greater than our revenues or due to numerous other factors. We have not established a limit on the amount of our distributions that may be paid from any of these sources.

To the extent we borrow funds to pay distributions, we would incur borrowing costs and these borrowings would require a future repayment. The use of these sources for distributions and the ultimate repayment of any liabilities incurred could adversely impact our ability to pay distributions in future periods, decrease our NAV, decrease the amount of cash we have available for operations and new investments and adversely impact the value of your investment.

We may also defer operating expenses or pay expenses (including the fees of the Adviser or distributions to the Special Limited Partner) with shares of our common stock or Operating Partnership units in order to preserve cash flow for the payment of distributions. The ultimate repayment of these deferred expenses could adversely affect our operations and reduce the future return on your investment. We may repurchase shares or redeem Operating Partnership units from the Adviser or Special Limited Partner shortly after issuing shares or units as compensation. The payment of expenses in shares of our common stock or with Operating Partnership units will dilute your ownership interest in our portfolio of assets. There is no guarantee any of our operating expenses will be deferred and the Adviser and Special Limited Partner are under no obligation to receive future fees or distributions in shares of our common stock or Operating Partnership units and may elect to receive such amounts in cash.

To date, all of the distributions we have paid to stockholders have been funded through a combination of cash flows from our operations and distributions from unconsolidated investments.

The Adviser manages our portfolio based on broad investment guidelines and generally is not required to seek the approval of our board of directors for each investment, financing or asset allocation decision it makes, which may result in our making riskier investments and which could adversely affect our results of operations and financial condition.

Our board of directors approved broad investment guidelines that delegate to the Adviser the authority to execute acquisitions and dispositions of real estate properties and real estate-related securities on our behalf, in each case so long as such investments are consistent with the investment guidelines and our charter. There can be no assurance that the Adviser will be successful in applying any strategy or discretionary approach to our investment activities. Our board of directors reviews our investment guidelines on an annual basis (or more often as it deems appropriate) and reviews our investment portfolio periodically. The prior approval of our board of directors or a committee of independent directors will be required only as set forth in our charter (including for transactions with affiliates of the Adviser) or for the acquisition or disposition of assets that are not in accordance with our investment guidelines. In addition, in conducting periodic reviews, our directors rely primarily on information provided to them by the Adviser. Furthermore, transactions entered into on our behalf by the Adviser may be costly, difficult or impossible to unwind when they are subsequently reviewed by our board of directors.

Payments to the Adviser or the Special Limited Partner in the form of common stock or Operating Partnership units they elect to receive in lieu of fees or distributions will dilute future cash available for distribution to our stockholders.

The Adviser or the Special Limited Partner may choose to receive shares of our common stock or Operating Partnership units in lieu of certain fees or distributions. The holders of all Operating Partnership units are entitled to receive cash from operations pro rata with the distributions being paid to us and such distributions to the holders of the Operating Partnership units will reduce the cash available for distribution to us and to our stockholders. Furthermore, under certain circumstances the Operating Partnership units held by the Adviser or the Special Limited Partner are required to be repurchased in cash at the holder’s election, and there may not be sufficient cash to make such a repurchase payment; therefore, we may need to use cash from operations, borrowings, offering proceeds or other sources to make the payment, which will reduce cash available for distribution to you or for investment in our operations. Repurchases of our shares of common stock or Operating Partnership units from the Adviser paid to the Adviser as a management fee are not subject to the monthly and quarterly volume limitations or the Early Repurchase Deduction, and such sales receive priority over other shares being put for repurchase during such period. Repurchases of our shares of common stock or Operating Partnership units from the Special Limited Partner distributed to the Special Limited Partner with respect to its performance participation interest are not subject to the Early Repurchase Deduction, but, in the case of shares of our common stock, such repurchases are subject to the monthly and quarterly volume limitations and do not receive priority over other shares for which repurchase is requested during such period.

Purchases and repurchases of shares of our common stock are not made based on the current NAV per share of our common stock as of the date of purchase or repurchase.

Generally, our offering price per share and the price at which we make repurchases of our shares will equal the NAV per share of the applicable class as of the last calendar day of the prior month, plus, in the case of our offering price, applicable upfront selling commissions and dealer manager fees. The NAV per share as of the date on which you make your subscription request or repurchase request may be significantly different than the transaction price you pay or the repurchase price you receive. Certain of our investments or liabilities are subject to high levels of volatility from time to time and could change in value significantly between the end of the prior month as of which our NAV is determined and the date that you purchase or we repurchase your shares, however the prior month’s NAV per share will generally continue to be used as the transaction price per share and repurchase price per share. In exceptional circumstances, we may in our sole discretion, but are not obligated to, sell and repurchase shares at a different price that we believe reflects the NAV per share of such stock more appropriately than the prior month’s NAV per share, including by updating a previously disclosed transaction price, in cases where we believe there has been a material change (positive or negative) to our NAV per share since the end of the prior month and we believe an updated price is appropriate. In such extraordinary cases, the offering price and repurchase price will not equal our NAV per share as of the date of purchase or repurchase.

Valuations and appraisals of our real properties and real estate-related securities are estimates of fair value and may not necessarily correspond to realizable value.

For the purposes of calculating our monthly NAV, our properties are generally initially valued at cost, which we expect to represent fair value at that time. Thereafter, valuations of properties are determined by Capright, one of our independent valuation advisors, based on appraisals of each of our properties on a quarterly basis in accordance with valuation guidelines approved by our board of directors. Our property-level and entity-level debt will be valued quarterly by Chatham, one of our independent valuation advisors. Our mortgages, mortgage participations and mezzanine loans will be valued monthly by Chatham. Our investments in other real estate-related assets will be valued quarterly or monthly, as applicable, at fair market value by the Adviser. See “Net Asset Value Calculation and Valuation Guidelines.” The valuations of our real properties are based on asset and portfolio level information provided by the Adviser, including historical operating revenues and expenses of the properties, lease agreements on the properties, revenues and expenses of the properties, information regarding recent or planned capital expenditures and any other information relevant to valuing the real estate property, which information will not be independently verified by Capright. In addition, our investments in certain real estate-related securities and real estate-related operating companies, while a component of NAV, are valued by the Adviser, based on market quotations or at fair value, and will not be reviewed by our independent valuation advisors or appraised.

Within the parameters of our valuation guidelines, the valuation methodologies used to value our properties involve subjective judgments and projections and may not be accurate. Valuation methodologies will also involve assumptions and opinions about future events, which may or may not turn out to be correct. Valuations and appraisals of our properties and real estate-related securities are only estimates of fair value. Ultimate realization of the value of an asset depends to a great extent on economic, market and other conditions beyond our control and the control of the Adviser and our independent valuation advisor. Further, valuations do not necessarily represent the price at which an asset would sell, since market prices of assets can only be determined by negotiation between a willing buyer and seller. As such, the carrying value of an asset may not reflect the price at which the asset could be sold in the market, and the difference between carrying value and the ultimate sales price could be material. In addition, accurate valuations are more difficult to obtain in times of low transaction volume because there are fewer market transactions that can be considered in the context of the appraisal. There will be no retroactive adjustment in the valuation of such assets, the offering price of our shares of common stock, the price we paid to repurchase shares of our common stock or NAV-based fees we paid to the Adviser and the Dealer Manager, to the extent such valuations prove to not accurately reflect the realizable value of our assets. Because the price you will pay for shares of our common stock in this offering and the price at which your shares may be repurchased by us pursuant to our share repurchase plan will generally be based on our prior month’s NAV per share, you may pay more than realizable value or receive less than realizable value for your investments.

Our NAV per share amounts may change materially if the appraised values of our properties materially change from prior appraisals or the actual operating results for a particular month differ from what we originally budgeted for that month.

Quarterly appraisals of our properties are conducted on a rolling basis, such that properties are appraised at different times but each property would be appraised at least quarterly. When these appraisals are reflected in our NAV calculations, there may be a material change in our NAV per share amounts for each class of our common stock from those previously reported. The changes in a property’s value may be as a result of property-specific changes or as a result of more general changes to real estate values resulting from local, national or global economic changes. In addition, actual operating results for a given month may differ from what we originally budgeted for that month, which may cause a material increase or decrease in the NAV per share amounts. We will not retroactively adjust the NAV per share of each class reported for the previous month. Therefore, because a new quarterly appraisal may differ materially from the prior appraisal or the actual results from operations may be better or worse than what we previously budgeted for a particular month, the adjustment to reflect the new appraisal or actual operating results may cause the NAV per share for each class of our common stock to increase or decrease, and such increase or decrease will occur in the month the adjustment is made.

It may be difficult to reflect, fully and accurately, material events that may impact our monthly NAV.

The Adviser’s determination of our monthly NAV per share is based in part on (i) appraisals of each of our properties provided quarterly by Capright, one of our independent valuation advisors; (ii) valuations of our property-level and entity-level debt provided quarterly by Chatham, one of our independent valuation advisors; and (iii) valuations of the mortgages, mortgage participations and mezzanine loans in our portfolio provided monthly by Chatham, in each case, in accordance with the valuation guidelines approved by our board of directors. In addition, Capright will also provide a monthly opinion of reasonableness for the aggregate value of all properties that were not appraised by Capright that month. As a result, our published NAV per share in any given month may not fully reflect any or all changes in value that may have occurred since the most recent appraisal or valuation. The Adviser will review appraisal reports and monitor our properties and property-level and entity-level debt, and is responsible for notifying the independent valuation advisors of the occurrence of any property-specific or market-driven event it believes may cause a material valuation change in the existing valuations, but it may be difficult to reflect fully and accurately rapidly changing market conditions or material events that may impact the value of our properties or liabilities between valuations, or to obtain quickly complete information regarding any such events. For example, an unexpected termination or renewal of a material lease, a material increase or decrease in vacancies or an unanticipated structural or environmental event at a property may cause the value of a property to change materially, and material changes in the lending markets may cause the value of property-level or entity-level debt to change, yet obtaining sufficient relevant information after the occurrence has come to light or analyzing fully the financial impact of such an event may be difficult to do and may require some time. As a result, the NAV per share may not reflect a material event until such time as sufficient information is available and analyzed, and the financial impact is fully evaluated, such that our NAV may be appropriately adjusted in accordance with our valuation guidelines. Depending on the circumstance, the resulting potential disparity in our NAV may be in favor or to the detriment of either stockholders who repurchase their shares, stockholders who buy new shares, or existing stockholders.

NAV calculations are not governed by governmental or independent securities, financial or accounting rules or standards.

The methods used by the Adviser and State Street to calculate our NAV, including the components used in calculating our NAV, is not prescribed by rules of the SEC or any other regulatory agency. Further, there are no accounting rules or standards that prescribe which components should be used in calculating NAV, and our NAV is not audited by our independent registered public accounting firm. We will calculate and publish NAV solely for purposes of establishing the price at which we sell and repurchase shares of our common stock, and you should not view our NAV as a measure of our historical or future financial condition or performance. The components and methodology used in calculating our NAV may differ from those used by other companies now or in the future.

In addition, calculations of our NAV, to the extent that they incorporate valuations of our assets and liabilities, are not prepared in accordance with GAAP. These valuations may differ from liquidation values that could be realized in the event that we were forced to sell assets. You should carefully review the disclosure of our valuation policies and how NAV will be calculated under “Net Asset Value Calculation and Valuation Guidelines.”

Additionally, errors may occur in calculating our NAV, which could impact the price at which we sell and repurchase shares of our common stock and the amount of the Adviser’s management fee and the Special Limited Partner’s performance participation interest. The Adviser has implemented certain policies and procedures to address such errors in NAV calculations. If such errors were to occur, the Adviser, depending on the circumstances surrounding each error and the extent of any impact the error has on the price at which shares of our common stock were sold or repurchased or on the amount of the Adviser’s management fee or the Special Limited Partner’s performance participation interest, may determine in its sole discretion to take certain corrective actions in response to such errors, including, subject to the Adviser’s policies and procedures, making adjustments to prior NAV calculations. You should carefully review the disclosure of our valuation policies and how NAV will be calculated under “Net Asset Value Calculation and Valuation Guidelines.”

We have incurred GAAP net losses attributable to stockholders and an accumulated deficit in the past and may incur GAAP net losses attributable to stockholders and continue to have an accumulated deficit in the future.

For the year ended December 31, 2022, we had a GAAP net loss attributable to common stockholders of $16.0 million resulting in a GAAP net loss per share of common stock, basic and diluted, of $1.00. Our accumulated deficit and cumulative distributions as of December 31, 2022 was $66.9 million. We may incur net losses and continue to have an accumulated deficit in the future.

We face risks associated with the deployment of our capital.

In light of the nature of our continuous public offering and our investment strategy and the need to be able to deploy capital quickly to capitalize on potential investment opportunities, if we have difficulty identifying and purchasing suitable investments on attractive terms, there could be a delay between the time we receive net proceeds from this offering and the time we invest such net proceeds. We may also from time to time hold cash pending deployment into investments or have less than our targeted leverage, which cash or shortfall in target leverage may at times be significant, particularly at times when we are receiving high amounts of offering proceeds or times when there are few attractive investment opportunities. Such cash may be held in an account that may be invested in money market accounts or other similarly temporary investments.

In the event we are unable to find suitable investments, such cash may be maintained for longer periods which would be dilutive to overall investment returns. This could cause a substantial delay in the time it takes for your investment to realize its full potential return and could adversely affect our ability to pay regular distributions of cash flow from operations to you. It is not anticipated that the temporary investment of such cash into money market accounts or other similar temporary investments pending deployment into investments will generate significant interest, and investors should understand that such low interest payments on the temporarily invested cash may adversely affect overall returns. In the event we fail to timely invest the net proceeds of this offering or do not deploy sufficient capital to meet our targeted leverage, our results of operations and financial condition may be adversely affected.

Our board of directors may, in the future, adopt certain measures under Maryland law without stockholder approval that may have the effect of making it less likely that a stockholder would receive a “control premium” for his or her shares.

Corporations organized under Maryland law with a class of registered securities and at least three independent directors are permitted to elect to be subject, by a charter or bylaw provision or a resolution of its board of directors and notwithstanding any contrary charter or bylaw provision, to any or all of five provisions:

•	staggering the board of directors into three classes;

•	requiring a two-thirds vote of stockholders to remove directors;

•	providing that only the board of directors can fix the size of the board;

•

providing that all vacancies on the board, regardless of how the vacancy was created, may be filled only by the affirmative vote of a majority of the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	providing for a majority requirement for the calling by stockholders of a stockholder-requested special meeting of stockholders.

These provisions may discourage an extraordinary transaction, such as a merger, tender offer or sale of all or substantially all of our assets, all of which might provide a premium price for stockholders’ shares. Under our charter we have elected, once we are eligible to make such an election, that vacancies on our board of directors be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through other provisions in our charter and bylaws, we vest in our board of directors the exclusive power to fix the number of directorships, provided that the number is not less than three. We have not elected to be subject to any of the other provisions described above, but our charter does not prohibit our board of directors from opting into any of these provisions in the future (to the extent we are eligible at such time to do so).

Further, under the Maryland Business Combination Act, we may not engage in any merger or other business combination with an “interested stockholder” (which is defined as (1) any person who beneficially owns, directly or indirectly, 10% or more of the voting power of our outstanding voting stock and (2) an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of our then outstanding stock) or any affiliate of that interested stockholder for a period of five years after the most recent date on which the interested stockholder became an interested stockholder. A person is not an interested stockholder if our board of directors approved in advance the transaction by which he would otherwise have become an interested stockholder. In approving a transaction, our board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms or conditions determined by our board of directors. After the five-year period ends, any merger or other business combination with the interested stockholder or any affiliate of the interested stockholder must be recommended by our board of directors and approved by the affirmative vote of at least:

•	80% of all votes entitled to be cast by holders of outstanding shares of our voting stock; and

•

two-thirds of all of the votes entitled to be cast by holders of outstanding shares of our voting stock other than those shares owned or held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These supermajority voting provisions do not apply if, among other things, our stockholders receive a minimum payment for their common stock equal to the highest price paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by our board of directors prior to the time the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution exempting any business combination involving us and any person, including Invesco and the Adviser, from the provisions of this law, provided that such business combination is first approved by our board of directors.

Our charter permits our board of directors to authorize us to issue preferred stock ranking senior to our current common stock with respect to distribution rights upon our liquidation, dissolution or winding up or on terms that may discourage a third party from acquiring us.

Our board of directors is permitted, subject to certain restrictions set forth in our charter, to authorize the issuance of shares of preferred stock without stockholder approval. Further, our board of directors may classify or reclassify any unissued shares of common or preferred stock into other classes or series of stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms or conditions of redemption of the stock and may amend our charter from time to time to increase or decrease the aggregate number of shares or the number of shares of any class or series that we have authority to issue without stockholder approval. Thus, our board of directors could authorize us to issue shares of preferred stock with terms and conditions that could subordinate the rights of the holders of our common stock or have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction such as a merger, tender offer or sale of all or substantially all of our assets, that might provide a premium price for holders of our common stock. Our board of directors has designated 125 shares of our authorized preferred stock as 12.5% Series A Redeemable Cumulative Preferred Stock. See “Description of Capital Stock—Preferred Stock.” In the event of our voluntary or involuntary dissolution, liquidation or winding up, the holders of shares of Series A Preferred Stock are entitled to a liquidation preference allowing them to receive an amount per share of Series A Preferred Stock equal to $500 initial purchase price plus any accrued and unpaid dividends on such share before any distributions of our assets may be made to the holders of shares of our common stock.

Maryland law limits, in some cases, the ability of a third party to vote shares acquired in a “control share acquisition.”

The Maryland Control Share Acquisition Act provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by stockholders by a vote of two-thirds of the votes entitled to be cast on the matter. Shares of stock owned by the acquirer, by officers or by employees who are directors of the corporation, are excluded from shares entitled to vote on the matter. “Control shares” are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer can exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within specified ranges of voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares. The control share acquisition statute does not apply: (1) to shares acquired in a merger, consolidation or statutory share exchange if the Maryland corporation is a party to the transaction; or (2) to acquisitions approved or exempted by the charter or bylaws of the Maryland corporation. Our bylaws contain a provision exempting from the Control Share Acquisition Act any and all acquisitions of our stock by any person. There can be no assurance that this provision will not be amended or eliminated at any time in the future. For a more detailed discussion on the Maryland laws governing control share acquisitions, see “Certain Provisions of Maryland Corporate Law and Our Charter and Bylaws—Control Share Acquisition.”

Maryland law and our organizational documents limit our rights and the rights of our stockholders to recover claims against our directors and officers, which could reduce your and our recovery against them if they cause us to incur losses.

Maryland law provides that a director will not have any liability as a director so long as he or she performs his or her duties in accordance with the applicable standard of conduct. In addition, our charter generally limits the personal liability of our directors and officers for monetary damages subject to the limitations of the North American Securities Administrators Association’s Statement of Policy Regarding Real Estate Investment Trusts, as revised and adopted on May 7, 2007 (the “NASAA REIT Guidelines”) and Maryland law. Maryland law and our charter provide that no director or officer shall be liable to us or our stockholders for monetary damages unless the director or officer (1) actually received an improper benefit or profit in money, property or services or (2) was actively and deliberately dishonest as established by a final judgment as material to the cause of action. Moreover, our charter generally requires us to indemnify and advance expenses to our directors and officers for losses they may incur by reason of their service in those capacities unless their act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, they actually received an improper personal benefit in money, property or services or, in the case of any criminal proceeding, they had reasonable cause to believe the act or omission was unlawful. As a result, you and we may have more limited rights against our directors or officers than might otherwise exist under common law, which could reduce your and our recovery from these persons if they act in a manner that causes us to incur losses. In addition, we are obligated to fund the defense costs incurred by these persons in some cases. However, our charter provides that we may not indemnify our directors, the Adviser or any of our or the Adviser’s affiliates for any liability or loss suffered by them or hold our directors, the Adviser or any of our or the Adviser’s affiliates harmless for any liability or loss suffered by us, unless they have determined, in good faith, that the course of conduct that caused the loss or liability was in our best interests, they were acting on our behalf or performing services for us, the liability or loss was not the result of negligence or misconduct by our non-independent directors, the Adviser and its affiliates, or gross negligence or willful misconduct by our independent directors, and the indemnification or agreement to hold harmless is recoverable only out of our net assets or the proceeds of insurance and not from the stockholders. See “Management—Limited Liability and Indemnification of Directors, Officers, the Adviser and Other Agents.”

Maryland law and our organizational documents limit our stockholders’ ability to amend our charter or dissolve us without the approval of our board of directors.

Although the NASAA REIT Guidelines indicate that stockholders are permitted to amend our charter or terminate us without the necessity for concurrence by our board of directors, we are required to comply with the Maryland General Corporation Law, which provides that any amendment to our charter or any dissolution of our company must first be declared advisable by our board of directors. Therefore, our stockholders may vote to authorize the amendment of our charter or the dissolution of our company, but only after such action has been declared advisable by our board of directors. Accordingly, the only proposals to amend our charter or to dissolve our company that will be presented to our stockholders will be those that have been declared advisable by our board of directors and also require approval by our stockholders.

Your interest in us will be diluted if we issue additional shares, and your interest in our assets will also be diluted if the Operating Partnership issues additional units.

Holders of shares of our common stock will not have preemptive rights to any shares of stock that we issue in the future. Our charter authorizes us to issue up to 3,700,000,000 shares of capital stock, of which 3,600,000,000 shares are classified as common stock, of which 600,000,000 shares are classified as Class T shares, 600,000,000 shares are classified as Class S shares, 600,000,000 shares are classified as Class D shares, 600,000,000 shares are classified as Class I shares, 600,000,000 shares are classified as Class E shares and 600,000,000 shares are classified as Class N shares, and 100,000,000 shares are classified as preferred stock of which 125 shares are designated as 12.5% Series A Redeemable Cumulative Preferred Stock. In addition, our board of directors may amend our charter from time to time to increase or decrease the aggregate number of authorized shares of capital stock or the number of authorized shares of capital stock of any class or series without stockholder approval. After you purchase shares of our common stock in this offering, our board of directors may elect, without stockholder approval, to: (1) sell additional shares of our common stock in this offering or future private or public offerings; (2) issue shares of our common stock or units in the Operating Partnership in private offerings; (3) issue shares of our common stock or units in the Operating Partnership upon the exercise of the options we may grant to our independent directors or future employees; (4) issue shares of our common stock or units in the Operating Partnership to the Adviser or the Special Limited Partner, or their successors or assigns, in payment of an outstanding obligation to pay fees for services rendered to us or the performance participation fee; (5) issue shares of our common stock or units in the Operating Partnership to sellers of properties we acquire, or (6) issue equity incentive compensation to the senior executive officers of affiliated service providers or to third parties as satisfaction of obligations under incentive compensation arrangements. If you purchase shares of our common stock in this offering, you will incur immediate dilution in the net tangible book value of your investment as a result of accumulated depreciation and amortization on our assets and costs and fees and expenses incurred in connection with the public offering. Net tangible book value does not reflect our estimated value per share, nor does it necessarily reflect the value of our assets upon an orderly liquidation of the company in accordance with our investment objectives. Furthermore, you may experience a dilution in the value of your shares depending on the terms and pricing of any share issuances (including the shares being sold in this offering) and the value of our assets at the time of issuance. To the extent we issue additional shares of common stock after you purchase shares of our common stock in this offering, your percentage ownership interest in us will be diluted. Because we hold all of our assets through the Operating Partnership, to the extent we issue additional units of the Operating Partnership after you purchase shares of our common stock in this offering, your percentage ownership interest in our assets will be diluted. Subject to limitations contained in our charter, we may issue, or cause to be issued, limited partnership units in the Operating Partnership in any manner (and on such terms and for such consideration) in exchange for real estate. Because certain classes of the units of the Operating Partnership may, in the discretion of our board of directors, be exchanged for shares of our common stock, any merger, exchange or conversion between the Operating Partnership and another entity ultimately could result in the issuance of a substantial number of shares of our common stock, thereby diluting the percentage ownership interest of other stockholders. Because of these and other reasons, our stockholders may experience substantial dilution in their percentage ownership of our shares or their interests in the underlying assets held by the Operating Partnership.

Our UPREIT structure may result in potential conflicts of interest with limited partners in the Operating Partnership whose interests may not be aligned with those of our stockholders.

Our directors and officers have duties to our company and our stockholders under Maryland law and our charter in connection with their management of the company. At the same time, we, as general partner, have fiduciary duties under Delaware law to the Operating Partnership and to the limited partners in connection with the management of the Operating Partnership. Our duties as general partner of the Operating Partnership and its partners may come into conflict with the duties of our directors and officers to our company and our stockholders. Under Delaware law, a general partner of a Delaware limited partnership owes its limited partners the duties of good faith and fair dealing. Other duties, including fiduciary duties, may be modified or eliminated in the partnership’s partnership agreement. The partnership agreement of the Operating Partnership provides that, for so long as we own a controlling interest in the Operating Partnership, any conflict that cannot be resolved in a manner not adverse to either our stockholders or the limited partners may be resolved in favor of our stockholders.

Additionally, the partnership agreement expressly limits our liability by providing that we and our officers, directors, agents and employees will not be liable or accountable to the Operating Partnership for losses sustained, liabilities incurred or benefits not derived if we or our officers, directors, agents or employees acted in good faith. In addition, the Operating Partnership is required to indemnify us and our officers, directors, employees, agents and designees to the extent permitted by applicable law from and against any and all claims arising from operations of the Operating Partnership, unless it is established that: (1) the act or omission was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (2) the indemnified party received an improper personal benefit in money, property or services; or (3) in the case of a criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful.

The provisions of Delaware law that allow the fiduciary duties of a general partner to be modified by a partnership agreement have not been tested in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the partnership agreement that purport to waive or restrict our fiduciary duties.

Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act.

We intend to conduct our operations so that neither we, nor the Operating Partnership nor the subsidiaries of the Operating Partnership are investment companies under the Investment Company Act. However, there can be no assurance that we and our subsidiaries will be able to successfully avoid operating as an investment company. See “Investment Objectives and Strategies—Investment Company Act Considerations”

A change in the value of any of our assets could negatively affect our ability to maintain our exception from the definition of investment company under the Investment Company Act. To maintain compliance with the applicable exception from the definition of investment company under the Investment Company Act, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional assets that we might not otherwise have acquired or may have to forgo opportunities to acquire assets that we would otherwise want to acquire and would be important to our investment strategy.

If we were required to register as an investment company, we would become subject to substantial regulation with respect to our capital structure (including our ability to use borrowings), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), and portfolio composition, including disclosure requirements and restrictions with respect to diversification and industry concentration, and other matters. Compliance with the Investment Company Act would, accordingly, limit our ability to make certain investments and require us to significantly restructure our business plan, which could materially adversely affect our NAV and our ability to pay distributions to our stockholders. If we were required to register as an investment company but failed to do so, we would be prohibited from engaging in our business and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court required enforcement, and a court could impose a receiver to take control of and liquidate our company.

We depend on the Adviser to develop appropriate systems and procedures to control operational risks.

Operational risks arising from mistakes made in the confirmation or settlement of transactions, from transactions not being properly booked, evaluated or accounted for or other similar disruption in our operations may cause us to suffer financial losses, the disruption of our business, liability to third parties, regulatory intervention or damage to our reputation. We rely heavily on our financial, accounting and other data processing systems. The ability of our systems to accommodate transactions could also constrain our ability to properly manage our portfolio. Generally, the Adviser will not be liable for losses incurred due to the occurrence of any such errors.

We are subject to the risk that our trading orders in real estate-related securities may not be executed in a timely and efficient manner due to various circumstances, including, without limitation, systems failure or human error. As a result, we could be unable to achieve the market position selected by the Adviser or might incur a loss in liquidating our positions. Since some of the markets in which we effect transactions may be over-the-counter or interdealer markets, the participants in such markets are typically not subject to credit evaluation or regulatory oversight comparable to which members of exchange-based markets are subject. We are also exposed to the risk that a counterparty will not settle a transaction in accordance with its terms and conditions, thereby causing us to suffer a loss.

Other disruptive events, including, but not limited to, natural disasters and public health crises such as the COVID-19 pandemic, may adversely affect our ability to conduct our operations. Such adverse effects may include the inability of the Adviser’s employees, or the employees of its affiliates and other service providers, to perform their responsibilities as a result of any such event. Such disruptions to our operations could have a significant impact on our financial condition.

Operational risks, including the risk of cyberattacks, may disrupt our businesses, result in losses or limit our growth.

We rely heavily on our and Invesco’s financial, accounting, treasury, communications and other data processing systems. Such systems may fail to operate properly or become disabled as a result of tampering or a breach of the network security systems or otherwise. In addition, such systems are from time to time subject to cyberattacks which may continue to increase in sophistication and frequency in the future. Attacks on Invesco and its portfolio companies’ and service providers’ systems could involve, and in some instances have in the past involved, attempts that are intended to obtain unauthorized access to our proprietary information or personal identifying information of our stockholders, destroy data or disable, degrade or sabotage our systems, including through the introduction of computer viruses and other malicious code.

Cyber security incidents and cyber-attacks have been occurring globally at a more frequent and severe level and will likely continue to increase in frequency in the future. Invesco and its affiliates and their portfolio entities’ and service providers’ information and technology systems may be vulnerable to damage or interruptions from cyber security breaches, computer viruses or other malicious code, network failures, computer and telecommunication failures, infiltration by unauthorized persons and other security breaches, usage errors by their respective professionals or service providers, power, communications or other service outages and catastrophic events such as fires, tornadoes, floods, hurricanes and earthquakes. Cyberattacks and other security threats could originate from a wide variety of sources, including cyber criminals, nation state hackers, hacktivists and other outside parties. There has been an increase in the frequency and sophistication of the cyber and security threats Invesco faces, with attacks ranging from those common to businesses generally to those that are more advanced and persistent, which may target Invesco because Invesco holds a significant amount of confidential and sensitive information about its investors, its funds, its portfolio companies and potential investments. As a result, Invesco may face a heightened risk of a security breach or disruption with respect to this information. If successful, these types of attacks on Invesco’s network or other systems could have a material adverse effect on our business and results of operations, due to, among other things, the loss of investor or proprietary data, interruptions or delays in the operation of our business and damage to our reputation. There can be no assurance that measures Invesco takes to ensure the integrity of its systems will provide protection, especially because cyberattack techniques used change frequently or are not recognized until successful.

Although Invesco has implemented, and portfolio entities and service providers may implement, various measures to manage risks relating to these types of events, such systems could prove to be inadequate and, if compromised, could become inoperable for extended periods of time, cease to function properly or fail to adequately secure private information. Invesco does not control the cyber security plans and systems put in place by third-party service providers, and such third-party service providers may have limited indemnification obligations to Invesco, us or a portfolio entity, each of which could be negatively impacted as a result. Breaches such as those involving covertly introduced malware, impersonation of authorized users and industrial or other espionage may not be identified even with sophisticated prevention and detection systems, potentially resulting in further harm and preventing them from being addressed appropriately. The failure of these systems or of disaster recovery plans for any reason could cause significant interruptions in our, Invesco’s, its affiliates’ or our portfolio entities’ operations and result in a failure to maintain the security, confidentiality or privacy of sensitive data, including personal information relating to stockholders, material nonpublic information and the intellectual property and trade secrets and other sensitive information in the possession of Invesco or portfolio entities. In addition, we face the risk of operational failure, termination or capacity constraints of any of the third parties with which we do business or that facilitate our business activities, including clearing agents or other financial intermediaries we use facilitate our securities transactions. We, Invesco or a portfolio company/entity could be required to make a significant investment to remedy the effects of any such failures, harm to their reputations, legal claims that they and their respective affiliates may be subjected to, regulatory action or enforcement arising out of applicable privacy and other laws, adverse publicity and other events that may affect their business and financial performance.

In addition, Invesco operates in businesses that are highly dependent on information systems and technology. The costs related to cyber or other security threats or disruptions may not be fully insured or indemnified by other means. In addition, cybersecurity has become a top priority for regulators around the world. Many jurisdictions in which Invesco operates have laws and regulations relating to data privacy, cybersecurity and protection of personal information, including the General Data Protection Regulation in the European Union and the California Consumer Privacy Act in the State of California. Some jurisdictions have also enacted laws requiring companies to notify individuals of data security breaches involving certain types of personal data. Breaches in security could potentially jeopardize Invesco, its employees’ or our investors’ or counterparties’ confidential and other information processed and stored in, and transmitted through Invesco’s computer systems and networks, or otherwise cause interruptions or malfunctions in its, its employees’, our investors’, our counterparties’ or third parties’ operations, which could result in significant losses, increased costs, disruption of Invesco’s business, liability to our investors and other counterparties, regulatory intervention or reputational damage. Furthermore, if Invesco fails to comply with the relevant laws and regulations, it could result in regulatory investigations and penalties, which could lead to negative publicity and may cause our investors to lose confidence in the effectiveness of our or Invesco’s security measures.

Finally, we will depend on Invesco’s headquarters in Atlanta, Georgia, its offices in Dallas, Texas, where Invesco Real Estate’s headquarters are located, and certain other offices located elsewhere, for the continued operation of our business. A disaster or a disruption in the infrastructure that supports our business, including a disruption involving electronic communications or other services used by us or third parties with whom we conduct business, or directly affecting Invesco’s offices, could have a material adverse impact on our ability to continue to operate our business without interruption. Invesco’s disaster recovery programs may not be sufficient to mitigate the harm that may result from such a disaster or disruption. In addition, insurance and other safeguards might only partially reimburse us for our losses, if at all.

Compliance with the SEC’s Regulation Best Interest by participating broker-dealers may negatively impact our ability to raise capital in this offering, which would harm our ability to achieve our investment objectives.

As of June 30, 2020, broker-dealers must comply with Regulation Best Interest, which, among other requirements, establishes a new standard of conduct for broker-dealers and natural persons who are associated persons of a broker-dealer when making a recommendation of any securities transaction or investment strategy involving securities to a retail customer. The impact of Regulation Best Interest on broker-dealers participating in this offering cannot be determined at this time, and it may negatively impact whether broker-dealers and associated persons recommend this offering to certain retail customers. If Regulation Best Interest reduces our ability to raise capital in this offering, it would harm our ability to create a diversified portfolio of investments and achieve our investment objectives.

The DST Program could subject us to liabilities from litigation or otherwise.

On August 11, 2022, our board of directors authorized management to initiate the DST Program to raise capital in private placements exempt from registration under the Securities Act through the sale of beneficial interests to “accredited investors” in specific Delaware statutory trusts holding DST Properties (as defined herein). See “Investment Objectives and Strategies—DST Program.” We expect that the DST Program will give us the opportunity to expand and diversify our capital-raising strategies by offering what we believe to be an attractive investment product for investors that may be seeking replacement properties to complete like-kind exchange transactions under Section 1031 of the Code. However, there is no guarantee that the DST Program will provide the tax benefits expected by investors. Investors who acquire beneficial interests through such private placements may be seeking certain tax benefits that depend on the interpretation of, and compliance with, federal and state income tax laws and regulations. As the sole member and manager of the general partner of the Operating Partnership, we may become subject to liability, from litigation or otherwise, as a result of the DST Program, including in the event an investor fails to qualify for any desired tax benefits.

The DST Program will not shield us from risks related to the performance of the DST Properties held through such structures.

Under the DST Program, certain of our existing real properties and real properties acquired from third parties may be placed into Delaware statutory trusts, the beneficial interests of which will be sold to investors. We will hold long-term leasehold interests in each DST Property under a master lease, which will be fully guaranteed by the Operating Partnership. Under each master lease we will be responsible for subleasing the DST Property to occupying tenants until the earlier of the expiration of the master lease or the Operating Partnership’s exercise of the FMV Option, which means that we bear the risk that the underlying cash flow from a DST Property may be less than the master lease payments. Therefore, even though we will no longer own the DST Property, because of the fixed terms of the master lease guaranteed by our Operating Partnership, negative performance by the DST Property could affect cash available for distributions to our stockholders and would likely have an adverse effect on our results of operations. In addition, although the Operating Partnership will hold a FMV Option to reacquire each DST Property, the purchase price will be based on the then-current fair market value of the DST Property subject to the master lease. Therefore, we may pay more for the DST Property upon the FMV Option exercise if it appreciates while held by the Delaware statutory trust than if we had not placed such property in the DST Program.

We may own beneficial interests in trusts owning DST Properties that will be subject to the agreements under our DST Program, which may have an adverse effect on our results of operations, relative to if the DST Program agreements did not exist.

In connection with the launch of our DST Program, we may own, through our taxable REIT subsidiary, beneficial interests in Delaware statutory trusts owning DST Properties that are subject to the terms of the agreements provided by our DST Program. The DST Program agreements may limit our ability to encumber, lease or dispose of our beneficial interests. Such agreements could affect our ability to turn our beneficial interests into cash and could affect cash available for distributions to our stockholders. The DST Program agreements, and in some cases the financing documents, used in connection with the DST Program could also impair our ability to take actions that would otherwise be in the best interests of our stockholders and, therefore, may have an adverse effect on our results of operations and NAV, relative to if the DST Program agreements did not exist. DST Properties may be less liquid than other assets, which could impair our ability to utilize cash proceeds from sales of such DST Properties for other purposes such as paying down debt, distributions or additional investments. DST Properties may later be reacquired by the Operating Partnership through the exercise of the FMV Option. In such a case, an investor who acquires Operating Partnership units in a tax-deferred exchange for its DST beneficial interests will generally still be tied to the DST Property in terms of the substituted basis the investor will take in its Operating Partnership units and the built-in-gain attributable to those units. As a result, if the DST Property is subsequently sold, unless we effectuate a like-kind exchange under Section 1031 of the Code, then tax will be triggered on the investor’s remaining built-in-gain. Although we are not contractually obligated to do so, we intend to execute 1031 exchanges in such situations rather than trigger gain. Any replacement property acquired in connection with a 1031 exchange will similarly be tied to the investors with similar considerations if such replacement property ever is sold. As a result of these factors, placing real properties into the DST Program may limit our ability to access liquidity from such real properties or replacement properties through sale without triggering taxes due to the built-in-gain tied to investors in the DST

Program. Such reduced liquidity could impair our ability to utilize cash proceeds from sales for other purposes such as paying down debt, distributions or additional investments.

Risks Related to Investments in Real Estate

Our operating results will be affected by economic and regulatory changes that impact the real estate market in general.

We will be subject to risks generally attributable to the ownership of real property, including:

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changes in global, national, regional or local economic, demographic or capital market conditions (including volatility as a result of the ongoing conflict between Russia and Ukraine or economic impacts resulting from actual or perceived instability in the U.S. banking system);

•	future adverse national real estate trends, including increasing vacancy rates, declining rental rates and general deterioration of market conditions;

•	changes in supply of or demand for similar properties in a given market or metropolitan area, which could result in rising vacancy rates or decreasing market rental rates;

•	vacancies, fluctuations in the average occupancy and room rates for hotel properties or inability to lease space on favorable terms;

•	increased competition for properties targeted by our investment strategy;

•	bankruptcies, financial difficulties or lease defaults by our tenants;

•	increases in interest rates and lack of availability of financing;

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events or conditions beyond our control, including natural disasters, extreme weather conditions, climate change-related risks (including climate-related transition risks and acute and chronic physical risks), acts of terrorism, war and outbreaks of contagious disease such the ongoing COVID-19 pandemic; and

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changes in government rules, regulations and fiscal policies, including increases in property taxes, changes in zoning laws, limitations on rental rates, and increasing costs to comply with environmental laws.

All of these factors are beyond our control. Any negative changes in these factors could affect our performance and our ability to meet our obligations and make distributions to stockholders.

The ongoing effects of the COVID-19 pandemic on economic conditions is uncertain and may adversely affect our business.

Our business has been and could in the future be adversely affected by health epidemics, such as the COVID-19 pandemic. The COVID-19 pandemic has caused and may continue to cause significant disruptions to the U.S. and global economies, may further contribute to volatility and instability in financial markets, and may have material and adverse effects on our business, results of operations and financial performance.

Our business may be adversely affected by unfavorable or changing economic, market, and political conditions.

A recession, elevated inflation, adverse trends in employment levels, geopolitical instability or conflicts (including the hostilities between Russia and Ukraine), trade or supply chain disruptions, economic or other sanctions, uncertainty regarding the breach of the U.S. debt ceiling, actual or perceived instability in the U.S. banking system or a sustained capital market correction could have an adverse effect on our business, including on the value of our investments and collateral securing our financing, which can impact our liquidity. Any deterioration of the real estate market as a result of these conditions may cause us to experience losses related to our assets and to sell assets at a loss.

Our success is dependent on general market and economic conditions.

The real estate industry generally and the success of our investment activities in particular will both be affected by global and national economic and market conditions generally and by the local economic conditions where our properties are located. These factors may affect the level and volatility of real estate prices, which could impair our profitability or result in losses. In addition, general fluctuations in the market prices of securities and interest rates may affect our investment opportunities and the value of our investments. Invesco’s financial condition may be adversely affected by a significant economic downturn and it may be subject to legal, regulatory, reputational and other unforeseen risks that could have a material adverse effect on Invesco’s businesses and operations (including the Adviser).

A depression, recession or slowdown in the U.S. real estate market or one or more regional real estate markets, and to a lesser extent, the global economy (or any particular segment thereof) would have a pronounced impact on us, the value of our assets and our profitability, impede the ability of our assets to perform under or refinance their existing obligations, and impair our ability to effectively deploy our capital or realize upon investments on favorable terms. We would also be affected by any overall weakening of, or disruptions in, the financial markets, including those resulting from inflation and rising interest rates. Any of the foregoing events could result in substantial losses to our business, which losses will likely be exacerbated by the presence of leverage in our capital structure or our investments’ capital structures.

The outbreak and spread of infectious diseases, such as COVID-19, together with the restrictions on travel and other measures imposed in response thereto, could have a negative impact on the economy and business activity globally, and thereby could adversely affect the performance of our investments. Furthermore, the rapid development of epidemics could preclude prediction as to their ultimate adverse impact on economic and market conditions, and, as a result, present material uncertainty and risk with respect to the performance of our investments. These epidemics could have particularly adverse impacts on certain industries, such as the hospitality and leisure industries, and may also have particular negative effects on certain regions in which we own investments.

Our portfolio is currently concentrated in a limited number of asset types, geographies and investments, and may in the future be concentrated in a limited number of asset types, geographies or investments.

Our portfolio may be heavily concentrated at any time in only a limited number of asset types, geographies or investments, and, as a consequence, our aggregate return may be substantially affected by the unfavorable performance of even a single investment. To the extent that our investments are concentrated in a particular type of asset or geography, our portfolio may become more susceptible to fluctuations in value resulting from adverse economic or business conditions affecting that particular type of asset or geography. The degree to which our portfolio is concentrated in a limited number of industries, geographies or investments may be increased if we are not able to raise significant capital in this offering. For investments that the Adviser intends to finance (directly or by selling assets), there is a risk that such financing may not be completed, which could result in us holding a larger percentage of our assets in a single investment and asset type than desired. Investors have no assurance as to the degree of diversification in our investments, either by geographic region or asset type.

We may change our investment and operational policies without stockholder consent.

Except for changes to the investment restrictions contained in our charter, which require stockholder consent to amend, we may change our investment and operational policies, including our policies with respect to investments, operations, indebtedness, capitalization and distributions, at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier or more highly leveraged than, the types of investments described in this prospectus. Our board of directors also approved broad investment guidelines with which we must comply, but these guidelines provide the Adviser with broad discretion and can be changed by our board of directors. A change in our investment strategies may, among other things, increase our exposure to real estate market fluctuations, default risk and interest rate risk, all of which could materially affect our results of operations and financial condition.

We face risks associated with property acquisitions.

We intend to continue to acquire properties and portfolios of properties, including large portfolios that could result in changes to our capital structure. Our acquisition activities and their success are subject to the following risks:

•	we may be unable to complete an acquisition after making a non-refundable deposit or guarantee and incurring certain other acquisition-related costs;

•	we may be unable to obtain financing for acquisitions on commercially reasonable terms or at all;

•	acquired properties may fail to perform as expected;

•

acquired properties may be located in new markets in which we may face risks associated with a lack of market knowledge or understanding of the local economy, lack of business relationships in the area and unfamiliarity with local governmental and permitting procedures; and

•	we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations.

In addition, while we intend to invest primarily in stabilized income-oriented real estate, we also invest in assets that require some amount of capital investment in order to be renovated or repositioned. These investments are generally subject to higher risk of loss than investments in stabilized real estate and there is no guarantee that any renovation or repositioning will be successful, or that the actual costs will not be greater than our estimates.

We operate in a highly competitive market for investment opportunities and competition for investment opportunities may reduce our profitability and the return on your investment.

We face competition from various entities for investment opportunities in properties, including other REITs, real estate operating companies, pension funds, insurance companies, investment funds and companies, partnerships and developers, some of which are likely a source of reasonable alternatives under Regulation Best Interest. In addition to third-party competitors, other programs sponsored by the Adviser and its affiliates, particularly those with investment strategies that overlap with ours, may seek investment opportunities under Invesco Real Estate’s prevailing policies and procedures. Many of these entities may have greater access to capital to acquire properties than we have. Many of our competitors are not subject to the operating constraints associated with REIT tax compliance, maintenance of an exemption from the Investment Company Act or disclosure requirements under the Securities and Exchange Act of 1934, as amended. Competition from these entities may reduce the number of suitable investment opportunities offered to us or increase the bargaining power of property owners seeking to sell. Additionally, disruptions and dislocations in the credit markets could have a material impact on the cost and availability of debt to finance real estate acquisitions, which is a key component of our acquisition strategy. The lack of available debt on reasonable terms or at all could result in a further reduction of suitable investment opportunities and create a competitive advantage for other entities that have greater financial resources than we do. In addition, over the past several years, a number of real estate funds and publicly traded and non-exchange traded REITs have been formed and others have been consolidated (and many such existing funds have grown in size) for the purpose of investing in real estate or real estate-related assets. Additional real estate funds, vehicles and REITs with similar investment objectives are expected to be formed in the future by other unrelated parties and further consolidations may occur (resulting in larger funds and vehicles). Consequently, it is expected that competition for appropriate investment opportunities would reduce the number of investment opportunities available to us and adversely affect the terms, including price, upon which investments can be made. This competition may cause us to acquire properties and other investments at higher prices or by using less-than-ideal capital structures, and in such case our returns will be lower and the value of our assets may not appreciate or may decrease significantly below the amount we paid for such assets. If such events occur, you may experience a lower return on your investment.

We may make a substantial amount of joint venture investments, including with Invesco affiliates. Joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on the financial condition of our joint venture partners and disputes between us and our joint venture partners.

We have, and may again in the future, co-invest with Invesco affiliates, including Other Invesco Accounts, or third parties in partnerships or other entities that own real estate properties. We may acquire non-controlling interests or shared control interests in joint ventures. Even if we have some control in a joint venture, we would not be able to exercise sole decision-making authority. Investments in joint ventures may, under certain circumstances, involve risks not present were another party not involved, including the possibility that joint venture partners might become bankrupt or fail to fund their required capital contributions. Joint venture partners may have economic or other business interests or goals that are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the joint venture partner would have full control over the joint venture. Disputes between us and joint venture partners may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our business. Consequently, actions by or disputes with joint venture partners might result in subjecting properties owned by the joint venture to additional risk. In some cases, our joint venture partner may be entitled to property management fees, promote or other incentive fee payment as part of the arrangement of the joint venture. In addition, we may in certain circumstances be liable for the actions of our joint venture partners.

In addition, in connection with any investments in which we participate alongside any Other Invesco Accounts, the Adviser may decline to exercise, or delegate to a third party, certain control, foreclosure and similar governance rights relating to such shared investments for legal, tax, regulatory or other reasons. There is no guarantee that we will be able to co-invest with any Other Invesco Account.

We will not participate in joint ventures in which we do not have or share control to the extent that we believe such participation would potentially threaten our status as a non-investment company exempt from the Investment Company Act. This may prevent us from receiving an allocation with respect to certain investment opportunities that are suitable for both us and one or more Other Invesco Accounts.

If we have a right of first refusal to buy out a joint venture partner, we may be unable to finance such a buy-out if it becomes exercisable or we are required to purchase such interest at a time when it would not otherwise be in our best interest to do so. If our interest is subject to a buy/sell right, we may not have sufficient cash, available borrowing capacity or other capital resources to allow us to elect to purchase an interest of a joint venture partner subject to the buy/sell right, in which case we may be forced to sell our interest as the result of the exercise of such right when we would otherwise prefer to keep our interest. In some joint ventures we may be obligated to buy all or a portion of our joint venture partner’s interest in connection with a crystallization event, and we may be unable to finance such a buy-out when such crystallization event occurs, which may result in interest or other penalties accruing on the purchase price. If we buy our joint venture partner’s interest we will have increased exposure in the underlying investment. The price we use to buy our joint venture partner’s interest or sell our interest is typically determined by negotiations between us and our joint venture partner and there is no assurance that such price will be representative of the value of the underlying property or equal to our then-current valuation of our interest in the joint venture that is used to calculate our NAV. Finally, we may not be able to sell our interest in a joint venture if we desire to exit the venture for any reason or if our interest is likewise subject to a right of first refusal of our joint venture partner, our ability to sell such interest may be adversely impacted by such right. Joint ownership arrangements with Invesco affiliates may also entail further conflicts of interest. Joint venture partners may receive ongoing fees in connection with providing service to the joint venture or its properties, including promote fees, beyond their equity investment, which would reduce the amount of our economic interest.

Some additional risks and conflicts related to our joint venture investments (including joint venture investments with Invesco affiliates) include:

•

the joint venture partner may have economic or other interests that are inconsistent with or different from our interests, including interests relating to the financing, management, operation, leasing or sale of the assets purchased by such joint venture;

•

our joint venture partners may receive ongoing fees from our joint ventures, including promote payments and potential buyouts of their equity investments, all of which may reduce amounts otherwise payable to us;

•	tax, Investment Company Act and other regulatory requirements applicable to the joint venture partner may cause it to want to take actions contrary to our interests;

•	the joint venture partner may have joint control or joint governance of the joint venture even in cases where its economic stake in the joint venture is significantly less than ours;

•

under the joint venture arrangement, it is possible that neither we nor the joint venture partner will be in a position to unilaterally control the joint venture, and deadlocks may occur. Such deadlocks could adversely impact the operations and profitability of the joint venture, including as a result of the inability of the joint venture to act quickly in connection with a potential acquisition or disposition. In addition, depending on the governance structure of such joint venture partner, decisions of such vehicle may be subject to approval by individuals who are independent of Invesco;

•

under the joint venture arrangement, we and the joint venture partner may have a buy/sell right and, as a result of an impasse that triggers the exercise of such right, we may be forced to sell our investment in the joint venture, or buy the joint venture partner’s share of the joint venture at a time when it would not otherwise be in our best interest to do so;

•

our participation in investments in which a joint venture partner participates will be less than what our participation would have been had such joint venture partner not participated, and because there may be no limit on the amount of capital that such joint venture partner can raise, the degree of our participation in such investments may decrease over time; and

•

under the joint venture arrangement, we and the joint venture partner could each have preemptive rights in respect of future issuances by the joint venture, which could limit a joint venture’s ability to attract new third-party capital;

•

under the joint venture arrangement, we and the joint venture partner could be subject to lock-ups, which could prevent us from disposing of our interests in the joint venture at a time we determine to be advantageous; and

•

the joint venture partner could have a right of first offer, tag-along rights, drag-along rights, consent rights or other similar rights in respect of any transfers of the ownership interests in the joint venture to third parties, which could have the effect of making such transfers more complicated or limiting or delaying us from selling our interest in the applicable investment.

Furthermore, we may have conflicting fiduciary obligations if we acquire properties with our affiliates or other related entities; as a result, in any such transaction we may not have the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties.

In the event we obtain options to acquire properties, we may lose the amount paid for such options whether or not the underlying property is purchased.

We may obtain options to acquire certain properties. The amount paid for an option, if any, is normally surrendered if the property is not purchased and may or may not be credited against the purchase price if the property is purchased. Any unreturned option payments will reduce the amount of cash available for further investments or distributions to our stockholders.

In our due diligence review of potential investments, we may rely on third-party consultants and advisors and representations made by sellers of potential portfolio properties, and we may not identify all relevant facts that may be necessary or helpful in evaluating potential investments.

Before making investments, due diligence will typically be conducted in a manner that we deem reasonable and appropriate based on the facts and circumstances applicable to each investment. Due diligence may entail evaluation of important and complex business, financial, tax, accounting, environmental, social, governance, real property and legal issues. Outside consultants, legal advisors, appraisers, accountants, investment banks and other third parties, including affiliates of the Adviser or Invesco, may be involved in the due diligence process to varying degrees depending on the type of investment, the costs of which will be borne by us. Such involvement of third-party advisors or consultants may present a number of risks primarily relating to the Adviser’s reduced control of the functions that are outsourced. Where affiliates of Invesco are utilized, the Adviser’s management fee will not be offset for the fees paid or expenses reimbursed to such affiliates. In addition, if the Adviser is unable to timely engage third-party providers, the ability to evaluate and acquire more complex targets could be adversely affected. In the due diligence process and making an assessment regarding a potential investment, the Adviser will rely on the resources available to it, including information provided by the target of the investment and, in some circumstances, third-party investigations. The due diligence investigation carried out with respect to any investment opportunity may not reveal or highlight all relevant facts that may be necessary or helpful in evaluating such investment opportunity, which could lead to losses in the value of our portfolio. Moreover, such an investigation will not necessarily result in the investment being successful. There can be no assurance that attempts to provide downside protection with respect to investments, including the risk management procedures described in this prospectus, will achieve their desired effect, and potential investors should regard an investment in us as being speculative and having a high degree of risk.

The inability of property managers to effectively operate our properties and leasing agents to lease vacancies in our properties would hurt our financial performance.

The Adviser hires property managers to manage our properties and leasing agents to lease vacancies in our properties. These property managers may be our affiliates or partners in joint ventures we enter into. We may also use property managers in which we invest to provide these property management, leasing and similar services. The property managers will have significant decision-making authority with respect to the management of our properties. We will be particularly dependent on property managers of any hospitality and leisure properties we invest in. Our ability to direct and control how our properties are managed on a day-to-day basis may be limited because we engage other parties to perform this function. Thus, the success of our business may depend in large part on the ability of our property managers to manage the day-to-day operations and the ability of our leasing agents to lease vacancies in our properties. Any adversity experienced by, or problems in our relationship with, our property managers or leasing agents could adversely impact the operation and profitability of our properties.

We will depend on tenants for our revenue, and therefore our revenue is dependent on the success and economic viability of our tenants. Our reliance on single or significant tenants in certain properties may decrease our ability to lease vacated space.

Rental income from real property, directly or indirectly, constitutes a significant portion of our income. Delays in collecting accounts receivable from tenants could adversely affect our cash flows and financial condition. In addition, the inability of a single major tenant or a number of smaller tenants to meet their rental obligations would adversely affect our income. Therefore, our financial success is indirectly dependent on the success of the businesses operated by the tenants in our properties or in the properties securing loans we may own, including in the face of global economic events, natural disasters and public health or pandemic crises. The weakening of the financial condition of or the bankruptcy or insolvency of a significant tenant or a number of smaller tenants and vacancies caused by defaults of tenants or the expiration of leases may adversely affect our operations and our ability to pay distributions.

Some of our properties may be leased to a single or significant tenant and, accordingly, may be suited to the particular or unique needs of such tenant. We may have difficulty replacing such a tenant if the floor plan of the vacant space limits the types of businesses that can use the space without major renovation. In addition, the resale value of the property could be diminished because the market value of a particular property will depend principally upon the value of the leases of such property.

We may be unable to renew leases as leases expire.

We may not be able to lease properties that are vacant or become vacant because a tenant decides not to renew its lease or by the continued default of a tenant under its lease. In addition, certain of the properties we acquire may have some level of vacancy at the time of acquisition. Certain other properties may be specifically suited to the particular needs of a tenant and may become vacant after we acquire them. Even if a tenant renews its lease or we enter into a lease with a new tenant, the terms of the new lease may be less favorable than the terms of the old lease. In addition, the resale value of the property could be diminished because the market value may depend principally upon the value of the property’s leases. If we are unable to promptly renew or enter into new leases, or if the rental rates are lower than expected, our results of operations and financial condition will be adversely affected. For example, following the termination or expiration of a tenant’s lease there may be a period of time before we will begin receiving rental payments under a replacement lease. During that period, we will continue to bear fixed expenses such as interest, real estate taxes, maintenance, security, repairs and other operating expenses. In addition, declining economic conditions may impair our ability to attract replacement tenants and achieve rental rates equal to or greater than the rents paid under previous leases. Increased competition for tenants may require us to make capital improvements to properties which would not have otherwise been planned. Any unbudgeted capital improvements that we undertake may divert cash that would otherwise be available for distributions or for satisfying repurchase requests. Ultimately, to the extent that we are unable to renew leases or re-let space as leases expire, decreased cash flow from tenants will result, which could adversely impact our operating results.

We may be required to expend funds to correct defects or to make improvements before a tenant can be found for a property at an attractive lease rate or an investment in a property can be sold. No assurance can be given that we will have funds available to correct those defects or to make those improvements. In acquiring a property, we may agree to lock-out provisions that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed on that property. These factors and others that could impede our ability to respond to adverse changes in the performance of our properties could significantly affect our financial condition and operating results.

Our properties face significant competition.

We face significant competition from owners, operators and developers of properties. Substantially all of our properties face competition from similar properties in the same market. This competition may affect our ability to attract and retain tenants and may reduce the rents we are able to charge. These competing properties may have vacancy rates higher than our properties, which may result in their owners being willing to lease available space at lower prices than the space in our properties. If one of our properties were to lose an anchor tenant, this could impact the leases of other tenants, who may be able to modify or terminate their leases as a result.

Our properties may be leased at below-market rates under long-term leases.

We may seek to negotiate longer-term leases to reduce the cash flow volatility associated with lease rollovers, provided that contractual rent increases are generally included. In addition, where appropriate, we will seek leases that provide for operating expenses, or expense increases, to be paid by the tenants. These leases may allow tenants to renew the lease with pre-defined rate increases. If we do not accurately judge the potential for increases in market rental rates, or if our negotiated increases provide for a discount to then-current market rental rates (in exchange for lower volatility), we may set the rental rates of these long-term leases at levels such that even after contractual rental increases, the resulting rental rates are less than then-current market rental rates. Further, we may be unable to terminate those leases or adjust the rent to then-prevailing market rates. As a result, our income and distributions to our stockholders could be lower than if we did not enter into long-term leases.

Rising inflation may adversely affect our financial condition and results of operations.

Inflation in the United States has recently increased and may continue to do so in the future. Rising inflation could have an adverse impact on any floating-rate mortgages, credit facility and general and administrative expenses, as these costs could increase at a rate higher than our rental and other revenue. Inflation could also have an adverse effect on consumer spending, which could impact our tenants’ revenues and, in turn, our percentage rents, where applicable, as well as our tenants’ ability to pay rent. Also, inflation could cause increases in operating expenses, which could increase occupancy costs for tenants and, to the extent that we are unable to recover operating expenses from tenants, could increase operating expenses for us. Inflation could also result in increases in market interest rates, which could not only negatively impact consumer spending and tenant investment decisions, but would also increase the borrowing costs associated with our existing debt and any future debt that we incur.

Leases of long-term duration or which include renewal options that specify a maximum rate increase may result in below-market lease rates over time if we do not accurately estimate inflation or market lease rates. Provisions of our leases designed to mitigate the risk of inflation and unexpected increases in market lease rates, such as periodic rental increases, may not adequately protect us from the impact of inflation or unexpected increases in market lease rates. If we are subject to below-market lease rates on a significant number of our properties pursuant to long-term leases and our operating and other expenses are increasing faster than anticipated, our business, financial condition, results of operations, cash flows or our ability to satisfy our debt service obligations or to pay distributions on our common stock could be materially adversely affected.

Rising interest rates could impact the value of our investments.

Interest rates are one of the variables that affect real estate asset prices. A number of other factors are also important, including real estate market fundamentals, inflation expectations, and investor investment horizons and return targets. For real estate, changes in interest rates influence real estate capitalization rates, with higher interest rates ultimately resulting in higher capitalization rates and lower property values, all other things being equal. However, interest rates and capitalization rates do not always move in lockstep as there typically is a lag between changes in interest rates and changes in capitalization rates, and especially for high quality properties. Capitalization rates tend to be durable due to the long term, inflation-protected nature of tenant leases, which typically include annual rent increases.

We may experience material losses or damage related to our properties and such losses may not be covered by insurance.

We may experience material losses related to our properties arising from natural disasters, such as extreme weather events, climate change, earthquakes or floods, and acts of God, vandalism or other crime, faulty construction or accidents, fire, war, acts of terrorism outbreaks of infectious disease, pandemic or any other serious public health concern or other catastrophes. We plan to carry insurance covering our properties under policies the Adviser deems appropriate. The Adviser will select policy specifications and insured limits that it believes to be appropriate and adequate given the relative risk of loss, the cost of the coverage and industry practice. Insurance policies on our properties may include some coverage for losses that are generally catastrophic in nature, such as losses due to terrorism, earthquakes and floods, but we cannot assure you that it will be adequate to cover all losses and some of our policies will be insured subject to limitations involving large deductibles or co-payments and policy limits that may not be sufficient to cover losses. In general, losses related to terrorism are becoming harder and more expensive to insure against. Most insurers are excluding terrorism coverage from their all-risk policies. In some cases, the insurers are offering significantly limited coverage against terrorist acts for additional premiums, which can greatly increase the total costs of casualty insurance for a property. A similar dynamic has been unfolding with respect to certain weather and fire events, with insurers excluding certain investments that have high risk of weather, earthquake or fire events. As the effects of climate change increase, we expect the frequency and impact of weather and climate related events and conditions could increase as well. As a result, not all investments may be insured against terrorism, weather or fire. If we or one or more of our tenants experience a loss that is uninsured or that exceeds policy limits, we could lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties. In addition, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if these properties were irreparably damaged.

We could become subject to liability for environmental violations, regardless of whether we caused such violations.

We could become subject to liability in the form of fines or damages for noncompliance with environmental laws and regulations. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid hazardous materials, the remediation of contaminated property associated with the disposal of solid and hazardous materials and other health and safety-related concerns. Some of these laws and regulations may impose joint and several liability on tenants, owners or managers for the costs of investigation or remediation of contaminated properties, regardless of fault or the legality of the original disposal. Under various federal, state and local environmental laws, ordinances, and regulations, a current or former owner or manager of real property may be liable for the cost to remove or remediate hazardous or toxic substances, wastes, or petroleum products on, under, from, or in such property. These costs could be substantial and liability under these laws may attach whether or not the owner or manager knew of, or was responsible for, the presence of such contamination. Even if more than one person may have been responsible for the contamination, each liable party may be held entirely responsible for all of the clean-up costs incurred.

In addition, third parties may sue the owner or manager of a property for damages based on personal injury, natural resources, or property damage or for other costs, including investigation and clean-up costs, resulting from the environmental contamination. The presence of contamination on one of our properties, or the failure to properly remediate a contaminated property, could give rise to a lien in favor of the government for costs it may incur to address the contamination, or otherwise adversely affect our ability to sell or lease the property or borrow using the property as collateral. In addition, if contamination is discovered on our properties, environmental laws may impose restrictions on the manner in which the property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us from entering into leases with prospective tenants. There can be no assurance that future laws, ordinances or regulations will not impose any material environmental liability, or that the environmental condition of our properties will not be affected by the operations of the tenants, by the existing condition of the land or by operations in the vicinity of the properties. There can be no assurance that these laws, or changes in these laws, will not have a material adverse effect on our business, results of operations or financial condition.

Our properties are subject to property taxes that may increase in the future, which could adversely affect our cash flow.

Our properties are subject to real and personal property taxes that may increase as property tax rates change and as the properties are assessed or reassessed by taxing authorities. Some of our leases may provide that the property taxes, or increases therein, are charged to the lessees as an expense related to the properties that they occupy. As the owner of the properties, however, we will be ultimately responsible for payment of the taxes to the government. If property taxes increase, our tenants may be unable (or not obligated) to make the required tax payments, ultimately requiring us to pay the taxes. In addition, we will generally be responsible for property taxes related to any vacant space. If we purchase residential properties, the leases for such properties typically will not allow us to pass through real estate taxes and other taxes to residents of such properties. Consequently, any tax increases may adversely affect our results of operations at such properties.

Certain of our investments are in the form of ground leases, which provide limited rights to the underlying property.

We have invested and in the future may invest from time to time in real estate properties that are subject to ground leases. As a lessee under a ground lease, we may be exposed to the possibility of losing the property upon termination, or an earlier breach by us, of the ground lease, which may adversely impact our investment performance. Furthermore, ground leases generally provide for certain provisions that limit the ability to sell certain properties subject to the lease. In order to assign or transfer rights and obligations under certain ground leases, we will generally need to obtain consent of the landlord of such property, which, in turn, could adversely impact the price realized from any such sale.

We face risks in effecting operating improvements.

In some cases, the success of an investment will depend, in part, on our ability to restructure and effect improvements in the operations of a property. The activity of identifying and implementing restructuring programs and operating improvements at property entails a high degree of uncertainty. There can be no assurance that we will be able to successfully identify and implement such restructuring programs and improvements.

We may be adversely affected by trends in the office sector.

Our portfolio includes medical office buildings (“MOBs”) and office properties and we may acquire additional MOBs and office properties. Some businesses are rapidly evolving to make employee telecommuting, flexible work schedules, open workplaces and teleconferencing increasingly common. These practices enable businesses to reduce their space requirements. A continuation of the movement towards these practices could over time erode the overall demand for office space and, in turn, place downward pressure on occupancy, rental rates and property valuations, each of which could have an adverse effect on our financial position, results of operations, cash flows and ability to make expected distributions to our stockholders.

The hospitals on or near whose campuses our MOBs are located and their affiliated health systems could fail to remain competitive or financially viable, which could adversely impact their ability to attract physicians and other healthcare-related tenants to our MOBs.

Our portfolio currently includes our interest in a portfolio of MOBs, and we may acquire additional MOBs in the future. Our MOB operations generally depend on the competitiveness and financial viability of the hospitals on or near whose campuses our MOBs are located and their ability to attract physicians and other healthcare-related tenants to our MOBs. The viability of these hospitals, in turn, depends on factors such as the quality and mix of healthcare services provided, competition for patients, physicians and physician groups, demographic trends in the surrounding community, market position and growth potential, as well as the ability of the affiliated health systems to provide economies of scale and access to capital. If a hospital on or near whose campus one of our MOBs is located fails or becomes unable to meet its financial obligations, and if an affiliated health system is unable to support that hospital, the hospital may be unable to compete successfully or could be forced to close or relocate, which could adversely impact its ability to attract physicians and other healthcare-related clients. To the extent that we rely on proximity to and affiliations with hospitals to create leasing demand in our MOBs, our MOB operating results could be materially and adversely affected by a hospital’s inability to remain competitive or financially viable, or to attract physicians, physician groups and other healthcare-related tenants.

We could be negatively impacted by the condition of Fannie Mae or Freddie Mac and by changes in government support for multifamily housing.

Fannie Mae and Freddie Mac are a major source of financing for multifamily real estate in the United States. We may utilize loan programs sponsored by these entities as a key source of capital to finance our growth and our operations. Since 2011, members of Congress have introduced and Congressional committees have considered a substantial number of bills that include comprehensive or incremental approaches to winding down Fannie Mae and Freddie Mac or changing their purposes, businesses or operations. A decision by the U.S. government to eliminate or downscale Fannie Mae or Freddie Mac or to reduce government support for multifamily housing more generally may adversely affect interest rates, capital availability, development of multifamily communities and the value of multifamily assets and, as a result, may adversely affect our future growth and operations. Any potential reduction in loans, guarantees and credit- enhancement arrangements from Fannie Mae and Freddie Mac could jeopardize the effectiveness of the multifamily sector’s derivative securities market, potentially causing breaches in loan covenants, and through reduced loan availability, impact the value of multifamily assets, which could impair the value of a significant portion of multifamily communities. Specifically, the potential for a decrease in liquidity made available to the multifamily sector by Fannie Mae and Freddie Mac could:

•	make it more difficult for us to secure new takeout financing for any multifamily development projects we acquire;

•	hinder our ability to refinance any completed multifamily assets;

•	decrease the amount of available liquidity and credit that could be used to broaden our portfolio through the acquisition of multifamily assets; and

•	require us to obtain other sources of debt capital with potentially different terms.

Increased levels of unemployment could adversely affect the occupancy and rental rates of our multifamily properties.

For our multifamily properties, increased levels of unemployment in multifamily markets could significantly decrease occupancy and rental rates at such properties. In times of increasing unemployment, multifamily occupancy and rental rates have historically been adversely affected by:

•	oversupply or reduced demand for apartment homes;

•	rental residents deciding to share rental units and therefore rent fewer units;

•	potential residents moving back into family homes or delaying leaving family homes;

•	a reduced demand for higher-rent units;

•	a decline in household formation;

•	persons enrolled in college delaying leaving college or choosing to proceed to or return to graduate school in the absence of available employment;

•	rent control or rent stabilization laws, or other laws regulating housing, that could prevent us from raising rents sufficiently to offset increases in operating costs;

•	the inability or unwillingness of residents to pay rent increases; and

•	increased collection losses.

These factors generally have contributed to lower rental rates. Our results of operations, financial condition and ability to make distributions to you may be adversely affected if these factors do not improve or worsen.

If any credit market disruptions or economic slowdowns occur, any investments in multifamily properties may face increased competition from single-family homes and condominiums for rent and new supply, which could limit our ability to retain residents, lease apartment units or increase or maintain rents.

Our multifamily properties compete with numerous housing alternatives in attracting residents, including single-family homes and condominiums available for rent. Competition can also be impacted by the addition of new supply of multifamily properties. Such competitive housing alternatives may become more prevalent in a particular area in the event of any tightening of mortgage lending underwriting criteria, homeowner foreclosures, declines in single-family home and condominium sales or lack of available credit. The number of single-family homes and condominiums for rent in a particular area could limit our ability to retain residents, lease apartment units or increase or maintain rents.

Rent control and other changes in applicable laws, or noncompliance with applicable laws, could adversely affect our multifamily properties.

Lower revenue growth or significant unanticipated expenditures may result from rent control or rent stabilization laws or other residential landlord/tenant laws. Municipalities may implement, consider or be urged by advocacy groups to consider rent control or rent stabilization laws and regulations or take other actions that could limit our ability to raise rents based on market conditions. These initiatives and any other future enactments of rent control or rent stabilization laws or other laws regulating multifamily housing, as well as any lawsuits against us arising from such rent control or other laws, may reduce rental revenues or increase operating costs. Such laws and regulations may limit our ability to charge market rents, increase rents, evict tenants or recover increases in our operating costs and could make it more difficult or less profitable for us to dispose of properties in certain circumstances. Expenses associated with investments in multifamily properties, such as debt service, real estate taxes, insurance and maintenance costs, are generally not reduced when circumstances cause a reduction in rental income from such properties.

Our student housing properties are subject to seasonality.

Student housing properties are typically leased during leasing seasons, and our properties are therefore highly dependent on the effectiveness of our marketing and leasing efforts and personnel during such seasons. Additionally, our student housing properties are generally on short-term leases, exposing us to increased leasing risk. Further, the COVID-19 pandemic has caused many colleges and universities to implement remote learning procedures, which may increase our leasing risk. We may not be able to re-lease our properties on similar terms, if we are able to re-lease our properties at all. The terms of renewal or re-lease (including the cost of required renovations) may be less favorable to us than the prior lease. If we are unable to re-lease all or a substantial portion of our properties, or if the rental rates upon such re-leasing are significantly lower than expected rates, our cash flows from operations could be adversely affected.

Prior to the commencement of each new lease period, we prepare the units for new incoming residents. Other than revenue generated by in-place leases for returning residents, we do not generally recognize lease revenue during this period referred to as “turn” as we have no leases in place. In addition, during turn, we incur expenses preparing our units for occupancy, which we recognize immediately. This lease turn period results in seasonality in our operating results, and as a result, we may experience significantly reduced cash flows during such periods.

In addition, we may be adversely affected by a change in university admission policies. For example, if a university reduces the number of student admissions, the demand for our student housing properties may be reduced and our occupancy rates may decline. Our student housing properties also compete with university-owned student housing and other national and regional owner-operators of off-campus student housing in a number of markets as well as with smaller local owner-operators.

A decrease in enrollment at the colleges or universities at which our student housing properties are located could adversely affect our financial results.

We have invested and may continue to invest in student housing properties. University enrollment can be affected by a number of factors including, but not limited to, the current macroeconomic environment, students’ ability to afford tuition or the availability of student loans, competition for international students, the impact of visa requirements for international students, higher demand for distance education, and budget constraints that could limit a college or university’s ability to attract and retain students. If a college or university’s enrollment were to significantly decline as a result of these or other factors, our ability to achieve our leasing targets and thus our student housing properties’ financial performance could be adversely affected.

The current trend for seniors to delay moving to senior living communities until they require greater care could have a material adverse effect on our business, financial condition and results of operations.

We may invest in senior living properties. Seniors have been increasingly delaying their moves to senior living properties until they require greater care. Further, rehabilitation therapy and other services are increasingly being provided to seniors on an outpatient basis or in seniors’ personal residences in response to market demand and government regulation, which may increase the trend for seniors to delay moving to senior living properties. Such delays may cause decreases in occupancy rates and increases in resident turnover rates at any senior living properties we acquire. Moreover, older aged persons may have greater care needs, such as the need for ADA property accommodations, and require higher acuity services, which may increase the cost of business of tenants and managers, expose tenants and managers to additional liability or result in lost business and shorter stays at senior living properties. These trends may negatively impact the occupancy rates, revenues and cash flows at any senior living properties we acquire.

Our industrial properties face unique risks, including risks that can impact our industrial property tenants.

Our industrial properties face unique risks, including risks that impact the tenants of these properties. Our industrial properties may be adversely affected if manufacturing activity decreases in the United States. Trade agreements with foreign countries have given employers the option to utilize less expensive foreign manufacturing workers. Outsourcing manufacturing activities could reduce the demand for U.S. workers, thereby reducing the profitability of our industrial tenants and the demand for and profitability of our industrial properties. In addition, the supply of industrial properties in the United States is expected to increase in the near term. These new properties may be preferable to older buildings as a result of tenant preferences. As a result, this new supply could have a negative impact on our industrial properties.

The impacts of climate-related initiatives at the U.S. federal and state levels remain uncertain at this time but could result in increased operating costs.

Government authorities and various interest groups are promoting laws and regulations that could limit greenhouse gas, or GHG, emissions due to concerns over contributions to climate change. The United States Environmental Protection Agency, or EPA, has moved to regulate GHG emissions from large stationary sources, including electricity producers, and mobile sources, through fuel efficiency and other requirements, using its existing authority under the Clean Air Act. Moreover, certain state and regional programs are being implemented to require reductions in GHG emissions. Any additional taxation or regulation of energy use, including as a result of (i) the regulations that EPA has proposed or may propose in the future, (ii) state programs and regulations, or (iii) renewed GHG legislative efforts by future Congresses, could result in increased operating costs that we may not be able to effectively pass on to our tenants. In addition, any increased regulation of GHG emissions could impose substantial costs on our industrial tenants. These costs include, for example, an increase in the cost of the fuel and other energy purchased by our industrial tenants and capital costs associated with updating or replacing their trucks earlier than planned. Any such increased costs could impact the financial condition of our industrial tenants and their ability to meet their lease obligations and to lease or re-lease our properties.

Industrial tenants may be adversely affected by a decline in manufacturing activity in the United States.

To the extent that we acquire industrial properties, fluctuations in manufacturing activity in the United States may adversely affect our industrial tenants and therefore the demand for and profitability of our industrial properties. Trade agreements with foreign countries have given employers the option to utilize less expensive foreign manufacturing workers. Outsourcing manufacturing activities could reduce the demand for U.S. workers, thereby reducing the profitability of our industrial tenants and the demand for and profitability of our industrial properties.

If we are unable to promptly re-let units at self-storage properties or if the rates upon such re-letting are significantly lower than expected, our business and results of operations would be adversely affected.

We invest in self-storage properties. Any self-storage properties we acquire will derive revenues principally from rents received from customers who rent units at the self-storage properties under month-to-month leases. Any delay in re-letting cubes as vacancies arise or lower than expected rental rates upon re-letting would reduce the revenues from our self-storage properties and adversely affect our operating results.

Our self-storage investments are subject to risks from fluctuating demand and competition in the self-storage industry.

Our self-storage investments are subject to operating risks common to the self-storage industry, which include crime and pilfering, business layoffs or downsizing, industry slowdowns, relocation of businesses and changing demographics, changes in supply of, or demand for, similar or competing self-storage properties in an area and the excess amount of self-storage space in a particular market, changes in market rental rates and inability to collect rents from customers. The self-storage industry has at times experienced overbuilding in response to perceived increases in demand. A recurrence of overbuilding might cause our self-storage investments to experience a decrease in occupancy levels, as well as limit the ability to increase rents and offer discounted rents.

Our retail tenants will face competition from numerous retail channels.

Retailers leasing any retail properties we may acquire will face continued competition from discount or value retailers, factory outlet centers, wholesale clubs, mail order catalogues and operators, television shopping networks and shopping via the internet. Such competition could adversely affect our tenants and, consequently, our revenues and funds available for distribution.

Retail properties depend on anchor tenants to attract shoppers and could be adversely affected by the loss of a key anchor tenant.

We have acquired retail properties and may acquire more. Retail properties, like other properties, are subject to the risk that tenants may be unable to make their lease payments or may decline to extend a lease upon its expiration. A lease termination by a tenant that occupies a large area of a retail center (commonly referred to as an anchor tenant) could impact leases of other tenants. Other tenants may be entitled to modify the terms of their existing leases in the event of a lease termination by an anchor tenant, or the closure of the business of an anchor tenant that leaves its space vacant even if the anchor tenant continues to pay rent. Any such modifications or conditions could be unfavorable to us as the property owner and could decrease rents or expense recoveries. Additionally, major tenant closures may result in decreased customer traffic, which could lead to decreased sales at other stores. In the event of default by a tenant or anchor store, we may experience delays and costs in enforcing our rights as landlord to recover amounts due to us under the terms of our agreements with those parties.

Leases with retail properties’ tenants may restrict us from re-leasing space.

Most leases with retail tenants contain provisions giving the particular tenant the exclusive right to sell particular types of merchandise or provide specific types of services within the particular retail center. These provisions may limit the number and types of prospective tenants in a particular retail property.

Technological innovations may disrupt the markets and sectors in which we operate and subject us to increased competition or negatively impact the tenants of our properties and the value of our properties.

Current trends in the real estate market and the sectors in which we invest generally have been toward disrupting the industry with technological innovation, and multiple young companies have been successful in capitalizing on this trend toward disruption. In this period of rapid technological and commercial innovation, new businesses and approaches may be created that could affect us, tenants of our properties or our investments or alter the market practices that help frame our strategy. For example, the value of hospitality properties is affected by competition from the non-traditional hospitality sector (such as short-term rental services), while office properties are affected by competition from shared office spaces (including co-working environments) and new retail and supply chain sources. Any of these new approaches could damage our investments, significantly disrupt the market in which we operate and subject us to increased competition, which could materially and adversely affect our business, financial condition and results of investments.

Investments in properties or other real estate–related assets outside the United States subject us to foreign currency risks, which may adversely affect distributions and our REIT status.

Revenues generated from any properties or other real estate-related assets we acquire or ventures we enter into relating to transactions involving assets located in markets outside the United States likely will be denominated in the local currency. Therefore, any investments we make outside the United States may subject us to foreign currency risk due to potential fluctuations in exchange rates between foreign currencies and the U.S. dollar. As a result, changes in exchange rates of any such foreign currency to the U.S. dollar may affect our revenues, operating margins and distributions and may also affect the book value of our assets and the amount of stockholders’ equity. Changes in foreign currency exchange rates used to value a REIT’s foreign assets may be considered changes in the value of the REIT’s assets. These changes may adversely affect our status as a REIT. Further, bank accounts in foreign currency which are not considered cash or cash equivalents may adversely affect our status as a REIT. Furthermore, while we have the capacity, but not the obligation, to utilize certain foreign exchange hedging instruments, there is no guarantee that this will be successful in mitigating foreign currency risks and in-turn may introduce additional risks and expenses linked to option premiums and mark-to-market costs.

We will be subject to additional risks from non-U.S. investments.

We may invest in real estate properties located outside of the United States and real estate-related securities issued in, or backed by real estate in, countries outside the United States. Non-U.S. real estate-related investments involve certain factors not typically associated with investing in real estate-related investments in the U.S., including risks relating to (1) currency exchange matters, including fluctuations in the rate of exchange between the U.S. dollar and the various non-U.S. currencies in which such investments are denominated, and costs associated with conversion of investment principal and income from one currency into another; (2) differences in conventions relating to documentation, settlement, corporate actions, stakeholder rights and other matters; (3) differences between U.S. and non-U.S. real estate markets, including potential price volatility in and relative illiquidity of some non-U.S. markets; (4) the absence of uniform accounting, auditing and financial reporting standards, practices and disclosure requirements and differences in government supervision and regulation; (5) certain economic, social and political risks, including potential exchange-control regulations, potential restrictions on non-U.S. investment and repatriation of capital, the risks associated with political, economic or social instability, including the risk of sovereign defaults, regulatory change, and the possibility of expropriation or confiscatory taxation or the imposition of withholding or other taxes on dividends, interest, capital gains, other income or gross sale or disposition proceeds, and adverse economic and political developments; (6) high rates of inflation, together with governmental measures to curb inflation, (7) the possible imposition of non-U.S. taxes on income and gains and gross sales or other proceeds recognized with respect to such investments; (8) differing and potentially less well-developed or well-tested corporate laws regarding stakeholder rights, creditors’ rights (including the rights of secured parties), fiduciary duties and the protection of investors; (9) different laws and regulations, including differences in the legal and regulatory environment or enhanced legal and regulatory compliance; (10) political hostility to investments by foreign investors; and (11) less publicly available information. Furthermore, while we may have the capacity, but not the obligation, to mitigate such additional risks, including through the utilization of certain foreign exchange hedging instruments, there is no guarantee that we will be successful in mitigating such risks and in turn may introduce additional risks and expenses linked to such efforts.

We may have difficulty selling our properties, which may limit our flexibility and ability to pay distributions.

Because real estate investments are relatively illiquid, it could be difficult for us to promptly sell one or more of our properties on favorable terms. Additionally, we may agree to lock-out or other provisions when we acquire a property that materially restrict us from selling such property or our interest in such property for a period of time. This may limit our ability to sell properties in order to provide cash for other corporate purposes (including funding share repurchases) or change our portfolio quickly in response to adverse changes in the performance of any such property or economic or market trends. In addition, U.S. federal tax laws that impose a 100% excise tax on gains from sales of dealer property by a REIT (generally, property held for sale, rather than investment) could limit our ability to sell properties and may affect our ability to sell properties without adversely affecting returns to our stockholders. These restrictions could adversely affect our results of operations and financial condition.

General Risks Related to Investments in Real Estate-Related Debt and Real Estate-Related Securities

Investments in real estate-related securities are subject to risks including various creditor risks and early redemption features which may materially adversely affect our results of operations and financial condition.

The debt securities and other interests in which we invest may include secured or unsecured debt at various levels of an issuer’s capital structure. The debt securities in which we may invest may not be protected by financial covenants or limitations upon additional indebtedness, may be illiquid or have limited liquidity, and may not be rated by a credit rating agency. Debt securities are also subject to other creditor risks, including (1) the possible invalidation of an investment transaction as a “fraudulent conveyance” under relevant creditors’ rights laws, (2) so-called lender liability claims by the issuer of the obligation and (3) environmental liabilities that may arise with respect to collateral securing the obligations. Our investments may be subject to early redemption features, refinancing options, pre-payment options or similar provisions which, in each case, could result in the issuer repaying the principal on an obligation held by us earlier than expected, resulting in a lower return to us than anticipated or reinvesting in a new obligation at a lower return to us.

Our debt investments will face prepayment risk and interest rate fluctuations that may adversely affect our results of operations and financial condition.

During periods of declining interest rates, the issuer of a security or borrower under a loan may exercise its option to prepay principal earlier than scheduled, forcing us to reinvest the proceeds from such prepayment in lower yielding securities or loans, which may result in a decline in our return. Debt investments frequently have call features that allow the issuer to redeem the security at dates prior to its stated maturity at a specified price (typically greater than par) only if certain prescribed conditions are met. An issuer may choose to redeem a debt security if, for example, the issuer can refinance the debt at a lower cost due to declining interest rates or an improvement in the credit standing of the issuer. In addition, the market price of our investments will change in response to changes in interest rates and other factors. During periods of declining interest rates, the market price of fixed-rate debt investments generally rises. Conversely, during periods of rising interest rates, the market price of such investments generally declines. The magnitude of these fluctuations in the market price of debt investments is generally greater for securities with longer maturities.

Debt-oriented real estate investments face a number of general market-related risks that can affect the creditworthiness of issuers, and modifications to certain loan structures and market terms make it more difficult to monitor and evaluate investments.

We invest in real estate-related debt investments. Any deterioration of real estate fundamentals generally, and in the United States in particular, could negatively impact our performance by making it more difficult for issuers to satisfy their debt payment obligations, increasing the default risk applicable to issuers, or making it relatively more difficult for us to generate attractive risk-adjusted returns. Changes in general economic conditions will affect the creditworthiness of issuers or real estate collateral relating to our investments and may include economic or market fluctuations, changes in environmental and zoning laws, casualty or condemnation losses, regulatory limitations on rents, decreases in property values, changes in the appeal of properties to tenants, changes in supply and demand for competing properties in an area (as a result, for instance, of overbuilding), fluctuations in real estate fundamentals (including average occupancy, operating income and room rates for hotel properties), the financial resources of tenants, changes in availability of debt financing which may render the sale or refinancing of properties difficult or impracticable, changes in building, environmental and other laws, energy and supply shortages, various uninsured or uninsurable risks, natural disasters, political events, trade barriers, currency exchange controls, changes in government regulations (such as rent control), changes in real property tax rates and operating expenses, changes in interest rates, changes in the availability of debt financing or mortgage funds which may render the sale or refinancing of properties difficult or impracticable, increased mortgage defaults, increases in borrowing rates, negative developments in the economy or political climate that depress travel activity, environmental liabilities, contingent liabilities on disposition of assets, acts of God, terrorist attacks, war, demand or real estate values generally and other factors that are beyond the control of the Adviser. There can be no assurance that there will be a ready market for the resale of investments because investments may not be liquid. Illiquidity may result from the absence of an established market for the investments, as well as legal or contractual restrictions on their resale by us. The value of securities of companies which service the real estate business sector may also be affected by such risks.

The Adviser cannot predict whether economic conditions generally, and the conditions for commercial loan investing in particular, will deteriorate in the future. Declines in the performance of the U.S. and global economies or in the commercial loan markets could have a material adverse effect on our investment activities. In addition, market conditions relating to commercial loan investments have evolved since the financial crisis, which has resulted in a modification to certain loan structures or market terms. For example, it has become increasingly difficult for commercial loan investors in certain circumstances to receive full transparency with respect to underlying investments because transactions are often effectuated on an indirect basis through pools or conduit vehicles rather than directly with the borrower. Any such changes in loan structures or market terms may make it more difficult for us to monitor and evaluate investments.

We may invest in subordinated debt, which is subject to greater credit risk than senior debt.

We may invest in debt instruments, including junior tranches of CMBS and “mezzanine” or junior mortgage loans (e.g., B-Notes), that are subordinated in an issuer’s capital structure. To the extent we invest in subordinated debt of an issuer’s capital structure or subordinated CMBS bonds, such investments and our remedies with respect thereto, including the ability to foreclose on any collateral securing such investments, will be subject to the rights of any senior creditors and, to the extent applicable, contractual inter-creditor or participation agreement provisions. Accordingly, we may not be able to take the steps necessary to protect our investments in a timely manner or at all and there can be no assurance that our rate of return objectives for any particular investment will be achieved. The collateral value of the property may be less than the outstanding amount of our investment. In cases in which our collateral consists of partnership or similar interests, our rights and level of security will be less than if we held a mortgage loan. To protect our original investment and to gain greater control over the underlying assets, we may elect to purchase the interest of a senior creditor or take an equity interest in the underlying assets, which may require additional investment by us.

Investments in subordinated debt involve greater credit risk of default than the senior classes of the issue or series. Subordinated tranches of CMBS or other investments absorb losses from default before other more senior tranches of the CMBS to which it is subordinate are put at risk. As a result, to the extent we invest in subordinate debt instruments (including CMBS), we would potentially receive payments or interest distributions after, and must bear the effects of losses or defaults on the senior debt (including underlying mortgage loans, senior mezzanine debt or senior CMBS bonds) before, the holders of other more senior tranches of debt instruments with respect to such issuer.

Certain risks associated with the underlying collateral of our commercial real estate loans may affect our results of operations and financial condition.

Our commercial real estate loans may not be secured by a mortgage but may instead be secured by partnership interests or other collateral that may provide weaker rights than a mortgage. In the event of default, our source of repayment will be limited to the value of the collateral and may be subordinate to other lienholders.

The collateral value of an underlying property may be less than the outstanding amount of our investment. In cases in which the collateral consists of partnership or similar interests, our rights and level of security may be less than if we held a mortgage loan. Our commercial real estate loans may also contain collateral that is not underwritten as part of the value securing such loan, including without limitation, residential properties. Even though certain collateral may not be considered as part of the value securing a loan, such collateral may present risks that could adversely affect the value of other collateral (e.g., tenants of residential properties may exercise rights that could adversely impact the ability to develop or re-develop land for another intended purpose).

Our investments in certain assets acquired from third parties may result in limited information being available about the asset prior to its acquisition.

In certain circumstances with respect to investments purchased from other parties, we may not receive access to all available information to determine fully the origination, credit appraisal and underwriting practices utilized with respect to the investments or the manner in which the investments have been serviced and/or operated. In certain circumstances with respect to assets originated by us, we may not receive access to all available information or may choose to depart from our Adviser’s extended underwriting and credit approval policies, including where the constraints exist on the origination of the investment.

The risk of default or insolvency by our underlying investments may cause us to incur losses.

We may invest in real estate companies and properties with a leveraged capital structure which increases their exposure to adverse economic factors (such as rising interest rates, competitive pressures, downturns in the economy or deterioration in the condition of the real estate company or property) and to the risk of unforeseen events. In the event any of these factors occur, the real estate companies and properties with a leveraged capital structure may suffer more serious adverse consequences (including reduced profitability and solvency) than less leveraged entities or properties. If an underlying real estate company or property cannot generate adequate cash flow to meet debt obligations, it may default on its loan agreements or be forced into bankruptcy. As a result, we may suffer a loss of invested capital, particularly in light of the leveraged position of our investments.

Increases in interest rates could adversely affect our ability to acquire target assets that satisfy our investment objectives and increase the amount of our loan payments, which may adversely affect our ability to make distributions to our stockholders.

Rising interest rates generally reduce the demand for mortgage loans due to the higher cost of borrowing. A reduction in the volume of mortgage loans originated may affect the volume of targeted assets available to us, which could adversely affect our ability to acquire assets that satisfy our investment objectives. Rising interest rates may also cause our targeted assets that were issued before an interest rate increase to provide yields that are below prevailing market interest rates. If rising interest rates cause us to be unable to acquire a sufficient volume of our targeted assets with a yield that is above our borrowing cost, our ability to satisfy our investment objectives and to generate income and pay dividends may be materially and adversely affected. Interest we pay on our loan obligations will reduce cash available for distributions. We have obtained and will likely in the future obtain variable rate loans, and as a result, increases in interest rates could increase our interest costs, which could reduce our cash flows and our ability to make distributions to you. In addition, if we need to repay existing loans during periods of rising interest rates, we could be required to liquidate one or more of our investments at times that may not permit realization of the maximum return on such investments. While we cannot predict factors which may or may not affect interest rates, certain of our mortgage notes and Revolving Credit Facility financings are variable rate and indexed to the London Interbank Offered Rate (“LIBOR”) or Secured Overnight Financing Rate (“SOFR”) (collectively, the “Reference Rates”). For the year ended December 31, 2022, a 50 basis point increase in the Reference Rates would have resulted in an increase in interest expense of $1.3 million, net of the impact of our interest rate hedges.

The inability of the owners and developers of the real estate companies and properties underlying our debt investments to effectively run the day-to-day operations may hurt our financial performance.

The day-to-day operations of the real estate companies and properties underlying our debt investments will be the responsibility of the owners and developers of such companies and properties. There can be no assurance that the owners and developers will be able to operate the underlying companies or properties in accordance with their business plans or our expectations.

We may acquire and sell residential credit investments, which may subject us to legal, regulatory and other risks that could adversely impact our business and financial results.

We may invest directly and indirectly in residential credit investments, which may include performing loans, nonperforming loans, residential mortgage loans and residential mortgage-backed securities (“RMBS”), which represent interests in pools of residential mortgage loans secured by one to four family residential mortgage loans. Investments in residential credit (including RMBS) are subject to various risks and uncertainties, including credit, market, interest rate, structural and legal risk. These risks may be magnified by volatility in the economy and in real estate markets generally. Residential credits are not traded on an exchange and there may be a limited market for the securities, especially when there is a perceived weakness in the mortgage and real estate market sectors.

Residential mortgage loans are obligations of the borrowers thereunder only and are not typically insured or guaranteed by any other person or entity, although such loans may be securitized by government agencies and the securities issued may be guaranteed. The rate of defaults and losses on residential mortgage loans are affected by a number of factors, including general economic conditions and those in the geographic area where the mortgaged property is located, the terms of the mortgage loan, the borrower’s equity in the mortgaged property, and the financial circumstances of the borrower. Certain mortgage loans may be of sub-prime credit quality (i.e., do not meet the customary credit standards of Fannie Mae and Freddie Mac). Delinquencies and liquidation proceedings are more likely with sub-prime mortgage loans than with mortgage loans that satisfy customary credit standards. If a residential mortgage loan is in default, foreclosure of such residential mortgage loan may be a lengthy and difficult process, and may involve significant expenses. Furthermore, the market for defaulted residential mortgage loans or foreclosed properties may be very limited.

Residential mortgage loans in an issue of RMBS may also be subject to various U.S. federal and state laws, foreign laws, public policies and principles of equity that protect consumers which, among other things, may regulate interest rates and other fees, require certain disclosures, require licensing of originators, prohibit discriminatory lending practices, regulate the use of consumer credit information, and regulate debt collection practices. In addition, a number of legislative proposals have been introduced in the United States at the federal, state, and municipal level that are designed to discourage predatory lending practices. Violation of such laws, public policies, and principles may limit the servicer’s ability to collect all or part of the principal or interest on a residential mortgage loan, entitle the borrower to a refund of amounts previously paid by it, or subject the servicer to damages and administrative enforcement. Any such violation could also result in cash flow delays and losses on the related issue of RMBS.

We may invest in RMBS, including government mortgage pass-through securities and non-agency RMBS, which are subject to certain other risks that may adversely affect our results of operations and financial condition.

We may invest in RMBS, which are subject to the risks of default, foreclosure timeline extension, fraud, home price depreciation and unfavorable modification of loan principal amount, interest rate and amortization of principal accompanying the underlying residential mortgage loans. To the extent that assets underlying an RMBS investment are concentrated geographically, by property type or in certain other respects, we may be subject to certain of the foregoing risks to a greater extent. In the event of defaults on the residential mortgage loans that underlie an RMBS investment and the exhaustion of any underlying or any additional credit support, we may not realize our anticipated return on our investments and we may incur a loss on these investments. At any one time, a portfolio of RMBS may be backed by residential mortgage loans with disproportionately large aggregate principal amounts secured by properties in only a few states or regions in the United States or in only a few foreign countries. As a result, the residential mortgage loans may be more susceptible to geographic risks relating to such areas, such as adverse economic conditions, adverse political changes, adverse events affecting industries located in such areas and natural hazards affecting such areas, than would be the case for a pool of mortgage loans having more diverse property locations. We may also acquire non-agency RMBS, which are backed by residential property but, in contrast to agency RMBS, the principal and interest of which are not guaranteed by federally chartered entities such as the Fannie Mae and Freddie Mac and, in the case of the Government National Mortgage Association (“Ginnie Mae”), the U.S. government. In addition, we may invest in government mortgage pass-through securities, which represent participation interests in pools of residential mortgage loans purchased from individual lenders by a federal agency or originated by private lenders and guaranteed by a federal agency, including those issued or guaranteed by Ginnie Mae, Fannie Mae and Freddie Mac. Ginnie Mae certificates are direct obligations of the U.S. Government and, as such, are backed by the “full faith and credit” of the United States. Fannie Mae is a federally chartered, privately owned corporation and Freddie Mac is a corporate instrumentality of the United States. Fannie Mae and Freddie Mac certificates are not backed by the full faith and credit of the United States but the issuing agency or instrumentality has the right to borrow, to meet its obligations, from an existing line of credit with the U.S. Treasury. The U.S. Treasury has no legal obligation to provide such line of credit and may choose not to do so.

We may face risks related to investments in collateralized debt obligations.

We may invest in collateralized debt obligations (“CDOs”). CDOs include, among other things, collateralized loan obligations (“CLOs”) and other similarly structured securities. A CLO is a trust typically collateralized by a pool of loans, which may include, among others, domestic and foreign senior secured loans, senior unsecured loans and subordinate corporate loans, including loans that may be rated below investment grade or equivalent unrated loans. CDOs may charge a management fee and administrative expenses. For CLOs, the cash flows from the trust are split into two or more portions, called tranches, varying in risk and yield. The riskiest portion is the “equity” tranche, which bears the bulk of defaults from the bonds or loans in the trust and serves to protect the other, more senior tranches from default in all but the most severe circumstances. Since it is partially protected from defaults, a senior tranche from a CLO trust typically has higher ratings and lower yields than the underlying securities, and can be rated investment grade. Despite the protection from the equity tranche, CLO tranches can experience substantial losses due to actual defaults, increased sensitivity to defaults due to collateral default and disappearance of protecting tranches, market anticipation of defaults and aversion to CLO securities as a class. The risks of an investment in a CDO depend largely on the type of the collateral and the class of the CDO in which we invest.

Normally, CLOs and other CDOs are privately offered and sold, and thus are not registered under the securities laws. As a result, certain investments in CDOs may be characterized as illiquid securities and volatility in CLO and CDO trading markets may cause the value of these investments to decline. Moreover, if the underlying mortgage portfolio has been overvalued by the originator, or if the values subsequently decline and, as a result, less collateral value is available to satisfy interest and principal payments and any other fees in connection with the trust or other conduit arrangement for such securities, we may incur significant losses. Also, with respect to the CLOs and CDOs in which we may invest, control over the related underlying loans will be exercised through a special servicer or collateral manager designated by a “directing certificate holder” or a “controlling class representative,” or otherwise pursuant to the related securitization documents. We may acquire classes of CLOs or CDOs for which we may not have the right to appoint the directing certificate holder or otherwise direct the special servicing or collateral management. With respect to the management and servicing of those loans, the related special servicer or collateral manager may take actions that could adversely affect our interests. In addition to the risks associated with debt instruments (e.g., interest rate risk and credit risk), CDOs carry additional risks including, but not limited to: (i) the possibility that distributions from collateral securities will not be adequate to make interest or other payments; (ii) the quality of the collateral may decline in value or default; (iii) the possibility that we may invest in CDOs that are subordinate to other classes; and (iv) the complex structure of the security may not be fully understood at the time of investment and may produce disputes with the issuer or unexpected investment results.

The operating and financial risks of issuers and the underlying default risk across capital structures may adversely affect our results of operations and financial condition.

Our securities investments will involve credit or default risk, which is the risk that an issuer or borrower will be unable to make principal and interest payments on its outstanding debt when due. The risk of default and losses on real estate-related debt instruments will be affected by a number of factors, including global, regional and local economic conditions, interest rates, the commercial real estate market in general, an issuer’s equity and the financial circumstances of the issuer, as well as general economic conditions. Such default risk will be heightened to the extent we make relatively junior investments in an issuer’s capital structure since such investments are structurally subordinate to more senior tranches in such issuer’s capital structure, and our overall returns would be adversely affected to the extent one or more issuers is unable to meet its debt payment obligations when due. To the extent we hold an equity or “mezzanine” interest in any issuer that is unable to meet its debt payment obligations, such equity or mezzanine interest could become subordinated to the rights of such issuer’s creditors in a bankruptcy. See “—We may invest in subordinated debt, which is subject to greater credit risk than senior debt” above. Furthermore, the financial performance of one or more issuers could deteriorate as a result of, among other things, adverse developments in their businesses, changes in the competitive environment or an economic downturn. As a result, underlying properties or issuers that we expected to be stable may operate, or expect to operate, at a loss or have significant fluctuations in ongoing operating results, may otherwise have a weak financial condition or be experiencing financial distress and subject our investments to additional risk of loss and default.

We may invest in a wide range of real estate-related securities pursuant to our broad investment guidelines.

Pursuant to our broad investment guidelines, our real estate-related securities investments may include, but are not limited to, CMBS, real estate-related corporate credit, mortgages, loans, mezzanine and other forms of debt (including residential mortgage-backed securities and other residential credit and debt of real estate-related companies), common stock, preferred equity and derivatives, and such investments may not be secured by real estate assets. The Adviser may also employ new investment techniques or invest in new instruments that it believes will help achieve our investment objectives, whether or not such investment techniques or instruments are specifically defined herein, so long as such investments are consistent with the investment guidelines and our charter. New investment techniques or instruments may not be thoroughly tested in the market before being employed and may have operational or theoretical shortcomings which could result in unsuccessful investments and, ultimately, losses to us. In addition, any new investment technique or instrument developed by us may be more speculative than earlier investment techniques or instruments and may involve material and unanticipated risks. Our board of directors may also change our investment guidelines without the consent of our stockholders.

Some of our securities investments may become distressed, which securities would have a high risk of default and may be illiquid.

While it is generally anticipated that our real estate-related investments will focus primarily on investments in non-distressed real estate-related interests (based on our belief that there is not a low likelihood of repayment), our investments may become distressed following our acquisition thereof. During an economic downturn or recession, securities of financially troubled or operationally troubled issuers are more likely to go into default than securities of other issuers. Securities of financially troubled issuers and operationally troubled issuers are less liquid and more volatile than securities of companies not experiencing financial difficulties. The market prices of such securities are subject to erratic and abrupt market movements and the spread between bid and asked prices may be greater than normally expected. Investment in the securities of financially troubled issuers and operationally troubled issuers involves a high degree of credit and market risk. There is no assurance that the Adviser will correctly evaluate the value of the assets collateralizing such investments or the prospects for a successful reorganization or similar action.

These financial difficulties may never be overcome and may cause issuers to become subject to bankruptcy or other similar administrative proceedings. There is a possibility that we may incur substantial or total losses on our investments and in certain circumstances, be exposed to certain additional potential liabilities that may exceed the value of our original investment therein. For example, under certain circumstances, a lender who has inappropriately exercised control over the management and policies of a debtor may have its claims subordinated or disallowed or may be found liable for damages suffered by parties as a result of such actions. In any reorganization or liquidation proceeding relating to our investments, we may lose our entire investment, may be required to accept cash or securities with a value less than our original investment or may be required to accept different terms, including payment over an extended period of time. In addition, under certain circumstances payments to us may be reclaimed if any such payment or distribution is later determined to have been a fraudulent conveyance, preferential payment, or similar transactions under applicable bankruptcy and insolvency laws. Furthermore, bankruptcy laws and similar laws applicable to administrative proceedings may delay our ability to realize on collateral for loan positions we held, or may adversely affect the economic terms and priority of such loans through doctrines such as equitable subordination or may result in a restructure of the debt through principles such as the “cramdown” provisions of the bankruptcy laws.

Any indirect investment we make, including in the Affiliated Funds, will be subject to similar business, real estate and real estate debt risks.

Our indirect investments, including in the Affiliated Funds, are subject to many of the same business, real estate and real estate debt risks as we are. For example, the Affiliated Funds:

•	may not have sufficient available funds to make distributions or redeem interests in the funds upon request of investors without delay;

•	expect to acquire additional assets or dispose of assets in the further which, if unsuccessful, could affect our ability to pay dividends to our stockholders;

•

intend to use borrowing to partially fund acquisitions, originations or investments, which may result in foreclosures and unexpected debt-service requirements and indirectly negatively affect our ability to pay dividends do our stockholders;

•	are also dependent on Invesco Real Estate and its key employees for its success;

•	also operate in a competitive business with competitors who have significant financial resources and operational flexibility;

•	depend on its tenants or borrowers for its revenue and may rely on certain significant tenants or borrowers;

•	are subject to risks associates with terrorism, uninsured losses and high insurance costs;

•	will be affected by general economic and regulatory factors it cannot control or predict; and

•	will be subject to taxes and operating expenses that may increase.

To the extent the operations and ability of the Affiliated Funds, or any other entity through which we indirectly invest in real estate or real estate debt, to make distributions or redeem interests in the funds is adversely affected by any of these risks, our operations and ability to pay distributions to you will be adversely affected. The Affiliated Funds may make investments in countries or regions where neither we nor the Affiliated Funds have previously invested, which may expose the Affiliated Funds to additional risk with regard to that jurisdiction’s applicable laws, which may adversely impact our investments in the Affiliated Fund.

Our ability to redeem all or a portion of our investments in the Affiliated Funds is subject to significant restrictions.

Our investments in the Affiliated Funds is subject to significant restrictions. Our investments in the Affiliated Funds generally will be treated the same as investments by other investors in the Affiliated Funds, and the managers of the Affiliated Funds may limit redemptions, including as a result of certain tax, regulatory or other considerations. We may not be able to exit the Affiliated Funds or liquidate all or a portion of our interests in the Affiliated Funds.

We cannot assure you that the Affiliated Funds will have capital available on favorable terms or at all to fund the redemption of interests. If the Affiliated Funds are not able to raise additional capital to meet redemption requests, the Affiliated Funds may be required to sell assets that they would otherwise elect to retain or sell assets or otherwise raise capital on less than favorable terms or at a time when they would not otherwise do so. If the Affiliated Funds are forced to sell any assets under such circumstances, the disposition of such assets could materially adversely impact their operations and ability to make distributions to us and, consequently, the value of our investments in the Affiliated Funds.

Certain risks associated with CMBS may adversely affect our results of operations and financial condition.

We may invest a portion of our assets in pools or tranches of CMBS. The collateral underlying CMBS generally consists of commercial mortgages on real property that has a multifamily or commercial use, such as retail space, office buildings, warehouse property and hotels. CMBS have been issued in a variety of issuances, with varying structures including senior and subordinated classes. The commercial mortgages underlying CMBS generally face the risks described below in “—We may invest in commercial mortgage loans which are non-recourse in nature and include limited options for financial recovery in the event of default; an event of default may adversely affect our results of operations and financial condition.”

Concentrated CMBS investments may pose specific risks beyond the control of the Adviser that may adversely affect our results of operations and financial condition.

Default risks with respect to CMBS investments may be further pronounced in the case of single-issuer CMBS or CMBS secured by a small or less diverse collateral pool. At any one time, a portfolio of CMBS may be backed by commercial mortgage loans disproportionately secured by properties in only a few states, regions or foreign countries. As a result, such investments may be more susceptible to geographic risks relating to such areas, including adverse economic conditions, declining home values, adverse events affecting industries located in such areas and other factors beyond the control of the Adviser relative to investments in multi-issuer CMBS or a pool of mortgage loans having more diverse property locations.

We may utilize non-recourse securitizations of certain of our CMBS investments, which may expose us to risks that could result in losses.

We may seek to utilize non-recourse securitizations of certain of our CMBS investments to the extent consistent with REIT and Investment Company Act requirements. This would likely involve us creating a special-purpose vehicle, contributing a pool of our assets to the entity, and selling interests in the entity on a non-recourse basis to purchasers (whom we would expect to be willing to accept a lower interest rate to invest in investment-grade loan pools). We would expect to retain all or a portion of the equity in the securitized pool of loans or investments. Prior to any such financing, we may use short-term facilities to finance the acquisition of securities until a sufficient quantity of securities had been accumulated, at which time we would refinance these facilities through a securitization, such as a CMBS, or issuance of CLOs, or the private placement of loan participations or other long-term financing. If we were to employ this strategy, we would be subject to the risk that we would not be able to acquire, during the period that our short-term facilities are available, a sufficient amount of eligible securities to maximize the efficiency of a CMBS, CLO or private placement issuance. We also would be subject to the risk that we would not be able to obtain short-term credit facilities or would not be able to renew any short-term credit facilities after they expire should we find it necessary to extend our short-term credit facilities to allow more time to seek and acquire the necessary eligible securities for a long-term financing. The inability to consummate securitizations of our portfolio to finance our loans and investments on a long-term basis could require us to seek other forms of potentially less attractive financing or to liquidate assets at an inopportune time or price, which could adversely affect our performance and our ability to grow our business. Moreover, conditions in the capital markets, including volatility and disruption in the capital and credit markets, may not permit a non-recourse securitization at any particular time or may make the issuance of any such securitization less attractive to us even when we do have sufficient eligible assets. We may also suffer losses if the value of the mortgage loans we acquire declines prior to securitization. Declines in the value of a mortgage loan can be due to, among other things, changes in interest rates and changes in the credit quality of the loan. In addition, transaction costs incurred in executing transactions impact any liability that we may incur, or may be required to reserve for, in connection with executing a transaction can cause a loss to us. To the extent that we incur a loss executing or participating in future securitizations for the reasons described above or for other reasons, it could materially and adversely impact our business and financial condition.

In addition, the securitization of investments in our portfolio might magnify our exposure to losses because any equity interest we retain in the issuing entity would be subordinate to the notes issued to investors and we would, therefore, absorb all of the losses sustained with respect to a securitized pool of assets before the owners of the notes experience any losses. The inability to securitize our portfolio may hurt our performance and our ability to grow our business. At the same time, the securitization of our loans or investments might expose us to losses, as the residual loans or investments in which we do not sell interests will tend to be riskier and more likely to generate losses. Moreover, the Dodd-Frank Act contains a risk retention requirement for all asset-backed securities, which requires both public and private securitizers to retain not less than 5% of the credit risk of the assets collateralizing any asset-backed security issuance. Significant restrictions exist, and additional restrictions may be added in the future, regarding who may hold risk retention interests, the structure of the entities that hold risk retention interests and when and how such risk retention interests may be transferred. Therefore such risk retention interests will generally be illiquid. As a result of the risk retention requirements, we may be required to purchase and retain certain interests in a securitization into which we sell mortgage loans or when we act as issuer, may be required to sell certain interests in a securitization at prices below levels that such interests have historically yielded or may be required to enter into certain arrangements related to risk retention that we have not historically been required to enter into and, accordingly, the risk retention rules may increase our potential liabilities and reduce our potential profits in connection with securitization of mortgage loans. It is likely, therefore, that these risk retention rules will increase the administrative and operational costs of asset securitizations.

We may find it necessary or desirable to foreclose on certain of the loans or CMBS we may acquire, and the foreclosure process may be lengthy and expensive.

We may find it necessary or desirable to foreclose on certain of the loans or CMBS we may acquire, and the foreclosure process may be lengthy and expensive. The protection of the terms of the applicable loan, including the validity or enforceability of the loan and the maintenance of the anticipated priority and perfection of the applicable security interests may not be adequate. Furthermore, claims may be asserted by lenders or borrowers that might interfere with enforcement of our rights. Borrowers may resist foreclosure actions by asserting numerous claims, counterclaims and defenses against us, including, without limitation, lender liability claims and defenses, even when the assertions may have no basis in fact, in an effort to prolong the foreclosure action and seek to force the lender into a modification of the loan or a favorable buy-out of the borrower’s position in the loan. In some states, foreclosure actions can take several years or more to litigate. At any time prior to or during the foreclosure proceedings, the borrower may file for bankruptcy or its equivalent, which would have the effect of staying the foreclosure actions and further delaying the foreclosure process and potentially result in a reduction or discharge of a borrower’s debt. Foreclosure may create a negative public perception of the related property, resulting in a diminution of its value, and in the event of any such foreclosure or other similar real estate owned-proceeding, we would also become the subject to the various risks associated with direct ownership of real estate, including environmental liabilities. Even if we are successful in foreclosing on a loan, the liquidation proceeds upon sale of the underlying real estate may not be sufficient to recover our cost basis in the loan, resulting in a loss to us. Furthermore, any costs or delays involved in the foreclosure of the loan or a liquidation of the underlying property will further reduce the net proceeds and, thus, increase the loss.

There are certain risks associated with the insolvency of obligations backing mortgage-backed securities and other investments.

The real estate loans backing the mortgage-backed securities (“MBS”) and other investments we may make may be subject to various laws enacted in the jurisdiction or state of the borrower for the protection of creditors. If an unpaid creditor files a lawsuit seeking payment, the court may invalidate all or part of the borrower’s debt as a fraudulent conveyance, subordinate such indebtedness to existing or future creditors of the borrower or recover amounts previously paid by the borrower in satisfaction of such indebtedness, based on certain tests for borrower insolvency and other facts and circumstances, which may vary by jurisdiction. There can be no assurance as to what standard a court would apply in order to determine whether the borrower was “insolvent” after giving effect to the incurrence of the indebtedness constituting the mortgage backing the MBS and other investments, or that regardless of the method of valuation, a court would not determine that the borrower was “insolvent” after giving effect to such incurrence. In addition, in the event of the insolvency of a borrower, payments made on such mortgage loans could be subject to avoidance as a “preference” if made within a certain period of time (which may be as long as one year and one day) before insolvency.

There are certain risks associated with MBS interest shortfalls.

Our MBS investments may be subject to interest shortfalls due to interest collected from the underlying loans not being sufficient to pay accrued interest to all of the MBS. Interest shortfalls to the MBS trust will occur when the servicer does not advance full interest payments on defaulted loans. The servicer in a MBS trust is required to advance monthly principal and interest payments due on a delinquent loan. Once a loan is delinquent for a period of time (generally 60 days), the servicer is required to obtain a new appraisal to determine the value of the property securing the loan. The servicer is only required to advance interest based on the lesser of the loan amount or 90%, generally, of the appraised value. Interest shortfalls occur when 90%, generally, of the appraised value is less than the loan amount and the servicer does not advance interest on the full loan amount. The resulting interest shortfalls impact interest payments on the most junior class in the trust first. As interest shortfalls increase, more senior classes may be impacted. Over time, senior classes may be reimbursed for accumulated shortfalls if the delinquent loans are resolved, but there is no guarantee that shortfalls will be collected. Interest shortfalls to the MBS trust may also occur as a result of accumulated advances and expenses on defaulted loans. When a defaulted loan or foreclosed property is liquidated, the servicer will be reimbursed for accumulated advances and expenses prior to payments to MBS bond holders. If proceeds are insufficient to reimburse the servicer or if a defaulted loan is modified and not foreclosed, the servicer is able to make a claim on interest payments that is senior to the bond holders to cover accumulated advances and expenses. If the claim is greater than interest collected on the loans, interest shortfalls could impact one or more bond classes in a MBS trust until the servicer’s claim is satisfied.

We may acquire MBS affiliated with Invesco.

We may acquire MBS whereby mortgages underlying the MBS were issued by, properties underlying the mortgages in the MBS are owned by, or the MBS is serviced by Invesco, Other Invesco Accounts or their affiliates. While we will be acquiring such MBS from third parties on terms already negotiated by and agreed with third parties and will forgo all non-economic rights (including voting rights) in such MBS as long as the affiliation persists, which we believe should mostly mitigate any conflicts of interest, there is no assurance that such procedures will adequately address all of the conflicts of interest that may arise or will address such conflicts in a manner that results in the allocation of a particular investment opportunity to us or is otherwise favorable to us. While the mortgage loans underlying such MBS are generally made in advance of any issuance of the MBS, our investment, or the expectation of our investment, in such an MBS may have the potential to affect the pricing terms of underlying mortgage loans for properties owned by Other Invesco Accounts. To the extent that any of our executives are also executives of Invesco, the same personnel may determine the price and terms for the investments for both us and these entities and there can be no assurance that any procedural protections, such as obtaining market prices or other reliable indicators of fair value, will prevent the consideration we pay for these investments from exceeding their fair value or ensure that we receive terms for a particular investment opportunity that are as favorable as those available from an independent third party.

There are certain risks associated with the servicers of commercial real estate loans underlying CMBS and other investments.

The exercise of remedies and successful realization of liquidation proceeds relating to commercial real estate loans underlying CMBS and other investments may be highly dependent on the performance of the servicer or special servicer. The servicer may not be appropriately staffed or compensated to immediately address issues or concerns with the underlying loans. Such servicers may exit the business and need to be replaced, which could have a negative impact on the portfolio due to lack of focus during a transition. Special servicers frequently are affiliated with investors who have purchased the most subordinate bond classes, and certain servicing actions, such as a loan extension instead of forcing a borrower pay off, may benefit the subordinate bond classes more so than the senior bonds. While servicers are obligated to service the portfolio subject to a servicing standard and maximize the present value of the loans for all bond classes, servicers with an affiliate investment in the CMBS or other investments may have a conflict of interest. There may be a limited number of special servicers available, particularly those which do not have conflicts of interest. In addition, to the extent any such servicers fail to effectively perform their obligations under the applicable servicing agreements, such failure may adversely affect our investments.

We invest in real estate corporate debt, which consists of secured and unsecured obligations issued by companies in the business of owning and/or operating real estate-related businesses.

We have in the past and may in the future invest in corporate debt obligations of varying maturities issued by U.S. and foreign corporations and other business entities, which may include loans, corporate bonds, debentures, notes and other similar corporate debt instruments, including convertible securities. Bonds are fixed or variable rate debt obligations, including bills, notes, debentures, money market instruments and similar instruments and securities. Corporate debt is generally used by corporations and other issuers to borrow money from investors. The issuer pays the investor a rate of interest and normally must repay the amount borrowed on or before maturity. The rate of interest on corporate debt may be fixed, floating or variable, and may vary inversely with respect to a reference rate. The rate of return or return of principal on some debt obligations may be linked or indexed to the level of exchange rates between the U.S. dollar and a foreign currency or currencies. Debt instruments may be acquired with warrants attached. Certain bonds are “perpetual” in that they have no maturity date.

Our investments in real estate-related corporate credit are subject to a number of risks, including interest rate risk, credit risk, high yield risk, issuer risk, foreign (non-U.S.) investment risk, inflation/deflation risk, liquidity risk, smaller company risk and management risk. We generally will not have direct recourse to real estate assets owned or operated by the issuers of the corporate debt obligations that we invest in and the value of such corporate debt obligations may be impacted by numerous factors and may not be closely tied to the value of the real estate held by the corporate issuer.

We invest in high yield securities which are generally subject to more risk than higher rated securities.

Debt securities that are, at the time of purchase, rated below investment grade (below Baa by Moody’s and below BBB by S&P and Fitch), an equivalent rating assigned by another nationally recognized statistical rating organization or unrated but judged by the Adviser to be of comparable quality, are commonly referred to as “high yield” securities. Investments in high yield securities generally provide greater income and increased opportunity for capital appreciation than investments in higher quality securities, but they also typically entail greater price volatility and principal and income risk, including the possibility of issuer default and bankruptcy. High yield securities are regarded as predominantly speculative with respect to the issuer’s continuing ability to meet principal and interest payments. Debt securities in the lowest investment grade category also may be considered to possess some speculative characteristics by certain rating agencies. In addition, analysis of the creditworthiness of issuers of high yield securities may be more complex than for issuers of higher quality securities.

High yield securities may be more susceptible to real or perceived adverse economic and competitive industry conditions than investment grade securities. A projection of an economic downturn or of a period of rising interest rates, for example, could cause a decline in high yield security prices because the advent of a recession could lessen the ability of an issuer to make principal and interest payments on its debt obligations. If an issuer of high yield securities defaults, in addition to risking non-payment of all or a portion of interest and principal, we may incur additional expenses to seek recovery. The market prices of high yield securities structured as zero-coupon, step-up or payment-in-kind securities will normally be affected to a greater extent by interest rate changes, and therefore tend to be more volatile than the prices of securities that pay interest currently and in cash.

The secondary market on which high yield securities are traded may be less liquid than the market for investment grade securities. Less liquidity in the secondary trading market could adversely affect the price at which we could sell a high yield security, and could adversely affect the NAV of our shares. Adverse publicity and investor perceptions, whether or not based on fundamental analysis, may decrease the values and liquidity of high yield securities, especially in a thinly-traded market. When secondary markets for high yield securities are less liquid than the market for investment grade securities, it may be more difficult to value the securities because such valuation may require more research, and elements of judgment may play a greater role in the valuation because there is less reliable, objective data available. During periods of thin trading in these markets, the spread between bid and asked prices is likely to increase significantly and we may have greater difficulty selling our portfolio securities. We will be more dependent on the Adviser’s research and analysis when investing in high yield securities.

We invest in real estate-related equity, which is subordinate to any indebtedness, but involves different rights.

We have in the past and may in the future invest from time to time in non-controlling preferred equity positions, common equity and other real estate-related interests. Preferred equity investments generally rank junior to all existing and future indebtedness, including commercial mezzanine and mortgage loans, but rank senior to the owners’ common equity. Preferred equity investments typically pay a dividend rather than interest payments and often have the right for such dividends to accrue if there is insufficient cash flow to pay currently. These interests are not secured by the underlying real estate, but upon the occurrence of a default, the preferred equity provider typically has the right to effectuate a change of control with respect to the ownership of the property. In addition, equity investments may be illiquid or have limited liquidity due to lock-out periods, limited trading volume or other limitations or prohibitions against their transfer, sale, pledge or disposition, including any necessary registration with the SEC requiring coordination with the issuer for the sale of such securities. Our investments in real estate-related equity securities will involve risks relating to the particular issuer of the equity securities, including the financial condition and business outlook of the issuer. Issuers of real estate-related equity securities are subject to their own operating and other expenses and may be subject to a management fee and/or performance-based compensation (e.g., promote), which we as equity holders will indirectly bear.

Our investments in REITs and other real estate-related companies subject us to certain risks including those risks associated with an investment in our own common stock.

We invest in equity securities of REITs and other real estate-related companies that are subject to the risks of the real estate market and securities market.

REITs are dependent upon specialized management skills, have limited diversification and are, therefore, subject to risks inherent in financing a limited number of projects. REITs may be subject to management fees and other expenses, and so when we invest in REITs we will bear our proportionate share of the costs of the REITs’ operations. Investing in REITs and real estate-related companies involves certain unique risks in addition to those risks associated with investing in the real estate industry in general. The market value of REIT shares and the ability of the REIT to distribute income may be adversely affected by several factors, including the risks described herein that relate to an investment in our common stock. REITs depend generally on their ability to generate cash flow to make distributions to stockholders, and certain REITs have self-liquidation provisions by which mortgages held may be paid in full and distributions of capital returns may be made at any time. In addition, distributions received by us from REITs may consist of dividends, capital gains or return of capital. Generally, dividends received by us from REIT shares and distributed to our stockholders will not constitute “qualified dividend income” eligible for the reduced tax rate applicable to qualified dividend income. In addition, the performance of a REIT may be affected by changes in the tax laws or by its failure to qualify for tax-free pass-through of income.

A REIT may impose limits on how much of its securities any one investor may own. These ownership limitations may result in an investor being unable to purchase (or otherwise obtain economic exposure to) the desired amounts of certain REITs. In some circumstances, we may seek and obtain a waiver from a REIT to exceed the REIT’s ownership limitations without being subject to the adverse consequences of exceeding such limit were a waiver not obtained, provided that we comply with the provisions of the waiver.

REITs (especially mortgage REITs) are subject to interest rate risk. Rising interest rates may cause REIT investors to demand a higher annual yield, which may, in turn, cause a decline in the market price of the equity securities issued by a REIT.

Investing in certain REITs and real estate-related companies, which often have small market capitalizations, may also involve the same risks as investing in other small capitalization companies. REITs and real estate-related companies may have limited financial resources and their securities may trade less frequently and in limited volume and may be subject to more abrupt or erratic price movements than larger company securities.

We face unique risks related to our investments in publicly traded securities.

We invest in securities that are publicly traded and are, therefore, subject to the risks inherent in investing in public securities. When investing in public securities, we may be unable to obtain financial covenants or other contractual rights, including management rights that it might otherwise be able to obtain in making privately negotiated investments. Moreover, we may not have the same access to information in connection with investments in public securities, either when investigating a potential investment or after making an investment, as compared to privately negotiated investments. Furthermore, we may be limited in our ability to make investments, and to sell existing investments, in public securities because Invesco may be deemed to have material, non-public information regarding the issuers of those securities or as a result of other internal policies. The inability to sell public securities in these circumstances could materially adversely affect the investment results. In addition, an investment may be sold by us to a public company where the consideration received is a combination of cash and stock of the public company, which may, depending on the securities laws of the relevant jurisdiction, be subject to lock-up periods.

Our investments in operating companies are subject to unique risk and these companies may not be profitable.

We invest in real estate-related operating companies, such as development companies or property managers, which in turn may develop or service the assets of, or provide technology or services to, (i) our company, (ii) the Adviser or its affiliates, (iii) Other Invesco Accounts or (iv) third parties. We may make such investments in order to provide access to real estate investments within our investment strategy or to enhance our financial performance. Our investments in real estate-related operating companies may take the form of preferred equity or other non-controlling interests, including debt interests. The nature of our interest in a real estate-related operating company may not permit us to actively manage or control the operations of such real estate-related operating company. A real estate-related operating company in which we invest may not be profitable at the time of our investment, or at any time. As a result of the foregoing risks and the risks inherent in an investment in any business, we may not be able to fully recover our investment in an operating company.

We may invest in commercial mortgage loans which are non-recourse in nature and include limited options for financial recovery in the event of default; an event of default may adversely affect our results of operations and financial condition.

We may invest from time to time in commercial mortgage loans, including mezzanine loans and B-notes, which are secured by multifamily, commercial or other properties and are subject to risks of delinquency and foreclosure and risks of loss. Commercial real estate loans are generally not fully amortizing, which means that they may have a significant principal balance or balloon payment due on maturity. Full satisfaction of the balloon payment by a commercial borrower is heavily dependent on the availability of subsequent financing or a functioning sales market, as well as other factors such as the value of the property, the level of prevailing mortgage rates, the borrower’s equity in the property and the financial condition and operating history of the property and the borrower. In certain situations, and during periods of credit distress, the unavailability of real estate financing may lead to default by a commercial borrower. In addition, in the absence of any such takeout financing, the ability of a borrower to repay a loan secured by an income-producing property will depend upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Furthermore, we may not have the same access to information in connection with investments in commercial mortgage loans, either when investigating a potential investment or after making an investment, as compared to publicly traded securities.

Commercial mortgage loans are usually non-recourse in nature. Therefore, if a commercial borrower defaults on the commercial mortgage loan, then the options for financial recovery are limited in nature. To the extent the underlying default rates with respect to the pool or tranche of commercial real estate loans in which we directly or indirectly invest increase, the performance of our investments related thereto may be adversely affected. Default rates and losses on commercial mortgage loans will be affected by a number of factors, including global, regional and local economic conditions in the area where the mortgage properties are located, the borrower’s equity in the mortgage property, the financial circumstances of the borrower, tenant mix and tenant bankruptcies, property management decisions, including with respect to capital improvements, property location and condition, competition from other properties offering the same or similar services, environmental conditions, real estate tax rates, tax credits and other operating expenses, governmental rules, regulations and fiscal policies, acts of God, terrorism, social unrest and civil disturbances. A continued decline in specific commercial real estate markets and property valuations may result in higher delinquencies and defaults and potentially foreclosures. In the event of default, the lender will have no right to assets beyond collateral attached to the commercial mortgage loan. The overall level of commercial mortgage loan defaults remains significant, and market values of the underlying commercial real estate remain distressed in many cases. It has also become increasingly difficult for lenders to dispose of foreclosed commercial real estate without incurring substantial investment losses, ultimately leading to a decline in the value of such investments.

In the event of any default under a mortgage or real estate loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage or real estate loan, which could have a material adverse effect on our profitability. In the event of the bankruptcy of a mortgage or real estate loan borrower, the mortgage or real estate loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage or real estate loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Additionally, in the event of a default under any senior debt, the junior or subordinate lender generally forecloses on the equity, purchases the senior debt or negotiates a forbearance or restructuring arrangement with the senior lender in order to preserve its collateral.

We will face “spread widening” risk related to our investment in securities.

For reasons not necessarily attributable to any of the risks set forth herein (for example, supply/demand imbalances or other market forces), the market spreads of the securities in which we invest may increase substantially, causing the securities prices to fall. It may not be possible to predict, or to hedge against, such “spread widening” risk. In addition, mark-to-market accounting of our investments will have an interim effect on the reported value prior to realization of an investment.

We will face risks associated with hedging transactions.

Subject to REIT qualification requirements and compliance with any applicable exemption from being regulated as a commodity pool operator, we may utilize derivative and other hedging instruments for limited risk management purposes, the use of which is a highly specialized activity that may entail greater than ordinary investment risks. Any such derivatives and other hedging transactions may not be effective in mitigating risk in all market conditions or against all types of risk (including unidentified or unanticipated risks), thereby resulting in losses to us. Engaging in derivatives and other hedging transactions may result in a poorer overall performance for us than if we had not engaged in any such hedging transaction, and the Adviser may not be able to effectively hedge against, or accurately anticipate, certain risks that may adversely affect our investment portfolio. In addition, our investment portfolio will always be exposed to certain risks that cannot be fully or effectively hedged, such as credit risk relating both to particular securities and counterparties as well as interest rate risks.

We may invest in derivatives, which involve numerous risks.

Subject to REIT qualification requirements and compliance with any applicable exemption from being regulated as a commodity pool operator, we may enter into derivatives transactions including, but not limited to options contracts, futures contracts, options on futures contracts, forward contracts and interest rate swaps for limited hedging purposes. Our use of derivative instruments may be particularly speculative and involves investment risks and transaction costs to which we would not be subject absent the use of these instruments, and use of derivatives generally involves leverage in the sense that the investment exposure created by the derivatives may be significantly greater than our initial investment in the derivative. Leverage magnifies investment, market and certain other risks. Thus, the use of derivatives may result in losses in excess of principal and greater than if they had not been used. The ability to successfully use derivative investments depends on the ability of the Adviser. The skills needed to employ derivatives strategies are different from those needed to select portfolio investments and, in connection with such strategies, the Adviser must make predictions with respect to market conditions, liquidity, market values, interest rates or other applicable factors, which may be inaccurate. The use of derivative investments may require us to sell or purchase portfolio investments at inopportune times or for prices below or above the current market values, may limit the amount of appreciation we can realize on an investment or may cause us to hold a security that we might otherwise want to sell. We will also be subject to credit risk with respect to the counterparties to our derivatives contracts (whether a clearing corporation in the case of exchange- traded instruments or another third party in the case of over-the-counter instruments). In addition, the use of derivatives is subject to additional unique risks associated with such instruments including a lack of sufficient asset correlation, heightened volatility in reference to interest rates or prices of reference instruments and duration/term mismatch, each of which may create additional risk of loss.

Failure to obtain and maintain an exemption from being regulated as a commodity pool operator could subject us to additional regulation and compliance requirements that could materially adversely affect our business, results of operations and financial condition.

Registration with the U.S. Commodity Futures Trading Commission (the “CFTC”) as a “commodity pool operator” or any change in our operations (including, without limitation, any change that causes us to be subject to certain specified covered statutory disqualification) necessary to maintain our ability to rely upon an applicable exemption from being regulated as a commodity pool operator could adversely affect our ability to implement our investment program, conduct our operations or achieve our objectives and subject us to certain additional costs, expenses and administrative burdens. Furthermore, any determination by us to cease or to limit investing in interests that may be treated as “commodity interests” in order to comply with the regulations of the CFTC may have a material adverse effect on our ability to implement our investment objectives and to hedge risks associated with our operations.

We may incur contingent liabilities in connection with the disposition of investments.

In connection with the disposition of an investment, we may be required to make certain representations about the business, financial affairs and other aspects (such as environmental, property, tax, insurance and litigation) of such investment typical of those made in connection with the sale of a business or other investment comparable to the investment being sold. We may also be required to indemnify the purchasers of such investment to the extent that any such representations are inaccurate or with respect to certain potential liabilities. These arrangements may result in the incurrence of contingent liabilities for which the Adviser may establish reserves or escrow accounts.

The lack of liquidity in our securities investments may adversely affect our business.

There can be no assurance that there will be a ready market for the resale of our real estate-related securities investments because such investments may not be liquid. Illiquidity may result from the absence of an established market for the investments, as well as legal or contractual restrictions on their resale by us, particularly for certain of our loan investments. The credit markets, including the CMBS market, have periodically experienced decreased liquidity on the primary and secondary markets during periods of market volatility. Such market conditions could re-occur and would impact the valuations of our investments and impair our ability to sell such investments if we were required to liquidate all or a portion of our investments quickly. Additionally, certain of our securities investments may be subject to holding period and other restrictions that limit our ability to sell such investments.

Risks Related to Debt Financing

We have incurred and will continue to incur mortgage indebtedness and other borrowings and expect to incur additional debt, which may increase our business risks, could hinder our ability to make distributions and could decrease the value of your investment.

The acquisition of investment properties may be financed in substantial part by borrowing, which increases our exposure to loss. Under our charter, we have a limitation that precludes us from borrowing in excess of 300% of our net assets, which approximates borrowing 75% of the cost of our investments (unless a majority of our independent directors approves any borrowing in excess of the limit and we disclose the justification for doing so to our stockholders), but such restriction does not restrict the amount of indebtedness we may incur with respect to any single investment. Our target leverage ratio after we have raised substantial offering proceeds and acquired a broad portfolio of real estate investments is approximately 50% to 60%. See “Investment Objectives and Strategies—Borrowing Policies” for how we calculate our leverage ratio. The use of leverage involves a high degree of financial risk and will increase the exposure of the investments to adverse economic factors such as rising interest rates, downturns in the economy or deteriorations in the condition of the investments. Principal and interest payments on indebtedness (including mortgages having “balloon” payments) will have to be made regardless of the sufficiency of cash flow from the properties. Our investments will be impaired by a smaller decline in the value of the properties than is the case where properties are owned with a proportionately smaller amount of debt.

We may incur or increase our mortgage debt by obtaining loans secured by a portfolio of some or all of the real estate properties acquired and may borrow under mortgages on properties after they are acquired. Depending on the level of leverage and decline in value, if mortgage payments are not made when due, one or more of the properties may be lost (and our investment therein rendered valueless) as a result of foreclosure by the mortgagee(s). A foreclosure may also have substantial adverse tax consequences for us.

Many of these same issues also apply to credit facilities which are expected to be in place at various times as well. For example, the loan documents for such credit facilities may include various coverage ratios, the continued compliance with which may not be completely within our control. If such coverage ratios are not met, the lenders under such credit facilities may declare any unfunded commitments to be terminated and declare any amounts outstanding to be due and payable. We may also rely on short-term financing that would be especially exposed to changes in availability.

Although borrowings by us have the potential to enhance overall returns that exceed our cost of funds, they will further diminish returns (or increase losses on capital) to the extent overall returns are less than our cost of funds. As a result, the possibilities of profit and loss are increased. Borrowing money to purchase properties provides us with the advantages of leverage, but exposes us to greater market risks and higher current expenses.

In certain cases, financings for our properties may be recourse to us.

Generally, commercial real estate financings are structured as non-recourse to the borrower, which limits a lender’s recourse to the property pledged as collateral for the loan, and not the other assets of the borrower or to any parent of borrower, in the event of a loan default. However, lenders customarily will require that a creditworthy parent entity enter into so-called “recourse carveout” guarantees to protect the lender against certain bad-faith or other intentional acts of the borrower in violation of the loan documents. A “bad boy” guarantee typically provides that the lender can recover losses from the guarantors for certain bad acts, such as fraud or intentional misrepresentation, intentional waste, willful misconduct, criminal acts, misappropriation of funds, voluntary incurrence of prohibited debt and environmental losses sustained by lender. In addition, “bad boy” guarantees typically provide that the loan will be a full personal recourse obligation of the guarantor, for certain actions, such as prohibited transfers of the collateral or changes of control and voluntary bankruptcy of the borrower. It is expected that the financing arrangements with respect to our investments generally will require “bad boy” guarantees from us or the Operating Partnership and in the event that such a guarantee is called, our assets could be adversely affected. Moreover, our “bad boy” guarantees could apply to actions of the joint venture partners associated with our investments. While the Adviser expects to negotiate indemnities from such joint venture partners to protect against such risks, there remains the possibility that the acts of such joint venture partner could result in liability to us under such guarantees. We may provide “bad boy” guarantees on behalf of Other Invesco Accounts investing alongside us and as such guarantees are not for borrowed money, they will typically not be included under our leverage limitations.

If we draw on a line of credit to fund repurchases of our common stock or for any other reason, our financial leverage ratio could increase beyond our target.

We have a revolving line of credit with a financial institution that is secured by certain of our assets and we may seek to obtain additional lines of credit in an effort to provide for a ready source of liquidity for any business purpose, including to fund repurchases of shares of our common stock in the event that repurchase requests exceed our operating cash flow or net proceeds from this offering. There can be no assurances that we will be able to borrow under or maintain our existing line of credit or obtain additional lines of credit on financially reasonable terms. In addition, we may not be able to obtain lines of credit of an appropriate size for our business. If we borrow under a line of credit to fund repurchases of shares of our common stock, our financial leverage will increase and may exceed our target leverage ratio. Our leverage may remain at the higher level until we receive additional net proceeds from this offering or generate sufficient operating cash flow or proceeds from asset sales to repay outstanding indebtedness. In connection with a line of credit, distributions may be subordinated to payments required in connection with any indebtedness contemplated thereby.

Changes to, and the market transition away from, LIBOR may adversely affect our results of operations, cash flows and the value of our investments.

We pay interest under certain of our mortgage notes secured by our properties based on LIBOR, which is the subject of national, international and regulatory guidance and proposals for reform. In July 2017, the Financial Conduct Authority of the U.K. (the “FCA”) announced its intention to cease sustaining LIBOR by the end of 2021. The ICE Benchmark Administration, which is supervised by the FCA, ended publication of the one-week and two-month USD LIBOR tenors on December 31, 2021, and the remaining USD LIBOR tenors (overnight, one-month, three-month, six-month and 12-month) will end immediately following their publication on June 30, 2023. There is currently no certainty regarding the future utilization of LIBOR or of any particular replacement rate. The U.S. Federal Reserve, in conjunction with the Alternative Reference Rates Committee, a steering committee comprised of large U.S. financial institutions, has formally recommended SOFR, an index calculated by short-term repurchase agreements, backed by Treasury securities, as its preferred alternative rate for LIBOR. At this time, it is not possible to predict how markets will respond to SOFR or other alternative reference rates, and the overall financial markets may be disrupted as a result of the phase-out of LIBOR.

Our mortgage note that utilizes LIBOR contains LIBOR replacement language. However, factors such as the pace of the transition to replacement rates, the specific terms and parameters for and market acceptance of any alternative reference rate and any changes to benchmark interest rates could increase our financing costs, which could impact our results of operations, cash flows and the market value of our investments.

We may use repurchase agreements to finance our securities investments, which may expose us to risks that could result in losses.

We may use repurchase agreements as a form of leverage to finance our securities investments, and the proceeds from repurchase agreements generally will be invested in additional securities. There is a risk that the market value of the securities acquired from the proceeds received in connection with a repurchase agreement may decline below the price of the securities underlying the repurchase agreement that we have sold but remain obligated to repurchase. Repurchase agreements also involve the risk that the counterparty liquidates the securities we delivered to it under the repurchase agreements following the occurrence of an event of default under the applicable repurchase agreement by us. In addition, there is a risk that the market value of the securities we retain may decline. If the buyer of securities under a repurchase agreement were to file for bankruptcy or experiences insolvency, we may be adversely affected. Furthermore, our counterparty may require us to provide additional margin in the form of cash, securities or other forms of collateral under the terms of the derivative contract. Also, in entering into repurchase agreements, we bear the risk of loss to the extent that the proceeds of the repurchase agreement are less than the value of the underlying securities. In addition, the interest costs associated with repurchase agreements transactions may adversely affect our results of operations and financial condition, and, in some cases, we may be worse off than if we had not used such instruments.

Volatility in the financial markets and challenging economic conditions could adversely affect our ability to secure debt financing on attractive terms and our ability to service any future indebtedness that we may incur.

Volatility in the global credit markets could make it more difficult for financial sponsors like Invesco to obtain favorable financing for investments. A widening of credit spreads, coupled with the extreme volatility of the global debt markets and a rise in interest rates, dramatically reduce investor demand for high yield debt and senior bank debt, which in turn could lead some investment banks and other lenders to be unwilling to finance new investments or to only offer committed financing for these investments on unattractive terms. If the overall cost of borrowing increases, either by increases in the index rates or by increases in lender spreads, the increased costs may result in future acquisitions generating lower overall economic returns and potentially reducing future cash flow available for distribution. Disruptions in the debt markets negatively impact our ability to borrow monies to finance the purchase of, or other activities related to, real estate assets. If we are unable to borrow monies on terms and conditions that we find acceptable, we likely will have to reduce the number of properties we can purchase, and the return on the properties we do purchase may be lower. In addition, we may find it difficult, costly or impossible to refinance indebtedness that is maturing. Moreover, to the extent that such marketplace events are not temporary, they could have an adverse impact on the availability of credit to businesses generally and could lead to an overall weakening of the U.S. economy.

Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.

When providing financing, a lender may impose restrictions on us that affect our distribution and operating policies and our ability to obtain additional loans. Loan documents we enter into may contain covenants that limit our ability to further mortgage or dispose of the property or discontinue insurance coverage. In addition, loan documents may limit our ability to enter into or terminate certain operating or lease agreements related to the property. Loan documents may also require lender approval of certain actions and as a result of the lender’s failure to grant such approval, we may not be able to take a course of action we deem most profitable. These or other limitations may adversely affect our flexibility and our ability to make distributions to you and the value of your investment.

If we enter into financing arrangements involving balloon payment obligations, it may adversely affect our ability to make distributions to our stockholders.

Some of our financing arrangements may require us to make a lump-sum or “balloon” payment at maturity. Our ability to make a balloon payment is uncertain and may depend upon our ability to obtain replacement financing or our ability to sell particular properties. At the time the balloon payment is due, we may or may not be able to refinance the balloon payment on terms as favorable as the original loan or sell the particular property at a price sufficient to make the balloon payment. Such a refinancing would be dependent upon interest rates and lenders’ policies at the time of refinancing, economic conditions in general and the value of the underlying properties in particular. The effect of a refinancing or sale could affect the rate of return to stockholders and the projected time of disposition of our assets.

Failure to hedge effectively against interest rate changes may materially adversely affect our results of operations and financial condition.

Subject to any limitations required to qualify as a REIT, we may seek to manage our exposure to interest rate volatility by using interest rate hedging arrangements, such as interest rate cap or collar agreements and interest rate swap agreements. These agreements involve risks, such as the risk that counterparties may fail to honor their obligations under these arrangements and that these arrangements may not be effective in reducing our exposure to interest rate changes. These interest rate hedging arrangements may create additional assets or liabilities from time to time that may be held or liquidated separately from the underlying property or loan for which they were originally established. Hedging may reduce the overall returns on our investments. Failure to hedge effectively against interest rate changes may materially adversely affect our results of operations and financial condition.

We may encounter adverse changes in the credit markets.

Any adverse changes in the global credit markets could make it more difficult for us to obtain favorable financing. Our ability to generate attractive investment returns for our stockholders will be adversely affected to the extent we are unable to obtain favorable financing terms. If we are unable to obtain favorable financing terms, we may not be able to adequately leverage our portfolio, may face increased financing expenses or may face increased restrictions on our investment activities, any of which would negatively impact our performance.

Risks Related to our Relationship with the Adviser and the Dealer Manager

We depend on the Adviser to select our investments and otherwise conduct our business, and any material adverse change in its financial condition or our relationship with the Adviser could have a material adverse effect on our business and ability to achieve our investment objectives.

Our success is dependent upon our relationship with, and the performance of, the Adviser in the acquisition and management of our real estate portfolio, and our corporate operations. The Adviser may suffer or become distracted by adverse financial or operational problems in connection with Invesco’s business and activities unrelated to us and over which we have no control. Should the Adviser fail to allocate sufficient resources to perform its responsibilities to us for any reason, we may be unable to achieve our investment objectives or to pay distributions to our stockholders.

The termination or replacement of the Adviser could trigger a repayment event under our mortgage loans for some of our properties and the credit agreement governing any of our lines of credit.

Lenders for certain of our properties have required provisions in the mortgage loan documentation that would make the termination or replacement of the Adviser an event requiring the immediate repayment of the full outstanding balance of the loan. The termination or replacement of the Adviser could trigger repayment of outstanding amounts under the credit agreements governing the lines of credit that we may obtain. If a repayment event occurs with respect to any of our properties, our results of operations and financial condition may be adversely affected.

The Adviser’s inability to retain the services of key real estate professionals could hurt our performance.

Our success depends to a significant degree upon the contributions of certain key real estate professionals employed by the Adviser, each of whom would be difficult to replace. There is ever-increasing competition among alternative asset firms, financial institutions, private equity firms, investment advisors, investment managers, real estate investment companies, real estate investment trusts and other industry participants for hiring and retaining qualified investment professionals and there can be no assurance that such professionals will continue to be associated with us or the Adviser, particularly in light of our perpetual-life nature, or that replacements will perform well. Neither we nor the Adviser have employment agreements with these key real estate professionals and they may not remain associated with us or the Adviser. If any of these persons were to cease their association with us or the Adviser, our operating results could suffer. Our future success depends, in large part, upon the Adviser’s ability to attract and retain highly skilled managerial, operational and marketing professionals. If the Adviser loses or is unable to obtain the services of highly skilled professionals, our ability to implement our investment strategies could be delayed or hindered.

The success of this offering is dependent, in part, on the ability of the Dealer Manager to retain key employees and to successfully build and maintain a network of licensed broker-dealers.

The dealer manager for this offering is Invesco Distributors, Inc. The success of this offering and our ability to implement our business strategy is dependent upon the ability of our Dealer Manager to retain key employees and to build and maintain a network of licensed securities broker- dealers and other agents. If the Dealer Manager is unable to retain qualified employees or build and maintain a sufficient network of participating broker-dealers to distribute shares of our common stock in this offering, we may not be able to raise adequate proceeds through this offering to implement our investment strategy. In addition, the Dealer Manager currently serves and may serve as dealer manager for other issuers. As a result, the Dealer Manager may experience conflicts of interest in allocating its time between this offering and such other issuers, which could adversely affect our ability to raise adequate proceeds through this offering and implement our investment strategy. Further, the participating broker-dealers retained by the Dealer Manager may have numerous competing investment products, some with similar or identical investment strategies and areas of focus as us, which they may elect to emphasize to their clients.

You will not have the benefit of an independent due diligence review in connection with this offering and, if a conflict of interest arises between us and Invesco, we may incur additional fees and expenses.

Because the Adviser and the Dealer Manager are affiliates of Invesco, you will not have the benefit of an independent due diligence review and investigation of the type performed by an unaffiliated, independent underwriter and its counsel in connection with a securities offering. If any situation arises in which our interests are in conflict with those of the Adviser, the Dealer Manager or its affiliates, and we are required to retain independent counsel, we will incur additional fees and expenses.

The fees we pay in connection with our operations and offerings and the agreements entered into with the Adviser, the Dealer Manager and their affiliates were not determined on an arm’s-length basis and therefore may not be on the same terms we could receive from a third party.

The compensation paid to the Adviser, Dealer Manager and other affiliates of Invesco for services they provide us was not determined on an arm’s-length basis. All service agreements, contracts or arrangements between or among Invesco and its affiliates, including the Adviser and us, were not negotiated at arm’s-length. Such agreements include the Advisory Agreement, the Operating Partnership’s partnership agreement, our dealer manager agreement with the Dealer Manager (the “Dealer Manager Agreement”), and any property-related corporate services and other agreements we may enter into with affiliates of the Adviser from time to time. As a result, the terms of these agreements may not be on the same terms we might receive from a third party.

We do not own the Invesco name, but we may use it as part of our corporate name under a trademark sublicense agreement with an affiliate of Invesco. Use of the “Invesco” name by other parties or the termination of our trademark sublicense agreement may harm our business.

We have entered into a trademark sublicense agreement with the Adviser, as the sub-licensor, pursuant to which it has granted us a revocable, royalty-free, non-exclusive, non-transferable right and license to use the “Invesco” name as part of our corporate name in connection with activities associated with being a real estate investment trust. Under the sublicense agreement, we have a right to use this name for so long as the Adviser serves as our adviser and the trademark license agreement between Adviser and Invesco Holding Company Limited (“IHCL”)

is not terminated. IHCL and its affiliates will retain the right to continue using the “Invesco” name. We will further be unable to preclude IHCL from licensing or transferring the ownership of the “Invesco” name to third parties, some of whom may compete with us. Consequently, we will be unable to prevent any damage to goodwill that may occur as a result of the activities of IHCL or others. Furthermore, in the event that the trademark sublicense agreement is terminated, we will be required to, among other things, change our name. Any of these events could disrupt our recognition in the market place, damage any goodwill we may have generated and otherwise harm our business.

Risks Related to Conflicts of Interest

Various potential and actual conflicts of interest will arise, and these conflicts may not be identified or resolved in a manner favorable to us.

Various potential and actual conflicts of interest will arise as a result of our overall investment activities and the overall investment activities of Invesco, the Dealer Manager, the Adviser and their affiliates. The following risk factors enumerate certain but not all potential conflicts of interest that should be carefully evaluated before making an investment in us. Invesco may in the future engage in further activities that may result in additional conflicts of interest not addressed below. If any matter arises that we and our affiliates (including the Adviser) determine in our good faith judgment constitutes an actual conflict of interest, we and our affiliates (including the Adviser) may take such action as we determine in good faith may be necessary or appropriate to ameliorate the conflict. Transactions between us and Invesco or its affiliates will require approval by our board of directors, including a majority of our independent directors. There can be no assurance that our board of directors or Invesco will identify or resolve all conflicts of interest in a manner that is favorable to us.

The Adviser faces a conflict of interest because the fees it receives for services performed are based in part on our NAV, which the Adviser is ultimately responsible for determining.

The Adviser is paid a management fee for its services based on our NAV, which is calculated by State Street, based on valuations provided by the Adviser. In addition, the distributions to be received by the Special Limited Partner with respect to its performance participation interest in the Operating Partnership are based in part upon the Operating Partnership’s net assets (which is a component of our NAV). The calculation of our NAV includes certain subjective judgments with respect to estimating, for example, the value of our portfolio and our accrued expenses, net portfolio income and liabilities, and, therefore, our NAV may not correspond to realizable value upon a sale of those assets. The Adviser may benefit by us retaining ownership of our assets at times when our stockholders may be better served by the sale or disposition of our assets in order to avoid a reduction in our NAV. If our NAV is calculated in a way that is not reflective of our actual NAV, then the purchase price of shares of our common stock or the price paid for the repurchase of your shares of common stock on a given date may not accurately reflect the value of our portfolio, and your shares of our common stock may be worth less than the purchase price or more than the repurchase price.

The Adviser’s management fee and the Special Limited Partner’s performance participation interest may not create proper incentives or may induce the Adviser and its affiliates to make certain investments, including speculative investments, which increase the risk of our real estate portfolio.

We pay the Adviser a management fee regardless of the performance of our portfolio. The Adviser’s entitlement to a management fee, which is not based upon performance metrics or goals, might reduce its incentive to devote its time and effort to seeking investments that provide attractive risk-adjusted returns for our portfolio. We may be required to pay the Adviser a management fee in a particular period despite experiencing a net loss or a decline in the value of our portfolio during that period.

The existence of the Special Limited Partner’s performance participation interest in the Operating Partnership, which is based on our total distributions plus the change in NAV per share, may create an incentive for the

Adviser to make riskier or more speculative investments on our behalf than it would otherwise make in the absence of such performance-based compensation. In addition, the change in NAV per share is based on the value of our investments on the applicable measurement dates and not on realized gains or losses. As a result, the performance participation interest may receive distributions based on unrealized gains in certain assets at the time of such distributions and such gains may not be realized when those assets are eventually disposed of.

Because the management fee and performance participation are based on our NAV, the Adviser may also be motivated to accelerate acquisitions in order to increase NAV or, similarly, delay or curtail repurchases to maintain a higher NAV, which would, in each case, increase amounts payable to the Adviser and the Special Limited Partner.

Invesco personnel work on other projects and conflicts may arise in the allocation of personnel between us and other projects.

The Adviser and its affiliates devote such time as they deem necessary to conduct our business affairs in an appropriate manner. However, a core group of real estate professionals devote such time as is reasonably necessary to our activities and also to the activities of numerous other Invesco investment vehicles and any successor funds thereto (and their respective investments) and their related entities (which may include separate accounts, dedicated managed accounts or investment funds formed for specific geographical areas or investments). Consequently, conflicts are expected to arise in the allocation of personnel, and we may not receive the level of support and assistance that we otherwise might receive if we were internally managed. The Adviser and its affiliates are not restricted from entering into other investment advisory relationships or from engaging in other business activities.

Certain principals and employees may be involved in and have a greater financial interest in the performance of Other Invesco Accounts, and such activities may create conflicts of interest in making investment decisions on our behalf.

Certain of the principals and employees of the Adviser or the Dealer Manager may be subject to a variety of conflicts of interest relating to their responsibilities to us and the management of our business and the distribution of our common stock in this and any subsequent offerings of our stock. Such individuals may serve in an advisory capacity to Other Invesco Accounts or other investment vehicles, as members of an investment or advisory committee or a board of directors (or similar such capacity) for one or more investment funds, corporations, foundations or other organizations, and may participate in the distribution of the securities of other issuers, including those that have investment objectives similar to ours. Such positions may create a conflict between the services and advice provided to such entities and the responsibilities owed to us. The Other Invesco Accounts or other investment funds in which such individuals may become involved may have investment objectives that overlap with ours. Furthermore, certain principals and employees of the Adviser or the Dealer Manager may have a greater financial interest in the performance of such other funds or accounts than our performance. This involvement may create conflicts of interest in making investments on our behalf and on behalf of such other funds, accounts and other entities. Although the Adviser will generally seek to minimize the impact of any such conflicts, there can be no assurance they will be resolved favorably to us. Also, Invesco personnel are generally permitted to invest in alternative investment funds, private equity funds, real estate funds, hedge funds and other investment vehicles, including Other Invesco Accounts, as well as engage in other personal trading activities relating to companies, assets, securities or instruments (Subject to Invesco’s Code of Conduct requirements), some of which may involve conflicts of interest. Such personal securities transactions will, in certain circumstances, relate to securities or instruments, which can be expected to also be held or acquired by us or Other Invesco Accounts, or otherwise relate to companies or issuers in which we have or acquire a different principal investment (including, for example, with respect to seniority). There can be no assurance that conflicts of interest arising out of such activities will be resolved in our favor. Investors will not receive any benefit from any such investments, and the financial incentives of Invesco personnel in such other investments could be greater than their financial incentives in relation to us.

Certain Other Invesco Accounts have similar or overlapping investment objectives and guidelines, and we will not be allocated certain opportunities and may be allocated only opportunities with lower relative returns.

Through Other Invesco Accounts, Invesco currently invests and plans to continue to invest third-party capital in a wide variety of investment opportunities in the United States and globally. There will be overlap of real property and real estate-related securities investment opportunities with certain Other Invesco Accounts that are actively investing and similar overlap with future Other Invesco Accounts. See “—Invesco may raise or manage Other Invesco Accounts which could result in the reallocation of Invesco personnel and the direction of potential investments to such Other Invesco Accounts” below. This overlap will from time to time create conflicts of interest, which the Adviser and its affiliates will seek to manage in a fair and equitable manner in their sole discretion in accordance with Invesco Real Estate’s prevailing procedures. These procedures provide for a rotation of opportunities among us and the eligible Other Invesco Accounts managed by Invesco Real Estate, subject to certain exceptions in Invesco Real Estate’s allocation policies and procedures with respect to (i) clearly defined and agreed-upon strategic or geographically focused assemblage strategies, (ii) a priority for value add opportunities for Invesco Real Estate’s closed-end fund series and (iii) a priority for real estate-related debt origination opportunities for Invesco Real Estate’s discretionary debt funds.

Currently, one Other Invesco Account is an open-ended fund that invests in stabilized, income-focused commercial real estate in primary and select secondary markets in the United States. As of December 31, 2022, this Other Invesco Account had $4.6 billion of gross assets under management and $220.2 million of unused capital commitments.

Additionally, one Other Invesco Account is an open-ended fund that invests primarily in substantially leased, income-producing core commercial real estate in major metropolitan areas in the United States. As of December 31, 2022, this Other Invesco Account had $17.3 billion of gross assets under management and no unused capital commitments.

As discussed above, with respect to Other Invesco Accounts managed by Invesco Real Estate with investment objectives or strategies that overlap with ours but that do not have priority over us, investment opportunities are allocated on a rotational basis among us and one or more Other Invesco Accounts in accordance with Invesco Real Estate’s prevailing procedures on a basis that the Adviser and its affiliates believe to be fair and equitable in their sole discretion, subject to the following general considerations: (1) any applicable investment objectives of ours and such Other Invesco Accounts (which, for us, includes our primary objective of providing current income in the form of regular, stable cash distributions to achieve an attractive distribution yield); (2) the sourcing and timing of the transaction; (3) the size and nature of the investment; (4) the relative amounts of capital available for investment by us and such Other Invesco Accounts; (5) the sector, geography/location, expected return profile, expected distribution rates, anticipated cash flows, expected stability or volatility of cash flows, leverage profile, risk profile, and other features of the applicable investment opportunity and its impact on portfolio concentration and diversification; (6) in the case of securities, avoiding allocation that could result in de minimis or odd-lot investments; (7) any structural and operational differences between us and such Other Invesco Accounts and any applicable investment limitations (including, without limitation, exposure limits, hedging limits and diversification considerations) of us and such Other Invesco Accounts, investment limitations, parameters or contractual provisions of ours and such Other Invesco Accounts; (8) the eligibility of us and such Other Invesco Accounts to make such investment under applicable laws; (9) any other applicable tax, accounting, legal, regulatory compliance or operational considerations deemed relevant by the Adviser and its affiliates (including, without limitation, maintaining our qualification as a REIT and our status as a non-investment company exempt from the Investment Company Act) (e.g., joint venture investments between us and an Other Invesco Account must be on the same terms and satisfy the restrictions of all participants, such as lowest leverage targeted by any participant); and (10) any other requirements contained in the corporate governance documents of us and such Other Invesco Accounts and any other considerations deemed relevant by the Adviser, Invesco and their affiliates in good faith. Our board of directors (including our independent directors) has the duty to ensure that the allocation methodology described above is applied fairly to us.

The portfolio strategies employed by the Adviser or its affiliates in managing the Other Invesco Accounts could conflict with the strategies employed by the Adviser in managing our business and may adversely affect the marketability, exit strategy, prices and availability of the properties, securities and instruments in which we invest. The Adviser or its affiliates may also give advice to the Other Invesco Accounts that may differ from advice given to us even though their investment objectives or guidelines may be the same or similar to ours.

The amount of performance-based compensation charged or management fees paid by us may be less than or exceed the amount of performance-based compensation charged or management fees paid by Other Invesco Accounts. Such variation may create an incentive for Invesco to allocate a greater percentage of an investment opportunity to us or such Other Invesco Accounts, as the case may be.

Our Adviser also has discretion to choose which of our properties to syndicate in the DST Program, which presents conflicts because our Advisor and the Dealer Manager earn fees from the DST Program.

Invesco is subject to a number of conflicts of interest, regulatory oversight and legal and contractual restrictions due to its multiple business lines, which may reduce the synergies that we expect to draw on or otherwise reduce the opportunities available to us.

Invesco and its affiliates are involved in a number of other businesses and activities, which may result in conflicts of interest or other obligations that are disadvantageous to us. Specified policies and procedures implemented by Invesco to mitigate potential conflicts of interest and address certain regulatory requirements and contractual restrictions will from time to time reduce the synergies across Invesco’s various businesses that we expect to draw on for purposes of pursuing attractive investment opportunities. Because Invesco has many different asset management businesses, including a capital markets group, it is subject to a number of actual and potential conflicts of interest, greater regulatory oversight and subject to more legal and contractual restrictions than that to which it would otherwise be subject if it had just one line of business. In addressing these conflicts and regulatory, legal and contractual requirements across its various businesses, Invesco has implemented certain policies and procedures (e.g., information walls) that reduce the positive synergies that we expect to utilize for purposes of finding attractive investments. For example, the Adviser will from time to time come into possession of material, non-public information with respect to companies in which its private equity business may be considering making an investment or companies that are clients of Invesco. As a consequence, that information, which could be of benefit to us, might become restricted to those respective businesses and otherwise be unavailable to us. In addition, to the extent that Invesco or the Adviser is in possession of material, non-public information or is otherwise restricted from trading in certain securities, we generally also are deemed to be in possession of such information or otherwise restricted. This could reduce the investment opportunities available to us, prevent us from exiting an investment or otherwise limit our investment flexibility. Additionally, the terms of confidentiality or other agreements with or related to companies in which any Invesco-sponsored fund has or has considered making an investment or which is otherwise a client of Invesco will from time to time restrict or otherwise limit our ability to make investments in or otherwise engage in businesses or activities competitive with such companies. Invesco may enter into one or more strategic relationships, in certain regions or with respect to certain types of investments that, although intended to provide greater opportunities for us, may require us to share such opportunities or otherwise limit the amount of an opportunity we can otherwise take.

Invesco and its affiliates engage in a broad spectrum of activities, including a broad range of activities relating to investments in the real estate industry, and have invested or committed billions of dollars in capital through various investment funds, managed accounts and other vehicles affiliated with Invesco. In the ordinary course of their business activities, Invesco and its affiliates may engage in activities where the interests of certain divisions or business centers of Invesco and its affiliates, including the Adviser, or the interests of their clients may conflict with the interests of our stockholders. Certain of these divisions and entities affiliated with the Adviser have or may have an investment strategy similar to ours and therefore may engage in competing activities with us. In particular, various Invesco Real Estate direct and listed real estate funds and other investment vehicles seek to invest in a broad range of real estate investments.

As part of its regular business, Invesco provides a broad range of investment advisory businesses. In addition, Invesco and its affiliates may provide services in the future beyond those currently provided. Our stockholders will not receive a benefit from the services provided to other investment vehicles or share in any of the fees generated by the provision of such services. Invesco may have relationships with, render services to or engage in transactions with government agencies or issuers or owners of securities that are, or are eligible to be, our investment opportunities. As a result, employees of Invesco or its affiliates may possess information relating to such issuers that is not known to the Adviser’s employees responsible for making investment decisions or for monitoring our investments and performing the other obligations under the Advisory Agreement. Those employees are not obligated to share any such information with us or the Advisor and may be prohibited by law or contract from doing so.

We may also co-invest with clients of the Adviser in particular properties, and the relationship with such clients could influence the decisions made by the Advisor with respect to such investments. Invesco and the Adviser are under no obligation to decline any engagements or investments in order to make an investment opportunity available to us. We may be forced to sell or hold existing investments as a result of relationships that Invesco or the Adviser may have or transactions or investments the Adviser and its affiliates may make or have made. We may also co-invest with such clients of the Adviser in particular properties and the relationship with such clients could influence the decisions made by the Advisor with respect to such investments. Furthermore, there can be no assurance that all potentially suitable investment opportunities that come to the attention of the Adviser will be made available to us.

Invesco may from time to time participate in underwriting or lending syndicates with respect to us or our subsidiaries or Other Invesco Accounts, or may otherwise be involved in the public offering or private placement of debt or equity securities issued by, or loan proceeds borrowed by us, or our subsidiaries. Such underwritings may be on a firm commitment basis or may be on an uncommitted “best efforts” basis. The Adviser may also, on our behalf or on behalf of other parties to a transaction involving us, effect transactions, including transactions in the secondary markets where it may nonetheless have a potential conflict of interest regarding us and the other parties to those transactions to the extent it receives commissions or other compensation from us and such other parties. Subject to applicable law, Invesco may receive underwriting fees, discounts, placement commissions, loan modification or restructuring fees, servicing (including loan servicing) fees, advisory fees, lending arrangement, consulting, monitoring, commitment, syndication, origination, organizational, financing and divestment fees (or, in each case, rebates of any such fees, whether in the form of purchase price discounts or otherwise, even in cases where Invesco or an Other Invesco Account or vehicle is purchasing debt) or other compensation with respect to the foregoing activities, which are not required to be shared with us or our stockholders. Invesco may nonetheless have a potential conflict of interest regarding us and the other parties to those transactions to the extent it receives commissions, discounts, fees or such other compensation from such other parties. Our independent directors will approve any transactions in which an Invesco affiliate acts as dealer or advisor on the other side of a transaction with us only where such directors believe in good faith that such transactions are appropriate for us, and our stockholders, by executing a Subscription Agreement for our shares, consent to all such transactions, along with the other transactions involving conflicts of interest described herein, to the fullest extent permitted by law.

Purchases or sales of securities for our account (particularly marketable securities) may be bunched or aggregated with orders for Other Invesco Accounts. It is frequently not possible to receive the same price or execution on the entire volume of securities purchased or sold, and the various prices may be averaged, which may be disadvantageous to us.

Present and future activities of Invesco and its affiliates (including the Adviser and the Dealer Manager) may also give rise to additional conflicts of interest relating to us and our investment activities. In the event that any such conflict of interest arises, we will attempt to resolve such conflicts in a fair and equitable manner. Investors should be aware that conflicts will not necessarily be resolved in favor of our interests.

We co-invest with Invesco affiliates and such investments are at times in different parts of the capital structure of an issuer and may otherwise involve conflicts of interest. When we hold investments in which Other Invesco Accounts have a different principal investment, conflicts of interest arise between us and Other Invesco Accounts, and the Adviser may take actions that are adverse to us.

We may co-invest with Other Invesco Accounts in investments that are suitable for both us and such Other Invesco Accounts. We or the Other Invesco Accounts make and hold investments at different levels of an issuer’s capital structure, which includes us making investments directly or indirectly relating to portfolio entities of Other Invesco Accounts and vice versa. To the extent we hold interests that are different (including with respect to their relative seniority) than those held by such Other Invesco Accounts, the Adviser and its affiliates will be presented with conflicts of interest. Other Invesco Accounts may also participate from time to time in a separate tranche of a financing with respect to an issuer/borrower in which we have an interest or otherwise in different classes of such issuer’s securities. If we make or have an investment in a property in which an Other Invesco Account has a mezzanine or other debt investment, Invesco may have conflicting loyalties between its duties to us and to other affiliates. In that regard, actions may be taken for the Other Invesco Accounts that are adverse to us, including with respect to the timing and manner of sale and actions taken in circumstances of financial duress. Furthermore, we may participate in investments related to the financing or refinancing of loan investments or portfolios held or proposed to be acquired by certain Other Invesco Accounts. While our participation in connection with any such investments and transactions are expected to be negotiated by third parties on market prices, such investments and transactions will give rise to potential or actual conflicts of interest.

There can be no assurance that any conflict will be resolved in our favor. Conflicts can also be expected to arise in determining the amount of an investment, if any, to be allocated among potential investors and the respective terms thereof. There can be no assurance that the return on our investment will be equivalent to or better than the returns obtained by the other affiliates participating in the transaction. In addition, it is anticipated that in a bankruptcy proceeding our interest will likely be subordinated or otherwise adversely affected by virtue of such Other Invesco Accounts’ involvement and actions relating to such investment. For example, in circumstances where we hold a junior mezzanine interest in an issuer, holders of more senior classes of debt issued by such entity (which may include Other Invesco Accounts) may take actions for their benefit (particularly in circumstances where such issuer faces financial difficulty or distress) that further subordinate or adversely impact the value of our investment in such issuer.

In connection with negotiating loans, bank or securitization financings in respect of our real estate-related transactions, Invesco will generally obtain the right to participate on its own behalf (or on behalf of vehicles it manages) in a portion of the financings with respect to such Invesco-sponsored transactions (including transactions where the underlying collateral includes property owned by Other Invesco Accounts) upon a set of terms already negotiated and agreed of third parties. We do not believe that this arrangement has an effect on the overall terms and conditions negotiated with the arrangers of such senior loans other than as described in the preceding sentence. If we make or have an investment in a property in which an Other Invesco Account has a mezzanine or other debt investment, or vice versa, Invesco may have conflicting loyalties between its duties to us and to other affiliates. Such investments may inherently give rise to conflicts of interest or perceived conflicts of interest between or among the various classes of securities that may be held by such entities. Because of the affiliation with Invesco, the Adviser may have a greater incentive to invest in Invesco-sponsored financings (as compared to real estate-related financings sponsored by other real estate firms or financial sponsors).

We may enter into joint ventures and other shared assets which will involve risks and conflicts of interests.

We have invested and may in the future invest with Other Invesco Accounts in shared assets, typically through the formation of joint ventures that we and such fund control equally. Such joint venture investments will involve risks and conflicts of interests. See “—Risks Related Investments in Real Estate—We may make a substantial amount of joint venture investments, including with Invesco affiliates. Joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on the financial condition of our joint venture partners and disputes between us and our joint venture partners.”

We may purchase assets from or sell assets to the Advisor and its affiliates, and such transactions may cause conflicts of interest.

We may purchase assets from or sell assets to the Advisor and its affiliates or their respective related parties. These transactions involve conflicts of interest, as our sponsor may receive fees and other benefits, directly or indirectly, from or otherwise have interests in both parties to the transaction. The purchases and sales referred to in this paragraph are subject to the approval of a majority of directors (including a majority of our independent directors) not otherwise interested in the transaction.

The Adviser may face conflicts of interest related to our investments in operating companies.

We invest in real estate-related operating companies, including property managers and development companies, that service owners and operators of real estate (each, a “Service Company”). A Service Company may be engaged by the Adviser, Other Invesco Accounts or their affiliates to service or develop assets in which the Adviser or Other Invesco Accounts hold an interest. The Adviser (and the Service Company as a result of its relationship with the Adviser) may have an incentive to provide lower pricing to Other Invesco Accounts. In addition to pricing, conflicts of interest may arise in determining the scope of services to be provided by a Service Company to an Other Invesco Account and the terms of any such engagement, including indemnification provisions. The Adviser (and the Service Company) also may face conflicts of interest in determining whether and the extent to which to exercise remedies against a defaulting Other Invesco Account, which may adversely impact the returns on our investment in the Service Company.

Similarly, Other Invesco Accounts may invest in real estate-related operating companies, including property managers, development companies or other real estate service providers (each, a “Related Service Company”). The Adviser may be incentivized to direct work for its clients and affiliates, including us and assets owned by us, towards such Related Service Companies, both to nurture these businesses and due to the compensation received as a result of the Other Invesco Accounts’ interest in such Related Service Companies. Conflicts may arise in determining whether we should engage a Related Service Company to service an asset and in determining the terms of such engagement, including price and other terms, such as indemnification provisions. The Adviser also may be conflicted in determining whether a Related Service Company has adequately performed its obligations to us and whether to impose any penalties available for failure to do so, which may adversely impact the assets serviced by a Related Service Company.

Invesco may structure certain investments such that Invesco will face conflicting fiduciary duties to us and certain debt funds.

It is expected that Invesco will structure certain investments such that one or more mezzanine or other investment funds, structured vehicles or other collective investment vehicles primarily investing in senior secured loans, distressed debt, subordinated debt, high yield securities, CMBS and other similar debt instruments managed by affiliates of Invesco (collectively, “Debt Funds”) are offered the opportunity to participate in the debt tranche of an investment allocated to us. The Adviser and its affiliates owe fiduciary duties to the Debt Funds as well as to us. If the Debt Funds purchase high yield securities or other debt instruments related to a property or real estate company that we hold an investment in (or if we make or have an investment in or, through the purchase of debt obligations become a lender to, a company or property in which a Debt Fund or an Other Invesco Account or another Invesco real estate fund or vehicle has a mezzanine or other debt investment), the Adviser and its affiliates will face a conflict of interest in respect of the advice given to, or the decisions made with regard to, the Debt Funds, such Other Invesco Accounts and us (e.g., with respect to the terms of such high yield securities or other debt instruments, the enforcement of covenants, the terms of recapitalizations and the resolution of workouts or bankruptcies).

Our Adviser will face conflicting fiduciary duties to us and the Affiliated Funds in which we invest and to Other Invesco Accounts that may invest in us.

We invest in and expect to continue to invest in Affiliated Funds, and Other Invesco Accounts invest in and are expected to continue to invest in us. The Adviser and its affiliates owe fiduciary duties to the Affiliated Funds and Other Invesco Accounts as well as to us. For example, if we require liquidity or our investment in an Affiliated Fund is not supporting our investment objectives or financial results, or if an Other Invesco Account is seeking liquidity or its investment in us is not supporting its investment objectives or financial results, the Adviser and its affiliates will face a conflict of interest in respect of the advice given to, or the decisions made with regard to, the Affiliated Fund or Other Invesco Account and us.

Invesco may raise or manage Other Invesco Accounts, which could result in the reallocation of Invesco personnel and the direction of potential investments to such Other Invesco Accounts.

Invesco, the Adviser and their affiliates reserve the right to raise or manage Other Invesco Accounts, including opportunistic and stabilized and substantially stabilized real estate funds or separate accounts, dedicated managed accounts, investments suitable for lower risk, lower return funds or higher risk, higher return funds, commercial loan obligation and trading investment vehicles, real estate funds primarily making investments globally, in a particular region outside of the U.S., or in a single sector of the real estate investment space (e.g., office, industrial, retail or multifamily) or making non-controlling investments in public and private debt and equity securities or investment funds that may have the same or similar investment objectives or guidelines as us or investments, including those raised by us and one or more managed accounts (or other similar arrangements structured through an entity) for the benefit of one or more specific investors (or related group of investors) which, in each case, may have investment objectives or guidelines that overlap with ours. See “—Certain Other Invesco Accounts have similar or overlapping investment objectives and guidelines, and we will not be allocated certain opportunities and may be allocated only opportunities with lower relative returns.” In particular, we expect that there will be overlap of real property and real estate-related securities investment opportunities with certain Other Invesco Accounts that are actively investing and similar overlap with future Other Invesco Accounts. The closing of an Other Invesco Account could result in the reallocation of Invesco personnel, including reallocation of existing real estate professionals, to such Other Invesco Account. In addition, potential investments that may be suitable for us may be directed toward such Other Invesco Account.

Invesco’s potential involvement in financing a third party’s purchase of assets from us could lead to potential or actual conflicts of interest.

We may from time to time dispose of all or a portion of an investment by way of a third-party purchaser’s bid where Invesco, the Adviser or one or more Other Invesco Accounts is providing financing as part of such bid or acquisition of the investment or underlying assets thereof. This may include the circumstance where Invesco or one or more Other Invesco Accounts is making commitments to provide financing at or prior to the time such third-party purchaser commits to purchase such investments or assets from us. Such involvement of Invesco or one or more Other Invesco Accounts as such a provider of debt financing in connection with the potential acquisition of portfolio investments by third parties from us may give rise to potential or actual conflicts of interest.

Disputes between Invesco and our joint venture partners who have pre-existing investments with Invesco may affect our investments relating thereto.

Some of the third-party operators and joint-venture partners with which the Adviser may elect to co-invest our capital may have pre-existing investments with Invesco. The terms of these preexisting investments may differ from the terms upon which we invest with such operators and partners. To the extent a dispute arises between Invesco and such operators and partners, our investments relating thereto may be affected.

Under certain circumstances, the Adviser may determine not to pursue some or all of an investment opportunity within our investment objectives and guidelines, including without limitation, as a result of our prior investments, business or other reasons applicable to us, Other Invesco Accounts, the Adviser or its affiliates.

Under certain circumstances, the Adviser may determine not to pursue some or all of an investment opportunity within our investment objectives and guidelines, including without limitation, as a result of business, reputational or other reasons applicable to us, Other Invesco Accounts, Invesco, the Adviser or their affiliates. In addition, the Adviser may determine that we should not pursue some or all of an investment opportunity, including, by way of example and without limitation, because we have already invested sufficient capital in the investment, sector, industry, geographic region or markets in question, as determined by the Adviser, or the investment is not appropriate for us for other reasons as determined by the Adviser. In any such case the Adviser could, thereafter, offer such opportunity to other parties, including Other Invesco Accounts, portfolio entities, joint venture partners, related parties or third parties. Any such Other Invesco Accounts may be advised by a different Invesco business center with a different investment committee, which could determine an investment opportunity to be more attractive than the Adviser believes to be the case with respect to us. In any event, there can be no assurance that the Adviser’s assessment will prove correct or that the performance of any investments actually pursued by us will be comparable to any investment opportunities that are not pursued by us. The Adviser, including its personnel, may receive compensation from any such party that makes the investment, including an allocation of carried interest, and any such compensation could be greater than amounts paid by us to the Adviser. In some cases, the Adviser or its affiliates may earn greater fees when Other Invesco Accounts participate alongside or instead of us in an investment.

The Adviser makes good faith determinations for allocation decisions based on expectations that may prove inaccurate. Information unavailable to the Adviser, or circumstances not foreseen by the Adviser at the time of allocation, may cause an investment opportunity to yield a different return than expected. There is no assurance that any conflicts arising out of the foregoing will be resolved in our favor. Invesco and the Adviser are entitled to amend their policies and procedures at any time without prior notice or our consent.

To the extent we acquire properties through joint ventures with Other Invesco Accounts, such investments will be allocated as described above, and we may be allocated interests in such joint ventures that are smaller than the interests of the Other Invesco Accounts. Generally, we expect the level of control we have with respect to any joint venture will correspond to our economic interest in such joint venture. We will not participate in joint ventures in which we do not have or share control to the extent that we believe such participation would potentially threaten our status as a non-investment company exempt from the Investment Company Act. This may prevent us from receiving an allocation with respect to certain investment opportunities that are suitable for both us and one or more Other Invesco Accounts.

The Adviser may have an opportunity to acquire a portfolio or pool of assets, securities and instruments that it determines in its sole discretion should be divided and allocated among us and Other Invesco Accounts. Such allocations generally would be based on its assessment of the expected returns and risk profile of the portfolio and the assets therein. For example, some of the assets in a pool may have an opportunistic return profile not appropriate for us. Also, a pool may contain both debt and equity instruments that our sponsor determines should be allocated to different funds. In all of these situations, the combined purchase price paid to a seller would be allocated among the multiple assets, securities and instruments in the pool and therefore among Other Invesco Accounts and us acquiring any of the assets, securities and instruments. Similarly, there will likely be circumstances in which we and Other Invesco Accounts will sell assets in a single or related transactions to a buyer. In some cases a counterparty will require an allocation of value in the purchase or sale contract, though the Adviser could determine such allocation of value is not accurate and should not be relied upon. Unless an appraisal is required by our charter, our sponsor will generally rely upon internal analysis to determine the ultimate allocation of value, though it could also obtain third party valuation reports. Regardless of the methodology for allocating value, the Adviser will have conflicting duties to us and Other Invesco Accounts when they buy or sell assets together in a portfolio, including as a result of different financial incentives our sponsor has with respect to different vehicles, most clearly when the fees and compensation, including performance-based compensation, earned from the different vehicles differ. There can be no assurance that our investment will not be valued or allocated a purchase price that is higher or lower than it might otherwise have been allocated if such investment were acquired or sold independently rather than as a component of a portfolio shared with Other Invesco Accounts.

The Adviser may face conflicts of interests in choosing our service providers and certain service providers may provide services to the Dealer Manager, the Adviser or Invesco on more favorable terms than those payable by us.

Certain advisors and other service providers or their affiliates (including accountants, administrators, lenders, bankers, brokers, attorneys, consultants, title agents, property managers and investment or commercial banking firms) that provide goods or services to us, Invesco or certain entities in which we have an investment may also provide goods or services to or have business, personal, financial or other relationships with Invesco and its other businesses. Such advisors and service providers referred to above may be investors in us, affiliates of the Dealer Manager or the Adviser, sources of financing and investment opportunities or co-investors or commercial counterparties or entities in which Invesco or Other Invesco Accounts have an investment, and payments by us may indirectly benefit Invesco or such Other Invesco Accounts. In addition, certain employees of Invesco may have family members or relatives employed by such advisors and service providers. The Adviser or its affiliates may also provide administrative and other services to us. These relationships may influence us, Invesco or the Adviser in deciding whether to select or recommend such a service provider to perform services for us or a portfolio property (the cost of which will generally be borne directly or indirectly by us or such portfolio property, as applicable).

Notwithstanding the foregoing, transactions relating to us that require the use of a service provider will generally be allocated to service providers on the basis of best execution, the evaluation of which includes, among other considerations, such service provider’s provision of certain investment-related services and research that the Adviser believes to be of benefit to us. Advisors and service providers, or their affiliates, often charge different rates or have different arrangements for different types of services. With respect to service providers, for example, the fee for a given type of work may vary depending on the complexity of the matter as well as the expertise required and demands placed on the service provider. Therefore, to the extent the types of services used by us are different from those used by Invesco, the Adviser or its affiliates may pay different amounts or rates than those paid by us.

The Adviser and its affiliates may be subject to conflicts of interest related to tenants.

Certain properties owned by us or an Other Invesco Account may be leased out to tenants that are affiliates of Invesco, including but not limited to Other Invesco Accounts or their respective portfolio companies, which would give rise to a conflict of interest. In such events, the Adviser will endeavor to ensure that such conflicts are resolved in a fair and equitable manner, subject to applicable oversight of the board of directors.

The personnel of the Dealer Manager and the Adviser may trade in securities for their own accounts, subject to restrictions applicable to Invesco personnel.

The officers, directors, members, managers and employees of the Dealer Manager and the Adviser may trade in securities and make personal investments for their own accounts, subject to restrictions and reporting requirements as may be required by law and Invesco policies, or otherwise determined from time to time by the Dealer Manager or the Adviser. Such personal securities transactions and investments will, in certain circumstances, result in conflicts of interest, including to the extent they relate to (1) a company in which we hold or acquire an interest (either directly through a privately negotiated investment or indirectly through the purchase of securities or other traded instruments related thereto) and (2) entities that have interests which are adverse to ours or pursue similar investment opportunities as us.

Risks Related to our REIT Status and Certain Other Tax Items

If we do not qualify to be taxed as a REIT, we will be subject to tax as a regular corporation and could face a substantial tax liability.

We have operated and expect to continue to operate so as to qualify to be taxed as a REIT under the Code. However, qualification as a REIT involves the application of highly technical and complex Code provisions for which only a limited number of judicial or administrative interpretations exist. Notwithstanding the availability of cure provisions in the Code, various compliance requirements could be failed and could jeopardize our REIT status. Furthermore, new tax legislation, administrative guidance or court decisions, in each instance potentially with retroactive effect, could make it more difficult or impossible for us to qualify as a REIT. If we fail to qualify as a REIT in any tax year, then:

•

we would be taxed as a regular domestic corporation, which under current laws would result in, among other things, means being unable to deduct dividends paid to stockholders in computing taxable income and being subject to federal and applicable state and local income tax on our taxable income at regular corporate income tax rates;

•	any resulting tax liability could be substantial and could have a material adverse effect on our book value;

•

unless we were entitled to relief under applicable statutory provisions, we would be required to pay taxes, and therefore, our cash available for distribution to stockholders would be reduced for each of the years during which we did not qualify as a REIT and for which we had taxable income; and

•	we generally would not be eligible to re-elect to be taxed as a REIT for the subsequent four full taxable years.

We may be subject to adverse legislative or regulatory tax changes that could increase our tax liability, reduce our operating flexibility and reduce the price of our common stock.

In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of U.S. federal income tax laws applicable to investments similar to an investment in shares of our common stock. The 2017 tax reform legislation commonly referred to as the Tax Cuts and Jobs Act has resulted in fundamental changes to the Code, with many of the changes applicable to individuals applying only through December 31, 2025. Federal legislation intended to ameliorate the economic impact of the COVID-19 pandemic, the Coronavirus Aid, Relief and Economic Security Act made technical corrections to, or modified on a temporary basis, certain of the provisions of the Tax Cuts and Jobs Act.

Although REITs generally receive certain tax advantages compared to entities taxed as regular corporations, it is possible that future legislation would result in a REIT having fewer tax advantages, and it could become more advantageous for a company that invests in real estate to elect to be treated for U.S. federal income tax purposes as a corporation. As a result, our charter authorizes our board of directors to revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that changes to U.S. federal income tax laws and regulations or other considerations mean it is no longer in our best interests to qualify as a REIT.

There can be no assurance that future tax law changes will not increase income tax rates, impose new limitations on deductions, credits or other tax benefits, or make other changes that may adversely affect our business, cash flows or financial performance or a stockholder’s investment in us. You are urged to consult with your tax advisor with respect to the impact of these legislative changes on your investment in our shares and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our shares.

To maintain our REIT status, we may have to borrow funds on a short-term basis during unfavorable market conditions.

To qualify as a REIT, we generally must distribute annually to our stockholders dividends equal to a minimum of 90% of our net taxable income, determined without regard to the dividends-paid deduction and excluding net capital gains. We will be subject to regular corporate income taxes on any undistributed REIT taxable income, including undistributed net capital gain, each year. Additionally, we will be subject to a 4% nondeductible excise tax on any amount by which dividends paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from previous years. Payments we make to our stockholders under our share repurchase plan generally will not be taken into account for purposes of these distribution requirements. If we do not have sufficient cash to make distributions necessary to preserve our REIT status for any year or to avoid taxation, we may be forced to borrow funds or sell assets even if the market conditions at that time are not favorable for these borrowings or sales. These options could increase our costs or reduce our equity.

Compliance with REIT requirements may cause us to forgo otherwise attractive opportunities, which may hinder or delay our ability to meet our investment objectives and reduce your overall return.

To qualify as a REIT, we are required at all times to satisfy tests relating to, among other things, the sources of our income, the nature and diversification of our assets, the ownership of our stock and the amounts we distribute to our stockholders. Compliance with the REIT requirements may impair our ability to operate solely on the basis of maximizing profits. For example, we may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution.

Compliance with REIT requirements may force us to liquidate or restructure otherwise attractive investments.

To qualify as a REIT, at the end of each calendar quarter, at least 75% of the value of our assets must consist of cash, cash items, government securities and qualified real estate assets. The remainder of our investments in securities (other than qualified real estate assets, government securities and securities of our taxable REIT subsidiaries) generally cannot include more than 10% of the voting securities of any one issuer or more than 10% of the value of the outstanding securities of more than any one issuer (other than securities that qualify for the straight-debt safe harbor) unless we and such issuer jointly elect for such issuer to be treated as a “taxable REIT subsidiary” under the Code. Debt will generally meet the “straight debt” safe harbor if the debt is a written unconditional promise to pay on demand or on a specified date a certain sum of money, the debt is not convertible, directly or indirectly, into stock, and the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower’s discretion, or similar factors. Additionally, no more than 5% of the value of our assets (other than government securities, qualified real estate assets and securities of our taxable REIT subsidiaries) can consist of the securities of any one issuer, and no more than 20% of the value of our assets may be represented by securities of one or more taxable REIT subsidiaries. If we fail to comply with these requirements at the end of any calendar quarter, we must dispose of a portion of our assets within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions in order to avoid losing our REIT qualification and suffering adverse tax consequences. In order to satisfy these requirements and maintain our qualification as a REIT, we may be forced to liquidate assets from our portfolio or not make otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

Our charter does not permit any person or group to own more than 9.9% of our outstanding common stock or of our outstanding capital stock of all classes or series, and attempts to acquire our common stock or our capital stock of all other classes or series in excess of these 9.9% limits would not be effective without an exemption from these limits by our board of directors.

For us to qualify as a REIT under the Code, not more than 50% of the value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (including certain entities treated as individuals for this purpose) during the last half of a taxable year other than the first taxable year in which we are taxed as a REIT. For the purpose of assisting our qualification as a REIT for U.S. federal income tax purposes, our charter prohibits beneficial or constructive ownership by any person or group of more than a certain percentage, which is expected to be 9.9%, by value or by number of shares, whichever is more restrictive, of the outstanding shares of our common stock or of our capital stock of all classes or series, which we refer to as the “Ownership Limit.” The constructive ownership rules under the Code and our charter are complex and may cause shares of the outstanding common stock owned by a group of related persons to be deemed to be constructively owned by one person. As a result, the acquisition of less than 9.9% of our outstanding common stock or our capital stock by a person could cause another person to be treated as owning in excess of 9.9% of our outstanding common stock or our capital stock, respectively, and thus violate the Ownership Limits. There can be no assurance that our board of directors, as permitted in the charter, will not decrease these Ownership Limits in the future. Any attempt to own or transfer shares of our common stock or capital stock in excess of the Ownership Limits without the consent of our board of directors will result either in the shares in excess of the limit being transferred by operation of our charter to a charitable trust, and the person who attempted to acquire such excess shares not having any rights in such excess shares, or in the transfer being void.

The Ownership Limits may have the effect of precluding a change in control of us by a third party, even if such change in control would be in the best interests of our stockholders or would result in receipt of a premium to the price of our common stock (and even if such change in control would not reasonably jeopardize our REIT status). Any exemptions to the Ownership Limits granted in the future may limit our board of directors’ power to increase the Ownership Limits or grant further exemptions.

Non-U.S. holders may be required to file U.S. federal income tax returns and pay U.S. federal income tax upon their receipt of certain distributions from us or upon their disposition of shares of our common stock.

In addition to any potential withholding tax on ordinary dividends, a non-U.S. holder (as such term is defined below under “U.S. Federal Income Tax Considerations—Taxation of U.S. Holders of Our Common Stock”), other than a “qualified shareholder” or a “qualified foreign pension fund,” as each is defined in Section 897 of the Code, that disposes of a “United States real property interest” (“USRPI”) (which includes shares of stock of a U.S. corporation whose assets consist principally of USRPIs), or that receives a distribution from a REIT that is attributable to gains from such a disposition, is generally subject to U.S. federal income tax under the Foreign Investment in Real Property Tax Act of 1980, as amended (“FIRPTA”), on the amount received from (or, in the case of a distribution, to the extent attributable to gains from) such disposition. FIRPTA gains must be reported on U.S. federal income tax returns and are subject to tax at regular U.S. federal income tax rates. Such tax does not apply, however, to gain on the disposition of stock in a REIT that is “domestically controlled.” Generally, a REIT is domestically controlled if less than 50% of its stock, by value, has been owned directly or indirectly by non-U.S. persons during a continuous five-year period ending on the date of disposition or, if shorter, during the entire period of the REIT’s existence. We cannot assure you that we will qualify as a domestically controlled REIT. If we were to fail to so qualify, amounts received by a non-U.S. holder on certain dispositions of shares of our common stock would be subject to tax under FIRPTA, unless (1) our shares of common stock were regularly traded on an established securities market and (2) the non-U.S. holder did not, at any time during a specified testing period, hold more than 10% of our common stock. We do not expect our shares to be regularly traded on an established securities market. Furthermore, even if we are domestically controlled, distributions by us that are attributable to gains from dispositions of USRPIs will be subject to tax under FIRPTA and special withholding rules unless the conditions in clauses (1) and (2) of the immediately preceding sentence are satisfied, subject to certain exceptions. Proposed Treasury regulations issued on December 29, 2022 (the “Proposed Regulations”) would modify the existing Treasury regulations relating to the determination of whether we are a domestically controlled REIT by providing a look through rule for our stockholders that are non-publicly traded partnerships, REITs, regulated investment companies or domestic “C” corporations owned 25% or more directly or indirectly by foreign persons (“foreign owned domestic corporations”) and by treating “qualified foreign pension funds” as foreign persons for this purpose. Although the Proposed Regulations are intended to be effective after they are finalized, the preamble to the regulations state that the IRS may challenge contrary positions that are taken before the Proposed Regulations are finalized. Moreover, the Proposed Regulations would apply to determine whether a REIT was domestically controlled for the entire five-year testing period prior to any disposition of our common stock, rather than applying only to the portion of the testing period beginning after the Proposed Regulations are finalized. The Proposed Regulations relating to foreign owned domestic corporations is inconsistent with prior tax guidance. We cannot predict if or when or in what form the Proposed Regulations will be finalized or what our composition of investors that are treated as domestic under these final regulations will be at the time of enactment. Please consult your tax advisor. See “U.S. Federal Income Tax Considerations—Taxation of Non-U.S. Holders of Our Common Stock—Sales of Our Common Stock.”

Investments outside the United States may subject us to additional taxes and could present additional complications to our ability to satisfy the REIT qualification requirements.

Non-U.S. investments may subject us to various non-U.S. tax liabilities, including withholding taxes. In addition, operating in functional currencies other than the U.S. dollar and in environments in which real estate transactions are typically structured differently than they are in the United States or are subject to different legal rules may present complications to our ability to structure non-U.S. investments in a manner that enables us to satisfy the REIT qualification requirements. Even if we maintain our status as a REIT, entities through which we hold investments in assets located outside the United States may be subject to income taxation by jurisdictions in which such assets are located or in which our subsidiaries that hold interests in such assets are located. Any such taxes could adversely affect our business, results of operations, cash flows or financial condition, and our cash available for distribution to our stockholders will be reduced by any such foreign income taxes.

We may incur tax liabilities that would reduce our cash available for distribution to you.

Even if we qualify and maintain our status as a REIT, we may become subject to U.S. federal income taxes and related state and local taxes. For example, net income from the sale of properties that are “dealer” properties sold by a REIT (a “prohibited transaction” under the Code) will be subject to a 100% tax. We may not make sufficient distributions to avoid excise taxes applicable to REITs. If we were to fail either gross income test (and did not lose our REIT status because such failure was due to reasonable cause and not willful neglect), we would be subject to tax on the income that does not meet the gross income test requirements. We also may decide to retain net capital gain we earn from the sale or other disposition of our investments and pay income tax directly on such income. In that event, we could elect to cause our stockholders to be treated as if they earned that income and paid the tax we paid. However, stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability unless they file U.S. federal income tax returns and thereon seek a refund of such tax. We also may be subject to state and local taxes on our income or property, including franchise, payroll, mortgage recording and transfer taxes, either directly or at the level of the other companies through which we indirectly own our assets, such as our domestic taxable REIT subsidiaries, which are subject to full U.S. federal, state, local and foreign corporate-level income taxes. Any taxes we pay directly or indirectly will reduce our cash available for distribution to you.

Restrictions on the deduction of all of our interest expense could prevent us from satisfying the REIT distribution requirements and avoiding the incurrence of income or excise taxes.

Rules enacted as part of the Tax Cuts and Jobs Act may limit our ability (and the ability of entities that are not treated as disregarded entities for U.S. federal income tax purposes and in which we hold an interest) to deduct interest expense. Under amended Section 163(j) of the Code, the deduction for business interest expense may be limited to the amount of the taxpayer’s business interest income plus 30% of the taxpayer’s “adjusted taxable income” unless the taxpayer’s gross receipts do not exceed $25 million per year during the applicable testing period or the taxpayer qualifies to elect and elects to be treated as an “electing real property trade or business.” A taxpayer’s adjusted taxable income will start with its taxable income and add back items of non-business income and expense, business interest income and business interest expense, net operating losses, and any deductions for “qualified business income.” A taxpayer that is exempt from the interest expense limitations as an electing real property trade or business is ineligible for certain expensing benefits and is subject to less favorable depreciation rules for real property. The rules for business interest expense will apply to us and at the level of each entity in which or through which we invest that is not a disregarded entity for U.S. federal income tax purposes. To the extent that our interest expense is not deductible, our taxable income will be increased, as will our REIT distribution requirements and the amounts we need to distribute to avoid incurring income and excise taxes.

Our board of directors is authorized to revoke our REIT election without stockholder approval, which may cause adverse consequences to our stockholders.

Our charter authorizes our board of directors to revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interests to qualify as a REIT. Our board of directors has fiduciary duties to us and our stockholders and could only cause such changes in our tax treatment if it determines in good faith that such changes are in our best interests and in the best interests of our stockholders. In this event, we would become subject to U.S. federal income tax on our taxable income and we would no longer be required to distribute most of our net income to our stockholders, which may cause a reduction in the total return to our stockholders.

You may have current tax liability on distributions you elect to reinvest in our common stock.

If you participate in our distribution reinvestment plan, you will be deemed to have received, and for U.S. federal income tax purposes will be taxed on, the amount reinvested in shares of our common stock to the extent the amount reinvested was not a tax-free return of capital. Therefore, unless you are a tax-exempt entity, you may be forced to use funds from other sources to pay your tax liability on the reinvested dividends.

We may choose to pay dividends in a combination of cash and shares of our common stock, in which case stockholders may be required to pay income taxes in excess of the cash dividends they receive.

We may choose to pay dividends in a combination of cash and shares of our common stock. Under IRS Revenue Procedures 2017-45, as a publicly offered REIT, we may give stockholders a choice, subject to various limits and requirements, of receiving a dividend in cash or in our common stock. As long as at least 20% of the total dividend is available in cash and certain other requirements are satisfied, the IRS will treat the stock distribution as a dividend (to the extent applicable rules treat such distribution as being made out of our earnings and profits). As a result, U.S. stockholders may be required to pay income taxes with respect to such dividends in excess of the cash dividends they receive. In the case of non-U.S. stockholders, we generally will be required to withhold tax with respect to the entire dividend, which withholding tax may exceed the amount of cash such non-U.S. stockholder would otherwise receive.

Generally, ordinary dividends payable by REITs do not qualify for reduced U.S. federal income tax rates.

Currently, the maximum tax rate applicable to qualified dividend income payable to certain non-corporate U.S. stockholders is 20% (excluding the 3.8% Medicare tax). Dividends payable by REITs, however, are not eligible for the reduced rate except to the extent designated as capital gain dividends or qualified dividend income. Although this does not adversely affect the taxation of REITs or dividends payable by REITs, the more favorable rates applicable to regular corporate qualified dividends could cause certain non-corporate investors to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common stock. However, for taxable years through the taxable year ending December 31, 2025, non-corporate U.S. taxpayers may be entitled to claim a deduction in determining their taxable income of up to 20% of “qualified REIT dividends” (dividends not designated as capital gain dividends or qualified dividend income), subject to certain limitations. You are urged to consult with your tax advisor regarding the effect of this change on your effective tax rate with respect to REIT dividends.

The failure of a mezzanine loan to qualify as a real estate asset could adversely affect our ability to qualify as a REIT.

We may acquire mezzanine loans, for which the IRS has provided a safe harbor but not rules of substantive law. Pursuant to the safe harbor, if a mezzanine loan meets certain requirements, it will be treated by the IRS as a real estate asset for purposes of the asset tests, and interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the 75% gross income test. We may acquire mezzanine loans that do not meet all of the requirements of this safe harbor. In the event we own a mezzanine loan that does not meet the safe harbor, the IRS could challenge such loan’s treatment as a real estate asset for purposes of the REIT asset and gross income tests and, if such a challenge were sustained, we could fail to qualify as a REIT.

Our taxable REIT subsidiaries are subject to special rules that may result in increased taxes.

We may conduct certain activities or invest in assets through one or more taxable REIT subsidiaries. A taxable REIT subsidiary is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a taxable REIT subsidiary. Other than some activities relating to hotel and health care properties, a taxable REIT subsidiary may generally engage in any business, including the provision of services to tenants of its parent REIT. A taxable REIT subsidiary is subject to U.S. federal income tax as a regular C corporation.

No more than 20% of the value of our total assets may consist of stock or securities of one or more taxable REIT subsidiaries. This requirement limits the extent to which we can conduct our activities through taxable REIT subsidiaries. The values of some of our assets, including assets that we hold through taxable REIT subsidiaries, may not be subject to precise determination, and values are subject to change in the future. Furthermore, if a REIT lends money to a taxable REIT subsidiary, the taxable REIT subsidiary may be unable to deduct all or a portion of the interest paid to the REIT, which could increase the tax liability of the taxable REIT subsidiary. In addition, as a REIT, we must pay a 100% penalty tax on certain payments that we receive if the economic arrangements between us and any of our taxable REIT subsidiaries are not comparable to similar arrangements between unrelated parties. We intend to structure transactions with any taxable REIT subsidiary on terms that we believe are arm’s length to avoid incurring the 100% excise tax described above; however, the IRS may successfully assert that the economic arrangements of any of our inter-company transactions are not comparable to similar arrangements between unrelated parties.

If the Operating Partnership failed to qualify as a partnership or is not otherwise disregarded for U.S. federal income tax purposes, we would cease to qualify as a REIT.

If the IRS were to successfully challenge the status of the Operating Partnership as a partnership or disregarded entity for U.S. federal income tax purposes, it would be taxable as a corporation. In the event that this occurs, it would reduce the amount of distributions that the Operating Partnership could make to us. This would also result in our failing to qualify as a REIT and becoming subject to a corporate-level tax on our income, which would substantially reduce our cash available to pay distributions and the yield on your investment.

Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code may limit our ability to hedge our assets and operations. Under these provisions, any income that we generate from hedging transactions will be excluded from gross income for purposes of the 75% and 95% REIT gross income tests if: (1) the instrument (A) hedges interest rate risk or foreign currency exposure on liabilities used to carry or acquire real estate assets, (B) hedges risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income tests or (C) hedges a position entered into pursuant to clause (A) or (B) after the extinguishment of such liability or disposition of the asset producing such income; and (2) such instrument is properly identified under applicable Treasury Regulations. Income from hedging transactions that do not meet these requirements will generally constitute non-qualifying income for purposes of both the 75% and 95% gross income tests.    See “U.S. Federal Income Tax Considerations—Taxation of Non-U.S. Holders of Our Common Stock—Sales of Our Common Stock.” As a result of these rules, we may have to limit our use of hedging techniques that might otherwise be advantageous or implement those hedges through a taxable REIT subsidiary. This could increase the cost of our hedging activities because our taxable REIT subsidiary would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in our taxable REIT subsidiary will generally not provide any tax benefit, except for being carried forward against future taxable income in the taxable REIT subsidiary.

The “taxable mortgage pool” rules may increase the taxes that we or our stockholders may incur, and may limit the manner in which we effect future securitizations.

Securitizations could result in the creation of taxable mortgage pools for U.S. federal income tax purposes. As a REIT, so long as we own 100% of the equity interests in a taxable mortgage pool, we generally would not be adversely affected by the characterization of the securitization as a taxable mortgage pool. Certain categories of stockholders, however, such as foreign stockholders eligible for treaty or other benefits, stockholders with net operating losses, and certain tax-exempt stockholders that are subject to unrelated business income tax, could be subject to increased taxes on a portion of their dividend income from us that is attributable to the taxable mortgage pool. Because we hold substantially all of our assets through the Operating Partnership, which is treated as a partnership for U.S. federal income tax purposes, the foregoing rules would not apply if the Operating Partnership was, or owned an equity interest in, a taxable mortgage pool, and any such taxable mortgage pool would be treated as a corporation for U.S. federal income tax purposes and could prevent us from qualifying as a REIT. These limitations may prevent us from using certain techniques to maximize our returns from securitization transactions.

Retirement Plan Risks

If the fiduciary of an employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), fails to meet the fiduciary and other standards under ERISA, the Code or common law as a result of an investment in our stock, the fiduciary could be subject to civil penalties.

There are special considerations that apply to investing in our shares on behalf of a trust, pension, profit sharing or 401(k) plans, health or welfare plans, trusts, individual retirement accounts, or IRAs, or Keogh plans. If you are investing the assets of any of the entities identified in the prior sentence in our common stock, you should satisfy yourself that:

•

the investment is consistent with your fiduciary obligations under applicable law, including common law, ERISA and the Code; the investment is made in accordance with the documents and instruments governing the trust, plan or IRA, including a plan’s investment policy;

•	the investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA and other applicable provisions of ERISA and the Code;

•	the investment will not impair the liquidity of the trust, plan or IRA;

•	the investment will not produce “unrelated business taxable income” for the plan or IRA;

•	our stockholders will be able to value the assets of the plan annually in accordance with ERISA requirements and applicable provisions of the plan or IRA; and

•	the investment will not constitute a non-exempt prohibited transaction under Title I of ERISA or Section 4975 of the Code.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA, the Code, or other applicable statutory or common law may result in the imposition of civil penalties, and can subject the fiduciary to equitable remedies. In addition, if an investment in our shares constitutes a non-exempt prohibited transaction under Title I of ERISA or Section 4975 of the Code, the fiduciary that authorized or directed the investment may be subject to the imposition of excise taxes with respect to the amount invested.

If our assets at any time are deemed to constitute “plan assets” under ERISA, that may lead to the rescission of certain transactions, tax or fiduciary liability and our being held in violation of certain ERISA and Code requirements.

Stockholders subject to ERISA should consult their own advisors as to the effect of ERISA on an investment in the shares. As discussed under “Certain ERISA Considerations,” if our assets are deemed to constitute “plan assets” of stockholders that are Covered Plans (as defined below) (1) certain transactions that we might enter into in the ordinary course of our business might have to be rescinded and may give rise to certain excise taxes and fiduciary liability under Title I of ERISA or Section 4975 of the Code; (2) our management, as well as various providers of fiduciary or other services to us (including the Adviser), and any other parties with authority or control with respect to us or our assets, may be considered fiduciaries or otherwise parties in interest or disqualified persons for purposes of the fiduciary responsibility and prohibited transaction provisions of Title I of ERISA and Section 4975 of the Code; and (3) the fiduciaries of stockholders that are Covered Plans would not be protected from “co-fiduciary liability” resulting from our decisions and could be in violation of certain ERISA requirements.

Accordingly, prospective investors that are (1) “employee benefit plans” (within the meaning of Section 3(3) of ERISA), which are subject to Title I of ERISA; (2) “plans” defined in Section 4975 of the Code, which are subject to Section 4975 of the Code (including “Keogh” plans and “individual retirement accounts”); or (3) entities whose underlying assets are deemed to include plan assets within the meaning of Section 3(42) of ERISA and the regulations thereunder (e.g., an entity of which 25% or more of the total value of any class of equity interests is held by “benefit plan investors”) (each such plan, account and entity described in clauses (1), (2) and (3) we refer to as “Covered Plans”) should consult with their own legal, tax, financial and other advisors prior to investing to review these implications in light of such investor’s particular circumstances. The sale of our common stock to any Covered Plan is in no respect a representation by us or any other person associated with the offering of our shares of common stock that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

ESTIMATED USE OF PROCEEDS

The following tables present information about the net proceeds raised in this offering for each class of our common stock being offered in this offering, assuming that we sell the maximum primary offering amount of $2,400,000,000 and no shares under our distribution reinvestment plan. The tables assume that 20% of our gross offering proceeds are from the sale of Class T shares, 20% of our gross offering proceeds are from the sale of Class S shares, 20% of our gross offering proceeds are from the sale of Class D shares, 20% of our gross offering proceeds are from the sale of Class I shares and 20% of our gross offering proceeds are from the sale of Class E shares. The number of shares of each class sold and the relative proportions in which the classes of shares are sold are uncertain and may differ significantly from what is shown in the tables below. We may reallocate the shares of our common stock we are offering between the primary offering and our distribution reinvestment plan. We will only use the proceeds raised in this offering for the purposes set forth in this prospectus and in a manner within the investment guidelines approved by our board of directors, who serve as fiduciaries to our stockholders.

The actual amount of upfront selling commissions and dealer manager fees, however, will vary from the estimated amounts shown because (a) our Class T, Class S and Class D shares are sold at a price that varies monthly generally based on our prior month’s NAV per share for that class of shares and actual upfront selling commissions and dealer manager fees per Class T, Class S and Class D share are a percentage of the transaction price and (b) the upfront selling commission and dealer manager fees may be reduced in connection with certain categories of sales of Class T, Class S and Class D shares. Any reduction in upfront selling commissions and dealer manager fees will be accompanied by a corresponding reduction in the Class T, Class S and Class D per share purchase price to the applicable stockholder but will not affect the amounts available to us for investment. Because amounts in these tables are estimates, they may not accurately reflect the actual receipt or use of the offering proceeds.

We intend to use the net proceeds from this offering primarily to (1) make investments in accordance with our investment strategy and policies, (2) reduce borrowings and repay indebtedness incurred under various financing agreements we may enter into and (3) fund repurchases under our share repurchase plan. Generally, our policy will be to pay distributions from cash flow from operations. However, subject to Maryland law and the discretion of our board of directors, particularly in the earlier part of this offering, we may choose to use cash flows from the sale of or repayment under our assets, borrowings, or offering proceeds (including from sales of Operating Partnership units), or other sources to fund distributions to our stockholders. We may use an unlimited amount of offering proceeds to fund the payment of distributions.

The following table presents information regarding the use of proceeds raised in this offering with respect to Class T shares.

	Maximum Offering of $480,000,000 in Class T Shares
Gross Proceeds	$480,000,000	100%
Less:
Upfront Selling Commissions and Dealer Manager Fees (1)	$16,231,881	3.38%
Organization and Offering Expenses (2)	$4,046,100	0.84%

Net Proceeds Available for Investment	$459,722,019	95.78%

The following table presents information regarding the use of proceeds raised in this offering with respect to Class S shares.

	Maximum Offering of $480,000,000 in Class S Shares
Gross Proceeds	$480,000,000	100%
Less:
Upfront Selling Commissions (1)	$16,231,881	3.38%
Organization and Offering Expenses (2)	$4,046,100	0.84%

Net Proceeds Available for Investment	$459,722,019	95.78%

The following table presents information regarding the use of proceeds raised in this offering with respect to Class D shares.

	Maximum Offering of $480,000,000 in Class D Shares
Gross Proceeds	$480,000,000	100%
Less:
Upfront Selling Commissions (1)	$7,093,603	1.48%
Organization and Offering Expenses (2)	$4,046,100	0.84%

Net Proceeds Available for Investment	$468,860,297	97.68%

The following table presents information regarding the use of proceeds raised in this offering with respect to Class I shares.

	Maximum Offering of $480,000,000 in Class I Shares
Gross Proceeds	$480,000,000	100%
Less:
Upfront Selling Commissions (1)	—	—
Organization and Offering Expenses (2)	$4,046,100	0.84%

Net Proceeds Available for Investment	$475,953,900	99.16%

The following table presents information regarding the use of proceeds raised in this offering with respect to Class E shares.

	Maximum Offering of $480,000,000 in Class E Shares
Gross Proceeds	$480,000,000	100%
Less:
Upfront Selling Commissions (1)	—	—
Organization and Offering Expenses (2)	$4,046,100	0.84%

Net Proceeds Available for Investment	$475,953,900	99.16%

(1)

For Class T shares, includes upfront selling commissions of 3.0% of the transaction price and upfront dealer manager fees of 0.5% of the transaction price, however such amounts may vary at certain participating broker-dealers provided that the sum will not exceed 3.5% of the transaction price. For Class S shares, includes upfront selling commissions of 3.5% of the transaction price. For Class D shares, includes upfront selling commissions of 1.5% of the transaction price. Amounts presented in the tables are less than 3.5% and 1.5%, as applicable, of gross proceeds because aggregate upfront selling commissions and dealer manager fees are calculated as 3.5% and 1.5%, as applicable, of the transaction price (which excludes upfront selling commissions and dealer manager fees), which means that upfront selling commissions and dealer manager fees expressed as a percentage of the total investment (including upfront selling commissions and dealer manager fees) are less than 3.5% and 1.5%, as applicable. We will also pay the following selling commissions over time as stockholder servicing fees to the dealer manager, subject to FINRA limitations on underwriting compensation: (a) for Class T shares only, a representative stockholder servicing fee of 0.65% per annum, and a dealer stockholder servicing fee of 0.20% per annum, of the aggregate NAV for the Class T shares, however, with respect to Class T shares sold through certain participating broker-dealers, the representative stockholder servicing fee and the dealer stockholder servicing fee may be other amounts, provided that the sum of such fees will always equal 0.85% per annum of the NAV of such shares, (b) for Class S shares only, a stockholder servicing fee equal to 0.85% per annum of the aggregate NAV for the Class S shares and (c) for Class D shares only, a stockholder servicing fee equal to 0.25% per annum of the aggregate NAV for the Class D shares, in each case, payable monthly. The total amount that will be paid over time for stockholder servicing fees depends on the average length of time for which shares remain outstanding, the term over which such amount is measured and the performance of our investments and is not expected to be paid from offering proceeds. For purposes of our financial reporting in accordance with GAAP, aggregate upfront selling commissions, dealer manager fees and stockholder servicing fees (up to the limit of 8.75% of gross proceeds) will be accrued in full at the commencement of the offering. See “Plan of Distribution—Underwriting Compensation—Selling Commissions and Dealer Manager Fees” and “Compensation—Stockholder Servicing Fees.”

(2)

The Adviser advanced all of our organization and offering expenses on our behalf (excluding upfront selling commissions and dealer manager fees and stockholder servicing fees) through December 31, 2022. As of December 31, 2022 the Adviser had incurred organization and offering expenses of $2.4 million on our behalf in connection with our private offerings, and organization and offering expenses of $4.4 million on our behalf in connection with this public offering. We will reimburse the Adviser for all of the foregoing advanced expenses ratably over the 60 months following the earlier of (1) the date that our aggregate NAV is at least $1.0 billion and (2) December 31, 2023. Beginning January 1, 2023 we reimburse the Adviser for organization and offering expenses that it incurs on our behalf as and when incurred. The organization and offering expense numbers shown above represent our estimates of expenses to be incurred by us in connection with this offering and include estimated wholesaling expenses reimbursable by us. See “Compensation—Organization and Offering Expense Reimbursement” for examples of the types of organization and offering expenses we may incur.

In the aggregate, underwriting compensation from all sources, including upfront selling commissions, dealer manager fees, stockholder servicing fees and other underwriting compensation, will not exceed 10% of the gross proceeds from our primary offering.

INVESTMENT OBJECTIVES AND STRATEGIES

Investment Objectives

Our investment objectives are as follows:

•	to provide our stockholders with stable, current income in the form of monthly distributions;

•	to protect invested capital;

•	to generate growth in NAV through disciplined investment selection and hands-on, proactive management; and

•	to create portfolio diversification by investing across markets and real property types.

We cannot assure you that we will achieve our investment objectives. See “Risk Factors.”

Investment Strategy

Our investment strategy is to invest primarily in stabilized, income-oriented commercial real estate in the United States. To a lesser extent, we will originate, acquire and manage private real estate debt, including loans secured or backed by real estate, preferred equity interests and interests in private debt funds. We will also invest in liquid real estate-related equity and debt securities intended to provide us with current income and a source of liquidity for our share repurchase plan, cash management and other purposes.

Invesco Real Estate has long-standing and extensive relationships throughout the real estate industry. We will directly benefit from Invesco Real Estate’s ability to transact in scale with speed and certainty.

Potential Competitive Strengths

We believe our most significant competitive strength is our affiliation with Invesco Real Estate, the real estate investment center of Invesco, a global investment manager with $1.4 trillion in assets under management as of December 31, 2022. Invesco Real Estate is one of the largest real estate investment managers in the world, with $89.3 billion in assets under management as of September 30, 2022. Invesco Real Estate was established in 1983 and, over its 40-year history, has expanded to 586 employees operating across 22 offices in 16 countries worldwide. Invesco Real Estate offers private and public real estate strategies across the entire risk-return spectrum, including debt and equity structures.

We believe our long-term success in executing our investment strategy will be supported by Invesco Real Estate’s competitive strengths, which include:

•

Investment performance and client relationships form the foundation of Invesco Real Estate’s business. Invesco Real Estate has a 40-year track record managing capital for some of the largest institutional investors in the world. Invesco Real Estate’s sole business is investment management and serving as a fiduciary to its clients. Invesco Real Estate is passionate about its people and fostering a unified corporate culture that delivers results through creativity and honest collaboration.

•

Invesco Real Estate is a global business powered by local expertise and execution. Real estate is a local business and that is how Invesco Real Estate has structured itself. Invesco Real Estate manages $89.3 billion in real estate assets with 22 offices in 16 countries around the globe as of September 30, 2022. Invesco Real Estate’s investment professionals are immersed in their respective markets. This bottom-up approach, combined with a dedicated in-house research team, creates an informational advantage in the manner in which Invesco Real Estate acquires and manages properties.

•	Our company represents the continuation of Invesco Real Estate’s investment track record. Invesco Real Estate made its first investment in 1983 and has been acquiring real estate similar to the real estate that we intend to acquire for the last 40 years. Although we may have a limited operating history, our intended investment objectives of stable, current income, capital protection and long-term value appreciation are already in practice within Invesco Real Estate.

•

Invesco Real Estate boasts a talented, experienced team executing across a stable platform. We intend to leverage the resources of Invesco Real Estate globally. Invesco Real Estate’s global senior management team comprises approximately 72 managing directors with an average tenure of 15 years at Invesco Real Estate and 27 years in the real estate industry. Invesco Real Estate’s U.S. acquisitions and asset management professionals bring an average experience of 7 years at Invesco Real Estate and 15 years in the real estate industry, respectively. Invesco Real Estate personnel will perform investment management services for us pursuant to the Advisory Agreement.

•

Real time, proprietary data enhances Invesco Real Estate’s investment acumen and decision-making. In the United States alone, funds and accounts advised by Invesco Real Estate own approximately 765 properties comprising 168 million square feet, and each year Invesco Real Estate, on average over the previous ten years, buys and sells approximately $12.2 billion of direct real estate investments globally (excluding securities). Invesco Real Estate’s portfolio and significant transaction activity supplies a repository of data, which is mined and analyzed for feedback into its investment process.

•

Breadth of capabilities provides for investment agility and an all-in-one approach. We intend to create income and appreciation for our stockholders over the long-term and through the inevitable market cycles. Changing investment environments require a three-dimensional approach, and Invesco Real Estate’s capabilities span the entire risk-return spectrum, including debt and equity investments. Furthermore, the resources necessary to execute our investment strategy are already in-house at Invesco Real Estate: direct investment; asset management; listed real assets; investment management; capital markets; and investment strategy and strategy analytics. Having all disciplines under one roof will help facilitate a cohesive strategy and streamlined execution.

Investment Guidelines and Portfolio Allocation Targets

Our board of directors, including our independent directors, reviews our investment portfolio quarterly or more frequently as it deems appropriate. In addition, our board of directors has adopted investment guidelines which set forth, among other things, guidelines for investing in our targeted property types and certain investment policies restricting certain types of investments which we describe in more detail below. Our board of directors, including our independent directors, will review the investment guidelines on an annual basis or more frequently as it deems appropriate. Changes to our investment guidelines must be approved by our board of directors, including a majority of our independent directors. Our board of directors may revise our investment guidelines without the approval of our stockholders. However, our board of directors may not amend our charter, including any investment restrictions that are provided in our charter and described under “—Charter-Imposed Investment Limitations” below, without the concurrence of holders of a majority of the outstanding shares entitled to vote, except for amendments specifically permitted to be made without stockholder approval under Maryland law that do not adversely affect the rights, preferences and privileges of our stockholders.

Our investment guidelines delegate to the Adviser authority to execute acquisitions and dispositions of investments in properties and real estate-related securities, in each case so long as such acquisitions and dispositions are consistent with the investment guidelines adopted by our board of directors and do not violate any of the investment limitations set forth in our charter. As discussed below in “—Investments in Properties,” the investment committee of Invesco Real Estate (“Investment Committee”) will be responsible for approving all property acquisitions and dispositions on behalf of the Adviser. Our board of directors will at all times have oversight over our investments and may change from time to time the scope of authority delegated to the Adviser with respect to acquisition and disposition transactions. In addition, under our investment guidelines our board of directors is required to approve any acquisition of a single property or group of related properties requiring a net equity investment that exceeds the greater of (1) $250 million or (2) if our NAV exceeds $1 billion, 25% of our total NAV at the time of acquisition. The amount of net equity investment includes anticipated financing, which may not be in place at the time of acquisition. A majority of our board of directors will periodically determine that the consideration paid for property we acquire will ordinarily be based on the fair market value of the property. If a majority of our independent directors determines, or if the property is acquired from the Adviser, a director, Invesco or any of their affiliates, such fair market value shall be determined by a qualified independent appraiser selected by our independent directors.

Following our ramp-up period, as further described below, we will seek to invest:

•	at least 80% of our assets in properties, private real estate-related debt and real estate operating companies; and

•	up to 20% of our assets in real estate-related securities.

We do not expect to be able to achieve these allocations during the period prior to the time that we have raised substantial offering proceeds and acquired a broad portfolio of real estate investments, which we refer to in this prospectus as the “ramp-up period.” During the ramp-up period, we will balance the goal of achieving our portfolio allocation targets with the goal of carefully evaluating and selecting investment opportunities to maximize risk-adjusted returns. Following the end of the ramp-up period, we believe that the size of our portfolio of investments should be sufficient for the Adviser to adhere more closely to our allocation targets, although we cannot predict how long our ramp-up period will last and cannot provide assurances that we will be able to raise sufficient offering proceeds to accomplish this objective. Notwithstanding the foregoing, the actual percentage of our portfolio that is invested in each investment type may deviate from the target levels set forth above due to a variety of factors, including a large inflow of capital over a short period of time, the Adviser’s assessment of the relative attractiveness of investment opportunities, an increase in anticipated cash requirements or repurchase requests and any limitations or requirements relating to our intention to be treated as a REIT for U.S. federal income tax purposes.

Investments in Properties

We invest primarily in stabilized, income-oriented commercial real estate in the United States. Although our portfolio will principally be comprised of properties located in the United States, once our portfolio has achieved sufficient scale we may selectively diversify our portfolio on a global basis through investments in properties located outside of the United States.

In addition to stabilized properties, we may also acquire assets that require some amount of capital investment in order to be renovated or repositioned. We generally will limit investment in new developments on a standalone basis, but may consider development that is ancillary to an overall investment. In addition to fee simple investments, our investments may be subject to ground leases.

We currently invest in a broad range of commercial properties including, but not limited to, multifamily, industrial, retail and office, as well as healthcare, student housing, hotels, senior living, data centers and self-storage. Our investments in stabilized, income-oriented real estate may also include investments in manufactured housing and single-family residential properties. We seek to create a diversified portfolio, combining property types that are traditionally correlated with the business cycle with property types that are less correlated with the business cycle and driven by demographic trends.

We do not designate specific geography or sector allocations for the portfolio. Rather, we intend to invest in regions or asset classes where we see the best opportunities that support our investment objectives.

Identification and Approval of Investments

The Invesco Real Estate personnel who perform investment management services for us pursuant to the Advisory Agreement will identify and make investment decisions regarding potential investment opportunities.

Each year Invesco Real Estate, on average over the previous ten years, buys and sells approximately $12.2 billion of real estate globally, in addition to real estate-related securities. The Invesco Real Estate platform is organized regionally so as to identify opportunities and transact at an informed, local level. Invesco Real Estate’s sourcing effort is a combination of this bottom-up knowledge paired with macro views and analysis supplied and updated by our internal research and investment strategy groups.

In addition to its in-house capabilities, Invesco Real Estate has developed a network of relationships with real estate owners, financial institutions, operating partners, senior business executives and government officials. These relationships provide valuable market knowledge and form a critical component of Invesco Real Estate’s investment-sourcing network.

Once an investment opportunity has been identified, Invesco Real Estate has an established system for vetting and closing each transaction, primarily consisting of thorough due diligence and the Investment Committee approval process. Due diligence covers all aspects of underwriting/valuation, physical, legal and environmental assessment, and all requisite documentation. Invesco Real Estate has dedicated departments that coordinate with the transaction and asset management teams to ensure the diligence is comprehensive. The findings of due diligence allow for a proper risk-return discussion at the Investment Committee level, and there are certain risks (e.g., open-ended litigation and environmental risk) that Invesco Real Estate is generally not willing to accept.

Invesco Real Estate’s Investment Committee meets weekly to discuss investment opportunities currently in the pipeline. Prior to an investment opportunity being presented to the Investment Committee for approval, the investment opportunity undergoes a formalized screening process to determine the suitability of the investment opportunity, along with the investment’s major attributes and risk factors. Prior to significant due diligence being undertaken with respect to an investment opportunity, the investment opportunity must be approved at a preliminary meeting of the Investment Committee. Following the approval of an investment opportunity at the preliminary meeting of the Investment Committee, the bulk of the due diligence with respect to such investment opportunity will take place. Following completion of all due diligence, the investment opportunity is presented to the Investment Committee for final approval. The Investment Committee’s final approval of an investment opportunity requires the unanimous approval of the members of the Investment Committee. The Investment Committee is comprised of senior Invesco Real Estate professionals from various real estate disciplines. For a discussion of the experience of the members of the Investment Committee, see “Management—The Adviser and Invesco Real Estate—Investment Committee.”

Ownership Interests

The Operating Partnership or one or more subsidiary entities controlled by the Operating Partnership will acquire properties on our behalf. In many cases, we will acquire the entire equity ownership interest in properties and exercise control over such properties. However, we may also enter into joint ventures, general partnerships, co-tenancies and other participation arrangements with other investors, including affiliates of the Adviser, to acquire properties. We generally will acquire fee simple interests for the properties (in which we own both the land and the buildings improvements) but will also invest in leased fee and leasehold interests if we believe the investment is consistent with our investment strategy and objectives.

Joint Ventures and Other Co-Ownership Arrangements

We have entered, and may continue to enter, into joint ventures, partnerships, tenant-in-common investments or other co-ownership arrangements with entities affiliated with the Adviser as well as third parties for the acquisition or improvement of properties for the purpose of broadening our portfolio of assets. In many cases, we may not control the management or the affairs of the joint venture. A joint venture creates an alignment of interest with a private source of capital for the benefit of our stockholders. In determining whether to invest in a particular joint venture, the Adviser will evaluate the real property that such joint venture owns or is being formed to own under the same criteria described elsewhere in this prospectus for our selection of real property investments.

The terms of any particular joint venture will be established on a case-by-case basis considering all relevant facts, including the nature and attributes of the potential joint venture partner, the proposed structure of the joint venture, the nature of the operations, the liabilities and assets associated with the proposed joint venture and the size of our interest in the venture. Other factors we will consider include: (1) our ability to manage and control the joint venture; (2) our ability to exit the joint venture; and (3) our ability to control transfers of interests held by other partners to the venture. Our interests may not be totally aligned with those of our partner. See “Risks Related to This Offering and Our Organizational Structure.”

In the event that a joint venture partner elects to sell a property held by such a joint venture, we may not have sufficient funds to exercise any right of first refusal or other purchase right that we may have. Entering into joint ventures with other Invesco-sponsored programs will result in certain conflicts of interest. See “Risk Factors—Risks Related to Conflicts of Interest” and “Conflicts of Interest—Joint Ventures with Affiliates of the Adviser.”

We may enter into joint ventures with Invesco, the Adviser, one or more of our directors or any of their affiliates, including other Invesco-sponsored programs, for the acquisition of properties only if a majority of our directors, including a majority of the independent directors, not otherwise interested in the transaction approve the transaction as being fair and reasonable to us and on substantially the same, or more favorable, terms and conditions as those received by other affiliate joint venture partners.

Due Diligence

The Invesco Real Estate personnel who perform investment management services for us pursuant to the Advisory Agreement will conduct due diligence on each property that the Adviser proposes to purchase on our behalf, including these four primary types:

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Financial Due Diligence. A preliminary review of each opportunity is conducted in order to screen the attractiveness of each transaction. The preliminary review is followed by an initial financial projection based on macro- and micro-economic analyses. Projection assumptions generally are developed from analysis of historical operating performance, discussions with local real estate contacts or sector experts and a review of published sources and data from Invesco’s other portfolios. If the Invesco Real Estate personnel who perform investment management services for us pursuant to the Advisory Agreement deem appropriate, further due diligence will be conducted, as described below, to confirm the initial financial review. Such Invesco Real Estate personnel will forecast expected cash flows and analyze various scenarios and exit strategies utilizing Invesco Real Estate proprietary models and the financial information received. We believe that Invesco Real Estate’s approach to the analysis of potential investment opportunities will provide us with a competitive advantage.

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Books and Records. Third-party accounting consultants will be used as necessary to review relevant books and records (for example, comparing rent rolls to leases for office buildings), confirm cash flow information provided by the seller and conduct other similar types of analysis.

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Physical Due Diligence. This primarily will involve an analysis of environmental and engineering matters by third-party consultants. Conclusions will be incorporated from environmental/engineering reports into the financial projection analysis. Additionally, the Invesco Real Estate personnel who perform investment management services for us pursuant to the Advisory Agreement will investigate each potential investment and comparable properties to assess relative market position, functionality and obsolescence. Invesco Real Estate has in-house engineering professionals who manage and review the independent analysis conducted by the various third parties.

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Legal and Tax Due Diligence. The Invesco Real Estate personnel who perform investment management services for us pursuant to the Advisory Agreement will work closely with outside counsel to review, diligence and negotiate applicable legal and property specific documents pertaining to an investment (e.g., loan documents, leases, management agreements, purchase contracts, etc.). Additionally, these Invesco Real Estate professionals will work with internal and external tax advisors to structure investments in an efficient manner.

Issuing Securities for Property

Subject to limitations contained in our charter, we may issue, or cause to be issued, shares of our stock or limited partnership units in the Operating Partnership in any manner (and on such terms and for such consideration) in exchange for real estate. Our existing stockholders will have no preemptive rights to purchase any such shares of our stock or limited partnership units in the Operating Partnership, and any such issuance might cause a dilution of a stockholder’s initial investment. We may enter into additional contractual arrangements with contributors of property under which we would agree to repurchase a contributor’s units for shares of our common stock or cash, at the option of the contributor, at specified times. Although we may enter into such transactions, we do not currently intend to do so.

Property Management

We intend to engage third-party property managers to manage our properties and provide local leasing expertise. The terms of the management agreements we enter into with third-party property managers will vary based upon a number of factors, including the type of property under management, the services being provided and the market in which the property is located. We intend to actively seek attractive fee structures for property management services through a competitive bidding process, however in markets where we have existing relationships with third-party property managers competitive bidding may not occur for each individual asset. We believe that the use of third-party property managers helps reduce potential conflicts of interest that may arise in executing exit strategies for properties and helps align property disposition decisions with our investment objectives. We anticipate that third-party property managers may also serve as sources for potential investment opportunities.

Exit Strategies

Our investment strategy is not reliant on prompt sale of the properties we acquire, and we anticipate that we will hold most properties for at least five years. One of our primary considerations in evaluating any potential investment opportunity is the likely exit strategy. When determining whether to sell a particular asset, the Invesco Real Estate personnel who perform investment management services for us pursuant to the Advisory Agreement will take the following steps:

•	Evaluate whether the asset is in the appropriate condition for a successful sale;

•	Monitor the markets to identify favorable conditions for asset sales; and

•	Assess the returns from each investment to determine whether the expected sale price exceeds the net present value of the Adviser’s projected cash flows of the property.

We believe that holding our target assets for a long period of time will enable us to execute our business plan, generate favorable cash-on-cash returns and drive long-term cash flow and NAV growth.

Generally, we will reinvest proceeds from the sale, financing or disposition of properties in a manner consistent with our investment strategy, although we may be required to distribute such proceeds to the stockholders in order to comply with REIT requirements. The Investment Committee will approve all property dispositions on behalf of the Adviser.

Investments in Private Real Estate Debt

We may also invest in private real estate debt, which will include first mortgages, B-notes, preferred equity, mezzanine loans, other forms of subordinated mortgages, participations in such loans, real estate-related debt securities and other debt secured by commercial real estate. Commercial mortgage loans are typically secured by single-family, multifamily or commercial property and are subject to risks of delinquency and foreclosure. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower.

Our mezzanine loan investments may take the form of subordinated loans secured by a pledge of the ownership interests of either the entity owning the real property or an entity that owns (directly or indirectly) the interest in the entity owning the real property. These types of investments may involve a higher degree of risk than other mortgage loans because the loan is subordinate to the senior loan, is not secured by real property and may become unsecured as a result of foreclosure by the senior lender.

We do not intend to make loans to other persons or to engage in the purchase or sale of any types of debt investments other than those related to real estate.

Investments in Real Estate-Related Operating Companies

We selectively invest in operating companies with interests in real estate and real estate-related assets (or which provide technology or services to owners and operators of real estate and real estate-related assets). See “Risk Factors—We have invested, and may continue to invest, in operating companies” and “Risk Factors—The Adviser may face conflicts of interest related to our investments in operating companies.”

Investments in Liquid Real Estate-Related Equity and Debt Securities

General

Our investments in liquid real estate-related equity and debt securities provide us with current income and a source of liquidity for our share repurchase plan, cash management and other purposes.

Although our real estate-related securities portfolio will principally be comprised of securities in which the underlying properties are located in the United States, we may selectively diversify our portfolio on a global basis through real estate-related securities in which the underlying properties are located outside the United States. We expect that any indirect investments in real estate-related securities in which the underlying properties are located outside the United States (or real estate-related debt with underlying properties located outside the United States) will primarily consist of investments in the International Affiliated Funds. We believe that owning indirect interests in the properties and real estate-related debt owned by the International Affiliated Funds will result in a more diversified and stable portfolio of real estate investments for our stockholders in the short and medium term. We may invest in securities that are unregistered (but are eligible for purchase and sale by certain qualified institutional buyers) or are held by control persons of the issuer and securities that are subject to contractual restrictions on their resale. We may also invest in real estate-related derivatives that have real estate-related securities as reference assets. See “—Derivative Instruments and Hedging Activities.”

Real Estate-Related Equity Securities

We invest in equity securities of REITs and other real estate-related companies, including common stock and preferred equity securities. These investments are subject to the risks of the real estate market and securities market. Investing in certain REITs and real estate-related companies, which often have small market capitalizations, may involve the same risks as investing in other small capitalization companies. REITs and real estate-related companies may have limited financial resources and their securities may trade less frequently and in limited volume and may be subject to more abrupt or erratic price movements than larger company securities.

We may only invest in equity securities if a majority of our directors, including a majority of the independent directors, not otherwise interested in the transaction approve such investment as being fair, competitive and commercially reasonable.

Real Estate-Related Debt Securities

Our investments in liquid real estate-related debt securities will focus on non-distressed public real estate-related debt securities, which may include CMBS, RMBS, CLOs and corporate bonds of publicly-traded REITs. Our investments in CMBS may include multi-issuer CMBS, single-issuer CMBS, re-remics and “rake bonds,” in each case, relating to real estate-related companies or assets. In a typical multi-issuer CMBS issuance, one or more mortgage loans of varying size, asset type (including, but not limited to, office, retail, multifamily, hospitality, industrial and single-family rental), and geography are pooled and transferred to a trust. The trust then issues a series of bonds that vary in duration, payment priority and yield. Then rating agencies assign credit ratings to the various bond classes ranging from investment grade to below investment grade.

In addition to CMBS, our investments in real estate-related debt securities may include RMBS, CLOs, mezzanine and preferred equity and corporate bonds of public REITs.

Although our investments in real estate-related debt securities will be primarily in CMBS and other debt investments (based on our belief that there is not a low likelihood of repayment), we may nonetheless invest in instruments of any credit quality at various levels of an issuer’s capital structure. Debt securities of below investment grade quality are regarded as having predominantly speculative characteristics with respect to capacity to pay interest and to repay principal and are commonly referred to as “high yield” securities. Securities rated Caa or below by Moody’s and CCC or below by S&P and Fitch are considered vulnerable to nonpayment and their issuers to be dependent on favorable business, financial and economic conditions to meet their financial commitments. Securities rated below Caa/CCC may include obligations already in default. Debt securities in the lowest investment grade category will likely possess speculative characteristics. Additionally, some of our investments may be structured as investments in real estate debt securities or loans but are intended to provide us with returns based on the performance of the related real estate. As such, these debt securities or loans may have risks that are similar to that which a real estate equity investment would possess.

Investments in Affiliated Funds

Our investments in real estate-related securities may include investments in the Affiliated Funds. The Affiliated Funds are real estate funds managed by the Adviser or its affiliates that invest primarily in (i) stabilized, income-oriented commercial real estate and real estate-related securities or (ii) secured real estate-related debt. The Domestic Affiliated Funds invest in properties located throughout the United States or real estate-related debt with underlying properties located in the United States, and the International Funds invest primarily in properties located in Europe and the Asia-Pacific region or real estate-related debt with underlying properties located in those regions.

Our investments in the Affiliated Funds will enable us to invest side-by-side with a number of institutional investors into a diversified portfolio of high quality and stabilized commercial real estate with good fundamentals (i.e., core real estate) located in the United States and around the world, or in real estate-related debt pertaining to such properties. Since the scale of capital required to acquire a diversified portfolio of these types of properties and investments on a global basis and across sectors is substantial, we believe that owning indirect interests in the properties owned by the Affiliated Funds (or real estate-related debt pertaining to such properties) will result in a more diversified and stable portfolio of real estate investments for our stockholders in the short and medium term. The ownership interests we acquire in the Affiliated Funds will generally be treated in the same way as investments by other investors in the Affiliated Funds. The value of our investments in Affiliated Funds will be excluded from our NAV and the net asset value of the Operating Partnership for purposes of calculating the management fee we will pay to the Adviser. See “Compensation.”

Investment Process

The Invesco Real Estate personnel who perform investment management services for us pursuant to the Advisory Agreement will evaluate real estate-related securities based primarily on the relative attractiveness of income with a secondary consideration for the potential for capital appreciation. When constructing our portfolio of liquid real estate-related securities, Invesco Real Estate personnel will conduct fundamental real estate analysis, which includes an evaluation of factors such as property market cycle analysis, property evaluation, management and structure review. Next, the securities will be evaluated and ranked according to relative value using earnings data and other fundamental variables. This analysis generally favors those companies with characteristics such as attractive relative yields and attractive valuations relative to peer investment alternatives. After ranking the attractiveness of each security, Invesco Real Estate personnel will seek to create a portfolio of liquid real estate-related securities that is designed to offer optimum risk/return characteristics consistent with investment objectives. Only securities that pass the equity and debt fundamental real estate analysis screen will be candidates for investment.

DST Program

We, through the Operating Partnership, have commenced the DST Program to issue and sell up to a maximum aggregate offering amount of $3.0 billion of Interests in specific DSTs holding the DST Properties. These Interests will be issued and sold to “accredited investors,” as that term is defined under Regulation D promulgated by the SEC under the Securities Act, in DST Offerings. Under the DST Program, each DST Property may be sourced from our real properties or from third parties, will be held in a separate DST, and will be leased back by a wholly-owned subsidiary of the Operating Partnership in accordance with a master lease agreement. Each master lease agreement will be guaranteed by the Operating Partnership, which will retain a FMV Option giving it the right, but not the obligation, to acquire the Interests in the applicable DST from the investors any time after two years from the closing of the applicable DST Offering in exchange for OP Units or cash. After a one-year holding period, investors who acquire OP Units pursuant to the FMV Option generally have the right to cause the Operating Partnership to redeem all or a portion of their OP Units for, at our sole discretion, shares of our common stock, cash, or a combination of both.

We expect that the DST Program will give us the opportunity to expand and diversify our capital-raising strategies by offering what we believe to be an attractive investment product for investors that may be seeking replacement properties to complete like-kind exchange transactions under Section 1031 of the Code. Affiliates of the Adviser are expected to receive fees in connection with the sale of the Interests and the management of the DSTs. We intend to use the net offering proceeds from the DST Program to make investments in accordance with our investment strategy and policies, reduce our borrowings, repay indebtedness, fund the repurchase of shares of all classes of our common stock under our share repurchase plan and for other corporate purposes. We have not allocated specific amounts of the net proceeds from the DST Program for any specific purpose.

DST Dealer Manager

In connection with the DST Program, the DST Sponsor has entered into a dealer manager agreement with our Dealer Manager (in its capacity as the dealer manager for the DST Program, the “DST Dealer Manager”). Pursuant to the DST dealer manager agreement, the DST Dealer Manager agreed to act as dealer manager with respect to the private placements in the DST Program.

Under the DST Dealer Manager Agreement, the DST Sponsor may pay to the DST Dealer Manager upfront selling commissions of up to 5.0% of the price per Interest sold, upfront dealer manager fees of up to 1.0% of the price per Interest sold and placement fees of up to 1.0% of the price per Interest sold. Some or all of the selling commissions and placement fees may be waived or reallowed to participating broker-dealers. In addition, the DST Dealer Manager may receive an ongoing investor servicing fee of 0.25% per annum of the price per Interest sold.

With respect to certain classes of OP Units for which Interests may be exchanged in certain circumstances, the Operating Partnership will pay the DST Dealer Manager ongoing fees in amounts up to: 0.85% per annum of the

NAV of any such Class T-1 Units, consisting of an advisor stockholder servicing fee of 0.65% per annum and a dealer stockholder servicing fee of 0.20% per annum; up to 0.85% per annum of the NAV of such Class S-1 Units; and up to 0.25% per annum of the NAV of such Class D-1 Units. All or a portion of the investor servicing fee may be reallowed to participating broker-dealers.

DST Manager

All material management authority with respect to each DST will be exercised by the DST Manager. The DST Manager has the power and authority to manage substantially all of the affairs and limited investment activities of the DSTs, the primary responsibility for performing administrative actions in connection with the DSTs, and the sole power to determine when it is appropriate to sell the DST Properties, all of such power and authority is limited to the extent such powers and authority are materially consistent with those conferred upon the trustee in Revenue Ruling 2004-86. The DST Manager will be managed by personnel associated with Invesco Real Estate.

For its services, the DST Manager generally will receive from each DST a management fee equal to 0.15% of the purchase price of the Interests sold to third parties in the applicable DST Offering. The DST Manager will also receive reimbursements of certain expenses associated with the establishment, maintenance and operation of the DST, the management of the DST Properties and the sale of any DST Property to a third party. In addition, in the event the FMV Option is not exercised and there is a disposition of a DST Property to a third party, the DST Manager will receive a disposition fee equal to 1.0% of the gross sales price for assisting with the disposal of the DST Property.

Derivative Instruments and Hedging Activities

Subject to maintaining our status as a REIT and compliance with any applicable exemption from being regulated as a commodity pool operator, we may use derivatives for limited hedging purposes. Our principal investments in derivative instruments may include options contracts, futures contracts, options on futures contracts, forward contracts, and interest rate swaps. See “Risk Factors—We may invest in derivatives, which involve numerous risks.”

Cash, Cash Equivalents and Other Short-Term Investments

We intend to hold cash, cash equivalents and other short-term investments. These types of investments may include the following, to the extent consistent with our intended qualification as a REIT:

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money market instruments, cash and other cash equivalents (such as high-quality short-term debt instruments, including commercial paper, certificates of deposit, bankers’ acceptances, repurchase agreements, interest- bearing time deposits and credit rated corporate debt securities);

•	U.S. government or government agency securities; and

•	Credit-rated corporate debt or asset-backed securities of U.S. or foreign entities, or credit-rated debt securities of foreign governments or multi-national organizations, and bank loans.

Other Investments

We may, but do not presently intend to, make investments other than as described above. At all times, we intend to make investments in such a manner consistent with maintaining our qualification as a REIT under the Code. We do not intend to underwrite securities of other issuers.

Borrowing Policies

We use and expect to continue to use financial leverage to support our investment activities. This allows us to make more investments than would otherwise be possible, resulting in a broader portfolio. Our target leverage ratio after we have raised substantial offering proceeds and acquired a broad portfolio of real estate investments is approximately 50% to 60%. We calculate our “leverage ratio” by dividing (1) the sum of our consolidated property-level debt, entity-level debt, and debt-on-debt, net of cash and restricted cash, by (2) the asset value of our real estate investments, private real estate debt investments and equity in our real estate-related securities portfolio (in each case measured using the greater of fair market value and cost), including our net investment in unconsolidated investments. For purposes of determining the asset value of our real estate investments, we include the asset value of the DST Properties due to the master lease structure, including our fair market value purchase option. The leverage ratio calculation does not include (i) indebtedness incurred in connection with funding a deposit in advance of the closing of an investment, (ii) indebtedness incurred as other working capital advances, (iii) indebtedness on our real estate-related securities investments, (iv) the pro rata share of debt within our unconsolidated investments and (v) the financing liability resulting from the DST Properties included in our NAV calculation. There are other methods of calculating a leverage ratio that may differ from this methodology, such as the methodology used in determining our compliance with corporate borrowing covenants. There is no limit on the amount we may borrow with respect to any individual property or portfolio. Our charter prohibits us from borrowing more than 300% of our net assets, which approximates borrowing 75% of the cost of our investments. We may exceed this limit if a majority of our independent directors approves each borrowing in excess of the limit and we disclose the justification for doing so to our stockholders.

Our liquid real estate-related securities portfolio may have embedded leverage, including through the use of repurchase agreements and derivatives, including, but not limited to, options contracts, futures contracts, options on futures contracts, forward contracts and interest rate swaps. During times of increased investment and capital market activity, but subject to the limitation on indebtedness for money borrowed in our charter described below, we may employ greater leverage in order to quickly build a broader portfolio of assets. We may leverage our portfolio by assuming or incurring secured or unsecured property-level or entity-level debt. An example of property-level debt is a mortgage loan secured by an individual property or portfolio of properties incurred or assumed in connection with our acquisition of such property or portfolio of properties. An example of entity-level debt is a line of credit obtained by us or the Operating Partnership. We currently have a revolving line of credit from a financial institution. We may decide to seek to obtain additional lines of credit under which we would reserve borrowing capacity. Borrowings under the line of credit or any future lines of credit may be used not only to repurchase shares of our common stock, but also to fund acquisitions or for any other corporate purpose.

Our actual leverage level will be affected by a number of factors, some of which are outside our control. Significant inflows of proceeds from the sale of shares of our common stock generally will cause our leverage as a percentage of our net assets, or our leverage ratio, to decrease, at least temporarily. Significant outflows of equity as a result of repurchases of shares of our common stock generally will cause our leverage ratio to increase, at least temporarily. Our leverage ratio will also increase or decrease with decreases or increases, respectively, in the value of our portfolio. If we borrow under a line of credit to fund repurchases of shares of our common stock or for other purposes, our leverage would increase and may exceed our target leverage. In such cases, our leverage may remain at the higher level until we receive additional net proceeds from our continuous offering or sell some of our assets to repay outstanding indebtedness.

Our board of directors reviews our aggregate borrowings at least quarterly. In connection with such review, our board of directors may determine to modify our target leverage ratio in light of then-current economic conditions, relative costs of debt and equity capital, fair values of our properties, general conditions in the market for debt and equity securities, growth and investment opportunities or other factors. We may exceed our targeted leverage ratio at times if the Adviser deems it advisable for us. For example, if we fund a repurchase under a line of credit, we will consider actual borrowings when determining whether we are at our leverage ratio target, but not unused borrowing capacity. If, therefore, we are at a leverage ratio of approximately 50% to 60% and we borrow additional amounts under a line of credit, or if the value of our portfolio decreases, our leverage ratio could exceed 50% to 60%. In the event that our leverage ratio exceeds our target, regardless of the reason, we will thereafter endeavor to manage our leverage back down to our target.

There is no limit on the amount we may borrow or the number of mortgages we may place with respect to any individual property or portfolio. However, under our charter we may not incur indebtedness for money borrowed in an amount exceeding 300% of the cost of our net assets, which approximates borrowing 75% of the cost of our investments. This limitation includes indebtedness for money borrowed with respect to our securities portfolio. “Net assets” is defined as our total assets other than intangibles valued at cost (prior to deducting depreciation, reserves for bad debts and other non-cash reserves) less total liabilities. However, we may borrow in excess of this amount if such excess is approved by a majority of our independent directors, and disclosed to stockholders in our next quarterly report, along with justification for such excess.

Our charter prohibits us from obtaining loans from any of our directors, Invesco or any of their affiliates, unless approved by a majority of our board of directors (including a majority of our independent directors) not otherwise interested in the transaction as fair, competitive and commercially reasonable and on terms and conditions not less favorable than comparable loans between unaffiliated parties under the same circumstances.

Temporary Strategies

During the ramp-up period or during periods in which the Adviser determines that economic or market conditions are unfavorable to investors and a defensive strategy would benefit us, we may temporarily depart from our investment strategy. During these periods, subject to compliance with the Investment Company Act, we may deviate from our target allocations and invest less than 80% of our assets in properties, private real estate debt and real estate operating companies or greater than 20% of our assets in liquid real estate-related securities, or invest all or any portion of our assets in U.S. government securities, including bills, notes and bonds differing as to maturity and rates of interest that are either issued or guaranteed by the U.S. Treasury or by U.S. government agencies or instrumentalities; non-U.S. government securities that have received the highest investment grade credit rating; certificates of deposit issued against funds deposited in a bank or a savings and loan association; commercial paper; bankers’ acceptances; fixed time deposits; shares of money market funds; credit-linked notes; repurchase agreements with respect to any of the foregoing; or any other fixed income securities that the Adviser considers consistent with this strategy. It is impossible to predict when, or for how long, the Adviser will use these alternative strategies. There can be no assurance that such strategies will be successful.

Charter-Imposed Investment Limitations

Our charter places numerous limitations on us with respect to the manner in which we may invest our funds.

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We will not make investments in unimproved real property or indebtedness secured by a deed of trust or mortgage loans on unimproved real property in excess of 10% of our total assets. Unimproved real property means a property in which we have an equity interest that was not acquired for the purpose of producing rental or other income that has no development or construction in process and for which no development or construction is planned, in good faith, to commence within one year.

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We will not invest in commodities or commodity futures contracts (which term does not include derivatives related to non-commodity investments, including futures contracts when used solely for the purpose of hedging in connection with our ordinary business of investing in real estate assets, mortgages and real estate-related securities).

•	We will not invest in real estate contracts of sale, otherwise known as land sale contracts, unless the contract is in recordable form and is appropriately recorded in the chain of title.

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We will not make or invest in individual mortgage loans unless an appraisal is obtained concerning the underlying property except for mortgage loans insured or guaranteed by a government or government agency. In cases where a majority of our independent directors determines and in all cases in which a mortgage loan transaction is with the Adviser, Invesco, any of our directors or any of their affiliates, the appraisal shall be obtained from an independent appraiser. We will maintain the appraisal in our records for at least five years and it will be available for inspection and duplication by our common stockholders. We will also obtain a mortgagee’s or owner’s title insurance policy as to the priority of the mortgage.

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We will not make or invest in mortgage loans, including construction loans, on any one real property if the aggregate amount of all mortgage loans on such real property would exceed an amount equal to 85% of the appraised value of such real property as determined by appraisal unless substantial justification exists because of the presence of other underwriting criteria.

•	We will not make or invest in mortgage loans that are subordinate to any lien or other indebtedness or equity interest of any of our directors, Invesco, the Adviser or any of our affiliates.

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We will not issue (1) equity securities redeemable solely at the option of the holder (except that stockholders may offer their shares of our common stock to us pursuant to our share repurchase plan), (2) debt securities unless the historical debt service coverage (in the most recently completed fiscal year) as adjusted for known changes is anticipated to be sufficient to properly service that higher level of debt, (3) equity securities on a deferred payment basis or under similar arrangements or (4) options or warrants to the directors, Invesco, the Adviser, or any of their affiliates, except on the same terms as such options or warrants, if any, are sold to the general public. Options or warrants may be issued to persons other than the directors, Invesco, the Adviser, or any of their affiliates, but not at exercise prices less than the fair value of the underlying securities on the date of grant and not for consideration (which may include services) that in the judgment of the independent directors has a fair value less than the value of the option or warrant on the date of grant.

•	We will not engage in the business of underwriting or the agency distribution of securities issued by other persons.

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We will not acquire interests or equity securities in any entity holding investments or engaging in activities prohibited by our charter except for investments in which we hold a non-controlling interest or investments in any entity having securities listed on a national securities exchange or included for quotation on an interdealer quotation system.

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We will not acquire equity securities unless a majority of the board of directors (including a majority of the independent directors) not otherwise interested in the transaction approves such investment as being fair, competitive and commercially reasonable.

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Following the 18-month anniversary of the commencement of this offering, we may not invest more than 30% of our total assets in a single real estate asset or in the securities of a single issuer (provided, for the avoidance of doubt, that no joint venture will be deemed an “issuer” for purposes of the foregoing).

In addition, our charter includes various other investment limitations in connection with transactions with affiliated entities or persons. Our charter also includes restrictions on roll-up transactions, which are described under “Description of Capital Stock—Restrictions on Roll-Up Transactions.”

Investment Company Act Considerations

We intend to engage primarily in the business of investing in real estate and to conduct our operations so that neither we nor any of our subsidiaries is required to register as an investment company under the Investment Company Act. Under the Investment Company Act, in relevant part, a company is an “investment company” if:

•	under Section 3(a)(1)(A), it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or

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under Section 3(a)(1)(C), it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns, or proposes to acquire, “investment securities” having a value exceeding 40% of the value of its total assets (exclusive of government securities and cash items) on an unconsolidated basis, which we refer to as the “40% test.” The term “investment securities” generally includes all securities except U.S. government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We intend to acquire real estate and real estate-related assets directly, primarily by acquiring fee interests in real property. We may also invest in real property indirectly through investments in joint venture entities, including joint venture entities in which we do not own a controlling interest. We anticipate that our assets generally will be held in our wholly and majority-owned subsidiaries, each formed to hold a particular asset. A smaller portion of our assets are anticipated to be real estate-related securities.

We intend to conduct our operations so that we and most of our wholly and majority-owned subsidiaries will not exceed the 40% test. We will continuously monitor our holdings on an ongoing basis to determine compliance with this test. We expect that most, if not all, of our wholly-owned and majority-owned subsidiaries will not be relying on exceptions under either Section 3(c)(1) or 3(c)(7) of the Investment Company Act. Consequently, interests in these subsidiaries (which are expected to constitute a substantial majority of our assets) generally will not constitute “investment securities.” Accordingly, we believe that we and most, if not all, of our wholly and majority-owned subsidiaries will not be considered investment companies under Section 3(a)(1)(C) of the Investment Company Act.

In addition, we believe that neither we nor any of our wholly or majority-owned subsidiaries will be considered an investment company under Section 3(a)(1)(A) of the Investment Company Act because they will not engage primarily or hold themselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, we and our subsidiaries will be primarily engaged in non-investment company businesses related to real estate. Consequently, we and our subsidiaries expect to be able to conduct their respective operations such that none of them will be required to register as an investment company under the Investment Company Act.

We will determine whether an entity is a majority-owned subsidiary of our company. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The Investment Company Act defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat entities in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries for purposes of the 40% test. We have not requested that the SEC or its staff approve our treatment of any entity as a majority-owned subsidiary, and neither has done so. If the SEC or its staff was to disagree with our treatment of one or more subsidiary entities as majority-owned subsidiaries, we would need to adjust our strategy and our assets in order to continue to pass the 40% test. Any adjustment in our strategy could have a material adverse effect on us.

If we or any of our wholly or majority-owned subsidiaries would ever inadvertently fall within one of the definitions of “investment company,” we intend to rely on an exception from the definition of investment company provided by Section 3(c)(5)(C) of the Investment Company Act, which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” The SEC staff has taken the position that this exception, in addition to prohibiting the issuance of certain types of securities, generally requires that at least 55% of an entity’s assets must be comprised of mortgages and other liens on and interests in real estate, also known as “qualifying assets,” and at least another 25% of the entity’s assets must be comprised of additional qualifying assets or a broader category of assets that we refer to as “real estate-related assets” under the Investment Company Act (and no more than 20% of the entity’s assets may be comprised of miscellaneous assets).

We will classify our assets for purposes of our 3(c)(5)(C) exception based upon no-action positions taken by the SEC staff and interpretive guidance provided by the SEC and its staff. These no-action positions are based on specific factual situations that may be substantially different from the factual situations we may face, and a number of these no-action positions were issued more than twenty years ago. No assurance can be given that the

SEC or its staff will concur with our classification of our assets. In addition, the SEC or its staff may, in the future, issue further guidance that may require us to re-classify our assets for purposes of the Investment Company Act. If we are required to re-classify our assets, we may no longer be in compliance with the exception from the definition of an investment company provided by Section 3(c)(5)(C) of the Investment Company Act.

For purposes of determining whether we satisfy the 55%/25% test, based on the no-action letters issued by the SEC staff, we intend to classify our fee interests in real property, held by us directly or through our wholly-owned subsidiaries or controlled subsidiaries as qualifying assets. In addition, based on no-action letters issued by the SEC staff, we will treat our investments in joint ventures, which in turn invest in qualifying assets such as real property, as qualifying assets only if we have the right to approve major decisions by the joint venture; otherwise, they will be classified as real estate-related assets. We will not participate in joint ventures in which we do not have or share control to the extent that we believe such participation would potentially threaten our status as a non-investment company exempt from the Investment Company Act. This may prevent us from receiving an allocation with respect to certain investment opportunities that are suitable for both us and one or more Other Invesco Accounts. We expect that no less than 55% of our assets will consist of investments in real property, including any joint ventures that we control.

Qualifying for an exception from the definition of investment company under the Investment Company Act will limit our ability to make certain investments. For example, these restrictions may limit our and our subsidiaries’ ability to invest directly in mortgage-backed securities that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations and certain asset-backed securities, non-controlling equity interests in real estate companies or in assets not related to real estate, however, we and our subsidiaries may invest in such securities to a certain extent.

Although we intend to monitor our portfolio, there can be no assurance that we will be able to maintain this exception from the definition of investment company under the Investment Company Act.

A change in the value of any of our assets could negatively affect our ability to maintain our exception from the definition of investment company under the Investment Company Act. To maintain compliance with the Section 3(c)(5)(C) exception, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional assets that we might not otherwise have acquired or may have to forgo opportunities to acquire assets that we would otherwise want to acquire and would be important to our investment strategy.

To the extent that the SEC or its staff provide more specific guidance regarding any of the matters bearing upon the definition of investment company and the exceptions to that definition, we may be required to adjust our strategy accordingly. On August 31, 2011, the SEC issued a concept release and request for comments regarding the Section 3(c)(5)(C) exception (Release No. IC-29778) in which it contemplated the possibility of issuing new rules or providing new interpretations of the exception that might, among other things, define the phrase “liens on and other interests in real estate” or consider sources of income in determining a company’s “primary business.” Any additional guidance from the SEC or its staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

If we are required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use borrowings), management, operations, transactions with affiliated persons (as defined in the Investment Company Act) and portfolio composition, including disclosure requirements and restrictions with respect to diversification and industry concentration and other matters. Compliance with the Investment Company Act would, accordingly, limit our ability to make certain investments and require us to significantly restructure our business plan. For additional discussion of the risks that we would face if we were required to register as an investment company under the Investment Company Act, see “Risk Factors—Risks Related to This Offering and Our Organizational Structure—Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act.”

INVESTMENT PORTFOLIO

Summary of Portfolio

The following table summarizes the allocation of our investment portfolio based on fair value as of December 31, 2022:

Asset Allocation	Percentage
Real Estate	88%
Real Estate Debt	6%
Real Estate-Related Securities	2%
Cash and Cash Equivalents	4%

Total	100%

The following tables describe the diversification of our investments in real estate based on fair value as of December 31, 2022:

By Segment (1)	Percentage
Healthcare	17%
Office	4%
Industrial	13%
Self-Storage	12%
Multifamily	16%
Student Housing	23%
Grocery-Anchored Retail	6%
Real Estate Debt	6%
Other	3%

Total	100%

By Geography (1)	Percentage
South	25%
West	36%
East	16%
Midwest	23%

Total	100%

(1)

The tables herein include our investments in consolidated and unconsolidated real estate, as well as preferred equity investments. The unconsolidated investments, excluding preferred equity investments, are included at our pro-rata share of the investment. For our preferred equity investments, we include the fair value of our preferred equity investment. See “—Investments in Real Estate” below for additional information on these investments.

As of December 31, 2022, we have acquired an ownership interest in 51 properties for a total purchase price of $938.0 million, inclusive of closing costs. Our diversified portfolio of income producing assets primarily consists of healthcare, office, industrial, self-storage, multifamily, student housing properties, and grocery-anchored retail concentrated in growth markets across the United States.

The following tables provide a summary of our portfolio as of December 31, 2022:

Segment	Number of Properties	Sq. Feet / Units /Beds (1)	Occupancy Rate	Gross Asset Value ($ in thousands) (2)	Segment Revenue ($ in thousands) (3)	Percentage of Total Segment Revenue(5)
Healthcare	20	1,030,397 sq. ft.	92%	$180,093	$23,809	28%
Office	1	80,980 sq. ft.	100%	37,900	2,883	3%
Industrial	6	1,432,432 sq. ft.	100%	149,362	10,434	12%
Self-Storage	10	626,248 sq. ft.	89%	131,698	7,280	9%
Multifamily	2	638 units	95%	238,700	13,017	15%
Student Housing	2	1,489 beds	100%	259,724	18,512	22%
Grocery-Anchored Retail	1	122,225 sq. ft.	100%	63,300	4,588	5%
Other (5)	9	2,648,214 sq. ft.	92%	37,025	1,173	1%

Total	51			$1,097,802	$81,696	95%

(1)

The full amount of unconsolidated properties are included herein. The Other segment includes 2.6 million square feet for properties we have a non-controlling interest in through our interest in ITP Investments LLC. See “—Investments in Real Estate” below for additional information on these properties.

(2)

Based on fair value as of December 31, 2022. The Gross Asset Value includes investments in both consolidated and unconsolidated real estate. The unconsolidated investments, excluding preferred equity investments, are included at our pro-rata share of the investment. For our preferred equity investments, we include the fair value of our preferred equity investment. See “—Investments in Real Estate” below for additional information on these investments.

(3)	Segment revenue is presented for the year ended December 31, 2022. Healthcare and Other segment revenue includes income from unconsolidated entities.
(4)	The Percentage of Total Segment Revenue does not equal 100% as it is exclusive of real estate debt. See the table below for the remainder of our segment revenue.
(5)	We have non-controlling interests in retail properties through our interest in ITP Investments LLC. See “—Investments in Real Estate” below for additional information on these investments.

Segment	Number of Instruments	Fair Value ($ in thousands)(1)	Segment Revenue ($ in thousands)(2)	Percentage of Total Segment Revenue(3)
Real Estate Debt	3	$62,285	$3,971	5%

(1)

Based on fair value as of December 31, 2022. The Fair Value includes the investment in a commercial mortgage, investment in an affiliated debt fund and unconsolidated preferred equity. See “—Investments in Real Estate Debt” below for additional information on these investments.

(2)

Segment revenue is presented for the year ended December 31, 2022. The Real Estate Debt segment revenue includes income from unconsolidated entities as a result of the San Simeon Holdings LLC investment.

(3)	The Percentage of Total Segment Revenue is exclusive of the real estate portfolio. See the table above for the remainder of our segment revenue.

Investments in Real Estate

The following table provides information regarding our portfolio of real estate as of December 31, 2022:

Segment and Investment	Number of Properties	Location(s)	Acquisition Date(s)	Ownership Interest	Purchase Price ($ in thousands)	Sq. Feet / Units /Beds	Occupancy
Healthcare:
Sunbelt Medical Office Portfolio(1)	20	CA, CO, FL, TN, TX	September 2020 / December 2020 / February 2021	42.5%	$86,416	1,030,397 sq. ft.	92%

Total Healthcare	20				86,416	1,030,397 sq. ft.

Office:
Willows Facility	1	Redmond, WA	December 2020	100%	35,729	80,980 sq. ft.	100%

Total Office	1				35,729	80,980 sq. ft.

Industrial:
Excelsior Warehouse	1	Norwalk, CA	December 2020	100%	18,594	53,527 sq. ft.	100%
Industry Warehouse	1	Pico Rivera, CA	December 2020	100%	12,483	40,480 sq. ft.	100%
Meridian Business 940	1	Aurora, IL	September 2021	95%	29,615	257,542 sq. ft.	100%
Grove City Industrial	1	Grove City, OH	January 2022	95%	28,030	378,283 sq. ft.	100%
3101 Agler Road	1	Columbus, OH	March 2022	95%	20,503	160,000 sq. ft.	100%
Earth City Industrial	1	Earth City, MO	March 2022	95%	37,418	542,600 sq. ft.	100%

Total Industrial	6				146,643	1,432,432 sq. ft.

Self-Storage:
Salem Self-Storage	3	Salem, OR	September 2021	100%	47,872	239,762 sq. ft.	88%
South Loop Storage	1	Houston, TX	September 2021	100%	11,141	66,981 sq. ft.	89%
Winston-Salem Self-Storage	1	Winston-Salem, NC	April 2022	100%	12,154	52,275 sq. ft.	92%
Bend Self-Storage	2	Bend, OR	June 2022	100%	18,078	62,805 sq. ft.	96%
Clarksville Self-Storage	3	Clarksville, TN	July 2022	100%	24,529	204,425 sq. ft.	88%

Total Self-Storage	10				113,774	626,248 sq. ft.

Multifamily:
Cortona Apartments	1	St. Louis, MO	January 2021	100%	71,083	278 units	94%
Everly Roseland Apartments(2)	1	Roseland, NJ	April 2022	57%	162,023	360 units	97%

Total Multifamily	2				233,106	638 units

Student Housing:
Bixby Kennesaw	1	Kennesaw, GA	September 2021	98%	78,663	656 beds	100%
Tempe Student Housing	1	Tempe, AZ	December 2021	98%	163,692	833 beds	100%

Total Student Housing	2				242,355	1,489 beds

Grocery-Anchored Retail:
Cortlandt Crossing	1	Mohegan Lake, NY	February 2022	100%	65,553	122,225 sq. ft.	100%

Total Grocery-Anchored Retail	1				65,553	122,225 sq. ft.

Other:
Retail GP Fund(3)	9	Various(3)	Various(3)	4.5% - 13.5%	14,429	2,648,214 sq. ft.	92%

Total Other	9				14,429	2,648,214 sq. ft.

Total Investment Properties	51				$938,005

(1)

We hold our interest in the Sunbelt Medical Office Portfolio through a 50% ownership interest in a joint venture with Invesco U.S. Income Fund L.P., an affiliate of Invesco, (the “Invesco JV”). The Invesco JV holds an 85% ownership interest in a joint venture with a third-party. We account for our investment using the equity method of accounting. The dates of acquisition and aggregate purchase price in the table above reflect the dates of our investments and the total amount of our investment in the Invesco JV.

(2)

We hold our interest in Everly Roseland Apartments through a 60% consolidated ownership interest in Everly Roseland Co-Invest, a co-investment between INREIT OP and Invesco Real Estate Atlas US Everly LLC (“Atlas US”), an affiliate of Invesco. The Everly Roseland Co-Invest holds a 95% consolidated ownership interest in a joint venture with a third-party.

(3)

We hold an 85% ownership interest in a joint venture, ITP Investments LLC (“ITP LLC”). ITP LLC has a 90% interest in PT Co-GP Fund, LLC (“Retail GP Fund”), which was formed to invest in retail properties through non-controlling general partner interests. The ownership interest and aggregate purchase price in the table above reflects ITP LLC’s ownership interest and the total amount paid by ITP LLC to obtain non-controlling general partner interests in the retail properties. The properties were acquired over several transactions from October 2021 to October 2022 and are located throughout the United States.

We believe that all of our properties are adequately covered by insurance and are suitable for their intended purposes. The San Simeon Apartments are currently undergoing a renovation program to upgrade unit interiors and general amenities and make certain property exterior improvements for a total cost of approximately $11.4 million. We have committed to fund these improvements through December 31, 2023. As of December 31, 2022, our undrawn capital commitment was $0.4 million.

Other than as disclosed above with respect to the San Simeon Apartments, we are not aware of any plans for any material renovations, improvements or development with respect to any of our properties. All of our properties face competition from similarly situated properties in and around their respective submarkets.

Lease Expirations

The following schedule details the expiring leases at our healthcare, office, industrial and grocery-anchored retail properties, as well as our unconsolidated healthcare properties by annualized base rent and square footage as of December 31, 2022:

Year	Number of Expiring Leases	Annualized Base Rent ($ in thousands)(1)(2)	% of Total Annualized Base Rent Expiring	Square Feet	% of Total Square Feet Expiring
2023	36	$2,480	10%	92,510	10%
2024	41	3,691	14%	138,568	15%
2025	23	1,510	6%	67,085	7%
2026	18	4,820	18%	137,673	15%
2027	13	1,335	5%	51,348	6%
2028	9	2,981	11%	83,323	9%
2029	4	1,160	4%	43,269	5%
2030	3	923	4%	27,938	3%
2031	4	454	2%	21,601	2%
Thereafter	111	6,845	26%	239,357	28%

Total	262	$26,198	100%	902,672	100%

(1)

Annualized base rent is determined from the annualized December 31, 2022 base rent per leased square foot of the applicable year and excludes tenant recoveries, straight-line rent and above-market and below-market lease amortization.

(2)	Includes 100% of the Sunbelt Medical Office Portfolio.

Sunbelt Medical Office Portfolio

We own an indirect 42.5% ownership interest in a 1,030,397 square foot portfolio of 20 separate medical office buildings located throughout the United States (the “Sunbelt Medical Office Portfolio”). We acquired our interest in the Sunbelt Medical Office Portfolio for an aggregate cash investment of $86.4 million.

We hold our interest in the Sunbelt Medical Office Portfolio through a 50% ownership interest in a joint venture between the Operating Partnership and Invesco U.S. Income Fund, L.P., an affiliate of Invesco (the “Invesco JV”). The Invesco JV holds an 85% ownership interest in a joint venture (the “Holding Company”) with Welltower, Inc., the prior owner of the Medical Office Properties and an unaffiliated third party (“Welltower”). The Holding Company acquired the Sunbelt Medical Office Portfolio from Welltower in three separate closings on September 29, 2020, December 23, 2020 and February 4, 2021.

The table below sets forth certain summary information regarding the Sunbelt Medical Office Portfolio as of December 31, 2022.

Property	Location	Ownership Interest	Use	Total Square Feet	Occupancy Rate
Bethesda Health City	Boynton Beach, FL	42.50%	Medical Office	133,473	95.27%
Broward Coral Springs I	Coral Springs, FL	42.50%	Medical Office	45,299	95.67%
Broward Coral Springs II	Coral Springs, FL	42.50%	Medical Office	45,298	72.13%
Centura Castle Rock	Castle Rock, CO	42.50%	Medical Office	57,550	100.00%
Congress II	Palm Springs, FL	42.50%	Medical Office	26,849	87.95%
Dignity Glendale	Glendale, CA	42.50%	Medical Office	57,600	91.10%
FMC-Brandon	Brandon, FL	42.50%	Medical Office	23,577	100.00%
FMC-Land O’Lakes	Land O’ Lakes, FL	42.50%	Medical Office	58,663	100.00%
FMC-Land O’Lakes II	Land O’ Lakes, FL	42.50%	Medical Office	26,688	100.00%
FMC-Tampa II	Tampa, FL	42.50%	Medical Office	24,434	100.00%
FMC-Zephyrhills II	Zephryllis, FL	42.50%	Medical Office	81,251	100.00%
Physicians Plaza	Franklin, TN	42.50%	Medical Office	51,720	75.77%
PMC Dallas	Dallas, TX	42.50%	Medical Office	93,118	94.73%
Prestonwood	Plano, TX	42.50%	Medical Office	59,403	77.14%
Southpointe	Plantation, FL	42.50%	Medical Office	47,020	96.61%
Tenet Lakewood	Lakewood, CA	42.50%	Medical Office	36,480	94.98%
Tenet Stone Oak	San Antonio, TX	42.50%	Medical Office	32,416	87.59%
Tenet Stone Oak II	San Antonio, TX	42.50%	Medical Office	33,236	75.34%
Tenet West Boynton	Boynton Beach, FL	42.50%	Medical Office	37,704	100.00%
Tenet Westover Hills Baptist	San Antonio, TX	42.50%	Medical Office	58,618	91.37%

The table below sets forth the average occupancy rate, expressed as a percentage of total gross leasable area, and the average effective annual base rent per leased square foot for the Sunbelt Medical Office Portfolio for each of the last five years.

As of December 31,	Weighted Average Occupancy Rate (1)	Average Effective Annual Base Rent per Leased Square Foot (1)(2)
2018	92.08%	$27.76
2019	93.59%	$28.41
2020	94.44%	$28.73
2021	94.61%	$29.11
2022	92.14%	$29.74

(1)

Weighted average occupancy rate and average effective annual base rent per leased square foot for each year presented includes only those properties in the Sunbelt Medical Office Portfolio that were owned by Welltower during the respective year.

(2)

Average effective annual base rent per leased square foot is determined from the annualized December base rent per square foot of the applicable year and excludes tenant recoveries, straight-line rent and above-below market lease amortization.

The following table sets forth certain information regarding the tenant that occupies 10% or more of the aggregate square footage of the Sunbelt Medical Office Portfolio.

Tenant	Square Feet	% of Total Square Feet		Annualized Base Rent (1)	Lease Expiration Date (2)	Lease Renewal Options	Lease Termination Options	Principal Nature of Business
Florida Medical Clinic PA	214,613	20	% (3)	$5,868,278	1/13/2038	Two five- year options	None	Multi- specialty healthcare clinic

(1)

Annualized base rent represents the annualized monthly base rent of the executed lease in effect as of December 31, 2022. Such amount excludes tenant recoveries, straight-line rent and above-below market lease amortization.

(2)	For tenants with multiple leases, expiration date represents weighted average lease expiration date.
(3)	For the year ended December 31, 2022, Base Rental Revenue from Florida Medical Clinic PA represented 21% of the Base Rental Revenue for the Holding Company.

Real estate taxes assessed on the Sunbelt Medical Office Portfolio for the most recent fiscal year were approximately $4.4 million. The amount of real estate taxes assessed was equal to the assessed value of the Sunbelt Medical Office Portfolio multiplied by an average tax rate of 2.08%.

Everly Roseland

On April 28, 2022, we acquired a 95% consolidated interest in a 384,648 square foot, 883-unit, multifamily property (the “Everly Roseland Apartments”) for a cash purchase price of $162.0 million. In May 2022, we sold 40% of our 95% interest in the Everly Roseland Apartments to an affiliate of Invesco. We continue to consolidate the property subsequent to the sale due to our controlling financial interest. In connection with the acquisition of Everly Roseland Apartments, a consolidated subsidiary of the Company entered into a five-year mortgage loan with an unaffiliated lender for $113.5 million secured by Everly Roseland Apartments. The table below sets forth certain summary information regarding the Everly Roseland Apartments.

Property	Location	Ownership Interest	Use	Total Square Feet	Occupancy Rate
Everly Roseland Apartments	Roseland, NJ	57%	Multifamily	384,648	97%

Everly Roseland Apartments is currently undergoing a renovation program to upgrade unit interiors and make certain property exterior improvements for a total cost of approximately $10.4 million. A portion of these costs are expected to be funded from the mortgage loan.

Real estate taxes assessed on the Everly Roseland Apartments for the most recent fiscal year were approximately $1.1 million. The amount of real estate taxes assessed was equal to the assessed value of the Everly Roseland Apartments multiplied by an average tax rate of 2.34%.

Bixby Kennesaw

On September 24, 2021, we acquired a 98% interest in a 243,553 square foot, 656-bed, student housing property in Kennesaw, Georgia (“Bixby Kennesaw”) for a cash purchase price of $78.7 million. In connection with the acquisition of Bixby Kennesaw, one of our consolidated subsidiaries entered into a five-year mortgage loan with an unaffiliated lender for $53.0 million secured by Bixby Kennesaw.

Bixby Kennesaw is a Class A student housing property with 179 units, 656 beds and 627 parking spaces. It is comprised of a five-story, 243,553 square foot building situated on 3.8 acres located at 3061 George Busbee Parkway in Kennesaw, Georgia, walking distance from the Kennesaw State University (“KSU”) football stadium and adjacent to a university bus route stop. Among other amenities, Bixby Kennesaw features a fitness center, study lounges, a sky lounge, and pool. The table below sets forth certain summary information regarding Bixby Kennesaw.

Bixby Kennesaw was completed in 2020 and is 100% leased for the 2022-2023 school year. The average lease term is 12 months from August to July. The table below sets forth the average occupancy rate, expressed as a percentage of total available beds, and the average monthly rent per leased bed for Bixby Kennesaw for each of the academic years following completion.

Academic Year	Average Occupancy Rate	Average Monthly Rent per Bed
2020-2021	97%	$784
2021-2022	100%	$797
2022-2023	100%	$832

We have no plans for material capital improvements in the near term, and we believe Bixby Kennesaw is adequately covered by insurance and suitable for its intended purposes as a student housing apartment building. We will depreciate buildings based upon an estimated useful life of 40 years. Real estate taxes assessed on Bixby Kennesaw for the most recent fiscal year were approximately $801,000. The amount of real estate taxes assessed was equal to the assessed value of Bixby Kennesaw multiplied by an average tax rate of 3.04%.

Tempe Student Housing

On December 29, 2021, we, through a subsidiary indirectly owned 98% by us, acquired a fee-simple interest in a fully-leased student housing property in Tempe, Arizona, which we refer to as Tempe Student Housing, from an unaffiliated seller for a purchase price of $163 million in cash, exclusive of closing costs. At closing, we entered into a sale agreement pursuant to which we sold Tempe Student Housing to an affiliate of Safehold, Inc. (“Safehold”) for a gross purchase price of $54 million. Our indirect subsidiary simultaneously entered into a 104-year ground lease with Safehold that requires lease payments in an amount per year equal to $1,447,200, subject to annual increases whereby the new lease payment will equal 102% of the prior year’s lease payment plus periodic adjustments based on the Consumer Price Index for All Urban Consumers: All Items (“Price Index”).

Tempe Student Housing is a Class A student housing property with 384 units, 833 beds and 414 parking spaces. Tempe Student Housing is comprised of a 317,374 square foot building situated on 2.1 acres located at 1000 East Apache Boulevard in Tempe, Arizona. Tempe Student Housing was completed in late 2017 and is 100% leased for the 2022-2023 school year. Primarily, tenants are ASU students that seek a close proximity to campus and superior amenities. The average lease term is 12 months from August to July with current average monthly rent of $1,053 per bed. The table below sets forth the average occupancy rate, expressed as a percentage of total available beds, and the average monthly rent per leased bed for Tempe Student Housing for each of the academic years following completion.

Academic Year	Average Occupancy Rate	Average Monthly Rent per Bed
2018-2019	86%	$982
2019-2020	98%	$964
2020-2021	99%	$971
2021-2022	100%	$1,018
2022-2023	100%	$1,053

Real estate taxes assessed on Tempe Student Housing for the most recent fiscal year were approximately $935,000. The amount of real estate taxes assessed was equal to the assessed value of Tempe Student Housing multiplied by an average tax rate of 12.29%.

Investments in Real Estate Debt

We hold a preferred equity investment in San Simeon Holdings. Our initial equity investment of $13.8 million includes an interest reserve held in restricted cash of $0.8 million. At December 31, 2022, we hold a total equity investment of $25.5 million. San Simeon Holdings owns San Simeon Apartments, a 431 unit multifamily property in Houston, Texas which is 96% occupied. Our investment is structured as a preferred membership interest, and we account for our investment in the San Simeon Apartments using the equity method of accounting.

During the year ended December 31, 2022, we originated a floating rate mezzanine loan to finance the acquisition of an industrial property in Philadelphia, Pennsylvania for $21.8 million with a coupon rate of Term SOFR plus 7.21% and a maturity date of September 9, 2024. We account for the loan under the fair value option; accordingly, there are no capitalized origination costs or fees associated with the loan.

On October 3, 2022, we invested $15.0 million in Invesco Commercial Mortgage Income – U.S. Fund, L.P., an affiliate of Invesco managed by our Adviser, which invests primarily in mortgage loans that are collateralized by commercial and multifamily residential real estate throughout the United States. On January 3, 2023, we invested an additional $15.0 million.

Investments in Real Estate-Related Securities

As of December 31, 2022, our liquid real estate-related securities portfolio consisted of investments in CMBS, corporate debt and preferred and common stock in real estate investment trusts. The following table details our investments in real estate-related debt securities as of December 31, 2022:

	December 31, 2022
$ in thousands	Principal Balance	Unamortized Premium (Discount)	Amortized Cost / Cost(1)	Unrealized Gain (Loss), Net	Fair Value	Period-end Weighted Average Yield	Weighted-Average Maturity Date
Non-agency CMBS	$16,123	$(419)	$15,704	$(1,816)	$13,888	7.96%	11/16/2039
Corporate debt	4,978	(144)	4,834	(339)	4,495	5.15%	7/11/2025
Preferred stock of REITs	N/A	N/A	2,107	(267)	1,840	7.06%	N/A
Common stock of REITs	N/A	N/A	4,034	(745)	3,289	4.68%	N/A

Total	$21,101	$(563)	$26,679	$(3,167)	$23,512

As of December 31, 2022, we also held investments in preferred stock of real estate investment trusts with a fair value of $0.4 million and a period-end weighted average yield of 6.78%.

Acquisitions and Investments Subsequent to December 31, 2022

In January 2023, we co-originated a loan to Stonemont Financial Group for the purchase of a 100% leased, 478,461 square foot warehousing facility, located in Aurora (Denver), Colorado. We contributed $13 million to a mezzanine loan alongside Emigrant Bank’s $39 million senior loan. Also in January 2023, we funded an additional $15 million in Invesco Commercial Mortgage Income — U.S. Fund, L.P. (“CMI”), an affiliate of Invesco managed by our Adviser, which invests primarily in mortgage loans that are collateralized by commercial and multifamily residential real estate throughout the United States.

SELECTED INFORMATION REGARDING OUR OPERATIONS

Status of Our Offerings

On May 14, 2021, we commenced our public offering, pursuant to which we are offering on a continuous basis up to $3.0 billion in shares of common stock, consisting of up to $2.4 billion in shares in our primary offering and up to $0.6 billion in shares pursuant to our distribution reinvestment plan. As of April 1, 2023, we have issued and sold in our public offering (1) 4,265,924 shares of our common stock (consisting of 189,953 Class T shares, 91 Class S shares, 349,086 Class D shares, 1,708,476 Class I shares and 2,018,318 Class E shares) in the primary offering for total proceeds of $130.9 million and (2) 23,920 shares of our common stock (consisting of 567 Class T shares, 1,448 Class D shares, 13,805 Class I shares and 8,100 Class E shares) pursuant to our distribution reinvestment plan for a total value of $0.8 million. As of April 1, 2023, there was $2.3 billion in shares of our common stock available for sale in our primary offering and $599.2 million in shares of our common stock were available for sale pursuant to our distribution reinvestment plan. We intend to continue selling shares in our public offering on a monthly basis. This offering will terminate no later than May 14, 2024, unless extended in accordance with applicable SEC rules. We reserve the right to terminate our public offering at any time and to extend our offering term to the extent permissible under applicable law.

On May 14, 2021, we commenced a private offering of Class E shares of our common stock to certain employees of the Adviser or its affiliates that are “accredited investors,” as that term is defined under the Securities Act and Regulation D promulgated thereunder. As of April 1, 2023, we have received aggregate gross offering proceeds of approximately $2.2 million from the sale of Class E shares in the private offering.

On January 16, 2020, we commenced a private offering of Class N shares of our common stock to persons that are “accredited investors,” as that term is defined under the Securities Act and Regulation D promulgated thereunder. As of April 1, 2023, we have received aggregate gross offering proceeds of approximately $538.4 million from the sale of Class N shares in the private offering.

April 1, 2023 Transaction Price

The transaction price for each share class of our common stock for subscriptions accepted as of April 1, 2023 (and repurchases as of March 31, 2023) is as follows:

Transaction Price (per share)
Class T	$30.9648
Class S	$30.9336
Class D	$30.9308
Class I	$31.1004
Class E	$32.2862

The April 1, 2023 transaction price for each of our share classes is equal to such class’s NAV per share as of February 28, 2023. A detailed calculation of the NAV per share is set forth below. The purchase price of our common stock for each share class equals the transaction price of such class, plus applicable upfront selling commissions and dealer manager fees. The repurchase price for each share class equals the transaction price of such class.

February 28, 2023 NAV per Share

We calculate NAV per share in accordance with the valuation guidelines that have been approved by our board of directors. Our NAV per share, which is updated as of the last calendar day of each month, is posted on our website at www.inreit.com and is made available on our toll-free, automated telephone line at 833-834-4924. Please refer to “Net Asset Value Calculation and Valuation Guidelines” for how our NAV is determined. The

Adviser is ultimately responsible for determining our NAV. All our property investments are appraised quarterly by Capright or other third party appraisal firms engaged by Capright in accordance with our valuation guidelines and any appraisal performed by a firm other than Capright will be reviewed for reasonableness by Capright. All of the mortgages, mortgage participations and mezzanine loans in our portfolio are valued monthly by Chatham. Chatham also prepares quarterly valuations of our property-level and entity-level debt. We have included a breakdown of the components of total NAV and NAV per share for February 28, 2023.

Our total NAV presented in the following tables includes the aggregate NAV of our Class T, Class S, Class D, Class I, Class E and Class N shares, as well as partnership interests of the Operating Partnership held by the Special Limited Partner. The following table provides a breakdown of the major components of our total NAV as of February 28, 2023:

$ in thousands, except share data Components of NAV	February 28, 2023
Investments in real estate	$877,801
Investments in real estate-related securities	151,055
Investments in unconsolidated entities	29,249
Investment in commercial loan	34,807
Investment in affiliated fund	30,104
Cash and cash equivalents	22,167
Restricted cash	9,111
Other assets	12,602
Mortgage notes, revolving credit facility and financing obligation, net	(447,899)
Subscriptions received in advance	(5,040)
Other liabilities	(22,029)
Accrued performance participation allocation Management fee payable	(257)
Accrued stockholder servicing fees	(5)
Non-controlling interests in joint-ventures	(40,287)

Net asset value	$651,379

Number of outstanding shares/units	20,603,913

The following table provides a breakdown of our total NAV and NAV per share/unit by class as of February 28, 2023:

$ in thousands, except share/unit data

NAV Per Share/Unit	Class T Shares	Class S Shares	Class D Shares	Class I Shares	Class E Shares	Class N Shares	Third-party Operating Partnership Units(1)	Total
Net asset value	$15,524	$10,884	$19,350	$122,412	$46,410	$429,427	$7,372	$651,379
Number of outstanding shares/units	501,347	351,856	625,574	3,936,022	1,437,457	13,523,324	228,333	20,603,913

NAV Per Share/Unit as of February 28, 2023	$30.9648	$30.9336	$30.9308	$31.1004	$32.2862	$31.7545	$32.2862

(1)	Includes the partnership interest of the Operating Partnership held by the Special Limited Partner.

Set forth below are the weighted averages of the key assumptions in the discounted cash flow methodology used in the February 28, 2023 valuations, based on property types.

Property Type	Discount Rate	Exit Capitalization Rate
Healthcare	6.6%	5.6%
Office	7.5%	6.5%
Multifamily	6.7%	5.1%
Industrial	6.6%	5.4%
Self-Storage	7.6%	5.6%
Retail	8.3%	7.3%
Student Housing	6.9%	5.3%

These assumptions are determined by Capright and reviewed by the Adviser. A change in these assumptions would impact the calculation of the value of our property investments. For example, assuming all other factors remain unchanged, the changes listed below would result in the following effects on our investment values:

		Investment Values
Input	Hypothetical Change	Healthcare	Office	Multifamily	Industrial	Self- Storage	Retail	Student Housing
Discount Rate (weighted average)	0.25% decrease	2.0%	1.9%	2.0%	2.0%	1.9%	1.8%	1.9%
Discount Rate (weighted average)	0.25% increase	(1.9)%	(1.8)%	(1.9)%	(2.0)%	(1.8)%	(1.8)%	(1.9)%
Exit Capitalization Rate (weighted average)	0.25% decrease	3.0%	2.4%	3.4%	3.2%	2.8%	1.9%	3.0%
Exit Capitalization Rate (weighted average)	0.25% increase	(2.7)%	(2.2)%	(3.0)%	(2.9)%	(2.6)%	(1.8)%	(2.8)%

Historical NAV per Share

The following table sets forth the historical monthly NAV per share for each class of common stock:

Date	Class T Shares	Class S Shares	Class D Shares	Class I Shares	Class E Shares	Class N Shares
September 30, 2020	$—	$—	$—	$—	$—	$24.9503
October 31, 2020	$—	$—	$—	$—	$—	$25.1650
November 30, 2020	$—	$—	$—	$—	$—	$26.9694
December 31, 2020	$—	$—	$—	$—	$—	$26.9342
January 31, 2021	$—	$—	$—	$—	$—	$26.9927
February 28, 2021	$—	$—	$—	$—	$—	$27.4484
March 31, 2021	$—	$—	$—	$—	$—	$27.5554
April 30, 2021	$—	$—	$—	$—	$—	$27.5657
May 31, 2021	$—	$—	$—	$27.6531	$27.6768	$27.6623
June 30, 2021	$27.8771	$27.8771	$27.8771	$27.9777	$28.0959	$28.0246
July 31, 2021	$27.8319	$27.8319	$27.8319	$27.9163	$28.0690	$27.9868
August 31, 2021	$29.1936	$29.1936	$29.1936	$29.2828	$29.7080	$29.4175
September 30, 2021	$29.5218	$29.5218	$29.5218	$29.6059	$30.1371	$29.8129
October 31, 2021	$29.6871	$29.6871	$29.6871	$29.7704	$30.3798	$30.0175
November 30, 2021	$30.1604	$30.1604	$30.1604	$30.2447	$30.6600	$30.4132
December 31, 2021	$30.2966	$30.2966	$30.2966	$30.3817	$30.8676	$30.6075
January 31, 2022	$30.5589	$30.5589	$30.5589	$30.6419	$31.2230	$30.9204
February 28, 2022	$31.1140	$31.1140	$31.1140	$31.1416	$31.9027	$31.5318
March 31, 2022	$31.2957	$31.2957	$31.3144	$31.3144	$32.1671	$31.7518

Date	Class T Shares	Class S Shares	Class D Shares	Class I Shares	Class E Shares	Class N Shares
April 30, 2022	$31.5374	$31.5377	$31.5369	$31.5265	$32.5034	$32.0489
May 31, 2022	$31.8857	$31.8862	$31.8778	$31.8709	$32.9665	$32.4446
June 30, 2022	$32.1860	$32.1865	$32.1674	$32.2786	$33.3737	$32.7699
July 31, 2022	$32.0983	$32.1021	$32.0517	$32.1719	$33.3279	$32.7135
August 31, 2022	$32.2133	$32.2169	$32.1756	$32.291	$33.5192	$32.8662
September 30, 2022	$32.4514	$32.4667	$32.4166	$32.5325	$33.8692	$33.1646
October 31, 2022	$32.1307	$32.1562	$32.0941	$32.2097	$33.5350	$32.8704
November 30, 2022	$31.7783	$31.7984	$31.7572	$31.8891	$33.1323	$32.5506
December 31, 2022	$31.2919	$31.2912	$31.2787	$31.4458	$32.5841	$32.0648
January 31, 2023	$31.1058	$31.0875	$31.0800	$31.2487	$32.4021	$31.8855
February 28, 2023	$30.9648	$30.9336	$30.9308	$31.1004	$32.2862	$31.7545

Funds from Operations, Adjusted Funds from Operations and Funds Available for Distribution

We believe funds from operations (“FFO”) is a meaningful non-GAAP measure. Our consolidated financial statements are presented in accordance with GAAP under historical cost accounting which, among other things, requires depreciation of real estate investments to be calculated on a straight-line basis. As a result, our operating results imply that the value of our real estate investments will decrease evenly over a set time period. However, we believe that the value of our real estate investments will fluctuate over time based on market conditions and as such, depreciation under historical cost accounting may be less informative. FFO is a standard REIT industry metric defined by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as net income or loss (computed in accordance with GAAP), excluding (i) gains or losses from sales of depreciable real property, (ii) impairment write-downs on depreciable real property, plus (iii) real estate-related depreciation and amortization and (iv) similar adjustments for non-controlling interests and unconsolidated entities. We did not record any impairment during the years ended December 31, 2022 and 2021.

We also believe that adjusted FFO (“AFFO”) is a meaningful non-GAAP measure of our operating results. AFFO further adjusts FFO for our operating results to reflect the specific characteristics of our business by adjusting for items we believe are not related to our core operations. Our adjustments to FFO to arrive at AFFO include removing the impact of (i) straight-line rental income, (ii) amortization of capitalized tax abatements, (iii) amortization of above- and below-market lease intangibles, (iv) amortization of deferred financing costs, (v) organization and certain operating expenses advanced by the Adviser, as well as repayment of those expenses, (vi) accrued preferred return from preferred membership interest (vii) accrued preferred return from preferred equity investment (viii) unrealized losses (gains) from changes in fair value of financial instruments, (ix) non-cash performance participation interest or other non-cash incentive compensation even if repurchased by us and (x) similar adjustments for non-controlling interests and unconsolidated entities. We may add additional adjustments from FFO to arrive at AFFO as appropriate.

We also believe funds available for distribution (“FAD”) is a meaningful non-GAAP measure that provides useful information for considering our operating results and certain other items relative to the amount of our distributions by removing the impact of certain non-cash items from our operating results. FAD is calculated as AFFO excluding (i) realized gains (losses) on investments in real estate-related securities and (ii) management fees paid in shares of our common stock or INREIT OP units even if repurchased by us, and including deductions for (a) recurring tenant improvements, leasing commissions, and other capital projects, (b) stockholder servicing fees paid during the period and (c) similar adjustments for non-controlling interests and unconsolidated entities. FAD is not indicative of cash available to fund our cash needs and does not represent cash flows from operating activities in accordance with GAAP, as it excludes adjustments for working capital items and actual cash receipts from interest income recognized on investments in real estate debt. Cash flows from operating activities in accordance with GAAP would generally be adjusted for such items. Furthermore, FAD is adjusted for stockholder servicing fees and recurring tenant improvements, leasing commissions and other capital expenditures, which are not considered when determining cash flows from operating activities in accordance with GAAP.

FFO, AFFO, and FAD should not be considered to be more relevant or accurate than the GAAP methodology in calculating net income (loss) or in evaluating our operating performance. In addition, FFO, AFFO, and FAD should not be considered as alternatives to net income (loss) as indications of our performance or as alternatives to cash flows from operating activities as indications of our liquidity, but rather should be reviewed in conjunction with these and other GAAP measurements. Further, FFO, AFFO, and FAD are not intended to be used as liquidity measures indicative of cash flow available to fund our cash needs, including our ability to make distributions to our stockholders. In addition, our methodology for calculating AFFO and FAD may differ from the methodologies employed by other companies to calculate the same or similar supplemental performance measures, and accordingly, our reported AFFO and FAD may not be comparable to the AFFO and FAD reported by other companies.

The following table presents a reconciliation of FFO, AFFO and FAD to net loss attributable to our stockholders:

	For the Year Ended December 31,
$ in thousands	2022	2021
Net loss attributable to our stockholders	$(15,968)	$(8,384)
Adjustments to arrive at FFO:
Real estate depreciation and amortization	41,015	10,457
Amount attributed to unconsolidated entities for above adjustment	9,798	8,600
Amount attributable to non-controlling interests for above adjustment	(3,411	(46)
Amount attributable to unconsolidated entities for net gain on disposition of real estate	(51)	—

FFO attributable to our stockholders	$31,383	$10,627
Adjustments to arrive at AFFO:
Straight-line rental income	(1,328)	(517)
Amortization of capitalized tax abatement (1)	549	378
Amortization of above- and below-market lease intangibles	(200)	(169)
Organization costs (2)	1,495	264
Accrued preferred return from preferred membership interest	—	(994)
Accrued preferred return from preferred equity investment	(1,034)	(63)
Unrealized losses (gains) from changes in the fair value of financial instruments(3)	(349)	168
Non-cash share based compensation awards	(3,676)	78
Non-cash performance participation fee	78	3,280
Other operating expenses (4)	(962)	4,028
Amount attributed to unconsolidated entities for unrealized losses (gains) on derivatives	(5,492)	(2,310)
Amount attributed to unconsolidated entities for above adjustments	910	(960)
Amount attributed to non-controlling interests for above adjustments	959	—

AFFO attributable to our stockholders	$24,490	$13,810
Adjustments to arrive at FAD:
Non-cash management fee	1,026	—
Recurring tenant improvements, leasing commissions and other capital expenditures (4)	(1,044)	(213)
Stockholder servicing fees	13	—
Recurring capital expenditures attributed to unconsolidated entities (5)	(486)	(1,292)
Recurring capital expenditures attributed to non-controlling entities (5)	43	—
Realized losses on sale of real estate-related securities	235	5

FAD attributable to our stockholders	$24,277	$12,310

(1)

We obtained tax abatements in conjunction with our purchases of the Cortona Apartments and 3101 Agler Road properties with expiration dates of December 31, 2038 and December 31, 2031, respectively. We are amortizing the tax abatements over their remaining useful life as a component of property operating expenses in the consolidated statements of operations in our Annual Report on Form 10-K for the year ended December 31, 2022, as incorporated herein by reference.
(2)

The Adviser advanced all of our organization expenses incurred through December 31, 2022. We reimburse the Adviser for any subsequent organization and offering expenses as incurred. The Adviser has agreed that we will not be required to make payments for the reimbursement of advanced organization expenses until the earlier of (1) the date that our NAV reaches $1.0 billion and (2) December 31, 2023. We will reimburse the Adviser for all of our advanced expenses ratably over the 60 months following such date.

(3)	Unrealized losses (gains) from changes in fair value of financial instruments primarily relates to mark-to-market changes on our investments in real estate-related securities and derivatives.
(4)	Positive amounts herein represent operating expenses the Adviser advanced on our behalf through December 31, 2021. Negative amounts herein represent the reimbursement of these expenses to the Adviser.
(5)

Recurring capital expenditures are required to maintain our investments. Capital expenditures exclude underwritten tenant improvements, leasing commissions and capital expenditures with useful lives over 10 years.

Information Regarding Our Indebtedness

As of December 31, 2022, our indebtedness included a revolving credit facility, six mortgages secured by their corresponding properties and a financing obligation.

Revolving Credit Facility

On September 23, 2020, the Operating Partnership entered into a revolving credit facility with Bank of America, N.A. (“Bank of America”). During the year ended December 31, 2021, we entered into a new revolving credit facility (“Revolving Credit Facility”) and repaid our previous revolving credit facility. On January 21, 2022, we entered into an amendment for our Revolving Credit Facility which increased our maximum facility size from $100 million to $150 million and converted the benchmark interest rate for all outstanding borrowings from daily adjusted one-month LIBOR to Term Secured Overnight Financing Rate (“SOFR”) with a borrowing period of one month. On December 23, 2022, we extended the maturity date on the loans drawn under the Revolving Credit Facility from January 20, 2023, to January 22, 2024, in accordance with the terms of the Revolving Credit Facility.

The following is a summary of the Revolving Credit Facility:

$ in thousands	December 31, 2022
Indebtedness	Interest Rate	Maturity Date	Maximum Facility Size (3)	Principal Outstanding Balance
Revolving Credit Facility	S + applicable margin(1)	1/22/2024	$150,000	$9,000

$ in thousands	December 31, 2021
Indebtedness	Interest Rate	Maturity Date	Maximum Facility Size	Principal Outstanding Balance
Revolving Credit Facility	L + applicable margin (2)	1/22/2024	$100,000	$75,500

(1)

Borrowings under the Revolving Credit Facility carry interest at a rate equal to (i) Daily Simple SOFR, (ii) Term SOFR with an interest period of one, three or six-months, or (iii) a Base Rate, where the base rate is the highest of (1) federal funds rate plus 0.5%, (2) the rate of interest as publicly announced by Bank of America N.A. as its “prime rate”, (3) Term SOFR with an interest period of one month plus 1.0%, or (4) 1.0%, in each case, plus an applicable margin that is based on our leverage ratio. The weighted-average interest rate for the year ended December 31, 2022 was 3.18%.

(2)

Through January 21, 2022, borrowings under the Revolving Credit Facility carried interest at a rate equal to daily adjusted one-month LIBOR or a base rate, where the base rate is the highest of (1) federal funds rate plus 0.5%, (2) the rate of interest as publicly announced by Bank of America as its “prime rate” or (3) the one-month LIBOR rate plus 1.0%, in each case, plus an applicable margin that is based on our leverage ratio. The weighted-average interest rate for the year ended December 31, 2021 was 1.72%.

(2)

As of December 31, 2022, the borrowing capacity on the Revolving Credit Facility is $102.3 million. The borrowing capacity is less than the difference between the maximum facility size and the current principal outstanding balance as the calculation of borrowing capacity is limited by the aggregate fair value and cash flows of our unencumbered properties.

As of December 31, 2022, we were in compliance with all loan covenants.

Mortgages Payable

The following table summarizes certain characteristics of our mortgage notes that are secured by our properties:

$ in thousands				Principal Balance Outstanding
Indebtedness	Interest Rate(1)	Maturity Date	Maximum Principal Amount	December 31, 2022	December 31, 2021
Cortona Apartments	L + applicable margin(2)	6/1/2028	$45,000	$45,000	$45,000
Bixby Kennesaw	S + applicable margin(3)	9/24/2026	53,000	53,000	53,000
Tempe Student Housing	S + applicable margin(4)	1/1/2025	65,500	65,500	65,500
Cortlandt Crossing	3.13%	3/1/2027	39,660	39,660	—
Everly Roseland Apartments	S + applicable margin(5)	4/28/2027	113,500	105,463	—
Midwest Industrial Portfolio	4.44% and S + applicable margin(6)	7/5/2027	70,000	70,000	—

Total mortgages payable				378,623	163,500

Deferred financing costs, net				(3,890)	(1,847)

Mortgages payable, net				$374,733	$161,653

(1)

The terms “L” and “S” refer to the relevant floating benchmark rates, the one-month U.S. Dollar denominated London Interbank Offered Rate (“LIBOR”) and SOFR, respectively, as applicable to each loan. The mortgage agreement that utilizes LIBOR contains LIBOR replacement language.

(2)

The mortgage note secured by the Cortona Apartments bears interest at the greater of (a) 2.65% or (b) the sum of (i) 2.40% plus (ii) one-month LIBOR. The weighted-average interest rate for the years ended December 31, 2022 and 2021 was 3.82% and 2.65%, respectively.

(3)

The mortgage note secured by Bixby Kennesaw bears interest at the sum of (i) 1.00% plus (ii) Daily Simple SOFR. The weighted-average interest rate for the years ended December 31, 2022 and 2021 was 3.18% and 1.69%, respectively.

(4)

The mortgage note secured by Tempe Student Housing bears interest at (i) 1.75% plus (ii) 30-Day SOFR Average as published on the website of the Federal Reserve Bank of New York. The weighted-average interest rate for the years ended December 31, 2022 and 2021 was 2.78% and 1.80%, respectively.

(5)	The mortgage note secured by Everly Roseland Apartments bears interest at 1.45% plus SOFR. The weighted-average interest rate for the year ended December 31, 2022 was 4.16%.
(6)

The mortgage note secured by Meridian Business 940, Grove City Industrial, 3101 Agler Road and Earth City Industrial (collectively the “Midwest Industrial Portfolio”) bears interest at two rates. Of the $70.0 million principal balance, $35.0 million bears interest at a fixed rate of 4.44%, and $35.0 million bears interest at a floating rate of the greater of (a) 2.20% or (b) the sum of 1.70% plus SOFR. The weighted-average interest rate of the combined $70.0 million principal balance for the year ended December 31, 2022 was 4.54%.

Financing Obligation

On December 29, 2021, we purchased Tempe Student Housing, a student housing property at Arizona State University in Tempe, Arizona, for $163.0 million, exclusive of closing costs. Concurrently with the acquisition, we entered into a sale and leaseback transaction whereby we sold Tempe Student Housing to an unaffiliated third party for $54.0 million and simultaneously entered into a lease agreement with the same unaffiliated third party to lease the property back. The lease is for a period of 104 years and is considered a finance lease. The lease requires an initial annual lease payment of $1.4 million, subject to annual increases whereby the new lease payment will equal 102% of the prior year’s lease payment plus periodic adjustments based on the Consumer Price Index for All Urban Consumers: All Items.

The sale and leaseback of Tempe Student Housing is accounted for as a failed sale and leaseback because the lease is classified as a finance lease. Accordingly, the sale of Tempe Student Housing is not recognized and the property continues to be included within our consolidated financial statements. We will continue to depreciate the property as if we were the legal owner. The proceeds received from the sale, net of debt issuance costs of $0.4 million, are accounted for as a financing obligation on our consolidated balance sheets. We allocate the rental payments under the lease between interest expense and principal repayment of the financing obligation using the effective interest method. The total principal payments will not exceed the difference between the gross proceeds from the sale of $54.0 million and the initial carrying value of the land of $17.6 million, resulting in maximum principal payments of $36.4 million over the term of the arrangement.

The following table presents the future principal payments due under our outstanding borrowings as of December 31, 2022:

Year ($ in thousands)	Revolving Credit Facility	Mortgages Payable	Financing Obligation	Total
2023	$—	$—	$3	$3
2024	9,000	—	6	9,006
2025	—	65,500	9	65,509
2026	—	53,000	12	53,012
2027	—	215,123	15	215,138
Thereafter	—	45,000	36,309	81,309

Total	$9,000	$378,623	$36,354	$423,977

Information Regarding Our Distributions

In November 2020, we began declaring monthly distributions. The net distribution varies for each class based on the applicable stockholder servicing fee, which is deducted from the monthly distribution per share and paid directly to the applicable distributor. The table below details the net distribution for each of our share classes for the year ended December 31, 2022:

Declaration Date	Class T Shares	Class S Shares	Class D Shares	Class I Shares	Class E Shares	Class N Shares
January 31, 2022	$0.1207	$0.1207	$0.1362	$0.1426	$0.1426	$0.1426
February 28, 2022	0.1201	0.1201	0.1341	0.1400	0.1400	0.1400
March 31, 2022	0.1201	0.1201	0.1360	0.1426	0.1426	0.1426
April 30, 2022(1)	0.2196	0.2198	0.1662	0.1440	0.1440	0.1440
May 31, 2022	0.1394	0.1395	0.1393	0.1395	0.1395	0.1395
June 30, 2022	0.1379	0.1380	0.1376	0.1380	0.1380	0.1380
July 31, 2022	0.1392	0.1395	0.1384	0.1395	0.1395	0.1395
August 31, 2022	0.1391	0.1395	0.1379	0.1395	0.1395	0.1395

(1)

For Class T, Class S and Class D Common Stock, the April distribution is significantly higher than other months presented because it includes an adjustment for stockholder servicing fees deducted from prior monthly distributions.

Declaration Date	Class T Shares	Class S Shares	Class D Shares	Class I Shares	Class E Shares	Class N Shares
September 30, 2022	0.1354	0.1380	0.1361	0.1380	0.1380	0.1380
October 31, 2022	0.1359	0.1395	0.1373	0.1395	0.1395	0.1395
November 30, 2022	0.1342	0.1380	0.1356	0.1380	0.1380	0.1380
December 31, 2022	0.1345	0.1395	0.1367	0.1395	0.1395	0.1395

Total	$1.6761	$1.6922	$1.6714	$1.6807	$1.6807	$1.6807

For the year ended December 31, 2022, we declared distributions in the amount of $26.9 million. The following table outlines the tax character of our distributions paid in 2022 as a percentage of total distributions. The distribution declared on December 31, 2022 was paid in January 2023 and is excluded from the analysis below as it will be a 2023 tax event.

	Ordinary Income	Capital Gains	Return of Capital
2022 Tax Year	0.84%	—%	99.16%

The following table summarizes our distributions declared during the year ended December 31, 2022.

	For the Year Ended December 31, 2022
$ in thousands	Amount	Percentage
Distributions
Payable in cash	$26,264	98%
Reinvested in shares	637	2%

Total distributions	$26,901	100%

Sources of Distributions
Cash flows from operating activities	$26,901	100%
Distributions of capital from investments in unconsolidated entities (1)	—	—%

Total sources of distributions	$26,901	100%

Cash flows from operating activities	$31,114
Funds from Operations(2)	$31,383

(1)

Represents distributions received from equity method investments that are classified as cash flows from investing activities. These equity method investments currently include our interest in a joint venture through which we own our interest in the Sunbelt Medical Office Portfolio, our preferred membership interest in San Simeon Holdings, which owns a multifamily property, and our interest in a joint venture through which we hold our interests in a fully integrated retail platform operating company and non-controlling interests we own in nine retail properties. Distributions received from equity method investments are classified as either cash flows from operating or investing activities based on the cumulative earnings approach. See Note 2 —   “Summary of Significant Accounting Policies” to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2022, as incorporated herein by reference.

(2)

See “—  Funds from Operations, Adjusted Funds from Operations and Funds Available for Distribution” below for description of Funds from Operations (FFO), for reconciliation of FFO to GAAP net income (loss) attributable to INREIT stockholders and for considerations on how to review this metric.

Information Regarding Redemption of Our Shares

During the year ended December 31, 2022, we repurchased shares of our common stock pursuant to our share repurchase plan in the following amounts:

Month of:	Total Number of Shares Repurchased	Average Price Paid per Share	Total Number of Shares Repurchased as Part of Publicly Announced Plans or Programs(1)	Maximum Number of Shares Pending Repurchase Pursuant to Publicly Announced Plans or Programs(2)
January 2022	—	—	—	—
February 2022	—	—	—	—
March 2022	—	—	—	—
April 2022	—	—	—	—
May 2022	—	—	—	—
June 2022	—	—	—	—
July 2022	—	—	—	—
August 2022	—	—	—	—
September 2022	—	—	—	—
October 2022	221,440	$33.87	221,440	—
November 2022	253,467	33.54	253,467	—
December 2022	—	—	—	—

	474,907	$33.69	474,907	—

(1)	Publicly announced plans or programs include share repurchases under our share repurchase plan, if any.
(2)	All repurchase requests under our share repurchase plan were satisfied.

Compensation Paid to Our Advisor and its Affiliate

The following table details the cumulative compensation, fees and reimbursements paid or payable (incurred) to the Adviser and its affiliates related to the year ended December 31, 2022:

$ in thousands	December 31, 2022
Advanced general and administrative expenses	$8,626
Advanced offering costs	5,307
Performance participation interest	3,977
Advanced organization expenses	1,474
Distributions payable	2,378
Accrued stockholder servicing fee	891
Share-based compensation payable	20
Accrued management fee	266
Accrued affiliate service provider expenses	13

Total	$22,952

MANAGEMENT

Board of Directors

We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. Our board of directors has retained the Adviser to manage the acquisition and dispositions of our investments, subject to the board of directors’ supervision.

Our board of directors has seven members, four of whom are independent directors, as defined by our charter. Our charter defines an independent director as a director who is not and has not for the last two years been associated, directly or indirectly, with Invesco or the Adviser. A director is deemed to be associated with Invesco or the Adviser if he or she owns any interest (other than an interest in us or an immaterial interest in an affiliate of us) in, is employed by, is an officer or director of, or has any material business or professional relationship with Invesco, the Adviser or any of their affiliates, performs services (other than as a director) for us, or serves as a director or trustee for more than three REITs sponsored by Invesco or advised by the Adviser.

Our charter provides that a majority of our directors must be independent directors, except for a period of up to 60 days after the death, removal or resignation of an independent director pending the election of a successor independent director. Our board of directors may change the number of our directors, provided that the total number may not be more than 15 or less than three.

Our charter requires that each of our directors must have at least three years of relevant experience and demonstrate the knowledge required to successfully acquire and manage the type of assets that we intend to acquire to serve as a director. Our charter also requires that at all times at least one of our independent directors must have at least three years of relevant real estate experience. Our charter and bylaws have been ratified by our board of directors, including a majority of our independent directors.

Each director will serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies. Although the number of directors may be increased or decreased, a decrease may not shorten the term of any incumbent director. Any director may resign at any time or may be removed with or without cause by the stockholders upon the affirmative vote of holders of a majority of all the shares entitled to vote generally in the election of directors. The notice of a special meeting called to remove a director must indicate that the purpose, or one of the purposes, of the meeting is to determine if the director shall be removed.

Section 3-804(c) of the MGCL provides that, once we have a class of our stock registered under the Exchange Act (and satisfy certain other requirements), we may elect in our charter that any vacancy created by an increase in the number of directors or by the death, resignation, removal, adjudicated incompetence or other incapacity of a director may be filled only by a vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies. Pursuant to our charter we have, at such time as we become eligible to do so, made the election permitted under Section 3-804(c) of the MGCL. Until such time as we become subject to Section 3-804(c) of the MGCL, any vacancy on our board for any cause other than an increase in the number of directors may be filled by a majority of the remaining directors, even if such majority is less than a quorum, any vacancy in the number of directors created by an increase in the number of directors may be filled by a majority vote of the entire board of directors, and any individual so elected as director shall serve until the next annual meeting of stockholders and until his or her successor is elected and qualifies. Our charter also provides that, notwithstanding the foregoing, independent directors will nominate replacements for vacancies among the independent directors’ positions (if any remaining directors are independent directors).

Our board of directors will generally meet quarterly or more frequently if necessary, in addition to meetings of any committees of the board of directors described below. Our directors are not required to devote all of their time to our business and are only required to devote the time to our business as their duties may require. Consequently, in the exercise of their fiduciary responsibilities, our directors will rely heavily on the Adviser and on information provided by the Adviser. Our directors have a fiduciary duty to our stockholders to supervise the relationship between us and the Adviser. Our board of directors is empowered to fix the compensation (if any) of all officers and approve the payment of compensation to directors for services rendered to us.

Our board of directors has adopted written policies on investments and borrowings, the general terms of which are set forth in this prospectus. The board of directors may revise these policies or establish further written policies on investments and borrowings and will monitor our administrative procedures, investment operations and performance to ensure that the policies are fulfilled and are in the best interests of our stockholders. Our board of directors, including a majority of our independent directors, will review our investment policies with sufficient frequency, and at least annually, to determine that they are in the best interest of our stockholders.

Directors and Executive Officers

Our directors and executive officers are set forth below.

Name	Age*	Position
R. Scott Dennis	64	Director and Chairperson of the Board, President and Chief Executive Officer
R. Lee Phegley, Jr.	54	Chief Financial Officer and Treasurer
Beth A. Zayicek	42	Director and Chief Operating Officer
Paul S. Michaels	62	Director
R. David Kelly	59	Lead Independent Director
James H. Forson	56	Independent Director
Paul E. Rowsey	68	Independent Director
Ray Nixon	71	Independent Director

*	As of April 1, 2023

R. Scott Dennis. Mr. Dennis has served as our President and Chief Executive Officer and as Chair of our board of directors since January 2019. Mr. Dennis has been with Invesco Real Estate for more than 30 years. He has served as Chief Executive Officer of Invesco Real Estate since March 2011, and as Chief Executive Officer of Invesco Private Markets since July 2019. He is responsible for the day-to-day strategy execution and management of Invesco Real Estate’s global real estate business. Prior to becoming Chief Executive Officer of Invesco Real Estate, Mr. Dennis served as co-head of Invesco Real Estate’s North American group and head of its U.S. acquisitions team from 1992 to 2008. Prior to joining Invesco Real Estate, Mr. Dennis served in the investment banking group at Bankers Trust Company from 1984 to 1989, where he was responsible for structuring equity and debt investments on behalf of Bankers Trust Company and its clients. Additionally, Mr. Dennis was with Trammell Crow Company from 1989 to 1992, where he was responsible for investments on behalf of the company’s opportunity funds. He has been directly involved in over $70 billion of real estate investments. Mr. Dennis earned a B.B.A. in Finance and Real Estate from The University of Texas at Austin. Mr. Dennis is a valuable member of our board of directors because of his experience overseeing the operations and growth of Invesco Real Estate and his significant investment experience.

R. Lee Phegley, Jr. Mr. Phegley has served as our Chief Financial Officer and Treasurer since January 2019. Mr. Phegley is a Managing Director of Invesco Ltd. with business unit CFO responsibilities for the Investments business which includes Invesco Private Markets. In addition, Mr. Phegley has served as the Chief Financial Officer for Invesco Mortgage Capital Inc., a New York Stock Exchange-traded mortgage REIT managed by the Adviser, since May 2014. Since joining Invesco in 2006, Mr. Phegley has global responsibility for financial reporting for Invesco Real Estate’s private real estate portfolios. Prior to joining Invesco, Mr. Phegley was a Director and responsible for Private Equity Accounting at Archon Group LP from 2004 to 2006. Prior to 2004,

Mr. Phegley served as a Senior Manager at KPMG LLP for two years and Arthur Andersen LLP for seven years managing audit engagements for public and private clients. Mr. Phegley is a Certified Public Accountant. Mr. Phegley earned a B.A. in Business from Baylor University and an M.S. in Accountancy from the University of Houston.

Beth A. Zayicek. Ms. Zayicek has served as our Chief Operating Officer and as one of our directors since January 2019. Ms. Zayicek has served Invesco Real Estate since 2008 and currently is a Managing Director and the Chief Operating Officer of Invesco Private Markets. She is a member of Invesco Real Estate’s Global Executive Committee and Asia Investment Committee. Ms. Zayicek previously served as Invesco Real Estate’s Chief Administrative Officer from 2016 to 2018 and senior director of investment analytics from 2013 to 2016. She has also served on Invesco Real Estate’s portfolio management and acquisition teams and as a member of its North American Investment Committee. Ms. Zayicek has served as a director of Invesco Mortgage Capital Inc. since February 2021. Prior to joining Invesco Real Estate, Ms. Zayicek served as a member of the corporate and investment banking analyst program and real estate private equity group at KeyBank. Ms. Zayicek also previously served as the director of capital markets at DDR Corp. Ms. Zayicek earned a B.S. in Management with a concentration in Finance from Case Western Reserve University. Ms. Zayicek is a valuable member of our board of directors because of her management experience, investment expertise and history with Invesco Real Estate.

Paul S. Michaels. Mr. Michaels has served as one of our directors since January 2019. Mr. Michaels has over 40 years of real estate experience including both debt and equity transactions in industrial, multifamily, retail and office properties. Mr. Michaels was employed by Invesco Real Estate from its inception in 1983 to his retirement in March 2020. Mr. Michaels has served as Invesco Real Estate’s Director of North American Direct Real Estate from 2008 until his retirement. Mr. Michaels served as Chairperson of Invesco Real Estate’s Investment Committee from 2008 to 2019. Mr. Michaels also served as Director of U.S. Portfolio Management from 1991 to 2008. Mr. Michaels earned a B.B.A. in Finance and Real Estate from the University of Texas at Austin. Mr. Michaels is a valuable member of our board of directors because of his extensive real estate investment experience and history with Invesco Real Estate.

R. David Kelly. Mr. Kelly has served as one of our independent directors since January 2019 and as our lead independent director since December 2020. Mr. Kelly has 36 years of investment experience, including serving both public companies and private companies in the financial advisory and real estate development sectors. Mr. Kelly is the founder and managing partner of StraightLine Realty Partners, LLC, an alternative investment platform with investments in real estate, financial services and venture capital. Mr. Kelly also serves as Chairman and CEO of Croesus and Company, an international real estate advisory firm, as lead director of TCW Direct Lending, focused on lending senior-secured loans primarily to US-based mid-market companies, as an independent director of Acadia Healthcare and as an at-large director of Ashton Woods Homes. From 2007 to 2017, Mr. Kelly served as a trustee and Chairman of the Teacher’s Retirement System of Texas. From 2001 to 2006, Mr. Kelly was a gubernatorial appointee to the Texas Public Finance Authority (TPFA) and served as Chairman from 2002 to 2006. Mr. Kelly’s previous corporate directorships include Croesus Merchants International Singapore, Hong Kong-based Everglory Financial Holdings, and Dubai-based Al Masah Capital Limited. His civic and professional leadership experience includes service as director of the Children’s Medical Center Plano Governing Board, as member of Children’s Health Investment and Finance Committees, and on the Advisory Board of Sponsors for Educational Opportunity. Mr. Kelly earned a B.A. in Economics from Harvard University and an M.B.A. from Stanford University. Mr. Kelly is a valuable member of our board of directors because of his prior service as a director and his experience as an executive officer, including in the financial advisory and real estate investment fields.

James H. Forson. Mr. Forson has served as one of our independent directors since January 2019. Mr. Forson currently serves as Chief Financial Officer for Zips Car Wash LLC. Prior to joining Zips Car Wash in 2021, Mr. Forson served as Senior Vice President, Finance for 7-Eleven, Inc., as well as Executive Vice President and

Chief Financial Officer of La Quinta Holdings Inc., a publicly-traded owner, operator, and franchisor of mid scale select-service hotels, from 2016 to 2018. Prior to that role, Mr. Forson served La Quinta Holdings Inc. as Senior Vice President, Chief Accounting Officer and Treasurer from 2013 to 2016, and Vice President and Controller from 2010 to 2012. Prior to joining La Quinta in 2010, Mr. Forson held various client-serving audit and internal finance and operations roles with global accounting and consulting firms Arthur Andersen LLP from 1989 to 1998, Ernst & Young LLP from 2002 to 2003, and Grant Thornton LLP from 2003 to 2010. Mr. Forson has served as an independent director for the American Council on Exercise since January 2019. Mr. Forson earned a B.S. in Commerce from the University of Virginia’s McIntire School of Commerce and is a Certified Public Accountant in Texas. Mr. Forson is a valuable member of our board of directors because of his senior executive experience and extensive experience with accounting and financial reporting matters.

Paul E. Rowsey. Mr. Rowsey has served as one of our independent directors since January 2019. Since 2000, Mr. Rowsey has served as Chairman, managing partner, and co-founder of E2M Partners, LLC, a privately-held real estate investment management company. Previously, Mr. Rowsey served as the Executive Chairman of JLB Partners LLC, a privately-held real estate operating and development company, from 2018 to 2021. Before that, Mr. Rowsey held executive leadership roles at real estate companies Compatriot Capital, Rosewood Property Company, and Property Company of America. Mr. Rowsey was an attorney at Hewitt, Johnson, Swanson & Barbee from 1980 to 1984. Mr. Rowsey currently serves on the boards of Forum Energy Technologies, Inc., a publicly-held, Houston-based energy service company, Powdr Corporation, a privately-held alpine skiing and outdoor adventure company, Snowbird Holdings LLC, a privately-held alpine skiing and hospitality company, and Cumming Trust Management (fka Teton Holdings Corporation), a Wyoming-based public trust company. Mr. Rowsey served on the board of KDC Holdings LLC, a commercial real estate and development company, from 2008 until 2021, and the board of Valaris plc, a publicly-held, London-based, offshore drilling company, as its Chairman, from 2000 until 2021. Mr. Rowsey served as Lead Director of JLB Partners LLC, a multi-family development and investment company, from 2012 to 2018. Mr. Rowsey has also served on the boards of Crescent Real Estate Equities Company, Village Green Holdings LLC, and AMC, Inc. Mr. Rowsey’s board tenure includes audit committee, compensation committee, and nominating and governance committee service. Mr. Rowsey earned a B.A. from Duke University and a J.D. from Southern Methodist School of Law, and is a citizen of the Cherokee Nation. Mr. Rowsey is a valuable member of our Board of Directors because of his experience as a director and executive officer for public and private companies and real estate investment and development companies, and his expertise in legal matters.

Ray Nixon. Mr. Nixon has served as one of our independent directors since January 2019. Mr. Nixon has over 40 years of industry experience. Mr. Nixon served as the Executive Director and Portfolio Manager at the $80 billion investment firm Barrow, Hanley, Mewhinney & Strauss, LLC from 1994 until his retirement in June 2019. Mr. Nixon served as a member of Smith Barney, Inc.’s Investment Policy Committee and as the firm’s lead institutional stockbroker for the Southwest from 1979 to 1994. Mr. Nixon chairs the Texas Health Resources Investment Committee, which oversees a $6.7 billion fund. Mr. Nixon is a Trustee of the UT Southwestern Foundation and is a member of the investment committee. Mr. Nixon is a member of the board of directors of the $59 billion endowment for the University of Texas and Texas A&M University. Mr. Nixon previously served as a research analyst for the Teacher Retirement System of Texas. Mr. Nixon earned a B.A. and an M.B.A. from the University of Texas at Austin. Mr. Nixon is a valuable member of our board of directors because of his extensive investment industry experience, prior service as a director and successful leadership through multiple economic cycles.

The individuals who serve as our executive officers have certain responsibilities arising from Maryland law, our charter and our bylaws. These responsibilities include executing contracts and other instruments in our name and on our behalf and such other responsibilities as may be prescribed by our board of directors from time to time. Our officers will devote such portion of their time to our affairs as is required for the performance of their responsibilities, but they are not required to devote all of their time to us.

Additional Officers

Name	Age*	Position
Chase A. Bolding	38	Lead Portfolio Manager
E. Elizabeth Day	37	Secretary and General Counsel
Jennifer B. Palmer	38	Controller
Hubert J. Crouch	44	Senior Vice President
Jason W. Geer	52	Vice President – Transaction Services
Michael C. Kirby	60	Vice President – Asset Management
T. Gregory Kraus	64	Vice President – Transactions
Akbar A. Dosani	33	Portfolio Manager
Darin D. Turner	43	Portfolio Manager

*	As of April 1, 2023

Chase A. Bolding. Mr. Bolding has served as our Lead Portfolio Manager since March 2023 and served as our Portfolio Manager from July 2019 to March 2023. Mr. Bolding is a Managing Director at Invesco Real Estate. Mr. Bolding has 15 years of real asset investment experience, and his investment capabilities include equity, debt, and joint ventures across the full risk-return spectrum. In addition to his role as our Lead Portfolio Manager, Chase serves on Invesco Real Estate’s Investment Committee and chairs the firm’s Platform Investment Committee. Prior to joining Invesco Real Estate, Mr. Bolding worked for Greenfield Partners, a real estate private equity fund headquartered in Connecticut from 2007 to 2010. Mr. Bolding earned a B.A. in Economics from The University of Texas at Austin and holds the Chartered Financial Analyst® (CFA) designation.

E. Elizabeth Day. Ms. Day has served as our Secretary and General Counsel since March 2023. Ms. Day has served as Senior Counsel in the Invesco Legal Department since March 2021 and served as Counsel in the Invesco Legal Department from March 2019 to March 2021. As Senior Counsel, Ms. Day advises the direct real estate team with respect to private fund and registered products. Prior to joining Invesco, Ms. Day worked as a corporate counsel for State National Companies, Inc. (“State National”) from June 2017 to February 2019. Before joining State National, Ms. Day was an associate at Jones Day LLP from October 2014 to June 2017 and at Bracewell LLP from October 2012 to October 2014, in both instances specializing in capital markets transactions, securities law issues and corporate governance. Ms. Day earned a B.A. in History from Davidson College and an M.A. in Latin American Studies and a J.D. from the University of Texas at Austin.

Jennifer B. Palmer. Ms. Palmer has served as our Controller since January 2019. Ms. Palmer has served as a Controller at Invesco Real Estate since 2015 and is responsible for oversight and reporting for multiple separate accounts of assets under management. Ms. Palmer served as an Assistant Controller at Invesco Real Estate from 2012 to 2015. Prior to joining Invesco Real Estate in 2012, Ms. Palmer served as an auditor at KPMG for three years. Ms. Palmer also served as a senior accountant with American Home Mortgage Servicing, Inc. for three years. Ms. Palmer is a Certified Public Accountant. Ms. Palmer earned a B.B.A. in Accounting and Finance and a M.S. in Accounting from the University of Oklahoma.

Hubert J. Crouch. Mr. Crouch has served as our Senior Vice President since March 2023. Mr. Crouch has served as Head of North America at Invesco Real Estate since January 2020. From 2010 through January 2020, Mr. Crouch served as Portfolio Manager, focusing on the strategic, transactional, financing and fundraising sides of both opportunistic investments and credit originations related to commercial and multifamily real estate across the United States and Europe. Mr. Crouch has also served as a member of Invesco Real Estate’s Global Executive Committee, Credit Investment Committee and Investment Strategy Group. Prior to joining Invesco Real Estate, Mr. Crouch served as the Director of Acquisitions for Presidio Investments, a wholly-owned subsidiary of Hunt Realty Investments, where he was responsible for leading the execution of Presidio’s investment strategy focused on the acquisition of secondary commercial mortgages and investments in public real estate securities. Mr. Crouch has also served in Wells Fargo’s Real Estate Merchant Banking Group, originating and acquiring highly structured commercial mortgage products. Mr. Crouch earned a B.B.A. in Finance from the McCombs School of Business at the University of Texas at Austin.

Jason W. Geer. Mr. Geer has served as our Vice President—Transaction Services since January 2019. Mr. Geer has over 30 years of real estate experience including debt and equity transactions for industrial, multifamily, retail and office properties. Mr. Geer has served as Invesco Real Estate’s Head of Transaction Services since 2019. Mr. Geer has served as a member of the Invesco Real Estate Investment Committee from 2005 to 2020 and currently sits on both the Credit Investment Committee and Financing Committee. Prior to his current role, Mr. Geer served as Head of Dispositions and Financing for 15 years. He also held the role as Director of Underwriting and spent three years as a dispositions officer. Mr. Geer has developed and implemented many of the financial modeling tools utilized by the Underwriting and Valuations groups. Prior to joining Invesco Real Estate in 1998, Mr. Geer served as a financial analyst for KeyBank and Jacobson-Berger Capital Group (Prudential). Mr. Geer earned a B.B.A. in Real Estate and Finance from Southern Methodist University.

Michael C. Kirby, CPM®. Mr. Kirby has served as our Vice President—Asset Management since January 2019. Mr. Kirby is a Managing Director of Invesco Real Estate and has served as Head of Investment Management for North America at Invesco Real Estate since 1998. He serves on Invesco’s North American Direct Real Estate Management Committee and has served as a member Invesco Real Estate’s North American Executive Committee since 2003 and as a member of the Invesco Real Estate Investment Committee since 1998. In addition, he is currently a member of the Investment Strategy Group and the Credit Investments Investment Committee. Mr. Kirby is also responsible for Invesco Real Estate’s Environmental, Social and Governance (ESG) program in the United States and is a member of Invesco Real Estate’s Global ESG Committee. Mr. Kirby began his investment career in 1984 and joined Invesco Real Estate in 1993. Prior to joining Invesco, Mr. Kirby held various positions in commercial real estate management. Mr. Kirby is a Certified Property Manager® (CPM) and has served on the Executive Council of the Dallas Chapter of the Institute of Real Estate Management (IREM). Mr. Kirby earned a B.S. in Civil Engineering from the University of Texas at Austin.

T. Gregory Kraus. Mr. Kraus has served as our Vice President—Transactions since January 2019 and is a member of the Invesco Real Estate Income Trust Inc. Steering Committee. Mr. Kraus has over 35 years of real estate experience. Mr. Kraus has served as Invesco Real Estate’s Head of Transactions since 2021 and Head of Acquisitions prior to that. Mr. Kraus has served on the Invesco Real Estate Investment Committee since 2008, the North American Executive Committee since 2003, and the Direct Management Committee since 2008. Prior to joining Invesco Real Estate in 2000, Mr. Kraus held various positions with the Harberg-Masinter Company, Crescent Real Estate Equities Company, the L&B Group and its predecessor company Lehndorff USA, Ltd., Hall Financial Group and Southland Financial Corporation. Mr. Kraus earned a B.B.A. from Southern Methodist University.

Akbar A. Dosani. Mr. Dosani has served as our Portfolio Manager since March 2023. He has served as a Director of Portfolio Management at Invesco Real Estate since June 2020 and previously served as an Associate Director in Real Estate Acquisitions from June 2018 to May 2020. Prior to joining Invesco, Mr. Dosani spent time working in oil & gas investment banking, where he participated in capital markets and merger & acquisitions transactions. He also worked as a Certified Public Accountant (CPA) on mergers & acquisitions deal advisory transactions and audit engagements. Mr. Dosani earned a B.S in Accounting from the University of Southern California and an M.B.A. from the University of Texas at Austin. He is also a licensed CPA in the State of California.

Darin D. Turner. Mr. Turner has served as our Portfolio Manager since March 2023. He has served as Managing Director and Chief Investment Officer for Invesco’s Listed Real Assets team since August 2022. In this role, his current duties include fundamental and securities research on real asset securities. Mr. Turner joined Invesco in 2005 as an acquisitions analyst and later served as an associate portfolio manager for Invesco Real Estate’s US Value Added Strategies, focusing primarily on structured investments. Prior to joining the firm, he was a financial analyst in the corporate finance group of ORIX Capital Markets, where he was responsible for the daily evaluation of a fixed income portfolio, including CMBS, CDOs, and credit-linked notes. Additionally, he was responsible for executing a high yield repurchase facility and a leveraged loan swap agreement and implementing specific portfolio fixed income hedging strategies. Mr. Turner has been in the investment industry since 2003. Mr. Turner earned a B.B.A. in Finance from Baylor University, an M.S. in Real Estate from the University of Texas at Arlington, and an M.B.A. specializing in investments from Southern Methodist University.

Committees of the Board of Directors

Our entire board of directors is responsible for supervising our business. However, pursuant to our charter, our board of directors may delegate some of its powers to one or more committees as deemed appropriate by the board of directors, provided that each committee consists of at least a majority of independent directors. Members of each committee are appointed by our board of directors.

Audit Committee. Our board of directors has established an audit committee, which consists of Messrs. Forson, Kelly, Rowsey, and Nixon. Mr. Forson serves as the chairperson of the audit committee and qualifies as an “audit committee financial expert” as that term is defined by the SEC. The SEC has determined that the audit committee financial expert designation does not impose on a person with that designation any duties, obligations or liability that are greater than the duties, obligations or liability imposed on such person as a member of the audit committee of the board of directors in the absence of such designation. The audit committee assists the board of directors in overseeing:

•	our accounting and financial reporting processes;

•	the integrity and audits of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent auditors; and

•	the performance of our internal and independent auditors.

In addition, the audit committee selects the independent auditors to audit our annual financial statements and reviews with the independent auditors the plans and results of the audit engagement. The audit committee also approves the audit and non-audit services provided by the independent public accountants and the fees we pay for these services.

The board of directors has adopted procedures for the processing of complaints relating to accounting, internal control and auditing matters. The audit committee oversees the review and handling of any complaints submitted pursuant to such procedures and of any whistleblower complaints.

Corporate Governance

Code of Conduct. We have adopted a Code of Conduct that applies to all of our directors, officers and employees (if any), and to all of the officers and employees of the Adviser deemed to be within the scope of the Code of Conduct in light of the services they provide, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions while they are performing services for us. Our Code of Conduct, as it relates to those also covered by Invesco’s code of conduct, operates in conjunction with, and in addition to, Invesco’s code of conduct. Our Code of Conduct is designed to comply with SEC regulations relating to codes of conduct and ethics.

Corporate Governance Guidelines. We have also adopted corporate governance guidelines to advance the functioning of our board of directors, the audit committee and any other committees of our board of directors and to set forth our board of directors’ expectations as to how it and they should perform its and their respective functions.

Compensation of Directors

We compensate each of our independent directors with an annual retainer of $75,000, plus an additional retainer of $15,000 to the chairperson of our audit committee. We pay this compensation in quarterly installments, with 75% of each such quarterly installment paid in cash and the remaining 25% of each installment paid in grants of shares of our Class E common stock based on the then-current per share transaction price of our Class E shares at the time of grant. Prior to the commencement of this offering, the remaining 25% of the compensation was paid in grants of shares of our Class N common stock. Stock grants will vest immediately upon the date of grant. We do not pay our directors additional fees for attending board meetings, but we reimburse each of our directors for actual and reasonable out-of-pocket expenses incurred in attending board and committee meetings (including, but not limited to, the cost of airfare, hotel and food). Our directors who are affiliated with Invesco or the Adviser do not receive additional compensation for serving on the board of directors or committees thereof. The shares of stock granted to our independent directors are granted pursuant to the terms and conditions of our equity incentive plan, which has been adopted by our board of directors and approved by our stockholders. We exchanged all shares of Class N common stock held by our directors into shares of our Class E common stock at the commencement of this offering.

Executive Compensation

We are externally managed and do not have any employees. Our executive officers are employees of the Adviser or one or more of its affiliates. Our Advisory Agreement provides that the Adviser is responsible for managing our investment activities. As a result, our executive officers do not receive any cash compensation from us or any of our subsidiaries for serving as our executive officers but, instead, receive compensation from the Adviser or its affiliates. In addition, we do not reimburse the Adviser for compensation it pays to our executive officers. The Advisory Agreement does not require our executive officers to dedicate a specific amount of time to fulfilling the Adviser’s obligations to us under the Advisory Agreement. Accordingly, the Adviser cannot identify the portion of the compensation it awards to our executive officers that relates solely to such executives’ services to us, as the Adviser does not compensate its employees specifically for such services. Furthermore, we do not have employment agreements with our executive officers; we do not provide pension or retirement benefits, perquisites or other personal benefits to our executive officers; our executive officers have not received any nonqualified deferred compensation; and we do not have arrangements to make payments to our executive officers upon their termination or in the event of a change in control of us.

Although we do not pay our executive officers any cash compensation, we pay the Adviser the fees described under the heading “—The Advisory Agreement.”

The Adviser and Invesco Real Estate

We are externally managed by our Adviser, Invesco Advisers, Inc. The Adviser is an indirect, wholly-owned subsidiary of Invesco, and the registered investment adviser for Invesco Real Estate.

Invesco Real Estate is the real estate investment center of Invesco, a global investment manager with $1.4 trillion in assets under management as of December 31, 2022. Invesco Real Estate is one of the largest real estate investment managers in the world, with $89.3 billion in assets under management as of September 30, 2022. Invesco Real Estate was established in 1983 and, over its 40-year history, has expanded to 586 employees operating across 22 offices in 16 countries worldwide. Invesco Real Estate offers private and public real estate strategies across the entire risk-return spectrum, including debt and equity structures.

The Adviser will utilize the personnel and global resources of Invesco Real Estate to provide investment management services to us pursuant to the Advisory Agreement. The Adviser has contractual and fiduciary responsibilities to us pursuant to the Advisory Agreement and our stockholders and is responsible for sourcing, evaluating and monitoring our investment opportunities and making decisions related to the acquisition, management, financing and disposition of our assets, in accordance with our investment objectives, guidelines, policies and limitations, subject to oversight by our board of directors. We or the Adviser may retain other service providers in connection with our operations, including, without limitation, administration, legal and accounting support.

Invesco Real Estate Investment Committee

As discussed in “Investment Objectives and Strategies,” our investment guidelines delegate to the Adviser authority to execute acquisitions and dispositions of investments in properties and real estate-related securities, in each case so long as such acquisitions and dispositions are consistent with the investment guidelines adopted by our board of directors and do not violate any of the investment limitations set forth in our charter. The Investment Committee of Invesco Real Estate is responsible for approving all acquisitions and dispositions of properties on behalf of the Adviser. The Investment Committee is comprised of senior Invesco Real Estate professionals from various real estate disciplines. The members of the Investment Committee and their respective positions with Invesco Real Estate are as follows:

Name	Position
William C. Grubbs, Jr. (Chair)	Managing Director, Chief Investment Officer, North America
Chase A. Bolding	Managing Director, Portfolio Manager
Peter Feinberg	Managing Director, Portfolio Manager
Jay P. Hurley	Managing Director, Portfolio Manager – Value-Add Funds
Michael C. Kirby	Managing Director, Director of U.S. Asset Management
T. Gregory Kraus	Managing Director, Director of Transactions
Stephanie Holder	Managing Director, Dispositions Officer
Kevin Pirozzoli	Managing Director
Teresa Zien	Managing Director

For information concerning the background of Messrs. Bolding, Kirby and Kraus, see “—Directors and Executive Officers” and “—Additional Officers” above. Information concerning the background of the remainder of the individuals named in the chart above is set forth below.

William C. Grubbs, Jr. Mr. Grubbs has 32 years of real estate experience. Mr. Grubbs is a Managing Director and Chief Investment Officer, North America for Invesco Real Estate, with responsibility for fund management for the U.S. direct real estate group. In this role, he serves as the lead portfolio manager for Invesco’s U.S. Core strategy. In addition, Mr. Grubbs has served as a member of the Investment Committee since 2008 and as the Chairperson of the Investment Committee since 2019. Prior to joining Invesco Real Estate in 2005, Mr. Grubbs served with the investment firm of Bailard, Biehl & Kaiser (BB&K), (San Francisco Bay Area), where he directed BB&K’s real estate investment program for six years. While at BB&K, Mr. Grubbs served as the President and Chief Operating Officer of the BB&K Real Estate Investment Trust, Inc. (BB&K REIT), an open-end commingled private real estate equity fund with a value-added acquisition strategy. Prior to joining BB&K, Mr. Grubbs held various positions in real estate development, portfolio management and finance with Prudential located in San Francisco, worked for Deloitte & Touche LLP as an associate consultant, and served on the staff of U.S. Senator William Armstrong (Colorado). Mr. Grubbs is a member of Pension Real Estate Association (PREA) and a full member of the Urban Land Institute. Mr. Grubbs earned a B.S. from Colorado State University and an M.B.A. from the University of Michigan.

Peter Feinberg. Mr. Feinberg currently heads Invesco Real Estate’s Portfolio Management for Separately Managed Accounts and has served as Portfolio Manager, managing several funds and separate account portfolios, and as a member of its Investment Committee, Investment Strategy Group and Management Committee since joining Invesco Real Estate in 2010. Prior to joining Invesco, Mr. Feinberg held various positions at RREEF for 21 years, including as Head of Portfolio Management and Head of Dispositions in the Americas and as an Acquisitions Officer, as well as serving on its Management and Investment Committees. Prior to RREEF, Mr. Feinberg served as a Senior Tax Consultant with KPMG. Mr. Feinberg earned a B.A. from Dartmouth College and an M.B.A. from the Stern School of Business at New York University.

Jay P. Hurley. Mr. Hurley is a Managing Director for Invesco Real Estate and has served as Portfolio Manager for Invesco Real Estate’s series of U.S. closed-end, high return funds since 2005. Mr. Hurley is also currently a member of Invesco Real Estate’s equity and structured products Investment Committees, North American Direct Executive Committee and on the leadership team of Invesco Real Estate’s Investment Strategy Group. Mr. Hurley began his investment career in 1987 and joined Invesco Real Estate in 1995. Mr. Hurley served as a member of Invesco Real Estate’s Acquisition Group from 1995 to 2000, where he originated both wholly-owned core investments and structured value-add transactions nationally. Additionally, Mr. Hurley has previously served as Invesco Real Estate’s Director of Dispositions and Director of Investment Analytics. Prior to joining Invesco Real Estate in 1995, Mr. Hurley served in production positions with both Amstar Group, LLC and Citicorp Real Estate, Inc. Mr. Hurley has over 30 years of real estate transactional and portfolio management experience encompassing a broad range of product types and investment strategies. He is a full member of the Urban Land Institute (ULI). Mr. Hurley earned a B.S. in Civil Engineering from the University of Texas at Austin and an M.B.A. from Southern Methodist University.

Stephanie Holder. Ms. Holder has served as the Head of Dispositions and Financing for Invesco Real Estate since 2019 and currently is as a member of Invesco’s Investment Committee. Ms. Holder has served as a member of the Dispositions Group from 2009 to 2019, previously focused on the sales process of assets within Invesco Real Estate’s portfolio. Ms. Holder served in Invesco Real Estate’s Acquisitions Group from 2008 to 2009. Prior to joining Invesco Real Estate in 2008, Ms. Holder served as an analyst for Lincoln Property Company, where she worked on the Invesco account, valuing existing Invesco assets managed by Lincoln Property Company. Ms. Holder earned a B.B.A. in Real Estate Finance and an M.B.A. from Southern Methodist University.

Kevin Pirozzoli. Mr. Pirozzoli has served as Invesco Real Estate’s Managing Director of Asset Management and Regional Investment Manager for Invesco Real Estate’s West Coast region since October 2018 and is a member of the North America Equity Investment Committee. Mr. Pirozzoli joined Invesco Real Estate in 2012, where he served as the investment manager covering the Bay Area and Pacific Northwest markets. He continues to oversee a small portfolio of retail, office and life science investments within the San Francisco, Seattle and San Diego markets. Prior to joining Invesco Real Estate, Mr. Pirozzoli spent over six years as an asset manager at Morgan Stanley Real Estate, where he had responsibility for over nine million square feet of commercial real estate along the West Coast on behalf of their core, opportunistic and separate account platforms. Mr. Pirozzoli earned a B.A. in Economics from University of California at Davis.

Teresa Zien. Ms. Zien has served as Invesco Real Estate’s Managing Director since 2017, overseeing the capital markets activities for the Invesco Real Estate Structured Investments group. Prior to joining Invesco Real Estate in 2017, Ms. Zien served as the Chief Operating Officer of Colony Mortgage Capital, LLC, where she oversaw the day-to-day operations of the business. Prior to Colony, Ms. Zien served as a Director in the asset finance- commercial real estate group of Credit Suisse, where she oversaw all U.S. CMBS securitizations and commercial real estate warehouse facilities. Prior to Credit Suisse, Ms. Zien served as a Director at Citigroup in the CMBS and real estate finance group. Ms. Zien earned a B.S. from the University of Pennsylvania and holds the Chartered Financial Analyst® (CFA®) designation.

Invesco Real Estate Income Trust Inc. Steering Committee

The Invesco Real Estate Income Trust Inc. steering committee is comprised of senior Invesco Real Estate professionals. The Steering Committee provides advice in the development and implementation of our strategic plan, including risk-return targets, use of leverage, sector and asset allocation factors, geographic diversification considerations and other investment process and policy matters, subject in each case to the authority reserved to our board of directors pursuant to our charter and the specific roles and responsibilities of our Adviser and the Invesco Real Estate Investment Committee. The Steering Committee will meet at least annually and as needed for major strategic decisions.

The members of the Steering Committee and their respective positions with Invesco Real Estate are as follows:

Name	Position
T. Gregory Kraus (Chair)	Managing Director, Director of Transactions
R. Scott Dennis	Managing Director and Chief Executive Officer
Bert J. Crouch	Managing Director, Head of North America
Peter Feinberg	Managing Director, Portfolio Manager
Nicholas G. Buss	Managing Director, Strategic Analytics, North America
Chase A. Bolding	Managing Director, Portfolio Manager
Stephanie Holder	Managing Director, Dispositions Officer
Perry Chudnoff	Managing Director, Asset Management, Regional Investment Manager

For information concerning the background of Messrs. Kraus, Dennis, Crouch, Feinberg, and Bolding and Ms. Holder, see “—Directors and Executive Officers,” “—Additional Officers” and “—The Adviser and Invesco Real Estate—Invesco Real Estate Investment Committee” above. Information concerning the background of the remainder of the individuals named in the chart above is set forth below.

Nicholas G. Buss. Mr. Buss is a Managing Director of Strategic Analytics at Invesco Real Estate. He is responsible for providing research leadership to advance Invesco Real Estate’s performance by delivering products, services and tools that guide firm-wide investment strategy. In this role, he works closely with investment teams and portfolio managers to develop focused sector and regional strategies. Mr. Buss participates on the North American Investment Strategy Group and sits on the steering committees for a number of Invesco Real Estate’s open-ended fund products and separate account mandates. He also takes an active role in several outside real estate industry groups. Mr. Buss began his investment career in 1993 and joined Invesco Real Estate in 2006. Prior to joining Invesco, Mr. Buss spent 11 years with The PNC Financial Services Group, where he was a senior vice president/group manager of the real estate research & valuations group. He earned a Ph.D. in Economic Geography & Regional Science from the University of Illinois, an M.A. in Geography from West Virginia University and a B.A. in Economics & Geography from Portsmouth University (England).

Perry Chudnoff. Mr. Chudnoff joined Invesco Real Estate as a Transaction Analyst in 2010, supporting the Northeast Acquisitions team, and since 2016 has served as the Regional Investment Manager, leading the Asset Management team for the East Region. Prior to joining Invesco Real Estate, Mr. Chudnoff was employed by AION Partners, a real estate private equity firm in New York City, where he focused on underwriting new equity investments and served as an asset manager on several properties in the firm’s portfolio. Mr. Chudnoff also served as a member of JPMorgan’s Commercial Mortgage Backed Securities group in Los Angeles, where he assisted in the origination of fixed and floating-rate mortgages backed by various property types including multifamily, retail, office, industrial, hotel, self-storage and manufactured housing. Mr. Chudnoff earned a B.B.A. from Emory University’s Goizueta Business School and an M.B.A. from the UCLA Anderson School of Management.

The Advisory Agreement

Our board of directors at all times has oversight and policy-making authority, including responsibility for governance, financial controls, compliance and disclosure with respect to our company and the Operating Partnership. Pursuant to the Advisory Agreement, our board of directors has delegated to the Adviser the authority to source, evaluate and monitor our investments and make decisions related to the acquisition, management, financing and disposition of our assets, in accordance with our investment objectives, strategies, guidelines, policies and limitations, subject to oversight by our board of directors. The Adviser utilizes the personnel and global resources of Invesco Real Estate to provide investment management services to us pursuant to the Advisory Agreement, and we believe that Invesco Real Estate currently has sufficient staff and resources so as to be capable of fulfilling the duties set forth in the Advisory Agreement. Set forth below is a summary of certain terms of the Advisory Agreement. For the complete terms of the Advisory Agreement, we refer you to the Advisory Agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Services

Pursuant to the terms of the Advisory Agreement, the Adviser is responsible for, among other things:

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serving as an advisor to us and the Operating Partnership with respect to the establishment and periodic review of our investment guidelines and our and the Operating Partnership’s investments, financing activities and operations;

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sourcing, evaluating and monitoring our and Operating Partnership’s investment opportunities and executing the acquisition, management, financing and disposition of our and Operating Partnership’s assets, in accordance with our investment objectives, strategies, guidelines, policies and limitations, subject to oversight by our board of directors;

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with respect to prospective acquisitions, purchases, sales, exchanges or other dispositions of investments, conducting negotiations on our and Operating Partnership’s behalf with sellers, purchasers, and other counterparties and, if applicable, their respective agents, advisors and representatives, and determining the structure and terms of such transactions;

•	providing us with portfolio management and other related services;

•	serving as our advisor with respect to decisions regarding any of our financings, hedging activities or borrowings; and

•	engaging and supervising, on our and Operating Partnership’s behalf and at our and the Operating Partnership’s expense, various service providers.

The above summary is provided to illustrate the material functions which the Adviser will perform for us and it is not intended to include all of the services which may be provided to us by the Adviser or third parties.

Term and Termination Rights

The term of the Advisory Agreement is for one year, subject to renewals by our board of directors for an unlimited number of successive one-year periods. Our independent directors evaluate the performance of the Adviser before renewing the Advisory Agreement. The Advisory Agreement may be terminated:

•	immediately by us (1) for “cause,” or (2) upon the bankruptcy of the Adviser;

•	immediately by the Adviser upon a change of control (as defined in the Advisory Agreement) of our company or the Operating Partnership;

•	upon 60 days’ written notice by us without cause or penalty upon the vote of a majority of our independent directors; or

•	upon 60 days’ written notice by the Adviser.

“Cause” is defined in the Advisory Agreement to mean fraud, criminal conduct, willful misconduct or willful or negligent breach of fiduciary duty by the Adviser under the Advisory Agreement.

In the event the Advisory Agreement is terminated, the Adviser will be entitled to receive its prorated management fee through the date of termination. In addition, upon the termination or expiration of the Advisory Agreement, the Adviser will cooperate with us and take all reasonable steps requested to assist our board of directors in making an orderly transition of the advisory function.

Management Fee, Performance Participation and Expense Reimbursements

Management Fee. As compensation for its services provided pursuant to the Advisory Agreement, we pay the Adviser a management fee equal to 1.0% of NAV for our Class T shares, Class S shares, Class D shares and Class I shares per annum payable monthly, plus commencing January 16, 2030, 1.0% of NAV of shares of Class N common stock, per annum payable monthly, plus 1.0% per annum payable monthly of the total consideration received by us or our affiliates for selling Interests to third-party investors, net of up-front fees and expense reimbursements payable out of gross sale proceeds from the sale of such Interests and net of any proceeds from any loans secured directly or indirectly by the DST Properties, and subject to the FMV Option with respect to each DST Property. We will not pay a management fee with respect to the Class E shares.

Additionally, to the extent that the Operating Partnership issues Operating Partnership units to parties other than us or the Adviser, the Operating Partnership will pay the Adviser a management fee equal to 1.0% of the NAV of the Operating Partnership attributable to Class T, Class S, Class D and Class I units of the Operating Partnership not held by us or the Adviser per annum. The Operating Partnership will not pay the Adviser a management fee with respect to any Class E units of the Operating Partnership. Commencing January 16, 2030, the ten-year anniversary of the commencement of our private offering of Class N shares, the Operating Partnership will pay the Adviser a monthly management fee equal to 1.0% of the NAV of the Operating Partnership attributable to Class N units of the Operating Partnership not held by us or the Adviser per annum.

In calculating our management fee, we will use our NAV before giving effect to accruals for the management fee, performance participation allocation, stockholder servicing fees or distributions payable on our shares. Notwithstanding the foregoing, the value of our investments in Affiliated Funds will be excluded from our NAV and the NAV of the Operating Partnership for purposes of calculating the management fees.

The Adviser may elect to receive its management fee in cash, shares of our Class I or Class E common stock or Class I or Class E units of the Operating Partnership. See “Compensation—Management Fee.”

Performance Participation. So long as the Advisory Agreement has not been terminated, the Special Limited Partner will hold a performance participation interest in the Operating Partnership that entitles it to receive an allocation from the Operating Partnership equal to (1) with respect to all Operating Partnership units other than Class N Operating Partnership units and Class E Operating Partnership units, 12.5% of the Total Return, subject to a 6.0% Hurdle Amount and a High Water Mark, with a Catch-Up, and (2) with respect to Class N Operating Partnership units, 10.0% of the Class N Total Return, subject to a 7.0% Class N Hurdle Amount and a Class N High Water Mark, with a Catch-Up (each of the foregoing terms as defined under “Summary of The Operating Partnership Agreement—Special Limited Partner Interest”).

Organization and Offering Expense Reimbursement. The Adviser advanced all of our organization and offering expenses on our behalf (including legal, accounting, printing, mailing, subscription processing and filing fees and expenses, due diligence expenses of participating broker-dealers supported by detailed and itemized invoices, costs in connection with preparing sales materials, design and website expenses, fees and expenses of our transfer agent, fees to attend retail seminars sponsored by participating broker-dealers and reimbursements for customary travel, lodging, and meals, but excluding selling commissions, dealer manager fees and stockholder servicing fees) through December 31, 2022. As of December 31, 2022, the Adviser had incurred organization and offering expenses of $2.4 million on our behalf in connection with our private offerings, and organization and offering expenses of $4.4 million on our behalf in connection with this public offering. We will reimburse the Adviser for all of the foregoing advanced expenses ratably over the 60 months following the earlier of (1) the date that our aggregate NAV is at least $1.0 billion and (2) December 31, 2023. Beginning January 1, 2023, we reimburse the Adviser for any organization and offering expenses that it incurs on our behalf as and when incurred. Pursuant to the Advisory Agreement, the cumulative selling commissions, dealer manager fees, stockholder servicing fees and other organization and offering expenses paid by us in connection with this offering may not exceed 15% of gross proceeds from the sale of shares of our common stock in this offering.

Additionally, we reimburse the Adviser for any organization and offering expenses related to the DST Program that exceed $825,000 in the aggregate.

Operating Expense Reimbursement. The Adviser advanced all of our operating expenses (excluding the organizational and offering expenses discussed above) on our behalf through December 31, 2022, totaling $5.5 million. We have and will continue to reimburse the Adviser for such advanced expenses ratably in monthly installments of approximately $107,000, which such installments were paid from January 2022 through September 2022 and will recommence following the earlier to occur of (1) the date that our aggregate NAV is at least $1.0 billion and (2) December 31, 2023, subject to the limitations described below under “—Reimbursement by the Adviser.”

We reimburse the Adviser, subject to the limitations described below under “—Reimbursement by the Adviser,” for all costs and expenses of the Adviser and its affiliates incurred on our behalf (excluding the organizational and offering expenses discussed above), provided that the Adviser will be solely responsible for any expenses related to any personnel of the Adviser who provide investment advisory services to us pursuant to the Advisory Agreement (including each of our executive officers and any directors who are also directors, officers or employees of the Adviser or any of its affiliates), including, without limitation, salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans of such personnel, and costs of insurance with respect to such personnel. Without limiting the generality of the foregoing, such costs and expenses eligible for reimbursement include, without limitation, (1) the actual cost of goods and services used by us and obtained from third parties, including fees paid to administrators, consultants, attorneys, technology providers and other services providers, and brokerage fees paid in connection with the purchase and sale of investments and securities, (2) expenses of managing and operating our properties, whether payable to an affiliate or a non-affiliated person, (3) expenses in connection with the selection and acquisition of properties and real estate-related securities, whether or not such investments are acquired, (4) the compensation and expenses of our directors, (5) expenses relating to compliance-related matters and regulatory filings relating to our activities (including, without limitation, expenses relating to the preparation and filing of Form ADV, any reports to be filed with the CFTC, and any other reports, disclosures, or other regulatory filings of the Adviser and its affiliates relating to our activities (including our pro rata share of the costs of the Adviser and its affiliates of regulatory expenses that relate to us and Other Invesco Accounts)), and (6) all fees, costs and expenses of non-investment advisory services rendered to us by the Adviser or its affiliates in accordance with terms of the Advisory Agreement, including, without limitation, salaries and the cost of employee benefit plans and insurance with respect to personnel of the Adviser.

Reimbursement by the Adviser. The Adviser will reimburse us for any expenses that cause our Total Operating Expenses (defined below) in any four consecutive fiscal quarters to exceed the greater of: (1) 2% of our Average Invested Assets (defined below) and (2) 25% of our Net Income (defined below). Notwithstanding the foregoing, to the extent that our Total Operating Expenses exceed these limits and the independent directors determine that the excess expenses were justified based on unusual and nonrecurring factors that they deem sufficient, the Adviser would not be required to reimburse us. Within 60 days after the end of any fiscal quarter for which our Total Operating Expenses for the four consecutive fiscal quarters then ended exceed these limits and our independent directors approve such excess amount, we will include such information in our next quarterly report on Form 10-Q or in a current report on Form 8-K filed with the SEC, together with an explanation of the factors our independent directors considered in arriving at the conclusion that such excess expenses were justified. In addition, our independent directors will review at least annually the total fees and expense reimbursements for operating expenses paid to the Adviser and the Special Limited Partner to determine if they are reasonable in light of our performance, our net assets and our net income and the fees and expenses of other comparable unaffiliated REITs. Each such determination will be recorded in the minutes of a meeting of the independent directors. For purposes of these limits:

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“Total Operating Expenses” are all costs and expenses paid or incurred by us, as determined under GAAP, including the management fee and the performance participation, but excluding: (1) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and listing of our capital stock, (2) property-level expenses incurred at each property, (3) interest payments, (4) taxes, (5) non-cash expenditures such as depreciation, amortization and bad debt reserves, (6) incentive fees paid in compliance with our charter, (7) acquisition fees and acquisition expenses related to the selection and acquisition of assets, whether or not a property is actually acquired, (8) real estate commissions on the sale of property and (9) other fees and expenses connected with the acquisition, disposition and ownership of real estate interests, mortgage loans or other property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property).

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“Average Invested Assets” means, for any period, the average of the aggregate book value of our assets, invested, directly or indirectly, in equity interests in and loans secured by real estate, including all properties, mortgages and real estate-related securities and consolidated and unconsolidated joint ventures or other partnerships, before deducting depreciation, amortization, impairments, bad debt reserves or other non-cash reserves, computed by taking the average of such values at the end of each month during such period.

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“Net Income” means, for any period, total revenues applicable to such period, less the total expenses applicable to such period other than additions to, or allowances for, non-cash charges such as depreciation, amortization, impairments and reserves for bad debt or other similar non-cash reserves.

Independent Directors’ Review of Compensation. Our independent directors will evaluate at least annually whether the compensation that we contract to pay to the Adviser is reasonable in relation to the nature and quality of services performed and that such compensation is within the limits prescribed by our charter. Our independent directors will supervise the performance of the Adviser and the compensation we pay to it to determine that the provisions of the Advisory Agreement are being carried out. This evaluation will be based on the factors set forth below, as well as any other factors deemed relevant by the independent directors:

•	the amount of fees paid to the Adviser in relation to the size, composition and performance of our investments;

•	the success of the Adviser in generating investments that meet our investment objectives;

•	rates charged to other externally advised REITs and other similar investment entities by advisors performing similar services;

•	additional revenues realized by the Adviser and its affiliates through their advisory relationship with us (including the performance participation allocation paid to the Special Limited Partner);

•	the quality and extent of the services and advice furnished by the Adviser;

•	the performance of the assets, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations; and

•	the quality of our portfolio in relationship to the investments generated by the Adviser for its own account.

Limited Liability and Indemnification of Directors, Officers, the Adviser and Other Agents

Our organizational documents generally limit the personal liability of our stockholders, directors and officers for monetary damages and require us to indemnify and advance expenses to our directors, officers and other agents subject to the limitations of the NASAA REIT Guidelines and Maryland law. Maryland law permits a corporation to include in its charter a provision limiting the liability of directors and officers to the corporation and its stockholders for money damages, except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment and which is material to the cause of action. The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL allows directors and officers to be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred in connection with a proceeding unless the following can be established:

•	an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. The MGCL permits a corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

In addition to the above limitations of the MGCL, our charter provides that our directors, the Adviser and any of our or the Adviser’s affiliates may be indemnified for losses or liability suffered by them or held harmless for losses or liability suffered by us only if all of the following conditions are met:

•	the indemnitee determined, in good faith, that the course of conduct which caused the loss or liability was in our best interest;

•	the indemnitee was acting on our behalf or performing services for us;

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in the case of affiliated directors, the Adviser or any of our or the Adviser’s affiliates, the liability or loss was not the result of negligence or misconduct by the party seeking indemnification; and

•	in the case of our independent directors, the liability or loss was not the result of gross negligence or willful misconduct by the party seeking indemnification.

In addition, any indemnification or any agreement to hold harmless is recoverable only out of our net assets and not from our stockholders.

Our charter also provides that we may not provide indemnification to a director, the Adviser or any of our or the Adviser’s affiliates for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the party seeking indemnification;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to such party; or

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a court of competent jurisdiction approves a settlement of the claims against such party and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which our securities were offered or sold as to indemnification for violations of securities laws.

Finally, our charter provides that we may pay or reimburse reasonable legal expenses and other costs incurred by our directors, the Adviser and any of our or the Adviser’s affiliates in advance of final disposition of a proceeding only if all of the following are satisfied:

•	the proceeding relates to acts or omissions with respect to the performance of duties or services on our behalf;

•	the indemnitee provides us with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification;

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the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement; and

•

the indemnitee provides us with a written agreement to repay the amount paid or reimbursed, together with the applicable legal rate of interest thereon, if it is ultimately determined that he or she did not comply with the requisite standard of conduct and is not entitled to indemnification.

The general effect to investors of any arrangement under which any of our controlling persons, directors or officers are insured or indemnified against liability is a potential reduction in distributions resulting from our payment of premiums, deductibles and other costs associated with such insurance or, to the extent any such loss is not covered by insurance, our payment of indemnified losses. In addition, indemnification could reduce the legal remedies available to us and our stockholders against the indemnified individuals; however, this provision does not reduce the exposure of our directors and officers to liability under federal or state securities laws, nor does it limit our stockholder’s ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us or our stockholders, although the equitable remedies may not be an effective remedy in some circumstances. For the complete terms of our charter, we refer you to our charter, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

The SEC and certain state regulators take the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable.

The Operating Partnership must also indemnify us and our directors and officers and other persons we may designate against damages and other liabilities in our capacity as general partner of the Operating Partnership.

Determinations by Our Board of Directors

Our charter contains a provision that clarifies the authority of our board of directors to manage our business and affairs. This provision enumerates certain matters and states that the determination as to any such enumerated matters made by or pursuant to the direction of our board of directors (consistent with our charter) is final and conclusive and binding upon us and our stockholders. This provision does not alter the duties our board of directors owes to us or our stockholders pursuant to our charter and under Maryland law. Further, it would not restrict the ability of a stockholder to challenge an action by our board of directors which was taken in a manner that is inconsistent with our charter or the directors’ duties under Maryland law or which did not comply with the requirements of the provision.

Legal Proceedings

Neither we nor the Adviser is currently involved in any material litigation. As a registered investment advisor, the Adviser may be examined periodically by the SEC.

COMPENSATION

We pay the Adviser, the Special Limited Partner, the Dealer Manager and their affiliates the fees and expense reimbursements described below in connection with performing services for us.

We do not intend to pay the Adviser or its affiliates any separate fees for property acquisitions, dispositions, financings (except interest and other payments to the lender in cases where the lender is an affiliate of the Adviser) or development, or adopt a long-term incentive plan, although our charter permits us to do so, subject to certain limitations. We do, however, reimburse the Adviser and its affiliates for out-of-pocket and other expenses related to the foregoing activities to the extent such expenses are paid by the Adviser.

Type of Compensation and Recipient	Determination of Amount	Estimated Amount
Organization and Offering Activities
Upfront Selling Commissions and Dealer Manager Fees—The Dealer Manager (1)(2)

The Dealer Manager is entitled to receive upfront selling commissions of up to 3.0%, and upfront dealer manager fees of 0.5%, of the transaction price of each Class T share sold in the primary offering, however such amounts may vary at certain participating broker-dealers provided that the sum will not exceed 3.5% of the transaction price. The Dealer Manager is entitled to receive upfront selling commissions of up to 3.5% of the transaction price of each Class S share sold in the primary offering. The Dealer Manager may be entitled to receive upfront selling commissions of up to 1.5% of the transaction price of each Class D share sold in the primary offering. The Dealer Manager anticipates that all or a portion of the upfront selling commissions and dealer manager fees will be retained by, or reallowed (paid) to, participating broker-dealers.

No upfront selling commissions or dealer manager fees are paid with respect to purchases of Class I shares or Class E shares or shares of any class sold pursuant to our distribution reinvestment plan.

The actual amount will depend on the number of Class T, Class S and Class D shares sold. Aggregate upfront selling commissions will equal approximately $37.2 million if we sell the maximum amount in our primary offering, and aggregate dealer manager fees will equal approximately $2.3 million if we sell the maximum amount in our primary offering, assuming payment of the full upfront selling commissions and dealer manager fees (with a split for Class T shares of 3.0% and 0.5%, respectively), that 20%, 20% and 20% of our offering proceeds are from the sale of each of Class T, Class S and Class D shares, respectively.

Stockholder Servicing Fees— The Dealer Manager (2)(3)	Subject to FINRA limitations on underwriting compensation, we pay the Dealer Manager selling commissions over time as	Actual amounts depend upon the per share NAV of our Class T shares, Class S shares and Class D shares, the number of Class T

Type of Compensation and Recipient	Determination of Amount	Estimated Amount

stockholder servicing fees for ongoing services rendered to stockholders by participating broker- dealers or broker-dealers servicing investors’ accounts, referred to as servicing broker-dealers:

•  with respect to our outstanding Class T shares equal to 0.85% per annum of the aggregate NAV of our outstanding Class T shares, consisting of a representative stockholder servicing fee of 0.65% per annum, and a dealer stockholder servicing fee of 0.20% per annum of the aggregate NAV of our outstanding Class T shares, however, with respect to Class T shares sold through certain participating broker-dealers, the representative stockholder servicing fee and the dealer stockholder servicing fee may be other amounts, provided that the sum of such fees will always equal 0.85% per annum of the NAV of such shares;

•  with respect to our outstanding Class S shares equal to 0.85% per annum of the aggregate NAV of our outstanding Class S shares; and

•  with respect to our outstanding Class D shares equal to 0.25% per annum of the aggregate NAV of our outstanding Class D shares.

We do not pay a stockholder servicing fee with respect to our outstanding Class I shares or Class E shares.

The stockholder servicing fees are paid monthly in arrears. The Dealer Manager reallows (pays)

shares, Class S shares and Class D shares purchased and when such shares are purchased. For Class T shares, the stockholder servicing fees will equal approximately $3.9 million per annum if we sell the maximum amount. For Class S shares, the stockholder servicing fees will equal approximately $3.9 million per annum if we sell the maximum amount. For Class D shares, the stockholder servicing fees will equal approximately $1.2 million per annum if we sell the maximum amount. In each case, we are assuming that, in our primary offering, 20%, 20% and 20% of our offering proceeds are from the sale of each of Class T, Class S and Class D shares, respectively, that the NAV per share of our Class T, Class S and Class D shares remains constant at $25.00 and none of our stockholders participate in our distribution reinvestment plan.

Type of Compensation and Recipient	Determination of Amount	Estimated Amount
all or a portion of the stockholder servicing fees to participating broker-dealers and servicing broker-dealers for ongoing stockholder services performed by such broker-dealers and will waive stockholder servicing fees to the extent a broker-dealer is not eligible to receive it for failure to provide such services. Because the stockholder servicing fees are calculated based on our NAV for our Class T, Class S and Class D shares, they will reduce the NAV or, alternatively, the distributions payable, with respect to the shares of each such class, including shares issued under our distribution reinvestment plan.

We will cease paying the stockholder servicing fee with respect to any Class T share, Class S share or Class D share held in a stockholder’s account at the end of the month in which the Dealer Manager in conjunction with the transfer agent determines that total upfront selling commissions, dealer manager fees and stockholder servicing fees paid with respect to the shares held by such stockholder within such account would exceed, in the aggregate, 8.75% (or, in the case of Class T shares sold through certain participating broker-dealers, a lower limit as set forth in the applicable agreement between the Dealer Manager and a participating broker-dealer at the time such Class T shares were issued) of the gross proceeds from the sale of such shares (including the gross proceeds of any shares issued under our distribution reinvestment plan upon the reinvestment of distributions paid with respect thereto or with respect to any shares issued under

Type of Compensation and Recipient	Determination of Amount	Estimated Amount

our distribution reinvestment plan directly or indirectly attributable to such shares) (collectively, the “Fee Limit”). At the end of such month, each such Class T share, Class S share or Class D share will convert into a number of Class I shares (including any fractional shares), with an equivalent aggregate NAV as such share (the “Share Conversion”). Although we cannot predict the length of time over which the stockholder servicing fee will be paid due to potential changes in the NAV of our shares, this fee would be paid with respect to a Class T share (in the case of a limit of 8.75% of gross proceeds) or Class S share over approximately seven years from the date of purchase and with respect to a Class D share over approximately 30 years from the date of purchase, assuming payment of the full upfront selling commissions and dealer manager fees, opting out of the distribution reinvestment plan and a constant NAV of $25.00 per share.

In addition, we will cease paying the stockholder servicing fee on the Class T shares, Class S shares and Class D shares on the earlier to occur of the following: (1) a listing of Class I shares, (2) our merger or consolidation with or into another entity or the sale or other disposition of all or substantially all of our assets, in each case in a transaction in which our stockholders receive cash or securities listed on a national securities exchange, or (3) the date following the completion of the primary portion of this offering on which, in the aggregate, underwriting compensation from all sources in connection with this offering, including upfront selling

Type of Compensation and Recipient	Determination of Amount	Estimated Amount

commissions and dealer manager fees, the stockholder servicing fee and other underwriting compensation, is equal to 10% of the gross proceeds from our primary offering.

For a description of the services required from the participating broker-dealer or servicing broker-dealer, see the “Plan of Distribution—Underwriting Compensation—Stockholder Servicing Fees—Class T, Class S and Class D Shares.”

Organization and Offering Expense Reimbursement—The Adviser (4)	The Adviser advanced all of our organization and offering expenses on our behalf (including legal, accounting, printing, mailing, subscription processing and filing fees and expenses, due diligence expenses of participating broker-dealers supported by detailed and itemized invoices, costs in connection with preparing sales materials, design and website expenses, fees and expenses of our transfer agent, fees to attend retail seminars sponsored by participating broker-dealers and reimbursements for customary travel, lodging, and meals, but excluding upfront selling commissions and dealer manager fees and stockholder servicing fees) through December 31, 2022. We will reimburse the Adviser for all of the foregoing advanced expenses ratably over the 60 months following the earlier of (1) the date that our aggregate NAV is at least $1.0 billion and (2) December 31, 2023. As of December 31, 2022, the Adviser had incurred organization and offering expenses of $2.4 million on our behalf in connection with our private offerings, and organization and offering expenses of $4.4 million on our behalf in connection with this public offering.	We estimate our organization and offering expenses in connection with this offering to be approximately $20.23 million if we sell the maximum offering amount.

Type of Compensation and Recipient	Determination of Amount	Estimated Amount
Beginning January 1, 2023, we reimburse the Adviser for any organization and offering expenses that it incurs on our behalf as and when incurred. After the termination of the primary offering and again after termination of the offering under our distribution reinvestment plan, the Adviser has agreed to reimburse us to the extent that the organization and offering expenses that we incur exceed 15% of our gross proceeds from the applicable offering.

Investment Activities

Acquisition Expense Reimbursement —The Adviser (5)	We do not intend to pay the Adviser any acquisition, financing or other similar fees in connection with making investments. We do, however, reimburse the Adviser for out-of-pocket expenses incurred in connection with the selection and acquisition of properties and real estate-related securities, whether or not such investments are acquired, and make payments to third parties or certain of the Adviser’s affiliates in connection with making investments as described in “—Operational Activities—Fees from Other Services” below.	Actual amounts are dependent upon actual expenses incurred and, therefore, cannot be determined at this time.

Operational Activities

Management Fee—The Adviser (6)	We pay the Adviser a management fee equal to 1.0% of NAV for our Class T shares, Class S shares, Class D shares and Class I shares, per annum payable monthly, plus commencing January 16, 2030, 1.0% of NAV of shares of Class N common stock, per annum payable monthly, plus 1.0% per annum payable monthly of the total consideration received by the Company or its affiliate for selling Interests to third-party investors,	Actual amounts of the management fee depend upon our aggregate NAV. The management fee attributed to shares sold in this offering will equal approximately $18.8 million per annum if we sell the maximum amount, in each case, in our primary offering in the assumed percentages per share class set forth above, assuming that the NAV per share of each class of our common stock remains $25.00 and before giving

Type of Compensation and Recipient	Determination of Amount	Estimated Amount

net of up-front fees and expense reimbursements payable out of gross sale proceeds from the sale of such Interests and net of any proceeds from any loans secured directly or indirectly by the DST Properties, and subject to the FMV Option with respect to each DST Property. We will not pay the Adviser a management fee with respect to Class E shares.

Additionally, to the extent that the Operating Partnership issues Operating Partnership units to parties other than us or the Adviser, the Operating Partnership will pay the Adviser a monthly management fee equal to 1.0% of the NAV of the Operating Partnership attributable to Class T, Class S, Class D and Class I units of the Operating Partnership not held by us or the Adviser per annum. The Operating Partnership will not pay the Adviser a management fee with respect to any Class E units of the Operating Partnership. Commencing January 16, 2030, the ten-year anniversary of the commencement of our private offering of Class N shares, the Operating Partnership will pay the Adviser a management fee equal to 1.0% of the NAV of the Operating Partnership attributable to Class N units of the Operating Partnership not held by us or the Adviser per annum. We refer to these fees payable by our company and by the Operating Partnership collectively as the “management fee.”

Notwithstanding the foregoing, the value of our investments in Affiliated Funds will be excluded from our NAV and the NAV of the Operating Partnership for effect to any shares issued under our distribution reinvestment plan.

Type of Compensation and Recipient	Determination of Amount	Estimated Amount

purposes of calculating the management fee.

The management fee may be paid, at the Adviser’s election, in cash, shares of our Class I or Class E common stock, or Class I or Class E units of the Operating Partnership.

To the extent that the Adviser elects to receive any portion of its management fee in shares of our common stock or units of the Operating Partnership, we may repurchase such shares or units of the Operating Partnership from the Adviser at a later date, at a price per share or unit, as applicable, equal to the NAV per share as of the date of repurchase. Shares of our common stock and units of the Operating Partnership obtained by the Adviser in lieu of cash payment of the management fee will not be subject to the repurchase limits of our share repurchase plan or any Early Repurchase Deduction. The Operating Partnership will repurchase any such Operating Partnership units for cash unless our board of directors determines that any such repurchase for cash would be prohibited by applicable law or our charter, in which case such Operating Partnership units will be repurchased for shares of our common stock with an equivalent aggregate NAV.

The Adviser will have the option of exchanging any Class I or Class E shares of our common stock it obtains in lieu of cash payment of the management fee for an equivalent aggregate NAV amount of Class I, Class T, Class S, Class D, Class N or Class E shares of our common stock.

Type of Compensation and Recipient	Determination of Amount	Estimated Amount

Performance Participation Allocation —The Special Limited Partner

So long as the Advisory Agreement has not been terminated (including by means of non-renewal), the Special Limited Partner holds a performance participation interest in the Operating Partnership that entitles it to receive allocations from the Operating Partnership (in the form of cash or Class I or Class E Operating Partnership units, at the election of the Special Limited Partner) equal to (1) with respect to Class T, Class S, Class D and Class I Operating Partnership units, 12.5% of the Total Return, subject to a 6.0% Hurdle Amount and a High Water Mark, with a Catch-Up (each term as defined herein), and (2) with respect to Class N Operating Partnership units, 10.0% of the Class N Total Return, subject to a 7.0% Class N Hurdle Amount and a Class N High Water Mark, with a Catch-Up (each term as defined herein). Such allocations will be made annually and began to accrue monthly commencing with March 2021, the sixth full calendar month following the first closing of our private offering of Class N shares in September 2020.

For a detailed explanation of how the foregoing performance participation allocations are calculated, see “Summary of The Operating Partnership Agreement—Special Limited Partner Interest.”

Actual amounts of the performance participation depend upon the Operating Partnership’s actual annual total return and, therefore, cannot be calculated at this time.

Operating Expense Reimbursement—The Adviser	In addition to the organization and offering expense and acquisition expense reimbursements described above, we will reimburse the Adviser for out-of-pocket costs and expenses it incurs in connection with the services it provides to us, including, but not limited to, (1) the actual cost of goods and services used by us and obtained from third parties,	Actual amounts of out-of-pocket expenses paid by the Adviser that we reimburse are dependent upon actual expenses incurred and, therefore, cannot be determined at this time.

Type of Compensation and Recipient	Determination of Amount	Estimated Amount
including fees paid to administrators, consultants, attorneys, technology providers and other service providers, and brokerage fees paid in connection with the purchase and sale of investments and securities, and (2) expenses of managing and operating our properties, whether payable to an affiliate or a non-affiliated person. The Adviser advanced all of our operating expenses on our behalf through December 31, 2022, totaling $5.5 million. We have and will continue to reimburse the Adviser for such advanced expenses ratably in monthly installments of approximately $107,000, which such installments were paid from January 2022 through September 2022 and will recommence following the earlier to occur of (1) the date that our aggregate NAV is at least $1.0 billion and (2) December 31, 2023. See “Management—The Advisory Agreement—Management Fee, Performance Participation and Expense Reimbursements.”

Fees from Other Services—Affiliates of the Adviser	The Adviser or the Adviser’s affiliates may from time to time provide services to us relating to our investments or our operations that would otherwise be performed by third parties. Such services may include accounting and audit services, account management services, corporate secretarial services, data management services, directorship services, information technology services, finance/budget services, human resources, judicial processes, legal services, operational services, risk management services, tax services, treasury services, loan management services,	Actual amounts depend on to what extent affiliates of the Adviser are actually engaged to perform such services.

Type of Compensation and Recipient	Determination of Amount	Estimated Amount
construction management services, property management services, leasing services, transaction support services (which may consist of assembling relevant information with respect to investment acquisitions and dispositions, conducting financial and market analyses, coordinating closing and post-closing procedures, coordinating of design and development works, coordinating with brokers, lawyers, accountants and other advisors, assisting with due diligence, site visits and other services), transaction consulting services and other similar operational matters. In such event, we will reimburse the Adviser or the Adviser’s affiliate, as applicable, the cost of performing such services (including employment costs and related expenses allocable thereto, as reasonably determined by the Adviser based on time expended by the employees who render such services), provided that such reimbursements will not exceed the amount that would be payable by us if such services were provided by a third party on an arms-length basis. Any amounts paid to the Adviser or the Adviser’s affiliates for any such services will not reduce the management fee. Any such arrangements will be approved by our board of directors, including the independent directors, to the extent required by our charter.

(1)

Upfront selling commissions and dealer manager fees for sales of Class T, Class S and Class D shares may be reduced or waived in connection with volume or other discounts, other fee arrangements or for sales to certain categories of purchasers. See “Plan of Distribution—Underwriting Compensation—Selling Commissions and Dealer Manager Fees.”

(2)

We will cease paying stockholder servicing fees at the date following the completion of the primary portion of this offering at which total underwriting compensation from any source in connection with this offering equals 10% of the gross proceeds from our primary offering (i.e., excluding proceeds from sales pursuant to our distribution reinvestment plan). This limitation is intended to ensure that we satisfy the FINRA requirement that total underwriting compensation paid in connection with this offering does not exceed 10% of the gross proceeds of our primary offering.
(3)	In calculating our stockholder servicing fee, we will use our NAV before giving effect to accruals for the stockholder servicing fee or distributions payable on our shares.
(4)

Includes legal, accounting, printing, mailing, subscription processing and filing fees and expenses, due diligence expenses of participating broker-dealers supported by detailed and itemized invoices, costs in connection with preparing sales materials, design and website expenses, fees and expenses of our transfer agent, fees to attend retail seminars sponsored by participating broker-dealers and reimbursements for customary travel, lodging, and meals. Under no circumstances may our total organization and offering expenses (including upfront selling commissions, dealer manager fees, stockholder servicing fees and due diligence expenses) in connection with this offering exceed 15% of the gross proceeds from this offering. After the termination of the primary offering and again after termination of the offering under our distribution reinvestment plan, the Adviser has agreed to reimburse us to the extent that the organization and offering expenses exceed 15% of our gross proceeds from the applicable offering.

(5)

We will pay all expenses incurred in connection with the acquisition of our investments, including legal and accounting fees and expenses, brokerage commissions payable to unaffiliated third parties, travel expenses, costs of appraisals (including independent appraisals), nonrefundable option payments on property not acquired, engineering, due diligence, transaction support services, title insurance and other expenses related to the selection and acquisition of investments, whether or not acquired. While most of the acquisition expenses are expected to be paid to third parties, a portion of the out-of-pocket acquisition expenses may be paid or reimbursed to the Adviser or its affiliates. Acquisition expenses, together with any acquisition fees for a particular real estate-related asset, must be reasonable and will in no event exceed 6% of the gross purchase price of the property, or in the case of a mortgage loan, 6% of the funds advanced.

(6)

In calculating our management fee, we use our NAV and the NAV of the Operating Partnership before giving effect to accruals for the management fee, performance participation allocation, stockholder servicing fees or distributions payable on our shares. In calculating our stockholder servicing fee, we use our NAV before giving effect to accruals for the stockholder servicing fee or distributions payable on our shares.

We will not reimburse the Adviser for any amount by which Total Operating Expenses during the four preceding fiscal quarters exceeds the greater of (1) 2.0% of our Average Invested Assets and (2) 25.0% of our Net Income. This limit may be exceeded only if our independent directors have made a finding that, based on such unusual and non-recurring factors as they deem sufficient, a higher level of expenses is justified, and such finding is recorded in the minutes of a meeting of the independent directors.

CONFLICTS OF INTEREST

The Adviser’s entitlement to a management fee, which is not based upon performance metrics or goals, might reduce its incentive to devote its time and effort to seeking investments that provide attractive risk-adjusted returns for our portfolio. However, pursuant to the Advisory Agreement, the Adviser and its personnel are required to devote sufficient time and effort to discharge their responsibilities to us. We may be required to pay the Adviser a management fee in a particular period despite experiencing a net loss or a decline in the value of our portfolio during that period.

In addition, the Special Limited Partner has the ability to earn distributions on its performance participation interest each year based on the total return of the Operating Partnership, which may create an incentive for the Adviser to invest in assets with higher yield potential, which are generally riskier or more speculative, or sell an asset prematurely for a gain, in an effort to increase short-term net income and thereby increase the distributions on performance participation interest to which the Special Limited Partner is entitled. If our interests and those of the Adviser are not aligned, the execution of our business plan and our results of operations could be adversely affected, which could adversely affect our results of operations and financial condition.

We may be subject to conflicts of interest from time to time arising out of our relationship with Invesco, the Adviser and its affiliates. Invesco has designated three directors to serve on our board of directors (one of whom serves as an executive). The chairperson of our board of directors and our chief executive officer, chief financial officer and our other officers are also employees of Invesco or one or more of its affiliates. There is no guarantee that the policies and procedures adopted by us, the terms of our charter, the terms and conditions of the Advisory Agreement or the policies and procedures adopted by the Adviser, Invesco and their affiliates, will enable us to identify, adequately address or mitigate every conflict of interest that may arise. We do not have any formal conflict of interest mitigation policies, aside from the various provisions related to related party transactions set forth in our charter. Transactions between us and the Adviser or its affiliates will be subject to approval by a majority of our independent directors.

See “Risk Factors—Risks Related to Conflicts of Interest” and our organizational chart set forth in “Prospectus Summary—Q: How will you structure the ownership and operation of your assets?”

Some examples of conflicts of interest that may arise by virtue of our relationship with Invesco and the Adviser and their affiliates include:

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Broad and Wide-Ranging Activities. Invesco, the Adviser and their affiliates engage in a broad spectrum of activities, including a broad range of activities relating to investments in the real estate industry, and have invested or committed billions of dollars in capital through various investment funds, managed accounts and other vehicles affiliated with Invesco. In the ordinary course of their business activities, Invesco, the Adviser and their affiliates may engage in activities where the interests of certain divisions of Invesco and its affiliates, including the Adviser, or the interests of their clients, may conflict with the interests of our stockholders. Certain of these divisions and entities affiliated with the Adviser and its affiliates have or may have investment objectives or guidelines similar to our investment guidelines and therefore may compete with us. In particular, Invesco Real Estate invests in a broad range of real properties and real estate-related debt investments on behalf of numerous investment funds, managed accounts and other vehicles.

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Invesco’s Policies and Procedures. Specified policies and procedures implemented by Invesco and its affiliates, including the Adviser, which seek to mitigate potential conflicts of interest and address certain regulatory requirements and contractual restrictions may reduce Invesco’s and its affiliates’ ability to pursue attractive investment opportunities. Because Invesco has many different businesses, it is subject to a number of actual and potential conflicts of interest, greater regulatory oversight and more legal and contractual restrictions than that to which it would otherwise be subject if it had just one line of business. For example, Invesco may come into possession of material non-public information with respect to companies that are Invesco’s and its affiliates’ advisory clients in which the Adviser may be considering making an investment. As a consequence, that information, which could be of benefit to the Adviser, might become restricted to those other businesses and otherwise be unavailable to the Adviser, and could also restrict the Adviser’s activities. Additionally, the terms of confidentiality or other agreements with or related to companies in which any investment vehicle of Invesco has or has considered making an investment or which is otherwise an advisory client of Invesco and its affiliates may restrict or otherwise limit the ability of Invesco or its affiliates, including the Adviser, to engage in businesses or activities competitive with such companies.

•

Allocation of Investment Opportunities. We expect there to be sufficient investment opportunities for us within our investment guidelines because of the scale of the real estate market. However, certain inherent conflicts of interest arise from the fact that Invesco and its affiliates, including the Adviser (pursuant to the Advisory Agreement), will provide investment management and other services both to us and to other persons or entities, whether or not the investment objectives or strategies of any such other persons or entities are similar to ours, including, without limitation, the sponsoring, closing and managing of Other Invesco Accounts. In particular, there will be overlap of real property and real estate-related securities investment opportunities with certain Other Invesco Accounts that are actively investing and similar overlap with future Other Invesco Accounts. This overlap will from time to time create conflicts of interest, which the Adviser and its affiliates will seek to manage in a fair and equitable manner in their sole discretion in accordance with Invesco Real Estate’s prevailing procedures. These procedures provide for a rotation of opportunities among us and the eligible Other Invesco Accounts managed by Invesco Real Estate, subject to certain exceptions in Invesco Real Estate’s allocation policies and procedures with respect to (i) clearly defined and agreed-upon strategic or geographically focused assemblage strategies, (ii) a priority for value-add opportunities for Invesco Real Estate’s closed-end fund series and (iii) a priority for real estate-related debt origination opportunities for Invesco Real Estate’s discretionary debt funds.

As discussed above, with respect to Other Invesco Accounts managed by Invesco Real Estate with investment objectives or strategies that overlap with ours but that do not have priority over us, investment opportunities will be allocated on a rotational basis among us and one or more such Other Invesco Accounts in accordance with Invesco Real Estate’s prevailing procedures on a basis that the Adviser and its affiliates believe to be fair and equitable in their sole discretion, subject to the following general considerations: (1) any applicable investment objectives of ours and such Other Invesco Accounts (which, for us, includes our primary objective of providing current income in the form of regular, stable cash distributions to achieve an attractive distribution yield); (2) the sourcing and timing of the transaction; (3) the size and nature of the investment; (4) the relative amounts of capital available for investment by us and such Other Invesco Accounts; (5) the sector, geography/location, expected return profile, expected distribution rates, anticipated cash flows, expected stability or volatility of cash flows, leverage profile, risk profile, and other features of the applicable investment opportunity and its impact on portfolio concentration and diversification; (6) in the case of securities, avoiding allocation that could result in de minimis or odd-lot investments; (7) any structural and operational differences between us and such Other Invesco Accounts and any applicable investment limitations (including, without limitation, exposure limits, hedging limits and diversification considerations) of us and such Other Invesco Accounts, investment limitations, parameters or contractual provisions of ours and such Other Invesco Accounts; (8) the eligibility of us and such Other Invesco Accounts to make such investment under applicable laws; (9) any other applicable tax, accounting, legal, regulatory compliance or operational considerations deemed relevant by the Adviser and its affiliates (including, without limitation, maintaining our qualification as a REIT and our status as a non-investment company exempt from the Investment Company Act) (e.g., joint venture investments between us and an Other Invesco Account must be on the same terms and satisfy the restrictions of all participants, such as lowest leverage targeted by any participant); and (10) any other requirements contained in the corporate governance documents of us and such Other Invesco Accounts and any other considerations deemed relevant by the Adviser, Invesco and their affiliates in good faith.

Our board of directors (including our independent directors) has the duty to ensure that the allocation methodology described above is applied fairly to us.

While the Adviser will seek to manage potential conflicts of interest in a fair and equitable manner as required pursuant to our charter and the Advisory Agreement, the portfolio strategies employed by the Adviser, Invesco or their affiliates in managing the Other Invesco Accounts could conflict with the strategies employed by the Adviser in managing our business and may adversely affect the marketability, exit strategy, prices and availability of the properties, securities and instruments in which we invest. The Adviser, Invesco or their affiliates may also give advice to the Other Invesco Accounts that may differ from advice given to us even though their investment objectives or guidelines may be the same or similar to ours.

•

Minority Investments of Other Invesco Accounts. Certain Other Invesco Accounts may also make minority investments in third-party investment managers or their investment vehicles with which we may engage in various transactions from time to time, including purchases or sales of assets or borrowing or lending transactions. Although these third-party investees may not be deemed to be affiliates of Invesco due to the limited voting rights or other terms of the investments made by such Other Invesco Accounts, such Other Invesco Accounts would have an indirect economic interest in any transactions between us and such third-party investees. Our stockholders will not share in any of the economic interest of such Other Invesco Accounts in such transactions. There can be no assurance that any conflict will be resolved in our favor and Invesco may be required to take action where it will have conflicting loyalties between its duties to us and to Other Invesco Accounts, which may adversely impact us.

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Pursuit of Differing Strategies. At times, the investment professionals employed by the Adviser or its affiliates and other investment vehicles affiliated with the Adviser or Invesco may determine that an investment opportunity may be appropriate for only some of the accounts, clients, entities, funds or investment vehicles for which he or she exercises investment responsibility, or may decide that certain of the accounts, clients, entities, funds or investment vehicles should take differing positions with respect to a particular security. In these cases, the investment professionals may place separate transactions for one or more accounts, clients, entities, funds or investment vehicles which may affect the market price of the security or the execution of the transaction, or both, to the detriment or benefit of one or more other accounts, clients, entities, funds or investment vehicles. For example, an investment professional may determine that it would be in the interest of another account to sell a security that we hold long, potentially resulting in a decrease in the market value of the security held by us.

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Variation in Financial and Other Benefits. A conflict of interest arises where the financial or other benefits available to the Adviser or its affiliates differ among the accounts, clients, entities, funds or investment vehicles that it manages. If the amount or structure of the management fee, the Special Limited Partner’s performance participation interest or the Adviser’s or its affiliates’ compensation differs among accounts, clients, entities, funds or investment vehicles (such as where certain funds or accounts pay higher base management fees, incentive fees, performance-based management fees or other fees), the Adviser might be motivated to help certain accounts, clients, entities, funds or investment vehicles over others. Similarly, the desire to maintain assets under management or to enhance the Adviser’s performance record or to derive other rewards, financial or otherwise, could influence the Adviser or its affiliates in affording preferential treatment to those accounts, clients, entities, funds or investment vehicles that could most significantly benefit the Adviser or its affiliates. The Adviser may, for example, have an incentive to allocate favorable or limited opportunity investments or structure the timing of investments to favor such accounts, clients, entities, funds or investment vehicles. Additionally, the Adviser or its affiliates might be motivated to favor accounts, clients, entities, funds or investment vehicles in which it has an ownership interest or in which Invesco or its affiliates have ownership interests. Conversely, if an investment professional at the Adviser or its affiliates does not personally hold an investment in the fund but holds investments in other Invesco affiliated vehicles, such investment professional’s conflicts of interest with respect to us may be more acute.

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Advisory, Underwriting and Other Relationships. Invesco will be under no obligation to decline any engagements or investments in order to make an investment opportunity available to us. In connection with its investment advisory and other businesses, Invesco may come into possession of information that limits its ability to engage in potential transactions. Our activities may be constrained as a result of the inability of Invesco personnel to use such information. For example, employees of Invesco not serving as employees of the Adviser or its affiliates may be prohibited by law or contract from sharing information with Invesco Real Estate. We may be forced to sell or hold existing investments as a result of investment advisory or other relationships that Invesco may have or transactions or investments Invesco and its affiliates may make or have made. Additionally, there may be circumstances in which one or more individuals associated with Invesco will be precluded from providing services to the Adviser because of certain confidential information available to those individuals or to other parts of Invesco. In addition, in connection with selling investments by way of a public offering, an Invesco broker-dealer may act as the managing underwriter or a member of the underwriting syndicate on a firm commitment basis and purchase securities on that basis. Invesco may retain any commissions, remuneration, or other profits and receive compensation from such underwriting activities, which have the potential to create conflicts of interest. Invesco may also participate in underwriting syndicates from time to time with respect to us or portfolio companies of Other Invesco Accounts, or may otherwise be involved in the private placement of debt or equity securities issued by us or such portfolio companies, or otherwise in arranging financings with respect thereto. Subject to applicable law, Invesco may receive underwriting fees, placement commissions, or other compensation with respect to such activities, which will not be shared with us or our stockholders. Where Invesco serves as underwriter with respect to a portfolio company’s securities, we or the applicable Other Invesco Account holding such securities may be subject to a “lock-up” period following the offering under applicable regulations during which time our ability to sell any securities that we continue to hold is restricted. This may prejudice our ability to dispose of such securities at an opportune time.

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Service Providers. Certain of our service providers (including lenders, brokers, attorneys, investment banking firms and property managers) may be sources of investment opportunities, counterparties therein or advisors with respect thereto. This may influence the Adviser in deciding whether to select such a service provider. In addition, in instances where multiple Invesco businesses may be exploring a potential individual investment, certain of these service providers may choose to be engaged by other Invesco affiliates rather than us.

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Material, Non-Public Information. We, directly or through Invesco, the Adviser or certain of their respective affiliates may come into possession of material non-public information with respect to an issuer in which we have invested or may invest. Should this occur, the Adviser may be restricted from buying or selling securities, derivatives or loans of the issuer on our behalf until such time as the information becomes public or is no longer deemed material. Disclosure of such information to the personnel responsible for management of our business may be on a need-to-know basis only, and we may not be free to act upon any such information. Therefore, we or the Adviser may not have access to material non-public information in the possession of Invesco which might be relevant to an investment decision to be made by the Adviser on our behalf, and the Adviser may initiate a transaction or purchase or sell an investment which, if such information had been known to it, may not have been undertaken. Due to these restrictions, the Adviser may not be able to initiate a transaction on our behalf that it otherwise might have initiated and may not be able to purchase or sell an investment that it otherwise might have purchased or sold, which could negatively affect our operations.

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Possible Future Activities. The Adviser and its affiliates may expand the range of services that they provide over time. Except as and to the extent expressly provided in the Advisory Agreement, the Adviser and its affiliates will not be restricted in the scope of its business or in the performance of any such services (whether now offered or undertaken in the future) even if such activities could give rise to conflicts of interest, and whether or not such conflicts are described herein. The Adviser, Invesco and their affiliates continue to develop relationships with a significant number of companies, financial sponsors and their senior managers, including relationships with clients who may hold or may have held investments similar to those intended to be made by us. These clients may themselves represent appropriate investment opportunities for us or may compete with us for investment opportunities.

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Investments in Affiliated Funds. Our investments in real estate-related securities may include investments in the International Affiliated Funds and the Domestic Affiliated Funds (which we collectively refer to as the Affiliated Funds), which are real estate funds managed by affiliates of Invesco Real Estate. The Adviser and its affiliates that manage, advise or are otherwise affiliated with the Affiliated Funds face potential conflicts of interest with respect to our investments in the Affiliated Funds. Any investments we make in the Affiliated Funds will be conducted in accordance with, and subject to, our charter (including the requirement that such transactions be approved by a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction as being fair and reasonable and on terms no less favorable than those available from unaffiliated third parties), the terms and conditions of the Advisory Agreement and the investment guidelines adopted by our board of directors. In addition, the value of our investments in Affiliated Funds will be excluded from our NAV and the net asset value of the Operating Partnership for purposes of calculating the management fee we will pay to the Adviser.

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Transactions with Other Invesco Accounts and Other Affiliates. From time to time, we may enter into purchase and sale transactions and joint ventures with Other Invesco Accounts. Such transactions and joint ventures may present the appearance that our assets are being used to benefit the Other Invesco Accounts (which, in turn, could benefit the Adviser through additional fees or incentive income) to our financial detriment. Such transactions will be conducted in accordance with, and subject to, our charter (including the requirement that such transaction be approved by a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction as being fair and reasonable and on terms no less favorable than those available from unaffiliated third parties), and the terms and conditions of the Advisory Agreement. These requirements will also apply to transactions with Invesco, any of our directors or any affiliates thereof.

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Other Affiliate Transactions. In connection with investments in which we participate alongside Other Invesco Accounts, we may from time to time share certain rights with such Other Invesco Accounts relating to such investments for legal, tax, regulatory or other similar reasons, including, in certain instances, certain control-related rights with respect to jointly held investments. When making any decisions related to such investments, there may be conflicting interests. There can be no assurance that the return on our investment will be equivalent to or better than the returns obtained by Invesco or its other affiliates. Further conflicts could arise once we and Invesco or its affiliates have made our respective investments. For example, if we enter into a joint venture with an Other Invesco Account, our interests and the interests of such Other Invesco Account may conflict, for example when one joint venture partner seeks to sell the property in the joint venture but the other joint venture partner does not. In such situations, the ability of the Adviser to recommend actions in our best interests might be impaired.

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DST Program. The Adviser is affiliated with the DST Dealer Manager and the DST Manager. These relationships may create conflicts of interest with respect to decisions regarding whether to place properties into the DST Program. The Adviser, DST Dealer Manager and the DST Manager will receive fees and expense reimbursements in connection with their roles in the DST Program (certain of which costs are expected to be substantially paid by the investors in the DST Program).

NET ASSET VALUE CALCULATION AND VALUATION GUIDELINES

We calculate NAV per share for each class of shares being offered in this offering monthly. Our NAV for each class of our shares of common stock is based on the net asset values of our investments (including real estate-related securities), the addition of any other assets (such as cash on hand) and the deduction of any liabilities, including the allocation/accrual of any performance participation to the Special Limited Partner, and will also include the deduction of any stockholder servicing fees specifically applicable to such class of shares, in all cases as described below.

Valuation Guidelines

Our board of directors, including a majority of our independent directors, has adopted valuation guidelines that contain a comprehensive set of methodologies to be used by the Adviser and our independent valuation advisors in connection with estimating the values of our assets and liabilities for purposes of our NAV calculation. These guidelines are designed to produce a fair and accurate estimate of the price that would be received for our investments in an arm’s-length transaction between a willing buyer and a willing seller in possession of all material information about our investments.

The calculation of our NAV is intended to be a calculation of the fair value of our assets less our outstanding liabilities as described below and will likely differ from the book value of our equity reflected in our financial statements. As a public company, we are required to issue financial statements based on historical cost in accordance with GAAP. To calculate our NAV for the purpose of establishing a purchase and repurchase price for our shares, we have adopted a model, as explained below, that adjusts the value of our assets and liabilities from historical cost to fair value generally in accordance with the GAAP principles set forth in FASB Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures. Because these fair value calculations will involve significant professional judgment in the application of both observable and unobservable attributes, the calculated fair value of our assets may differ from their actual realizable value or future fair value. While we believe our NAV calculation methodologies are consistent with standard industry practices, there is no rule or regulation that requires we calculate NAV in a certain way. As a result, other REITs may use different methodologies or assumptions to determine NAV. In addition, NAV is not a measure used under GAAP and the valuations of and certain adjustments made to our assets and liabilities used in the determination of NAV will differ from GAAP. You should not consider NAV to be equivalent to stockholders’ equity or any other GAAP measure.

Our Independent Valuation Advisors

One fundamental element of the valuation process, the valuation of our real properties, mortgage loans, loan participations and mezzanine loans and the real properties underlying such debt and the debt encumbering our real properties, is performed by our independent valuation advisors, Capright and Chatham, each of which is a valuation firm selected by the Adviser and approved by our board of directors, including a majority of our independent directors. Capright will value our real properties (including the DST Properties) and Chatham will value our mortgage loans, loan participations and mezzanine loans as well as the property-level debt which encumbers our real properties and our entity-level debt. Capright and Chatham are engaged in the business of rendering opinions regarding the value of commercial real properties and real estate-related debt, respectively, and are not affiliated with us or the Adviser.

The compensation we pay to our independent valuation advisors is based on the number of real properties we own or that underly real estate-related debt we hold, the number of mortgage loans, loan participations and mezzanine loans we hold and the number of property-level and entity-level debt instruments that encumber our real properties and is not based on the estimated values of these investments and debt. The Adviser, with the approval of our board of directors, including a majority of our independent directors, may engage additional independent valuation advisors in the future as our portfolio grows and diversifies. While our independent valuation advisors are responsible for providing the valuations described above, our independent valuation advisors are not responsible for, and do not calculate, our NAV. The Adviser is ultimately responsible for the determination of our NAV.

Our independent valuation advisors may be replaced at any time, in accordance with agreed-upon notice requirements, by a majority vote of our board of directors, including a majority of our independent directors. We will promptly disclose any changes to the identity or role of the independent valuation advisors to our stockholders in reports we publicly file with the SEC. Our independent valuation advisors will discharge their respective responsibilities in accordance with our valuation guidelines.

Our board of directors will not be involved in the periodic valuation of our assets and liabilities, but will periodically receive and review such information about the valuation of our assets and liabilities as it deems necessary to exercise its oversight responsibility. Our NAV per share for each class of shares will be calculated monthly by State Street, and such calculation will be reviewed and confirmed by the Adviser. Pursuant to our valuation services agreements with our independent valuation advisors, the Adviser receives quarterly and monthly appraisal and valuation reports from our independent valuation advisors as described below. Using these reports, the Adviser renders a final combined valuation of our real property and real estate-related assets and liabilities in order for State Street to calculate our NAV per share for each class of shares.

We have agreed to pay fees to our independent valuation advisors upon their delivery to us of their valuation reports. We have also agreed to indemnify our independent valuation advisors against certain liabilities arising out of these engagements. The compensation we pay to our independent valuation advisors will not be based on the estimated values of our properties or other assets.

Our independent valuation advisors are expected to continue to provide real estate appraisal and real estate valuation advisory services to Invesco and its affiliates and have received, and are expected to continue to receive, fees in connection with such services. Our independent valuation advisors and their respective affiliates may from time to time in the future perform other commercial real estate and financial advisory services for Invesco and its affiliates, or in transactions related to the properties that are the subjects of the valuations being performed for us, or otherwise, so long as such other services do not adversely affect the independence of the independent valuation advisors as certified in the applicable appraisal or valuation report.

Valuation of Investments

Wholly-Owned Properties

At the beginning of each calendar year, the Adviser will develop a valuation plan with the objective of having each of our wholly-owned properties valued quarterly by an appraisal, except for newly acquired properties as described below. In addition, Capright also provides a monthly opinion of reasonableness for the aggregate value of all properties that were not appraised by Capright that month. Capright, one of our independent valuation advisors, will rely in part on property-level information provided by the Adviser, including (1) historical and projected operating revenues and expenses of the property, (2) lease agreements with respect to the property and (3) information regarding recent or planned capital expenditures. Appraisals of our properties will be performed in accordance with the Code of Ethics and the Uniform Standards of Professional Appraisal Practices, the real estate appraisal industry standards created by The Appraisal Foundation. Each appraisal must be reviewed, approved and signed by an individual with the professional designation of MAI (Member of the Appraisal Institute). Capright will generally perform the appraisals, but in its discretion, may engage other independent valuation firms to provide appraisals of certain of our properties. Any appraisal provided by a firm other than Capright will be performed in accordance with our valuation guidelines and will not be incorporated into the calculation of our NAV until Capright has confirmed the reasonableness of such appraisal.

Newly acquired, wholly-owned properties will initially be valued at cost, which is expected to represent fair value at that time. Generally, acquisition costs and expenses will initially be capitalized and reflected as a component of cost. Each property will be appraised within the first two full months after acquisition and no less than quarterly thereafter. Development assets, if any, will be valued at cost plus capital expenditures and join the annual appraisal cycle during the development stage when determined by the Adviser, but no later than completion. Acquisition costs and expenses incurred in connection with the acquisition of multiple wholly-

owned properties that are not directly related to any single wholly-owned property generally will be allocated among the applicable wholly-owned properties pro rata based on relative values for purposes of the initial valuation at cost. Properties purchased as a portfolio or held in a joint venture that acquires properties over time may be valued as a single asset.

Each individual appraisal report for our properties (discussed further below) is addressed solely to our company. Capright’s appraisal reports are not addressed to the public and may not be relied upon by any other person to establish an estimated value of our common stock and do not constitute a recommendation to any person to purchase or sell shares of our common stock. In preparing its appraisal reports, Capright will not solicit third-party indications of interest for our common stock in connection with possible purchases thereof or the acquisition of all or any part of our company.

Property appraisals are reported on a free and clear basis (for example, with no mortgage), irrespective of any property-level financing that may be in place. The primary methodology used to value properties is the income approach, whereby value is derived by determining the present value of an asset’s stream of future cash flows (for example, discounted cash flow analysis). Consistent with industry practices, the income approach incorporates subjective judgments regarding comparable rental and operating expense data, the capitalization or discount rate, and projections of future rent and expenses based on appropriate evidence. Other methodologies that may also be used to value properties include sales comparison and cost approaches. Because the appraisals performed by Capright involve subjective judgments, the fair value of our properties, which is included in our NAV, may not reflect the liquidation value or net realizable value of our properties.

Properties Held through Joint Ventures

Properties held through joint ventures generally will be valued in a manner that is consistent with the guidelines described above for wholly-owned properties. Once the value of a property held by the joint venture is determined by an independent appraisal and the Adviser determines the fair value of any other assets and liabilities of the joint venture, the value of our interest in the joint venture is then determined by applying the distribution provisions of the applicable joint venture agreements to the value of the underlying property held by the joint venture.

Valuation of Property-Level and Entity-Level Debt

Chatham, one of our independent valuation advisors, will prepare quarterly valuations of the fair value of the property-level debt encumbering our real properties and our entity-level debt, which will be used in calculating our NAV. All debt will be valued using widely accepted methodologies specific to each type of debt. Newly incurred debt will initially be valued at par, which is expected to represent fair value at that time. All property-level or entity-level debt will be valued within the first three full months after closing and no less than quarterly thereafter. For additional information regarding the valuation of our debt and other liabilities, see “ —Liabilities” below.

Each valuation report prepared by Chatham is addressed solely to our company. Chatham’s valuation reports are not addressed to the public and may not be relied upon by any other person to establish an estimated value of our common stock and do not constitute a recommendation to any person to purchase or sell shares of our common stock. In preparing its reports, Chatham will not solicit third-party indications of interest for our common stock in connection with possible purchases thereof or the acquisition of all or any part of our company.

Interim Valuations

If an event becomes known to the Adviser (including through communication with our independent valuation advisors) that, in the opinion of the Adviser, is likely to have any material impact on previously provided estimated values of the affected properties, property-level debt or entity-level debt, the Adviser will notify the applicable independent valuation advisor. If, in the opinion of the applicable independent valuation advisor, such event is likely to have an impact on any previously provided valuations, the independent valuation advisor will recommend valuation adjustments that will be incorporated into our NAV calculation. For example, an unexpected termination or renewal of a material lease, a material change in vacancies, an unanticipated structural or environmental event at a property or capital market event may cause the value of a wholly-owned property to change materially, and material changes in the lending markets may cause the value of property-level or entity-level debt to change. Once the applicable independent valuation advisor has communicated the adjusted value estimate to the Adviser, the Adviser will cause such adjusted value to be included in our monthly NAV calculation.

Any such adjustments will be estimates of the market impact of material events to the existing valuations, based on assumptions and judgments that may or may not prove to be correct and may also be based on limited information readily available at that time. In general, we expect that any adjustments to existing valuations will be performed as soon as possible after a determination by the Adviser that a material change has occurred and the financial effects of such change are quantifiable by the applicable independent valuation advisor. However, rapidly changing market conditions or material events may not be immediately reflected in our NAV. The resulting potential disparity in our NAV may inure to the benefit of stockholders whose shares are repurchased or new purchasers of our common stock, depending on whether our published NAV per share for such class is overstated or understated.

Valuation of Real Estate-Related Assets

Our investments in real estate-related assets will focus on non-distressed public and private real estate-related equity and debt securities, including, but not limited to, CMBS, mortgage loans, mezzanine and other forms of debt, mezzanine and preferred equity and the common stock of publicly-traded REITs. In general, real estate-related assets are valued by the Adviser according to the procedures specified below upon acquisition and then quarterly, or in the case of liquid securities, monthly, thereafter. Interim valuations of real estate-related assets that generally are valued quarterly may be performed if the Adviser believes the value of the applicable asset may have changed materially since the most recent valuation. In addition, our board of directors may retain additional independent valuation firms to assist with the valuation of our real estate-related assets.

Publicly Traded Real Estate-Related Assets

Publicly traded debt and equity real estate-related assets and derivatives that are not restricted as to salability or transferability will generally be valued by the Adviser monthly on the basis of publicly available market quotations or at fair value determined in accordance with GAAP. The Adviser may adjust the value of publicly traded debt and equity real estate-related assets and derivatives that are restricted as to salability or transferability for a liquidity discount. In determining the amount of such discount, consideration is given to the nature and length of such restriction and the relative volatility of the market price of the security.

Private Real Estate-Related Assets

Investments in privately placed debt instruments and securities of real estate-related operating businesses (other than joint ventures), such as real estate development or management companies, will initially be valued by the Adviser at cost (purchase price plus all related acquisition costs and expenses, such as legal fees and closing costs) and thereafter will be revalued at least quarterly at fair value. In evaluating the fair value of our interests in certain commingled investment vehicles (such as the Affiliated Funds), values periodically assigned to such interests by the respective issuers or broker-dealers may be relied upon. Our board of directors may retain additional independent valuation firms to assist with the valuation of our private real estate-related assets.

Mortgage Loans, Participations in Mortgage Loans and Mezzanine Loans

Chatham, one of our independent valuation advisors, will prepare monthly valuations of the mortgages, mortgage participations and mezzanine loans, which will be used in calculating our NAV. Mortgages and loans will initially be valued at acquisition by the Adviser at cost in the first month that they are closed and thereafter will be revalued by Chatham monthly at fair value. Valuations reflect changes in market and investment-level risk characteristics with estimated cash flows discounted to their present value using a discount rate based on current market rates.

Each valuation report prepared by Chatham is addressed solely to our company. Chatham’s valuation reports are not addressed to the public and may not be relied upon by any other person to establish an estimated value of our common stock and do not constitute a recommendation to any person to purchase or sell shares of our common stock. In preparing its reports, Chatham will not solicit third-party indications of interest for our common stock in connection with possible purchases thereof or the acquisition of all or any part of our company.

Valuation of Liquid Non-Real Estate-Related Assets

Liquid non-real estate-related assets include credit rated government and corporate debt securities, publicly traded equity securities and cash and cash equivalents. Liquid non-real estate-related assets will be valued monthly by the Adviser.

Liabilities

Our liabilities include the fees payable to the Adviser and the Dealer Manager, accounts payable, accrued operating expenses, property-level debt, any entity-level debt and other liabilities. All liabilities will be valued using widely accepted methodologies specific to each type of liability. Other than property-level or entity-level debt, we include the cost basis of our liabilities as part of NAV, which approximates fair value. These carrying amounts are meant to reasonably approximate fair value due to the liquid and short-term nature of the instruments. We include as part of NAV the fair value of our property-level debt and our entity-level debt, which will be valued no less than quarterly by Chatham, one of our independent valuation advisors, based on market factors. We will allocate the financing costs and expenses incurred in connection with obtaining multiple loans that are not directly related to any single loan among the applicable loans, generally pro rata based on the amount of proceeds from each loan. Liabilities allocable to a specific class of shares are only included in the NAV calculation for that class. For non-recourse, property-level mortgages that exceed the value of the underlying property, we will assume a value of zero for purposes of the property and the mortgage in the determination of NAV. For purposes of calculating our NAV, the $6.8 million of organization and offering expenses paid by the Adviser through December 31, 2022 will not be recognized as expenses or as a component of equity and reflected in our NAV until we reimburse the Adviser for such costs. For purposes of calculating our NAV, the $5.5 million of operating expenses paid by the Adviser on our behalf through December 31, 2022 will not be recognized as expenses or as a component of equity and reflected in our NAV until we reimburse the Adviser for such costs. For purposes of calculating our NAV, stockholder servicing fees will be recognized as a liability and reflected in our NAV as and when the stockholder servicing fees become payable. The Adviser’s valuation of each investment’s liabilities, including any third-party incentive fee payments or investment level debt, deal terms and structure will not be reviewed by our independent valuation advisors or appraised.

Valuation of Assets and Liabilities Associated with the DST Program

We intend to conduct the DST Program to raise capital in private placements through the sale of beneficial interests in DSTs that own specific DST Properties in which we, through a subsidiary of the Operating Partnership, will hold a long-term leasehold interest in each DST Property pursuant to a master lease that will be guaranteed by the Operating Partnership. In accordance with the master lease, the Operating Partnership will make rental payments to the DST that owns the DST Property and the Operating Partnership will be responsible for subleasing the DST Property to various tenants. This master lease arrangement means that we will bear the risk that the underlying cash flow received from the DST Property may be less than the master lease payments. Additionally, the Operating Partnership will retain the FMV Option giving it the right, but not the obligation, to acquire the Interests from the investors at a later date in exchange for cash or units in the Operating Partnership.

Due to our continuing involvement with each DST Property through the master lease arrangement and the FMV Option, we will include each DST Property in the calculation of NAV at its fair market value (without taking into account the master lease obligations) in the same manner as described under “Valuation of Investments—Wholly-Owned Properties”. The cash received by us in exchange for the indirect sale of interests in each DST Property will be valued as an asset with a corresponding liability, initially equal to the cash received, representing the obligations under the master lease. Accordingly, the indirect sale of interests in each DST Property will have no initial net effect to the NAV calculation.

No later than three full calendar months from the close of the offering of each DST Property, Capright will determine the value of the DST Property (taking into account the master lease obligations) no less frequently than quarterly, and that value will be multiplied by the third-party investors’ percentage interest in the DST Property to determine the fair value of the corresponding liability on an ongoing basis.

In the event the FMV Option expires or is terminated without being exercised by the Operating Partnership, the DST Property value will be reduced by the pro rata portion owned by third-party investors with an offsetting reduction in the corresponding liability.

Review of and Changes to Our Valuation Guidelines

Our independent valuation advisors will review our valuation guidelines and methodologies with the Adviser and our board of directors at least annually. From time to time, our board of directors, including a majority of our independent directors, may adopt changes to the valuation guidelines if it (1) determines that such changes are likely to result in a more accurate reflection of NAV or a more efficient or less costly procedure for the determination of NAV without having a material adverse effect on the accuracy of such determination or (2) otherwise reasonably believes a change is appropriate for the determination of NAV. Any changes to our valuation guidelines require the approval of our board of directors, including a majority of our independent directors.

NAV and NAV per Share Calculation

We are offering to the public five classes of shares of our common stock: Class T shares, Class S shares, Class D shares, Class I shares and Class E shares. Our NAV for each of these share classes will be calculated by State Street. Our board of directors, including a majority of our independent directors, may replace State Street with another party, including the Adviser, if it is deemed appropriate to do so. The Adviser is responsible for reviewing and confirming our NAV and overseeing the process around the calculation of our NAV, in each case, as performed by State Street.

Each class will have an undivided interest in our assets and liabilities, other than class-specific stockholder servicing fees and management fees. In accordance with the valuation guidelines, State Street will calculate our NAV per share for each class as of the last calendar day of each month using a process that reflects several components (each as described above), including the estimated fair value of (1) each of our real properties based in part upon individual appraisal reports provided periodically by Capright, (2) our real estate-related securities for which third-party market quotes are available, (3) our other real estate-related securities, if any, (4) our property-level and entity-level debt based in part upon individual valuation reports provided periodically by Chatham, (5) our mortgages and loans based in part upon individual valuation reports provided periodically by Chatham and (6) our other assets and liabilities. Because stockholder servicing fees allocable to a specific class of shares will only be included in the NAV calculation for that class, the NAV per share for our share classes may differ. Operating Partnership units will be valued in the same fashion. Our valuation procedures include the following methodology to determine the monthly NAV of the Operating Partnership and the units. The Operating Partnership has classes of units that are each economically equivalent to our corresponding classes of shares. Accordingly, on the last day of each month, the NAV per Operating Partnership unit of such units equals the NAV per share of the corresponding class. To the extent the Operating Partnership has classes of units that do not correspond to a class of our shares, such units will be valued in a manner consistent with these guidelines. The NAV of the Operating Partnership on the last day of each month equals the sum of the NAVs of each outstanding Operating Partnership unit on such day.

The NAV for each class of shares will be based on the net asset values of our investments (including real estate-related securities), the addition of any other assets (such as cash on hand), and the deduction of any liabilities (including the allocation/accrual of any performance participation to the Special Limited Partner and the deduction of any stockholder servicing fees specifically applicable to such class of shares). At the end of each month, before taking into consideration repurchases or class-specific expense accruals for that month, any change in our aggregate NAV (whether an increase or decrease) is allocated among each class of shares based on each class’s relative percentage of the previous aggregate NAV plus issuances of shares that were effective on the first calendar day of such month. The NAV calculation is available generally within 15 calendar days after the end of the applicable month. Changes in our monthly NAV includes, without limitation, accruals of our net portfolio income, interest expense, the management fee, any accrued performance participation, distributions, unrealized/realized gains and losses on assets, any applicable organization and offering costs and any expense reimbursements. Changes in our monthly NAV also includes material non-recurring events, such as capital expenditures and material property acquisitions and dispositions occurring during the month. On an ongoing basis, the Adviser will adjust the accruals to reflect actual operating results and the outstanding receivable, payable and other account balances resulting from the accumulation of monthly accruals for which financial information is available.

The Adviser advanced all of our organization and offering expenses on our behalf (other than upfront selling commissions, dealer manager fees and stockholder servicing fees) through December 31, 2022. As of December 31, 2022, the Adviser had incurred organization and offering expenses of $2.4 million on our behalf in connection with our private offerings, and organization and offering expenses of $4.4 million on our behalf in connection with this public offering. We will reimburse the Adviser for all of the foregoing advanced expenses ratably over the 60 months following the earlier of (1) the date that our aggregate NAV is at least $1.0 billion and (2) December 31, 2023. Beginning January 1, 2023, we reimburse the Adviser for any organization and offering expenses that it incurs on our behalf as and when incurred. For purposes of calculating our NAV, the $6.8 million of organization and offering expenses paid by the Adviser through December 31, 2022 will not be recognized as expenses or as a component of equity and reflected in our NAV until we reimburse the Adviser for these costs.

The Adviser advanced all of our operating expenses on our behalf through December 31, 2021, totaling $5.5 million. We have and will continue to reimburse the Adviser for such advanced expenses ratably in monthly installments of approximately $107,000, which such installments were paid from January 2022 through September 2022 and will recommence following the earlier to occur of (1) the date that our aggregate NAV is at least $1.0 billion and (2) December 31, 2023. For purposes of calculating our NAV, the $5.5 million of operating expenses paid by the Adviser on our behalf through December 31, 2021 will not be recognized as expenses or as a component of equity and reflected in our NAV until we reimburse the Adviser for such costs.

Following the aggregation of the net asset values of our investments, the addition of any other assets (such as cash on hand) and the deduction of any other liabilities, State Street incorporates any class-specific adjustments to our NAV, including additional issuances and repurchases of our common stock and accruals of class-specific stockholder servicing fees. For each applicable class of shares, the stockholder servicing fee is calculated as a percentage of the aggregate NAV for such class of shares. The declaration of distributions will reduce the NAV for each class of our common stock in an amount equal to the accrual of our liability to pay any such distribution to our stockholders of record of each class. NAV per share for each class is calculated by dividing such class’s NAV at the end of each month by the number of shares outstanding for that class at the end of such month.

The combination of the NAV of each class of our outstanding common stock will equal the aggregate net asset value of our assets, which will consist almost entirely of the value of our interest in the Operating Partnership, less our liabilities, including liabilities related to class-specific stockholder servicing fees and management fees. The value of our interest in the Operating Partnership is equal to the excess of the aggregate NAV of the Operating Partnership over the portion thereof that would be distributed to any limited partners other than us if the Operating Partnership were liquidated. The aggregate NAV of the Operating Partnership is the excess of the value of the Operating Partnership’s assets (including the fair value of its properties, real estate-related securities, cash and other investments) over its liabilities (including the fair value of its debt, any declared and accrued unpaid distributions, any accrued performance participation allocation and the expenses attributable to its operations). The Adviser calculates the fair value of the assets and liabilities of the Operating Partnership as directed by our valuation guidelines based upon values received from various sources, as described in more detail above.

Relationship between NAV and Our Transaction Price

The transaction price will generally equal our prior month’s NAV per share for that share class. The transaction price will be the price at which we repurchase our shares and the price, together with applicable upfront selling commissions and dealer manager fees, at which we offer shares in this offering. Although the transaction price will generally be based on our prior month’s NAV per share, such prior month’s NAV may be significantly different from the current NAV per share as of the date on which your purchase or repurchase occurs.

In addition, we may offer shares based on a transaction price that we believe reflects the NAV per share more appropriately than the prior month’s NAV per share (including by updating a previously disclosed offering price) or suspend our offering or our share repurchase plan in cases where we believe there has been a material change (positive or negative) to our NAV per share since the end of the prior month. In cases where our transaction price is not based on the prior month’s NAV per share, the offering price and repurchase price will not equal our NAV per share as of any time.

Our transaction price will be made publicly available by posting it on our website at www.inreit.com and filing a prospectus supplement with the SEC, which in certain cases will be delivered directly to subscribers. Please see the “How to Subscribe” section of this prospectus for additional information on how we communicate a change in our transaction price and the timing of when we accept subscription requests.

Limits on the Calculation of Our NAV per Share

The overarching principle of our valuation guidelines is to produce reasonable estimated values for each of our investments (and other assets and liabilities), or the price that would be received for that investment in orderly transactions between market participants. However, the majority of our assets will consist of real estate properties and, as with any real estate valuation protocol and as described above, the valuation of our properties (and other assets and liabilities) is based on a number of judgments, assumptions and opinions about future events that may or may not prove to be correct. The use of different judgments, assumptions or opinions would likely result in a different estimate of the value of our real estate properties (and other assets and liabilities). Any resulting potential disparity in our NAV per share may be in favor of stockholders whose shares are repurchased, existing stockholders or new purchasers of our shares, as the case may be, depending on the circumstances at the time (for cases in which our transaction price is based on NAV). See “Risk Factors—Valuations and appraisals of our properties and real estate-related securities are estimates of fair value and may not necessarily correspond to realizable value,” “—Our NAV per share amounts may change materially if the appraised values of our properties materially change from prior appraisals or the actual operating results for a particular month differ from what we originally budgeted for that month” and “—It may be difficult to reflect, fully and accurately, material events that may impact our monthly NAV.”

Additionally, while the methodologies contained in our valuation guidelines are designed to operate reliably within a wide variety of circumstances, it is possible that in certain unanticipated situations or after the occurrence of certain extraordinary events (such as a significant disruption in relevant markets, a terrorist attack or an act of nature), our ability to calculate NAV may be impaired or delayed, including, without limitation, circumstances where there is a delay in accessing or receiving information from vendors or other reporting agents upon which we may rely upon in determining the monthly value of our NAV. In these circumstances, a more accurate valuation of our NAV could be obtained by using different assumptions or methodologies. Accordingly, in special situations when, in the Adviser’s reasonable judgment, the administration of the valuation guidelines would result in a valuation that does not represent a fair and accurate estimate of the value of our investment, alternative methodologies may be applied, provided that the Adviser must notify our board of directors at the next scheduled board meeting of any alternative methodologies utilized and their impact on the overall valuation of our investment. Notwithstanding the foregoing, our board of directors may suspend the offering or our share repurchase plan if it determines that the calculation of NAV is materially incorrect or unreliable or there is a condition that restricts the valuation of a material portion of our assets.

We include no discounts to our NAV for the illiquid nature of our shares, including the limitations on your ability to sell shares under our share repurchase plan and our ability to suspend our share repurchase plan at any time. Our NAV generally does not consider exit costs (e.g., selling costs and commissions and debt prepayment penalties related to the sale of a property) that would likely be incurred if our assets and liabilities were liquidated or sold. While we may use market pricing concepts to value individual components of our NAV, our NAV per share is not derived from the market pricing information of open-end real estate funds listed on stock exchanges.

Our NAV per share does not represent the amount of our assets less our liabilities in accordance with GAAP. We do not represent, warrant or guarantee that:

•	a stockholder would be able to realize the NAV per share for the class of shares a stockholder owns if the stockholder attempts to sell its shares;

•

a stockholder would ultimately realize distributions per share equal to the NAV per share for the class of shares it owns upon liquidation of our assets and settlement of our liabilities or a sale of our company;

•	shares of our common stock would trade at their NAV per share on a national securities exchange;

•	a third party would offer the NAV per share for each class of shares in an arm’s-length transaction to purchase all or substantially all of our shares; or

•	the NAV per share would equate to a market price of an open-ended real estate fund.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 1, 2023, information regarding the number and percentage of shares owned by each director, our named executive officers, all directors and executive officers as a group, and any person known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes securities that a person has the right to acquire within 60 days. The address for each of the persons named below is in care of our principal executive offices at 2001 Ross Avenue, Suite 3400, Dallas Texas 75201.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
Directors and Named Executive Officers:
R. Scott Dennis (1)	8,222	*
R. Lee Phegley, Jr.	—	*
Paul S. Michaels (2)	36,849	*
Beth A. Zayicek	4,111	*
James H. Forson	7,097	*
R. David Kelly (3)	6,731	*
Paul E. Rowsey	21,051	*
J. Ray Nixon	11,675	*
All current executive officers and directors as a group (8 persons)	95,738	*
Beneficial Owner of More Than 5% of Outstanding Shares:
Massachusetts Mutual Life Insurance Company	13,523,324	65%
Invesco Global Property Plus Fund	3,146,997	15%
Invesco Realty, Inc.	1,366,852	7%

*	Represents less than 1%.
(1)	Shares are owned by Dennis Family Partners, Ltd., a limited partnership which is indirectly owned by R. Scott Dennis and his wife and controlled by R. Scott Dennis.
(2)	Shares are owned by P&L Michaels Investments LLC, a limited liability company which is owned and controlled by Paul S. Michaels and his wife.
(3)	Includes 4,105 shares held by the Ralph David Kelly Revocable Trust, of which R. David Kelly is the grantor and trustee.

DESCRIPTION OF CAPITAL STOCK

We were formed under the laws of the State of Maryland. The rights of our stockholders are governed by Maryland law as well as our charter and bylaws. The following summary of the terms of our stock is a summary of all material provisions concerning our stock and you should refer to the MGCL and our charter and bylaws for a full description. The following summary is qualified in its entirety by the more detailed information contained in our charter and bylaws. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. You can obtain copies of our charter and bylaws and every other exhibit to our registration statement upon request. See the “Where You Can Find More Information” section below.

Under our charter, we have authority to issue a total of 3,700,000,000 shares of capital stock. Of the total shares of stock authorized, 3,600,000,000 shares are classified as common stock with a par value of $0.01 per share, 600,000,000 of which are classified as Class T shares, 600,000,000 of which are classified as Class S shares, 600,000,000 of which are classified as Class D shares, 600,000,000 of which are classified as Class I shares, 600,000,000 of which are classified as Class E shares, and 600,000,000 of which are classified as Class N shares, and 100,000,000 shares are classified as preferred stock with a par value $0.01 per share, of which 125 shares are designated as 12.5% Series A Redeemable Cumulative Preferred Stock. In addition, our board of directors may amend our charter from time to time, without stockholder approval, to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.

Common Stock

Subject to the restrictions on ownership and transfer of stock set forth in our charter and except as may otherwise be specified in our charter, the holders of common stock are entitled to one vote per share on all matters voted on by stockholders, including election of our directors. The holders of common stock vote together as a single class on all actions to be taken by the stockholders; provided, however, that with respect to (1) any amendment of our charter that would materially and adversely affect the rights, preferences and privileges of only a particular class of common stock, (2) any matter submitted to stockholders that relates solely to a particular class of common stock or (3) any matter submitted to stockholders in which the interests of a particular class of common stock differ from the interests of all other classes of common stock, only the affirmative vote of the holders of a majority of such affected class of common stock, with no other class of common stock voting except such affected class of common stock voting as a separate class, will be required.

Our charter does not provide for cumulative voting in the election of our directors. Therefore, the holders of a majority of the outstanding shares of our common stock can elect our entire board of directors. Subject to any preferential rights of any outstanding class or series of shares of stock and to the provisions in our charter regarding the restriction on ownership and transfer of stock, the holders of common stock are entitled to such distributions as may be authorized from time to time by our board of directors (or a committee of the board of directors) and declared by us out of legally available funds and, upon liquidation, are entitled to receive all assets available for distribution to our stockholders. Upon issuance for full payment in accordance with the terms of this offering, all shares of our common stock issued in the offering will be fully paid and non-assessable. Holders of common stock will not have preemptive rights, which means that you will not have an automatic option to purchase any new shares of stock that we issue.

Our charter also contains a provision permitting our board of directors, without any action by our stockholders, to classify or reclassify any unissued common stock into one or more classes or series by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption of any new class or series of shares of stock.

We will generally not issue certificates for shares of our common stock. Shares of our common stock will be held in “uncertificated” form, which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable stock certificates and eliminate the need to return a duly executed stock certificate to effect a transfer. SS&C GIDS, Inc. acts as our registrar and as the transfer agent for our shares. Transfers can be effected simply by mailing to our transfer agent a transfer and assignment form, which we will provide to you at no charge upon written request.

Class T Shares

Each Class T share issued in the primary offering is subject to an upfront selling commission of up to 3.0%, and an upfront dealer manager fee of 0.5%, of the transaction price of each Class T share sold in the offering on the date of the purchase, however such amounts may vary at certain participating broker-dealers provided that the sum will not exceed 3.5% of the transaction price. The Dealer Manager anticipates that all or a portion of the upfront selling commissions and dealer manager fees will be retained by, or reallowed (paid) to, participating broker-dealers.

We pay the Dealer Manager selling commissions over time as a stockholder servicing fee with respect to our outstanding Class T shares equal to 0.85% per annum of the aggregate NAV of our outstanding Class T shares. For each Class T share, this stockholder servicing fee consists of a representative stockholder servicing fee and a dealer stockholder servicing fee. We expect that generally the representative stockholder servicing fee will equal 0.65% per annum and the dealer stockholder servicing fee will equal 0.20% per annum, of the aggregate NAV for each Class T share. However, with respect to Class T shares sold through certain participating broker-dealers, the representative stockholder servicing fee and the dealer stockholder servicing fee may be other amounts, provided that the sum of such fees will always equal 0.85% per annum of the NAV of such shares. The stockholder servicing fees are paid monthly in arrears. The Dealer Manager reallows (pays) all or a portion of the stockholder servicing fees to participating broker-dealers and servicing broker-dealers for ongoing stockholder services performed by such broker-dealers and will waive stockholder servicing fees to the extent a broker-dealer is not eligible to receive it for failure to provide such services.

The upfront selling commission and dealer manager fee are each not payable in respect of any Class T shares sold pursuant to our distribution reinvestment plan, but such shares will be charged the stockholder servicing fee payable with respect to all our outstanding Class T shares.

We will cease paying the stockholder servicing fee with respect to any Class T share held in a stockholder’s account at the end of the month in which the Dealer Manager in conjunction with the transfer agent determines that total upfront selling commissions, dealer manager fees and stockholder servicing fees paid with respect to the shares held by such stockholder within such account would exceed, in the aggregate, 8.75% (or a lower limit as set forth in the applicable agreement between the Dealer Manager and a participating broker-dealer at the time such Class T shares were issued) of the gross proceeds from the sale of such shares (including the gross proceeds of any shares issued under our distribution reinvestment plan upon the reinvestment of distributions paid with respect thereto or with respect to any shares issued under our distribution reinvestment plan directly or indirectly attributable to such shares). At the end of such month, such Class T share will convert into a number of Class I shares (including any fractional shares) with an equivalent aggregate NAV as such share. Although we cannot predict the length of time over which the stockholder servicing fee will be paid due to potential changes in the NAV of our shares, this fee would be paid with respect to a Class T share (in the case of a limit of 8.75% of gross proceeds) over approximately seven years from the date of purchase, assuming payment of the full upfront selling commissions and dealer manager fees, opting out of the distribution reinvestment plan and a constant NAV of $25.00 per share.

Class S Shares

Each Class S share issued in the primary offering is subject to an upfront selling commission of up to 3.5% of the transaction price of each Class S share sold in the offering on the date of the purchase. The Dealer Manager anticipates that all or a portion of the upfront selling commissions will be retained by, or reallowed (paid) to, participating broker-dealers. No upfront dealer manager fees are paid for sales of any Class S shares.

We pay the Dealer Manager selling commissions over time as a stockholder servicing fee with respect to our outstanding Class S shares equal to 0.85% per annum of the aggregate NAV of our outstanding Class S shares. The stockholder servicing fees are paid monthly in arrears. The Dealer Manager reallows (pays) all or a portion of the stockholder servicing fees to participating broker-dealers and servicing broker-dealers for ongoing stockholder services performed by such broker-dealers, and will waive stockholder servicing fees to the extent a broker-dealer is not eligible to receive it for failure to provide such services.

The upfront selling commission is not payable in respect of any Class S shares sold pursuant to our distribution reinvestment plan, but such shares will be charged the stockholder servicing fee payable with respect to all our outstanding Class S shares.

We will cease paying the stockholder servicing fee with respect to any Class S share held in a stockholder’s account at the end of the month in which the Dealer Manager in conjunction with the transfer agent determines that total upfront selling commissions and stockholder servicing fees paid with respect to the shares held by such stockholder within such account would exceed, in the aggregate, 8.75% of the gross proceeds from the sale of such shares (including the gross proceeds of any shares issued under our distribution reinvestment plan upon the reinvestment of distributions paid with respect thereto or with respect to any shares issued under our distribution reinvestment plan directly or indirectly attributable to such shares). At the end of such month, such Class S share will convert into a number of Class I shares (including any fractional shares) with an equivalent aggregate NAV as such share. Although we cannot predict the length of time over which the stockholder servicing fee will be paid due to potential changes in the NAV of our shares, this fee would be paid with respect to a Class S share over approximately seven years from the date of purchase, assuming payment of the full upfront selling commissions, opting out of the distribution reinvestment plan and a constant NAV of $25.00 per share.

Class D Shares

Each Class D share issued in the primary offering is subject to an upfront selling commission of up to 1.5% of the transaction price of each Class D share sold in the offering on the date of the purchase. The Dealer Manager anticipates that all or a portion of the upfront selling commissions will be retained by, or reallowed (paid) to, participating broker-dealers. No upfront dealer manager fees are paid for sales of any Class D shares.

We pay the Dealer Manager selling commissions over time as a stockholder servicing fee with respect to our outstanding Class D shares equal to 0.25% per annum of the aggregate NAV of all our outstanding Class D shares, including any Class D shares sold pursuant to our distribution reinvestment plan. The stockholder servicing fees are paid monthly in arrears. The Dealer Manager reallows (pays) all or a portion of the stockholder servicing fees to participating broker-dealers and servicing broker-dealers for ongoing stockholder services performed by such broker-dealers and will waive stockholder servicing fees to the extent a broker-dealer is not eligible to receive it for failure to provide such services.

The upfront selling commission is not payable in respect of any Class D shares sold pursuant to our distribution reinvestment plan, but such shares will be charged the stockholder servicing fee payable with respect to all our outstanding Class D shares.

Class D shares are generally available for purchase in this offering only (1) through fee-based programs, also known as wrap accounts, that provide access to Class D shares, (2) through participating broker-dealers that have alternative fee arrangements with their clients to provide access to Class D shares, (3) through transaction/brokerage platforms at participating broker-dealers, (4) through certain registered investment advisers, (5) through bank trust departments or any other organization or person authorized to act in a fiduciary capacity for its clients or customers or (6) by other categories of investors that we name in an amendment or supplement to this prospectus.

We will cease paying the stockholder servicing fee with respect to any Class D share held in a stockholder’s account at the end of the month in which the Dealer Manager in conjunction with the transfer agent determines that total upfront selling commissions and stockholder servicing fees paid with respect to the shares held by such stockholder within such account would exceed, in the aggregate, 8.75% of the gross proceeds from the sale of such shares (including the gross proceeds of any shares issued under our distribution reinvestment plan upon the reinvestment of distributions paid with respect thereto or with respect to any shares issued under our distribution reinvestment plan directly or indirectly attributable to such shares). At the end of such month, such Class D share will convert into a number of Class I shares (including any fractional shares) with an equivalent aggregate NAV as such share. Although we cannot predict the length of time over which the stockholder servicing fee will be paid due to potential changes in the NAV of our shares, this fee would be paid with respect to a Class D share over approximately 30 years from the date of purchase, assuming opting out of the distribution reinvestment plan and a constant NAV of $25.00 per share.

Class I Shares

No upfront selling commissions or dealer manager fees or stockholder servicing fees are paid for sales of any Class I shares.

Class I shares are generally available for purchase in this offering only (1) through fee-based programs, also known as wrap accounts, that provide access to Class I shares, (2) by endowments, foundations, pension funds and other institutional investors, (3) through participating broker-dealers that have alternative fee arrangements with their clients to provide access to Class I shares, (4) through certain registered investment advisers, (5) by our executive officers and directors and their immediate family members, as well as officers and employees of the Adviser, Invesco or other affiliates and their immediate family members, and joint venture partners, consultants and other service providers or (6) other categories of investors that we name in an amendment or supplement to this prospectus.

Class E Shares

No upfront selling commissions or dealer manager fees or stockholder servicing fees are paid for sales of any Class E shares.

Class E shares are generally available for purchase in this offering by (1) our executive officers and directors and their immediate family members, (2) officers and employees of Invesco or its affiliates and (3) Other Invesco Accounts.

Private Offering of Class E Shares

We are conducting a private offering of up to $20.0 million in Class E shares of our common stock. We are offering shares of our common stock for sale in the private offering only to certain employees of the Adviser or its affiliates that are “accredited investors,” as that term is defined under the Securities Act and Regulation D promulgated thereunder. Our Class E shares have been, and will continue to be, sold at a price per Class E share equal to our NAV per Class E share. As of April 1, 2023, we have received aggregate gross offering proceeds of approximately $2.2 million from the sale of Class E shares in the private offering.

Class N Shares

No Class N shares are being sold in this offering. We will not pay any stockholder servicing fees with respect to our Class N shares and we will not begin paying our Adviser a management fee with respect to our Class N shares until January 16, 2030, the ten-year anniversary of the commencement of our private offering of Class N shares. See “Compensation.” Holders of Class N shares are entitled to receive distributions at the same rate applicable to other classes of our common stock, except with regard to deductions based on class-specific fees and expenses. Holders of the Class N shares are entitled to the same voting rights as holders of other classes of our common stock. Upon the commencement of this offering, we will exchange any shares of Class N common stock held by our directors and by employees of our Adviser into shares of our Class E common stock.

Private Offering of Class N Shares

We are conducting a private offering of up to $1 billion in Class N shares of our common stock. We are offering shares of our common stock for sale in the private offering only to persons that are “accredited investors,” as that term is defined under the Securities Act and Regulation D promulgated thereunder. Our Class N shares were initially sold at a price per Class N share of $25.00. Thereafter, they have been, and will continue to be, sold at a price per Class N share equal to our NAV per Class N share. As of April 1, 2023, we have received aggregate gross offering proceeds of approximately $538.4 million from the sale of Class N shares in the private offering.

As of April 1, 2023, we have sold Class N shares in the private offering as follows:

•

MassMutual has, net of any subsequent repurchases, purchased 13,523,324 Class N shares, for an aggregate purchase price of $398.6 million. Additional details on MassMutual’s investment are described below. MassMutual has a material financial interest in and the right to designate a member of the board of directors of our sponsor, Invesco.

•	Invesco Global Property Plus Fund, a sub-fund of Invesco Global Real Estate Fund FCP-RAIF, has purchased 1,992,224 Class N shares for an aggregate purchase price of $61.0 million.

•

Invesco Realty, Inc., an affiliate of Invesco, purchased 749,133 Class N shares for an aggregate purchase price of $20.0 million. These shares were subsequently exchanged for Class T, Class S, Class D and Class I shares.

•

Five of our directors who are not Invesco employees purchased an aggregate of 54,987 Class N shares for an aggregate purchase price of $1.4 million. These shares were subsequently exchanged for Class E shares.

•

Certain employees of the Adviser or its affiliates purchased an aggregate of 95,211 Class N shares for an aggregate purchase price of $2.6 million. These shares were subsequently exchanged for Class E shares.

MassMutual Registration Rights

We have entered into an exchange and registration rights agreement with MassMutual (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, after September 28, 2025, the fifth anniversary of the initial sale of Class N shares to MassMutual, MassMutual may require us to exchange all or a portion of its Class N shares for shares of our common stock of any of the classes being sold in this offering, and file with the SEC, and maintain the effectiveness of (for no longer than three years), one or more registration statements registering the offer and sale of the new shares issued in such exchanges. MassMutual’s rights under the Registration Rights Agreement will terminate at any time that its aggregate shares of our common stock have an aggregate NAV per share of less than $20 million. We will have no obligation to assist MassMutual in the marketing or distribution of any shares registered for sale pursuant to the Registration Rights Agreement. We will pay all costs and expenses related to the performance of our obligations under the Registration Rights Agreement up to a maximum of $1.0 million.

MassMutual Repurchase Rights

On July 29, 2021, we entered into a subscription agreement with MassMutual (the “Subscription Agreement”) pursuant to which MassMutual agreed to purchase up to $200 million in Class N shares upon our request at one or more closings held prior to January 29, 2023 (the 18-month anniversary of the date of the Subscription Agreement) in the private offering. MassMutual previously agreed to purchase up to $200 million in Class N shares in the private offering pursuant to the subscription agreement between us and MassMutual dated August 7, 2020 (the “Initial Subscription Agreement”), for a total commitment of up to $400 million.

Through December 31, 2024, we may require MassMutual to purchase additional Class N shares (the “Additional Shares”), in one or more closings, in an amount equal to the aggregate purchase price paid by MassMutual for Class N shares that were subsequently repurchased by us.

We have granted MassMutual certain repurchase rights in connection with the Class N shares acquired by MassMutual pursuant to the Subscription Agreement, as amended, and the Initial Subscription Agreement (collectively, the “MassMutual Shares”). MassMutual Shares are not eligible for repurchase pursuant to our share repurchase plan, as described elsewhere in this prospectus.

Through December 31, 2024, we may in our sole discretion repurchase MassMutual Shares on a monthly basis at a price per share equal to the NAV per Class N share as of the last day of the month preceding the Determination Date (as defined below) in an amount with an aggregate repurchase price no greater than (1) the aggregate purchase price paid by MassMutual for MassMutual Shares (including any Additional Shares) less (2) the aggregate repurchase price paid to MassMutual by us.

In any month, MassMutual may elect to forego the next monthly repurchase. At all times, we will limit monthly repurchases as necessary to ensure that the aggregate NAV of MassMutual Shares is not less than $50 million.

MassMutual Automatic Repurchase Rights

Beginning January 1, 2025, we are required to repurchase MassMutual Shares on a monthly basis at a price per share equal to the NAV per Class N share as of the last day of the month preceding the Determination Date (as defined below) until we have repurchased at least $200 million of MassMutual Shares (calculated as the aggregate repurchase price we paid to MassMutual less the aggregate purchase price of any Additional Shares acquired by MassMutual).

The aggregate amount (based upon aggregate repurchase price) of MassMutual Shares that we are required to repurchase in any month will be equal to (a) the sum of 100% of the monthly net proceeds to us from the sale of shares of common stock to Invesco Global Property Plus Fund, a sub-fund of Invesco Global Real Estate Fund FCP-RAIF (the “IGP+ Fund”), which is managed by an affiliate of the Adviser, as of the Determination Date, plus (b) between 50% and 100% (in our discretion) of the monthly net proceeds to us from the sale of shares of common stock to persons other than the IGP+ Fund as of the Determination Date. “Determination Date” means the date that is two business days prior to the first calendar day of the month in which the repurchase occurs.

In any month, MassMutual may elect to forego the next monthly repurchase. At all times, we will limit monthly repurchases as necessary to ensure that the aggregate NAV of MassMutual Shares is not less than $50 million.

MassMutual Repurchase Rights Upon Request

Beginning January 1, 2025, MassMutual will have the right to request that we repurchase any outstanding MassMutual Shares, subject to the terms set forth below.

Such repurchases will be made monthly upon written request of MassMutual at a price per share equal to the NAV per Class N share as of the last day of the immediately preceding month. The repurchase price of MassMutual Shares may never be less than the applicable NAV per share for the month immediately preceding the month in which the repurchase occurs. MassMutual may revoke a repurchase request in writing at any time prior to the repurchase date.

The aggregate amount (based upon aggregate repurchase price) of MassMutual Shares that we are required to repurchase in any month upon MassMutual’s request will be limited to no more than (a) 15% of the net proceeds to us from the sale of shares of common stock and securities convertible into shares of common stock to persons other than MassMutual and its affiliates in the month immediately preceding the month in which MassMutual’s repurchase request is timely submitted, and (b) 1.5% of our aggregate NAV as of the last day of the month immediately preceding the month in which MassMutual’s repurchase request is timely submitted.

We will not be required to repurchase (1) in any calendar year, more than $150 million of MassMutual Shares or (2) in any calendar month, MassMutual Shares with an aggregate repurchase price equal to more than 100% of the net proceeds to us from the sale of shares of our common stock during such month.

Other Terms of Common Stock

If not already converted into Class I shares upon a determination that total upfront selling commissions, dealer manager fees and stockholder servicing fees paid with respect to such shares would exceed the applicable limit as described in the “—Class T Shares,” “—Class S Shares” and “—Class D Shares” sections above, each Class T share, Class S share, Class D share, Class E share and Class N share held in a stockholder’s account will automatically and without any action on the part of the holder thereof convert into a number of Class I shares (including any fractional shares) with an equivalent NAV as such share on the earliest of (1) a listing of Class I shares, (2) our merger or consolidation with or into another entity or the sale or other disposition of all or substantially all of our assets, in each case in a transaction in which our stockholders receive cash or securities listed on a national securities exchange, or (3) after termination of the primary portion of the offering in which such Class T shares, Class S shares, Class D shares, Class E shares or Class N shares were sold, the end of the month in which we, with the assistance of the Dealer Manager, determine that all underwriting compensation from all sources in connection with the offering, including upfront selling commissions, the stockholder servicing fee and other underwriting compensation, is equal to 10% of the gross proceeds of the primary portion of the offering. In addition, immediately before any liquidation, dissolution or winding up, each Class T share, Class S share, Class D share, Class E share and Class N share will automatically convert into a number of Class I shares (including any fractional shares) with an equivalent NAV as such share.

Preferred Stock

Our charter authorizes our board of directors to designate and issue one or more classes or series of preferred stock without stockholder approval, and to establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of repurchase of each class or series of preferred stock so issued. Because our board of directors has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders of any series or class of preferred stock preferences, powers and rights senior to the rights of holders of common stock. However, the voting rights per share of any series or class of preferred stock sold in a private offering may not exceed voting rights which bear the same relationship to the voting rights of a publicly held share as the consideration paid to us for each privately-held preferred share bears to the book value of each outstanding publicly held share. If we ever created and issued preferred stock with a distribution preference over common stock, payment of any distribution preferences of outstanding preferred stock would reduce the amount of funds available for the payment of distributions on the common stock. Further, holders of preferred stock are normally entitled to receive a liquidation preference in the event we liquidate, dissolve or wind up before any payment is made to the common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of preferred stock may render more difficult or tend to discourage a merger, offer or proxy contest, the assumption of control by a holder of a large block of our securities, or the removal of incumbent management. Other than the issuance of the 12.5% Series A Redeemable Cumulative Preferred Stock described below, our board of directors has no present plans to issue any preferred stock but may do so at any time in the future without stockholder approval.

On September 1, 2020, we filed Articles Supplementary to our charter, which set forth the rights, preferences and privileges of our 12.5% Series A Redeemable Cumulative Preferred Stock, par value $0.01 per share (“Series A Preferred Stock”). On November 20, 2020, we issued 125 shares of Series A Preferred Stock in a private placement for the purpose of satisfying the requirement that we have at least 100 stockholders in order to qualify as a REIT for our taxable year ended December 31, 2020. There are currently 125 shares of Series A Preferred Stock issued and outstanding.

Holders of the Series A Preferred Stock are entitled to a cumulative preferred dividend, payable semiannually, in an amount equal to 12.5% per annum of the $500 purchase price per share of Series A Preferred Stock, plus any accrued and unpaid dividends. In the event of our voluntary or involuntary dissolution, liquidation or winding up, the holders of shares of Series A Preferred Stock are entitled to receive, pro rata in cash out of our assets legally available therefor, before any distributions of our assets may be made to the holders of shares of our common stock, an amount per share of Series A Preferred Stock equal to the $500 initial purchase price plus any accrued and unpaid dividends on such share.

The Series A Preferred Stock are redeemable in whole or in part by us at any time. The redemption price for any share of Series A Preferred Stock redeemed by us will be equal to the initial $500 purchase price of the redeemed share plus any accrued and unpaid dividends on such share and, if such redemption occurs on or prior to December 31, 2022, a $50 per share redemption premium.

Holders of shares of Series A Preferred Stock are not entitled to vote such shares on any matter submitted to our stockholders for a vote, except that the consent of a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class, will be required for (a) our authorization or issuance of any equity security senior to or on parity with the Series A Preferred Stock, (b) any reclassification of the Series A Preferred Stock, or (c) certain amendments to our charter, including the terms of the Series A Preferred Stock, that would materially and adversely affects the rights, preferences or powers of the Series A Preferred Stock.

Shares of Series A Preferred Stock are not convertible or exchangeable into any other securities and are subject to significant limitations on transfer.

Meetings and Special Voting Requirements

An annual meeting of the stockholders will be held each year, upon reasonable notice to our stockholders, but no sooner than 30 days after delivery of our annual report to stockholders. Special meetings of stockholders may be called only upon the request of a majority of our directors, a majority of our independent directors or our chief executive officer, president or chairperson of the board of directors and must be called by our secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast at least 10% of the votes entitled to be cast on such matter at the meeting. Upon receipt of a written request stating the purpose of any such special meeting, our secretary shall provide a written notice to our stockholders within 10 days of receipt of such written request, stating the purpose of the meeting and setting a meeting date not less than 15 nor more than 60 days after the distribution of such notice. The presence either in person or by proxy of stockholders entitled to cast at least 50% of all the votes entitled to be cast on such matter at the meeting on any matter will constitute a quorum. Generally, the affirmative vote of a majority of all votes cast is necessary to take stockholder action, except as described in the next paragraph and except that the affirmative vote of a majority of the shares represented in person or by proxy at a meeting at which a quorum is present is required to elect a director.

Under the MGCL and our charter, stockholders generally are entitled to vote at a duly held meeting at which a quorum is present on (1) amendments to our charter, (2) our liquidation and dissolution, (3) a merger, consolidation, conversion, statutory share exchange, (4) sale or other disposition of all or substantially all of our assets (other than in the ordinary course of business), and (5) election or removal of our directors. Except with respect to the election of directors or as otherwise provided in the MGCL or our charter, the vote of stockholders holding a majority of the outstanding shares of our stock entitled to vote is required to approve any such action, and no such action can be taken by our board of directors without such majority vote of our stockholders. Without limitation of the foregoing, pursuant to Section 3-104 of the MGCL, our board of directors may mortgage, pledge or create any other security interest in any or all of our assets, and transfer all or substantially all of our assets to a wholly-owned subsidiary, whether or not in the ordinary course of business, without stockholder approval. Stockholders are not entitled to exercise any of the rights of an objecting stockholder provided for in Title 3, Subtitle 2 of the MGCL unless our board of directors determines that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of the determination in connection with which stockholders would otherwise be entitled to exercise such rights. Stockholders have the power, without the concurrence of the directors, to remove a director from our board of directors with or without cause, by the affirmative vote of a majority of the shares of stock entitled to vote generally in the election of directors.

Stockholders are entitled to receive a copy of our stockholder list upon request. The list provided by us will include each stockholder’s name, address and telephone number and number of shares of stock owned by each stockholder and will be sent within 10 days of our receipt of the request. The stockholder list shall be maintained as part of our books and records and shall be available for inspection by any stockholder or the stockholder’s designated agent at our corporate offices upon the request of a stockholder. The stockholder list will be updated at least quarterly to reflect changes in the information contained therein. The copy of the stockholder list will be printed in alphabetical order, on white paper, and in a readily readable type size (in no event smaller than ten-point type). A stockholder requesting a list will be required to pay reasonable costs of postage and duplication. The purposes for which a stockholder may request a copy of the stockholder list include, but are not limited to, matters relating to stockholders’ voting rights, the exercise of stockholder rights under federal proxy laws and any other proper purpose. If the Adviser or our board of directors neglects or refuses to exhibit, produce or mail a copy of our stockholder list as requested, the Adviser or our board of directors, as the case may be, shall be liable to any stockholder requesting our stockholder list for the costs, including reasonable attorneys’ fees, incurred by that stockholder for compelling the production of our stockholder list, and for actual damages suffered by any such stockholder by reason of such refusal or neglect. It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of our stockholder list is to secure such list or other information for the purpose of selling our stockholder list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a stockholder relative to our affairs. We have the right to request that a requesting stockholder represent to us that the list will not be used to pursue commercial interests unrelated to such stockholder’s interest in us. The remedies provided by our charter to stockholders requesting copies of our stockholder list are in addition to, and shall not in any way limit, other remedies available to stockholders under federal law, or the laws of any state.

In addition to the foregoing, once our common stock has been registered under the Exchange Act and we are subject to the SEC’s proxy rules, stockholders will have rights under Rule 14a-7 under the Exchange Act, which provides that, upon the request of a stockholder and the payment of the expenses of the distribution, we are required to distribute specific materials to stockholders in the context of the solicitation of proxies by a stockholder for voting on matters presented to stockholders or, at our option, provide requesting stockholders with a copy of the list of stockholders so that the requesting stockholder may make the distribution of such materials.

Furthermore, pursuant to our charter, any stockholder and any designated representative thereof shall be permitted access to our corporate records to which such stockholder is entitled under applicable law at all reasonable times, and may inspect and copy any of them for a reasonable charge. Under Maryland law, stockholders are entitled to inspect and copy only our bylaws, minutes of stockholder proceedings, annual statements of affairs, voting trust agreements and statements of stock and securities issued by us during the period specified by the requesting stockholder, which period may not be longer than 12 months prior to the date of the stockholder’s request. Because our stockholders are entitled to inspect only those corporate records that stockholders are entitled to inspect and copy under Maryland law, our stockholders will not be entitled to inspect and copy the minutes of the meetings of our board of directors, which are records that certain states other than Maryland allow corporate stockholders to inspect and copy. Requests to inspect or copy our corporate records must be made in writing to: Invesco Real Estate Income Trust Inc., 2001 Ross Avenue, Suite 3400, Dallas,

Texas 75201. It is the policy of our board of directors to comply with all proper requests for access to our corporate records in conformity with our charter and Maryland law.

Restrictions on Ownership and Transfer

Our charter contains restrictions on the number of shares of our stock that a person or group may own. No person or group may acquire or hold, directly or indirectly through application of constructive ownership rules, in excess of 9.9% in value or number of shares, whichever is more restrictive, of our outstanding common stock or 9.9% in value or number of shares, whichever is more restrictive, of our outstanding stock of all classes or series unless they receive an exemption from our board of directors.

Subject to certain limitations, our board of directors, in its sole discretion, may exempt a person prospectively or retroactively from, or modify, these limits, subject to such terms, conditions, representations and undertakings as it may determine or our charter may require. Our board of directors has granted MassMutual a waiver from the stock ownership limits set forth in our charter with respect to the $400 million aggregate amount of Class N shares that MassMutual may purchase from us in our private offering of Class N shares. Our charter provides for, and our board of directors may grant, limited exemptions to certain persons who directly or indirectly own our stock, including directors, officers and stockholders controlled by them or trusts for the benefit of their families.

Our charter further prohibits any person from beneficially or constructively owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT and any person from transferring shares of our stock if the transfer would result in our stock being beneficially owned by fewer than 100 persons. Any person who acquires or intends to acquire shares of our stock that may violate any of these restrictions, or who is the intended transferee of shares of our stock which are transferred to the trust, as described below, is required to give us immediate written notice, or in the case of a proposed or attempted transaction, give at least 15 days prior written notice, and provide us with such information as we may request in order to determine the effect of the transfer on our status as a REIT. The above restrictions will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT or that compliance with such restrictions is no longer required for us to qualify as a REIT.

Any attempted transfer of our stock which, if effective, would result in violation of the above limitations, except for a transfer which results in shares being beneficially owned by fewer than 100 persons, in which case such transfer will be void and of no force and effect and the intended transferee shall acquire no rights in such shares, will cause the number of shares causing the violation, rounded to the nearest whole share, to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries designated by us and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day, as defined in our charter, prior to the date of the transfer. Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiaries. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiaries. Subject to Maryland law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiaries. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the charitable beneficiaries in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiaries as follows. The proposed transferee will receive the lesser of (1) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust, such as a gift, devise or other similar transaction, the market price, as defined in our charter, of the shares on the day of the event causing the shares to be held in the trust and (2) the price per share received by the trustee from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions which have been paid to the proposed transferee and are owed by the proposed transferee to the trustee. Any net sale proceeds in excess of the amount payable per share to the proposed transferee will be paid immediately to the charitable beneficiaries. If, prior to our discovery that shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then the shares shall be deemed to have been sold on behalf of the trust and, to the extent that the proposed transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer to the trust, or, in the case of a devise or gift, the market price at the time of the devise or gift and (2) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiaries in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee. We may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions which have been paid to the proposed transferee and are owed by the proposed transferee to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiaries.

If the transfer to the trust as described above is not automatically effective for any reason to prevent violation of the above limitations or our failing to qualify as a REIT, then the transfer of the number of shares that otherwise cause any person to violate the above limitations will be void and the intended transferee shall acquire no rights in such shares.

All certificates, if any, representing shares of our stock issued in the future will bear a legend referring to the restrictions described above.

Every owner of more than 5% of the outstanding shares of our stock during any taxable year, or such lower percentage as required by the Code or the regulations promulgated thereunder or as otherwise required by our board of directors, within 30 days after the end of each taxable year, is required to give us written notice, stating his or her name and address, the number of shares of each class and series of our stock which he or she beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of its beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder shall, upon demand, be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Distribution Policy

We have declared, and intend to continue to declare, monthly distributions as authorized by our board of directors and to pay such distributions on a monthly basis and have paid, and intend to continue to pay, such distributions on a monthly basis. We commenced paying distributions in December 2020 and have paid distributions each month since such date. Our distribution policy is set by our board of directors and is subject to change based on available cash flows. We cannot guarantee the amount of distributions paid, if any. You will not be entitled to receive a distribution if your shares are repurchased prior to the applicable time of the record date.

In connection with a distribution to our stockholders, our board of directors approves a monthly distribution for a certain dollar amount per share for each class of our common stock.

Distributions are made on all classes of our common stock at the same time. The per share amount of distributions on Class T, Class S, Class D, Class I and Class E shares will likely differ because of different class-specific stockholder servicing fees that are deducted from the gross distributions for each share class. We use the “record share” method of determining the per share amount of distributions on shares of each class of our common stock, although our board of directors may choose any other method. The “record share” method is one of several distribution calculation methods for multiple-class funds recommended, but not required, by the American Institute of Certified Public Accountants. Under this method, the amount to be distributed on our common stock will be increased by the sum of all class-specific stockholder servicing fees for such period. Such amount will be divided by the number of shares of our common stock outstanding on the record date. Such per share amount will be reduced for each class of common stock by the per share amount of any class-specific stockholder servicing fees allocable to such class.

We intend to distribute sufficient income so that we satisfy the requirements for qualification as a REIT. In order to qualify as a REIT, we are required to distribute annually to our stockholders dividends equal to at least 90% of our REIT taxable income, determined without regard to the dividends-paid deduction and excluding net capital gains. See “U.S. Federal Income Tax Considerations—Taxation of REITs in General—Requirements for Qualification as a REIT” and “U.S. Federal Income Tax Considerations—Annual Distribution Requirements Applicable to REITs.” Generally, income we distribute to stockholders will not be taxable to us under the Code if we qualify to be taxed as a REIT.

Distributions are authorized at the discretion of our board of directors, in accordance with our earnings, cash flows and general financial condition. Our board of directors’ discretion is directed, in substantial part, by its obligation to cause us to comply with the REIT requirements. Because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular distribution period but may be made in anticipation of cash flows which we expect to receive during a later quarter and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform. Due to these timing differences, we may be required to borrow money, use proceeds from the issuance of securities (in this offering or subsequent offerings, if any) or sell assets in order to distribute amounts sufficient to satisfy the REIT distribution requirement. We have not established any limit on the amount of proceeds from this offering that may be used to fund distributions other than those limits imposed by our organizational documents and Maryland law.

There is no assurance we will pay distributions in any particular amount, if at all. We may fund any distributions from sources other than cash flow from operations, including, without limitation, the sale of or repayment under our assets, borrowings, or offering proceeds (including from sales of our common stock or Operating Partnership units), and we have no limits on the amounts we may pay from such sources. The extent to which we pay distributions from sources other than cash flow from operations will depend on various factors, including the level of participation in our distribution reinvestment plan, the extent to which the Adviser elects to receive its management fee in shares of our common stock and the Special Limited Partner elects to receive distributions on its performance participation interest in units of the Operating Partnership, how quickly we invest the proceeds from this and any future offering and the performance of our investments, including our real estate-related securities portfolio. Funding distributions from the sales of or repayment under our assets, borrowings, or proceeds of this offering will result in us having less funds available to acquire properties or other real estate-related investments. As a result, the return you realize on your investment may be reduced. Doing so may also negatively impact our ability to generate cash flows. Likewise, funding distributions from the sale of additional securities will dilute your interest in us on a percentage basis and may impact the value of your investment especially if we sell these securities at prices less than the price you paid for your shares. We believe the likelihood that we pay distributions from sources other than cash flow from operations will be higher in the early stages of the offering.

Under the MGCL, our board of directors may delegate to a committee of directors the power to fix the amount and other terms of a distribution. In addition, if our board of directors gives general authorization for a distribution and provides for or establishes a method or procedure for determining the maximum amount of the distribution, our board of directors may delegate to one of our officers the power, in accordance with the general authorization, to fix the amount and other terms of the distribution.

Distributions in kind shall not be permitted, except for distributions of readily marketable securities, distributions of beneficial interests in a liquidating trust established for our dissolution and the liquidation of our assets in accordance with the terms of our charter or distributions in which (a) our board of directors advises each stockholder of the risks associated with direct ownership of the property, (b) our board of directors offers each stockholder the election of receiving such in-kind distributions, and (c) in-kind distributions are made only to those stockholders that accept such offer. Our stockholders who receive distributions in kind of marketable securities may incur transaction expenses in liquidating the securities.

Distribution Reinvestment Plan

We have adopted a distribution reinvestment plan. Holders of shares of our common stock will have the cash distributions attributable to the shares they own automatically reinvested in additional shares unless they elect not to participate in our distribution reinvestment plan; provided, however, that clients of certain participating broker-dealers that do not permit automatic enrollment in our distribution reinvestment plan and stockholders which are residents of certain states that do not permit automatic enrollment in our distribution reinvestment plan will automatically receive their distributions in cash unless they elect to participate in our distribution reinvestment plan. In connection with the DST Program, OP Units issued in exchange for Interests in the event the Operating Partnership elects to exercise its FMV Option are eligible to participate in the distribution reinvestment plan

Any cash distributions attributable to the shares of our common stock owned by participants in the distribution reinvestment plan will be immediately reinvested in additional shares of the same class on behalf of the participants on the business day such distribution would have been paid to such stockholder. See “U.S. Federal Income Tax Considerations” for information concerning the U.S. federal income tax consequences of participating in the distribution reinvestment plan.

The purchase price for shares of our common stock purchased pursuant to the distribution reinvestment plan will be equal to the transaction price for the applicable class of shares at the time the distribution is payable. Stockholders will not pay upfront selling commissions or dealer manager fees when purchasing shares of our common stock pursuant to the distribution reinvestment plan. The stockholder servicing fees with respect to our Class T shares, Class S shares and Class D shares are calculated based on our NAV for those shares and may reduce the NAV or, alternatively, the distributions payable with respect to shares of each such class, including shares issued in respect of distributions on such shares under the distribution reinvestment plan. Shares acquired under the distribution reinvestment plan will entitle the participant to the same rights and be treated in the same manner as shares purchased in this offering.

We reserve the right to amend any aspect of our distribution reinvestment plan without the consent of our stockholders, provided that notice of any material amendment is sent to participants at least ten business days prior to the effective date of that amendment. In addition, we may suspend or terminate the distribution reinvestment plan for any reason at any time upon ten business days’ prior written notice to participants. A stockholder’s participation in the distribution reinvestment plan will be terminated to the extent that a reinvestment of such stockholder’s distributions would cause the percentage ownership or other limitations contained in our charter to be violated. Participants may terminate their participation in the distribution reinvestment plan with ten business days’ prior written notice to us.

Account Statements

Our transfer agent will provide on a quarterly basis to each participant in the distribution reinvestment plan a statement of account describing, as to such participant, (1) the distributions reinvested during the quarter, (2) the number of shares of our common stock purchased during the quarter, (3) the per share purchase price for such shares and (4) the total number of shares of our common stock purchased on behalf of the participant under the plan. On an annual basis, tax information with respect to income earned on shares under the distribution reinvestment plan for the calendar year will be provided to each applicable participant.

Restrictions on Roll-Up Transactions

In accordance with our charter, in connection with any proposed transaction considered a “Roll-up Transaction” involving us and the issuance of securities of an entity that would be created or would survive after the successful completion of the Roll-up Transaction, an appraisal of all of our assets must be obtained from a competent independent appraiser. If the appraisal will be included in a prospectus used to offer the securities of the roll-up entity, the appraisal shall be filed with the SEC and the states. The assets will be appraised on a consistent basis, and the appraisal will be based on the evaluation of all relevant information and shall indicate the value of the assets as of a date immediately prior to the announcement of the proposed Roll-up Transaction. The appraisal will assume an orderly liquidation of assets over a 12-month period. The terms of the engagement of the independent appraiser shall clearly state that the engagement is for our benefit and the benefit of our stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, will be included in a report to stockholders in connection with any proposed Roll-up Transaction.

A “Roll-up Transaction” is a transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of us and the issuance of securities of another entity, or a “Roll-up Entity,” that would be created or would survive after the successful completion of such transaction. The term Roll-up Transaction does not include:

•	a transaction involving our securities that have been for at least 12 months listed on a national securities exchange; or

•

a transaction involving our conversion to a corporate, trust, or association form if, as a consequence of the transaction, there will be no significant adverse change in any of the following: common stockholder voting rights; the term of our existence; compensation to the Adviser; or our investment objectives.

In connection with a proposed Roll-up Transaction, the person sponsoring the Roll-up Transaction must offer to common stockholders who vote “no” on the proposal the choice of:

•	accepting the securities of a Roll-up Entity offered in the proposed Roll-up Transaction; or

•	one of the following:

•	remaining as holders of our stock and preserving their interests therein on the same terms and conditions as existed previously; or

•	receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of our net assets.

We are prohibited from participating in any proposed Roll-up:

•

that would result in the common stockholders having democracy rights in a Roll-up Entity that are less than those provided in our charter and bylaws and described elsewhere in this prospectus, including rights with respect to the election and removal of directors, annual reports, annual and special meetings, amendment of our charter, and our dissolution;

•

that includes provisions that would operate to materially impede or frustrate the accumulation of shares of stock by any purchaser of the securities of the Roll-up Entity, except to the minimum extent necessary to preserve the tax status of the Roll-up Entity, or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-up Entity on the basis of the number of shares of stock held by that investor;

•	in which investor’s rights to access of records of the Roll-up Entity will be less than those provided in the “—Meetings and Special Voting Requirements” section above; or

•	in which any of the costs of the Roll-up Transaction would be borne by us if the Roll-up Transaction is rejected by our common stockholders.

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS

The following description of the terms of certain provisions of Maryland law and our charter and bylaws is only a summary. For a complete description, we refer you to the MGCL, our charter and our bylaws. We have filed our charter and bylaws as exhibits to the registration statement of which this prospectus forms a part.

Business Combinations

Under the MGCL, business combinations between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns, directly or indirectly, 10.0% or more of the voting power of the corporation’s outstanding voting stock; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10.0% or more of the voting power of the then outstanding stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80.0% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares of stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares of our common stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares of our common stock.

The MGCL permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution providing that any business combination between us and any other person is exempted from this statute, provided that such business combination is first approved by our board of directors. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed or our board of directors fails to first approve the business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

The MGCL provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of stockholders entitled to cast two-thirds of the votes entitled to be cast on the matter. Shares of stock owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares of stock entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares of stock the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares of stock. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of the shares of stock are considered and not approved or, if no such meeting is held, as of the date of the last control share acquisition by the acquiror. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares of stock as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (1) to shares of stock acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the Control Share Acquisition Act any and all acquisitions of our stock by any person. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board of directors;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board of directors be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

Pursuant to our charter we have elected, once we are eligible to make such an election, that vacancies on our board of directors be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we vest in our board of directors the exclusive power to fix the number of directorships, provided that the number is not less than three. We have not elected to be subject to any of the other provisions of Subtitle 8.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by our stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who is a stockholder of record at the record date set by our board of directors for the purpose of determining stockholders entitled to vote at the annual meeting, at the time of giving the advance notice required by the bylaws and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual nominated or on such other business and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to our board of directors at a special meeting may be made only (1) by or at the direction of our board of directors or (2) provided that the meeting has been called for the purpose of electing directors, by a stockholder who is a stockholder of record at the record date set by our board of directors for the purpose of determining stockholders entitled to vote at the special meeting, at the time of giving the advance notice required by the bylaws and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual nominated and who has complied with the advance notice provisions of the bylaws.

Tender Offers

Our charter provides that any tender offer made by any person, including any “mini-tender” offer, must comply with the provisions of Regulation 14D of the Exchange Act, including the notice and disclosure requirements. Among other things, the offeror must provide us notice of such tender offer at least ten business days before initiating the tender offer. If a person makes a tender offer that does not comply with such provisions, we may elect to grant tendering stockholders a rescission right with respect to their tendered shares. In addition, the non-complying offeror will be responsible for all of our expenses in connection with that offeror’s noncompliance.

Anti-takeover Effect of Certain Provisions of Maryland Law and of our Charter and Bylaws

The business combination provisions and the control share acquisition provisions of Maryland law, the provision of our charter electing to be subject to a provision of Subtitle 8, the advance notice provisions of our bylaws and the restrictions upon the ownership and transfer of our stock included in our charter could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for stockholders or otherwise be in their best interest.

SUMMARY OF THE OPERATING PARTNERSHIP AGREEMENT

We have summarized the material terms and provisions of the Limited Partnership Agreement of Invesco REIT Operating Partnership LP, which we refer to as the “partnership agreement.”

Management of the Operating Partnership

Invesco REIT Operating Partnership LP was formed on October 5, 2018 to acquire and hold assets on our behalf.

We intend to hold substantially all of our assets in the Operating Partnership or in subsidiary entities in which the Operating Partnership owns an interest. For purposes of satisfying the asset and gross income tests for qualification as a REIT for U.S. federal income tax purposes, our proportionate share of the assets and income of the Operating Partnership will be deemed to be our assets and income.

We are and expect to continue to be the sole general partner of the Operating Partnership. As of the date of this prospectus, the only limited partners of the Operating Partnership are us, in our capacity as limited partner, and Invesco REIT Special Limited Partner L.L.C., the Special Limited Partner and an affiliate of Invesco.

As the sole general partner of the Operating Partnership, we have the exclusive power to manage and conduct the business of the Operating Partnership. A general partner is accountable to a limited partnership as a fiduciary and consequently must exercise good faith and integrity in handling partnership affairs. No limited partner of the Operating Partnership may transact business for the Operating Partnership, or participate in management activities or decisions, except as provided in the partnership agreement and as required by applicable law. We may not be removed as general partner by the limited partners. Our board of directors will at all times have oversight and policy-making authority, including responsibility for governance, financial controls, compliance and disclosure with respect to the Operating Partnership. However, pursuant to the Advisory Agreement, we have delegated to the Adviser authority to make decisions related to the management of our and the Operating Partnership’s assets, including sourcing, evaluating and monitoring our investment opportunities and making decisions related to the acquisition, management, financing and disposition of our assets, in accordance with our investment objectives, guidelines, policies and limitations, subject to oversight by our board of directors.

The Special Limited Partner has expressly acknowledged and any future limited partners of the Operating Partnership will expressly acknowledge that we, as general partner, are acting on behalf of the Operating Partnership, ourselves and our stockholders collectively. Neither we nor our board of directors is under any obligation to give priority to the separate interests of the limited partners of the Operating Partnership or our stockholders in deciding whether to cause the Operating Partnership to take or decline to take any actions. If there is a conflict between the interests of our stockholders on the one hand and the Operating Partnership’s limited partners on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the Operating Partnership’s limited partners, provided, however, that for so long as we own a controlling interest in the Operating Partnership, any conflict that cannot be resolved in a manner not adverse to either our stockholders or the Operating Partnership’s limited partners may be resolved in favor of our stockholders. We are not liable under the partnership agreement to the Operating Partnership or to any of its limited partners for monetary damages for losses sustained, liabilities incurred or benefits not derived by such limited partners in connection with such decisions, provided that we have acted in good faith.

The partnership agreement requires that the Operating Partnership be operated in a manner that will enable us to (1) satisfy the requirements for qualification as a REIT for U.S. federal income tax purposes, unless we otherwise cease to qualify as a REIT, (2) avoid any U.S. federal income or excise tax liability and (3) ensure that the Operating Partnership will not be classified as a “publicly traded partnership” that is taxable as a corporation. See “U.S. Federal Income Tax Considerations.”

Capital Contributions

We intend to contribute the net proceeds from this offering, after payment of fees and expenses attributable to our offering and operations, to the Operating Partnership as capital contributions. However, we will be deemed to have made capital contributions in the amount of the gross offering proceeds received from investors, and the Operating Partnership will be deemed to have simultaneously paid the fees, commissions and other costs associated with this offering and our operations.

If the Operating Partnership requires additional funds at any time in excess of capital contributions made by us, the Operating Partnership may borrow funds from a financial institution or other lenders or we or any of our affiliates may provide such additional funds through loans, purchase of additional partnership interests or otherwise (which we or such affiliates will have the option, but not the obligation, of providing). In addition, the Operating Partnership may admit additional limited partners whose investments may be subject to a different management fee and repurchase limitations if our board of directors concludes in good faith that such admittance is in our best interest.

Limited Partnership Units Generally

Limited partnership units represent an interest as a limited partner in the Operating Partnership. The Operating Partnership may issue additional partnership units and classes of partnership units with rights different from, and superior to, those of limited partnership units of any class, without the consent of the limited partners or our stockholders. Holders of limited partnership units do not have any preemptive rights with respect to the issuance of additional units.

Limited partners of any class do not have the right to participate in the management of the Operating Partnership. Limited partners of any class who do not participate in the management of the Operating Partnership, by virtue of their status as limited partners, generally are not liable for the debts and liabilities of the Operating Partnership beyond the amount of their capital contributions. The voting rights of the limited partners of any class are generally limited to approval of specific types of amendments to the Operating Partnership agreement.

Partnership interests in the Operating Partnership, other than the special limited partner interest and general partner interest, are currently divided into nine classes of units: (1) Class T units; (2) Class T-1 units (3) Class S units; (4) Class S-1 units; (5) Class D units; (6) Class D-1 units (7) Class I units; (8) Class E units and (9) Class N units.

Class T Units, Class S Units, Class D Units, Class I Units, Class E Units and Class N Units

In general, the Class T units, Class S units, Class D units, Class I units, Class E units and Class N units are intended to correspond on a one-for-one basis with our Class T shares, Class S shares, Class D shares, Class I shares, Class E shares and Class N shares. When we receive proceeds from the sale of shares of our common stock in this offering, or from the sale of shares of any other class of our common stock subsequent to this offering, we will contribute such proceeds to the Operating Partnership and in return receive Operating Partnership units that correspond to the class of our shares sold. We are not offering our shares of Class N common stock in this offering, however, we will issue additional Class N shares during this offering, and therefore we will receive additional Class N units during this offering.

In connection with the DST Program, the partnership agreement authorizes the issuance of OP Units in exchange for Interests (in the event the Operating Partnership exercises the FMV Option in the future) and the participation of such OP Units in the distribution reinvestment plan. In addition, the partnership agreement authorizes the Operating Partnership to issue OP Units designated as one of three new classes of OP Units, specifically Class T-1 units, Class S-1 units, and Class D-1 units and provides that such classes may be converted to Class I Units in the event the aggregate selling commissions, dealer manager fees, and investor servicing fees paid by us or the Operating Partnership with respect to such Class T-1 Units, Class S-1 Units, and Class D-1 Units and the

Interests for which such OP Units were exchanged, reach a fee limit, if any, set forth in the applicable selling agreement between the DST Dealer Manager and participating broker-dealer that sold such Interests in a DST Offering. The Operating Partnership Agreement provides that investor servicing fees payable with respect to a particular class of OP Units will be specially allocated to that class of OP Units. Other than as explicitly stated herein, all references to “Class T units,” “Class S units” and “Class D units” in this section shall be deemed to include the Class T-1 units, Class S-1 units and Class D-1 units, respectively.

In general, each Class T unit, Class S unit, Class D unit, Class I unit, Class E unit and Class N unit will share in distributions from the Operating Partnership when such distributions are declared by us, the general partner, which decision will be made in our sole discretion.

Upon the Operating Partnership’s liquidation, Class T units, Class S units, Class D units, Class E units and Class N will automatically convert to Class I units, in each case in proportion to the NAV per unit of each class, and the resulting Class I units will share on a unit-by-unit basis in the assets of the Operating Partnership that are available for distribution, after payment of all liabilities, establishment of reserves and after payment of any preferred return owed to holders of any limited partnership preferred units and payment of the portion distributable to the holder of the special limited partner interest. In addition, a portion of the items of income, gain, loss and deduction of the Operating Partnership for U.S. federal income tax purposes will be allocated to each limited partnership unit, regardless of whether any distributions are made by the Operating Partnership.

For each Class T unit, Class S unit, Class D unit, Class I unit, Class E unit or Class N unit, investors generally will be required to contribute money or property, with a net equity value determined by the general partner. Holders of Operating Partnership units will not be obligated to make additional capital contributions to the Operating Partnership. Further, these holders will not have the right to make additional capital contributions to the Operating Partnership or to purchase additional Operating Partnership units without our consent as general partner.

The Adviser may elect to receive its management fee in cash, shares of our Class I or Class E common stock or Class I or Class E units of the Operating Partnership. Distributions on the Special Limited Partner’s performance participation allocation may be payable in cash or Class I or Class E units at the election of the Special Limited Partner. See “—Special Limited Partner Interest” below.

For holders other than us, the Adviser or the Special Limited Partner, after owning an Operating Partnership unit for one year, Operating Partnership unit holders generally may, subject to certain restrictions, exchange Operating Partnership units for a corresponding number of shares of our common stock.

Special Limited Partner Interest

So long as the Advisory Agreement has not been terminated (including by means of non-renewal), the Special Limited Partner will hold a performance participation interest in the Operating Partnership that entitles it to receive allocations from the Operating Partnership equal to (1) with respect to all classes of Operating Partnership units other than Class N units and Class E units, 12.5% of the Total Return, subject to a 6% Hurdle Amount and a High Water Mark, with a Catch-Up (each term as defined below) (the “Performance Participation”), and (2) with respect to Class N Operating Partnership units, 10% of the Class N Total Return, subject to a 7% Class N Hurdle Amount and a Class N High Water Mark, with a Catch-Up (each term as defined below) (the “Class N Performance Participation”). Such allocations will be made annually and began to accrue monthly commencing with March 2021, the sixth full calendar month following the first closing of our private offering of Class N shares in September 2020.

Performance Participation

With respect to Class T units, Class S units, Class D units and Class I units, the Special Limited Partner will be allocated a Performance Participation in an amount equal to:

•

First, if the Total Return for the applicable period exceeds the sum of (1) the Hurdle Amount for that period and (2) the Loss Carryforward Amount (any such excess, “Excess Profits”), 100% of such Excess Profits until the total amount allocated to the Special Limited Partner equals 12.5% of the sum of (x) the Hurdle Amount for that period and (y) any amount allocated to the Special Limited Partner pursuant to this clause (this is commonly referred to as a “Catch-Up”); and

•	Second, to the extent there are remaining Excess Profits, 12.5% of such remaining Excess Profits.

“Total Return” for any period since the end of the prior calendar year shall equal the sum of:

(1)	all distributions accrued or paid (without duplication) on the Operating Partnership units outstanding at the end of such period since the beginning of the then-current calendar year, plus

(2)

the change in aggregate NAV of such units since the beginning of the year, before giving effect to (x) changes resulting solely from the proceeds of issuances of Operating Partnership units, (y) any allocation/accrual to the Performance Participation and (z) applicable stockholder servicing fee expenses (including any payments made to us for payment of such expenses).

For the avoidance of doubt, the calculation of Total Return will (i) include any appreciation or depreciation in the NAV of units issued during the then-current calendar year but (ii) exclude the proceeds from the initial issuance of such units.

“Hurdle Amount” for any period during a calendar year means that amount that results in a 6% annualized internal rate of return on the NAV of the Operating Partnership units (other than Class N units and Class E units) outstanding at the beginning of the then-current calendar year and all Operating Partnership units (other than Class N units and Class E units) issued since the beginning of the then-current calendar year, taking into account the timing and amount of all distributions accrued or paid (without duplication) on all such units and all issuances of Operating Partnership units over the period and calculated in accordance with recognized industry practices. The ending NAV of the Operating Partnership units used in calculating the internal rate of return will be calculated before giving effect to any allocation/accrual to the Performance Participation and applicable stockholder servicing fee expenses, provided that the calculation of the Hurdle Amount for any period will exclude any Operating Partnership units repurchased during such period, which units will be subject to the Performance Participation upon repurchase as described below.

Except as described below in regards to Loss Carryforward Amounts, any amount by which Total Return falls below the Hurdle Amount will not be carried forward to subsequent periods.

“Loss Carryforward Amount” shall initially equal zero and shall cumulatively increase by the absolute value of any negative annual Total Return and decrease by any positive annual Total Return, provided that the Loss Carryforward Amount shall at no time be less than zero and provided further that the calculation of the Loss Carryforward Amount will exclude the Total Return related to any Operating Partnership units (other than Class N units and Class E units) repurchased during such year, which units will be subject to the Performance Participation upon repurchase as described below. The effect of the Loss Carryforward Amount is that the recoupment of past annual Total Return losses will offset the positive annual Total Return for purposes of the calculation of the Performance Participation. This is referred to as a “High Water Mark.”

The following example illustrates how we would calculate the Performance Participation at the end of the year based on the assumptions set forth in rows A through E of the table below. All amounts are with respect to

Class T, Class S, Class D and Class I units outstanding at the end of the year. Actual results may differ materially from the following example.

A.	Beginning NAV	$15,000,000,000
B.	Loss Carryforward Amount	—
C.	Net proceeds from new issuances	—
D.	Distributions accrued or paid (without duplication)	$600,000,000
E.	Change in NAV required to meet the Hurdle Amount(1)	$300,000,000
F.	Hurdle Amount(1) (D plus E)	$900,000,000
G.	Actual change in NAV	$750,000,000
H.	Total Return prior to Performance Participation (D plus G)	$1,350,000,000
I.	Excess Profits (H minus the sum of B and F)	$450,000,000
J.	Performance Participation(2) is equal to 12.5% of Total Return (H) because the Total Return exceeds the Hurdle Rate (F) plus Loss Carryforward Amount (B) with enough Excess Profits (I) to achieve the full Catch-Up	$168,800,000

(1)

Amounts rounded to the nearest $100,000. The Hurdle Amount for any period is that amount that results in a 6% annualized internal rate of return on the NAV of such units outstanding at the end of the period. An internal rate of return reflects the timing and amount of all distributions accrued or paid (without duplication) and any issuances of such units during the period. Internal rate of return is a metric used in business and asset management to measure the profitability of an investment, and is calculated according to a standard formula that determines the total return provided by gains on an investment over time. We believe our fee structure described herein, including the requirement that a minimum internal rate of return be achieved before the Adviser is entitled to any performance allocation, aligns the interests of our stockholders with the Adviser in a manner that is typically offered to institutional investors.

(2)

The Performance Participation is counted towards the Total Operating Expenses for purposes of the 2%/25% Guidelines as of the end of the applicable year, and if such Total Operating Expenses exceed the 2%/25% Guidelines as of such applicable year, then either (i) the our board of directors must make a finding that the excess is justified, or (ii) the Adviser must pay us back the amount of the excess.

Class N Performance Participation

With respect to Class N Operating Partnership units only, the Special Limited Partner will be allocated a Class N Performance Participation in an amount equal to:

•

First, if the Class N Total Return for the applicable period exceeds the sum of (1) the Class N Hurdle Amount for that period and (2) the Class N Loss Carryforward Amount (any such excess, “Class N Excess Profits”), 50% of such Class N Excess Profits until the total amount allocated to the Special Limited Partner equals 10% of the sum of (x) the Class N Hurdle Amount for that period and (y) any amount allocated to the Special Limited Partner pursuant to this clause (this is commonly referred to as a “Catch-Up”); and

•	Second, to the extent there are remaining Class N Excess Profits, 10% of such remaining Class N Excess Profits.

“Class N Total Return” for any period since the end of the prior calendar year shall equal the sum of:

(1)	all distributions accrued or paid (without duplication) on the Class N Operating Partnership units outstanding at the end of such period since the beginning of the then-current calendar year, plus

(2)

the change in aggregate NAV of such Class N units since the beginning of the year, before giving effect to (x) changes resulting solely from the proceeds of issuances of Class N Operating Partnership units, (y) any allocation/accrual to the Class N Performance Participation and (z) applicable stockholder servicing fee expenses (including any payments made to us for payment of such expenses).

For the avoidance of doubt, the calculation of Class N Total Return will (1) include any appreciation or depreciation in the NAV of units issued during the then-current calendar year but (2) exclude the proceeds from the initial issuance of such units.

“Class N Hurdle Amount” for any period during a calendar year means that amount that results in a 7% annualized internal rate of return on the NAV of the Class N Operating Partnership units outstanding at the beginning of the then-current calendar year and all Class N Operating Partnership units issued since the beginning of the then-current calendar year, taking into account the timing and amount of all distributions accrued or paid (without duplication) on all such units and all issuances of Class N Operating Partnership units over the period and calculated in accordance with recognized industry practices. The ending NAV of the Class N Operating Partnership units used in calculating the internal rate of return will be calculated before giving effect to any allocation/accrual to the Class N Performance Participation and applicable stockholder servicing fee expenses, provided that the calculation of the Class N Hurdle Amount for any period will exclude any Class N Operating Partnership units repurchased during such period, which units will be subject to the Class N Performance Participation upon repurchase as described below.

Except as described below in regards to Class N Loss Carryforward Amounts, any amount by which Class N Total Return falls below the Class N Hurdle Amount will not be carried forward to subsequent periods.

“Class N Loss Carryforward Amount” shall initially equal zero and shall cumulatively increase by the absolute value of any negative annual Class N Total Return and decrease by any positive annual Class N Total Return, provided that the Class N Loss Carryforward Amount shall at no time be less than zero and provided further that the calculation of the Class N Loss Carryforward Amount will exclude the Class N Total Return related to any Class N Operating Partnership units repurchased during such year, which units will be subject to the Class N

Performance Participation upon repurchase as described below. The effect of the Class N Loss Carryforward Amount is that the recoupment of past annual Class N Total Return losses will offset the positive annual Class N Total Return for purposes of the calculation of the Class N Performance Participation. This is referred to as a “Class N High Water Mark.”

The Class N Performance Participation will be calculated in the same manner as set forth in the illustrative example of the calculation of the Performance Participation above.

The Special Limited Partner will also be allocated a Performance Participation or Class N Performance Participation, as applicable, with respect to all Operating Partnership units that are repurchased at the end of any month (in connection with repurchases of our shares in our share repurchase plan) in an amount calculated as described above with the relevant period being the portion of the year for which such unit was outstanding, and proceeds for any such unit repurchase will be reduced by the amount of any such Performance Participation or Class N Performance Participation.

Distributions on the Class N Performance Participation may be payable in cash or Class I or Class E units at the election of the Special Limited Partner. Distributions on the Performance Participation may be payable in cash or Class I or Class E units at the election of the Special Limited Partner. If the Special Limited Partner elects to receive such distributions in Operating Partnership units, the Special Limited Partner may request the Operating Partnership to repurchase such units from the Special Limited Partner at a later date. Any such repurchase requests will not be subject to the Early Repurchase Deduction but will be subject to the same repurchase limits that exist under our share repurchase plan. The Operating Partnership will repurchase any such Operating Partnership units for cash unless our board of directors determines that any such repurchase for cash would be prohibited by applicable law or our charter, in which case such Operating Partnership units will be repurchased for shares of our common stock with an equivalent aggregate NAV.

The NAV of the Operating Partnership calculated on the last trading day of a calendar year shall be the amount against which changes in NAV is measured during the subsequent calendar year. In any partial calendar year of our operations, the Performance Participation or Class N Performance Participation, as applicable, will be prorated for the portion of the calendar year.

The measurement of the foregoing net assets change is also subject to adjustment by our board of directors to account for any unit dividend, unit split, recapitalization or any other similar change in the Operating Partnership’s capital structure or any distributions made after the commencement of this offering that the board of directors deems to be a return of capital (if such changes are not already reflected in the Operating Partnership’s net assets). The Special Limited Partner will not be obligated to return any portion of Performance Participation or Class N Performance Participation paid based on our subsequent performance.

Changes in the Operating Partnership’s NAV per unit of each class will generally correspond to changes in our NAV per share of the corresponding class of our common stock. Distributions with respect to the Performance Participation and Class N Performance Participation are calculated from the Operating Partnership’s Total Return and Class N Total Return, respectively, over a calendar year. As a result, the Special Limited Partner may be entitled to receive compensation under the Performance Participation or Class N Performance Participation for a given year even if some of our stockholders who purchased shares during such year experienced a decline in NAV per share. Similarly, stockholders whose shares are repurchased during a given year may have their shares repurchased at a lower NAV per share as a result of an accrual for the estimated Performance Participation or Class N Performance Participation at such time, even if no Performance Participation or Class N Performance Participation are ultimately payable to the Special Limited Partner at the end of such calendar year.

In the event the Advisory Agreement is terminated, the Special Limited Partner will be allocated any accrued Performance Participation or Class N Performance Participation with respect to all Operating Partnership units as of the date of such termination.

Issuance of Additional Limited Partnership Interests

As sole general partner of the Operating Partnership, we will have the ability to cause the Operating Partnership to issue additional limited partnership interests (including Operating Partnership units), preferred partnership interests or convertible securities.

The Operating Partnership allows us to be organized as an UPREIT. A sale of property directly to a REIT is generally a taxable transaction to the selling property owner. In an UPREIT structure, a seller of appreciated property who desires to defer taxable gain on the transfer of such property may, subject to meeting applicable tax requirements, transfer the property to the Operating Partnership in exchange for limited partnership interests (including Operating Partnership units) on a tax-free basis. Being able to offer an owner the opportunity to defer taxation of gain until the owner disposes of its interest in the Operating Partnership may give us a competitive advantage in acquiring desired properties relative to buyers who cannot offer this opportunity.

In addition, investing in the Operating Partnership, rather than in shares of our common stock, may be more attractive to certain institutional or other investors due to their business or tax structure.

As described above, in connection with the DST Program, the partnership agreement authorizes the issuance of OP Units in exchange for Interests (in the event the Operating Partnership exercises the FMV Option in the future) and the participation of such OP Units in the distribution reinvestment plan. In addition, the partnership agreement authorizes the Operating Partnership to issue OP Units designated as one of three new classes of OP Units, specifically Class T-1 units, Class S-1 units, and Class D-1 units and provides that such classes may be converted to Class I units in the event the aggregate selling commissions, dealer manager fees, and investor servicing fees paid by us or the Operating Partnership with respect to such Class T-1 units, Class S-1 units, and Class D-1 units and the Interests for which such OP Units were exchanged, reach a fee limit, if any, set forth in the applicable selling agreement between the DST Dealer Manager and participating broker-dealer that sold such Interests in a DST Offering. The Operating Partnership Agreement provides that investor servicing fees payable with respect to a particular class of OP Units will be specially allocated to that class of OP Units.

Transferability of Interests

Without the consent of a majority in interest of the limited partners of the Operating Partnership, other than interests held by us, we may not voluntarily withdraw as the general partner of the Operating Partnership, engage in any merger, consolidation or other business combination or transfer our general partnership interest in the Operating Partnership (except to a wholly-owned subsidiary), unless: (1) the transaction in which such withdrawal, business combination or transfer occurs results in the limited partners of the Operating Partnership receiving or having the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their exchange rights immediately prior to such transaction or (2) in the case of a merger or other business combination, the successor entity contributes substantially all of its assets to the Operating Partnership in return for an interest in the Operating Partnership and agrees to assume all obligations of the general partner of the Operating Partnership.

With certain exceptions, the limited partners may not transfer their interests in the Operating Partnership, in whole or in part, without our written consent, as general partner.

Exculpation

We, as general partner, will not be liable to the Operating Partnership or limited partners for errors in judgment or other acts or omissions not amounting to willful misconduct or gross negligence since provision has been made in the partnership agreement for exculpation of the general partner. Therefore, purchasers of interests in the Operating Partnership have a more limited right of action than they would have absent the limitation in the partnership agreement.

Indemnification

The partnership agreement provides for the indemnification of us, as general partner, by the Operating Partnership for liabilities we incur in dealings with third parties on behalf of the Operating Partnership. To the extent that the indemnification provisions purport to include indemnification of liabilities arising under the Securities Act, in the opinion of the SEC and certain state regulators, such indemnification is contrary to public policy and therefore unenforceable.

Tax Matters

As the Operating Partnership’s general partner, we have the authority to make tax elections under the Code on the Operating Partnership’s behalf. We are also the Operating Partnership’s partnership representative, with authority to represent the Operating Partnership in any federal income tax audits.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes certain material U.S. federal income tax considerations relating to the ownership of our common stock as of the date hereof by U.S. holders and non-U.S. holders, each as defined below. Except where noted, this summary deals only with common stock held as a capital asset and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, regulated investment companies, tax-exempt entities (except as described in “—Taxation of Tax-Exempt Holders of Our Common Stock” below), insurance companies, persons holding common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons liable for alternative minimum tax, investors in pass-through entities or U.S. holders of common stock whose “functional currency” is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Code and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. No ruling on the U.S. federal, state, or local tax considerations relevant to our operation or to the purchase, ownership or disposition of our common stock has been requested from the IRS or other tax authority. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. The summary is also based upon the assumption that we and our subsidiaries and affiliated entities will operate in accordance with our and their applicable organizational documents.

The U.S. federal income tax treatment of holders of our common stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding our common stock will depend on the stockholder’s particular tax circumstances. You are urged to consult your own tax advisors concerning the U.S. federal income tax consequences in light of your particular situation as well as consequences arising under the laws of any other taxing jurisdiction.

Tax legislation commonly referred to as the Tax Cuts and Jobs Act was signed into law on December 22, 2017 and made significant changes to the U.S. federal income tax rules for taxation of individuals and corporations. Most of the changes applicable to individuals are temporary and apply only to taxable years beginning after December 31, 2017 and before January 1, 2026. The IRS has issued significant guidance under the Tax Cuts and Jobs Act, but guidance on additional issues, and possible technical corrections legislation may adversely affect us or our stockholders. In addition, further changes to the tax laws, unrelated to the Tax Cuts and Jobs Act, are possible.

This summary of certain material federal income tax considerations is for general information purposes only and is not tax advice. You are advised to consult your tax advisor regarding the federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock.

Our Taxation as a REIT

We elected to be taxed as a REIT under the Code commencing with our taxable year ended December 31, 2020. We believe that we have been organized and operate in such a manner as to qualify for taxation as a REIT under the applicable provisions of the Code so long as our board of directors determines that REIT qualification remains in our best interest.

In connection with this offering, Alston & Bird LLP has rendered an opinion that, commencing with our first taxable year in which we made an election to be taxed as a REIT, we were organized in conformity with the requirements for qualification as a REIT under the Code, and our current and proposed methods of operation enable us to meet the requirements for qualification and taxation as a REIT under the Code. Investors should be aware that the opinion of Alston & Bird LLP is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets, income, organizational documents, stockholder ownership, and the present and future conduct of our business and is not be binding upon the IRS or any court. In addition, the opinion of Alston & Bird LLP is based on U.S. federal income tax law governing qualification as a REIT in effect as of the date thereof, which is subject to change either prospectively or retroactively. We have not received, and do not intend to seek, any rulings from the IRS regarding our status as a REIT or our satisfaction of the REIT requirements. The IRS may challenge our status as a REIT, and a court could sustain any such challenge. The sections of the Code and the corresponding regulations that govern the U.S. federal income tax treatment of a REIT and its stockholders are highly technical and complex. The following discussion is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative interpretations thereof.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “—Requirements for Qualification as a REIT.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify as a REIT, generally we will be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our net taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from an investment in a C corporation (i.e., a corporation generally subject to U.S. federal corporate income tax). Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. In general, the income that we generate, to the extent declared as a dividend and subsequently paid to our stockholders, is taxed only at the stockholder level.

If we qualify as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:

•

We will pay U.S. federal income tax on our taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time after, the calendar year in which the income is earned.

•

If we have net income from “prohibited transactions,” which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax unless we qualify for certain exceptions.

•

If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as “foreclosure property,” we may thereby avoid (a) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and (b) the inclusion of any income from such property not qualifying for purposes of the REIT income tests discussed below, but the income from the sale or operation of the property may be subject to U.S. federal corporate income tax at the highest applicable corporate income tax rate.

•

If due to reasonable cause and not willful neglect we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied in either case by a fraction intended to reflect our profitability.

•

If (1) we fail to satisfy the asset tests discussed below (other than a de minimis failure of the 5% asset test or the 10% vote or value test, as described below under “—Asset Tests”) due to reasonable cause and not to willful neglect, (2) we dispose of the assets or otherwise comply with such asset tests within six months after the last day of the quarter in which we identify such failure and (3) we file a schedule with the IRS describing the assets that caused such failure, we will pay a tax equal to the greater of $50,000 or the net income from the nonqualifying assets during the period in which we failed to satisfy such asset tests multiplied by the highest corporate income tax rate.

•

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and the failure was due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet recordkeeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification as a REIT.”

•	If we fail to distribute during each calendar year at least the sum of:

•	85% of our ordinary income for such calendar year;

•	95% of our capital gain net income for such calendar year; and

•	any undistributed taxable income from prior taxable years,

we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed, plus any retained amounts on which income tax has been paid at the corporate level.

•

We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. holder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, and would receive a credit or a refund for its proportionate share of the tax we paid.

•

We will be subject to a 100% excise tax on amounts received by us from a taxable REIT subsidiary (or on certain expenses deducted by a taxable REIT subsidiary) if certain arrangements between us and a taxable REIT subsidiary of ours, as further described below, are not comparable to similar arrangements among unrelated parties.

•

If we acquire any assets from a non-REIT C corporation in a carry-over basis transaction, we could be liable for specified tax liabilities inherited from that non-REIT C corporation with respect to that corporation’s “built-in gain” in its assets. Built-in gain is the amount by which an asset’s fair market value exceeds its adjusted tax basis at the time we acquire the asset. Applicable Treasury Regulations, however, allow us to avoid the recognition of gain and the imposition of corporate-level tax with respect to a built-in gain asset acquired in a carryover basis transaction from a non-REIT C corporation unless and until we dispose of that built-in gain asset during the 5-year period following its acquisition, at which time we would recognize, and would be subject to tax at the highest regular corporate rate on, the built-in gain.

In addition, notwithstanding our status as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for U.S. federal income tax purposes. Moreover, as further described below, any domestic taxable REIT subsidiary in which we own an interest will be subject to U.S. federal corporate income tax on its net income.

Requirements for Qualification as a REIT. The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation, but for its election to be subject to tax as a REIT;

(4)	that is neither a financial institution nor an insurance company subject to certain provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)

of which not more than 50% in value of the outstanding shares are owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) after applying certain attribution rules;

(7)	that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year, which has not been terminated or revoked; and

(8)	that meets other tests described below regarding the nature of its income and assets.

Conditions (1) through (4), inclusive, must be met during the entire taxable year. Condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months other than the first taxable year for which an election to become a REIT is made. Condition (6) must be met during the last half of each taxable year, but neither conditions (5) nor (6) apply to the first taxable year for which an election to be taxed as a REIT is made. We believe that we will achieve and maintain sufficient diversity of ownership to allow us to satisfy conditions (5) and (6) above. In addition, our charter contains restrictions regarding the ownership and transfer of our stock that are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. The provisions of our charter restricting the ownership and transfer of our stock are described in “Description of Capital Stock—Restrictions on Ownership and Transfer.” These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT.

If we comply with regulatory rules pursuant to which we are required to send annual letters to holders of our stock requesting information regarding the actual ownership of our stock (as discussed below), and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (6) above, we will be treated as having met the requirement.

To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury Regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information. In addition, we must satisfy all relevant filing and other administrative requirements established by the IRS to elect and maintain REIT status, use a calendar year for U.S. federal income tax purposes, and comply with the record keeping requirements of the Code and regulations promulgated thereunder.

Ownership of Partnership Interests. In the case of a REIT that is a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test described below (see “—Asset Tests”), the determination of a REIT’s interest in a partnership’s assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of partnerships in which we own an equity interest is treated as assets and items of income of our company for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control or only limited influence over the partnership.

Disregarded Subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary is disregarded for U.S. federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the stock of which is owned directly or indirectly by the REIT. Other entities that are wholly-owned by us, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the gross income and asset tests. All assets, liabilities and items of income, deduction and credit of qualified REIT subsidiaries and disregarded subsidiaries will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of ours is not subject to U.S. federal corporate income taxation, although it may be subject to state and local taxation in some states.

In the event that a qualified REIT subsidiary or a disregarded subsidiary ceases to be wholly-owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “—Asset Tests” and “—Gross Income Tests.”

Taxable REIT Subsidiaries. A “taxable REIT subsidiary” (a “TRS”) is an entity that is taxable as a corporation in which we directly or indirectly own stock and that elects with us to be treated as a taxable REIT subsidiary. The separate existence of a taxable REIT subsidiary is not ignored for U.S. federal income tax purposes. Accordingly, a domestic taxable REIT subsidiary generally is subject to U.S. federal corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders. In addition, if a taxable REIT subsidiary owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary. However, an entity will not qualify as a taxable REIT subsidiary if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. We generally may not own more than 10%, as measured by voting power or value, of the securities of a corporation that is not a qualified REIT subsidiary unless we and such corporation elect to treat such corporation as a taxable REIT subsidiary. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more taxable REIT subsidiaries.

Income earned by a taxable REIT subsidiary is not attributable to the REIT for purposes of the REIT gross income tests, and the assets of a taxable REIT subsidiary are not attributable to the REIT for purposes of the REIT asset tests. Rather, the stock issued by a taxable REIT subsidiary to us is an asset in our hands, and we treat dividends paid to us from such taxable REIT subsidiary, if any, as income. This income can affect our gross income and asset tests calculations, as described below. As a result, income that might not be qualifying income for purposes of the gross income tests applicable to REITs could be earned by a taxable REIT subsidiary without affecting our status as a REIT. For example, we may use taxable REIT subsidiaries to perform services or conduct activities that give rise to certain categories of income such as management fees, or to conduct activities that, if conducted by us directly, would be treated in our hands as prohibited transactions.

We will be required to pay a 100% tax on any redetermined rents, redetermined deductions, excess interest and redetermined TRS service income. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by our taxable REIT subsidiary. Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations. Redetermined TRS service income generally means the additional gross income a taxable REIT subsidiary would recognize if it were paid an arm’s length fee for services provided to, or on behalf of, us.

Gross Income Tests

To qualify as a REIT, we must satisfy two gross income requirements, each of which is applied on an annual basis. First, at least 75% of our gross income, excluding gross income from prohibited transactions and certain hedging and foreign currency transactions, for each taxable year generally must be derived directly or indirectly from:

•	rents from real property;

•	interest on debt secured by mortgages on real property or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, stock in other REITs;

•	gain from the sale of real property or mortgage loans;

•	abatements and refunds of taxes on real property;

•	income and gain derived from foreclosure property (as described below);

•

amounts (other than amounts the determination of which depends in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (1) to make loans secured by mortgages on real property or on interests in real property or (2) to purchase or lease real property (including interests in real property and interests in mortgages on real property); and

•

interest or dividend income from investments in stock or debt instruments attributable to the temporary investment of new capital during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt obligations with at least a five-year term.

Second, at least 95% of our gross income, excluding gross income from prohibited transactions and certain hedging transactions, for each taxable year must be derived from sources that qualify for purposes of the 75% test, and from (1) dividends, (2) interest and (3) gain from the sale or disposition of stock or securities, which need not have any relation to real property.

If we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code. These relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect, and we attach a schedule of the sources of our income to our U.S. federal income tax return. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally recognize exceeds the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances, we will fail to qualify as a REIT. Even if these relief provisions apply, a penalty tax would be imposed based on the amount of nonqualifying income. See “—Taxation of REITs in General.”

Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both gross income tests. In addition, certain foreign currency gains and income with respect to certain hedging transactions will be excluded from gross income for purposes of one or both of the gross income tests. We will monitor the amount of our nonqualifying income, and we will manage our portfolio to comply at all times with the gross income tests. The following paragraphs discuss some of the specific applications of the gross income tests to us.

Dividends. We may directly or indirectly receive distributions from taxable REIT subsidiaries or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Our dividend income from the ownership of stock in any corporation (other than any REIT), including any taxable REIT subsidiary, will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Dividends that we receive from any REITs in which we own stock and our gain on the sale of the stock in those REITs will be qualifying income for purposes of both gross income tests. However, if a REIT in which we own stock fails to qualify as a REIT in any year, our income from such REIT would be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.

Interest. The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person; however, it generally includes the following: (1) an amount that is received or accrued based on a fixed percentage or percentages of receipts or sales, and (2) an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt by leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

Interest on debt secured by mortgages on real property or on interests in real property (including, for this purpose, prepayment penalties, loan assumption fees and late payment charges that are not compensation for services) generally is qualifying income for purposes of the 75% gross income test. However, if the value of personal property securing the loan exceeds 15% of the value of all property securing the loan and the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date we agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

We expect that the CMBS and residential mortgage-backed securities (“RMBS”) in which we invest generally will be treated either as interests in a grantor trust or as interests in a real estate mortgage investment conduit (“REMIC”) for U.S. federal income tax purposes and that all interest income from such CMBS and RMBS will be qualifying income for the 95% gross income test. In the case of CMBS and RMBS treated as interests in grantor trusts, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest on such mortgage loans would be qualifying income for purposes of the 75% gross income test to the extent that the obligation is secured by real property, as discussed above. In the case of CMBS and RMBS treated as interests in a REMIC, income derived from REMIC interests will generally be treated as qualifying income for purposes of the 75% and 95% gross income tests. If less than 95% of the assets of the REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the 75% gross income test. In addition, some REMIC securitizations include imbedded interest swap or cap contracts or other derivative instruments that potentially could produce nonqualifying income for the holder of the related REMIC securities.

Interest, original issue discount and market discount income that we receive or accrue from mortgage-related assets generally will be qualifying income for purposes of both gross income tests.

Hedging Transactions. We and our subsidiaries may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury Regulations, any income from a hedging transaction we enter into (1) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as a hedge along with the risk that it hedges within prescribed time periods specified in Treasury Regulations, (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income tests (or any property which generates such income or gain) which is clearly identified as a hedge along with the risk that it hedges within prescribed time periods, or (3) in connection with the effective termination of certain hedging transactions described above will be excluded from gross income for purposes of both the gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as nonqualifying income for purposes of both of the gross income tests. Moreover, to the extent that a position in a hedging transaction has positive value at any particular point in time, it may be treated as an asset that does not qualify for purposes of the asset tests described below. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. No assurance can be given, however, that our hedging activities will not give rise to income or assets that do not qualify for purposes of the REIT tests, or that our hedging will not adversely affect our ability to satisfy the REIT qualification requirements.

We may conduct some or all of our hedging activities through a taxable REIT subsidiary or other corporate entity, the income of which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries.

Fee Income. Any fee income that we earn will generally not be qualifying income for purposes of either gross income test. We may choose to conduct fee-generating activities in a taxable REIT subsidiary so that such fees will not be included for purposes of the gross income tests.

Rents from Real Property. Rents we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions described below are met. These conditions relate to the identity of the tenant, the computation of the rent payable, and the nature of the property leased and any services provided in connection with the property. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents we receive from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless (1) the tenant is a taxable REIT subsidiary, at least 90% of the property is leased to unrelated tenants, the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space and the rent is not attributable to an increase in rent due to a modification of a lease with a “controlled taxable REIT subsidiary” (i.e., a taxable REIT subsidiary in which we own directly or indirectly more than 50% of the voting power or value of the stock) or (2) the tenant is a subsidiary and special rules applicable to lodging or health care properties apply. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, or modified, if such modification increases the rents due under such lease. Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property. Finally, for rents to qualify as “rents from real property” for purposes of the gross income tests, we are only allowed to provide services that are both usually or “customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant” of the property. Examples of these permitted services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. We may, however, render services to our tenants through an “independent contractor” who is adequately compensated and from whom we do not derive any income if certain requirements are satisfied. We may also own an interest in a taxable REIT subsidiary that provides non-customary services to tenants without tainting our rental income from the related properties.

Even if a REIT furnishes or renders services that are non-customary with respect to a property, if the greater of (1) the amounts received or accrued, directly or indirectly, or deemed received by the REIT with respect to such services, or (2) 150% of our direct cost in furnishing or rendering the services during a taxable year is not more than 1% of all amounts received or accrued, directly or indirectly, by the REIT with respect to the property during the same taxable year, then only the amounts with respect to such non-customary services are not treated as rent for purposes of the REIT gross income tests.

We intend to cause any services that are not usually or “customarily rendered,” or that are for the benefit of a particular tenant in connection with the rental of real property, to be provided through a taxable REIT subsidiary or through an “independent contractor” who is adequately compensated and from which we do not derive revenue, and which meets certain other requirements. However, no assurance can be given that the IRS will concur with our determination as to whether a particular service is usual or customary, or otherwise in this regard. In granting waivers to our Ownership Limits, we believe that we have procedures to enable us to identify and avoid leasing our properties to related party tenants.

Prohibited Transactions Tax. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Whether a REIT holds an asset primarily for sale to customers in the ordinary course of a trade or business depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. We cannot assure you that we will comply with certain safe harbor provisions or that we will avoid owning property that may be characterized as property that we hold primarily for sale to customers in the ordinary course of a trade or business. The 100% tax will not apply to gains from the sale of property that is held through a taxable REIT subsidiary or other taxable corporation, although such income will be subject to tax in the hands of such corporation at regular corporate income tax rates. We intend to structure our activities to avoid prohibited transaction characterization.

Foreclosure Property. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

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that is acquired by a REIT as the result of the REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor.

Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

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on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

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on which any construction takes place on the property, other than completion of a building or any other improvement, if more than 10% of the construction was completed before default became imminent; or

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which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business that is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

We will be subject to tax at the maximum corporate income tax rate on any income from foreclosure property, including gain from the disposition of the foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, net income from foreclosure property, including gain from the sale of foreclosure property held for sale in the ordinary course of a trade or business, will qualify for purposes of the 75% and 95% gross income tests. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property.

Phantom Income. Due to the nature of the assets in which we will invest, we may be required to recognize taxable income from certain assets in advance of our receipt of cash flow from or proceeds from disposition of such assets, and may be required to report taxable income that exceeds the economic income ultimately realized on such assets.

We may acquire debt instruments in the secondary market for less than their face amount. The amount of such discount generally will be treated as “market discount” for U.S. federal income tax purposes. Accrued market discount is reported as income when, and to the extent that, any payment of principal of the debt instrument is made, unless we elect to include accrued market discount in income as it accrues. Principal payments on certain debt instruments may be made monthly, and consequently accrued market discount may have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If we collect less on the debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions.

The terms of the debt instruments that we hold may be modified under certain circumstances. These modifications may be considered “significant modifications” for U.S. federal income tax purposes that give rise to a deemed debt-for-debt exchange upon which we may recognize taxable income or gain without a corresponding receipt of cash.

Some of the debt securities that we acquire may have been issued with original issue discount. In general, we will be required to accrue non-de minimis original issue discount based on the constant yield to maturity of such debt securities, and to treat it as taxable income in accordance with applicable U.S. federal income tax rules even though such yield may exceed cash payments, if any, received on such debt instrument.

In addition, in the event that any debt instruments or debt securities acquired by us are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular debt instrument are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income. Similarly, we may be required to accrue interest income with respect to subordinated mortgage-backed securities at the stated rate regardless of whether corresponding cash payments are received.

Finally, we may be required under the terms of indebtedness that we incur to use cash received from interest payments to make principal payments on that indebtedness, with the effect of recognizing income but not having a corresponding amount of cash available for distribution to our stockholders.

As a result of each of these potential timing differences between income recognition or expense deduction and cash receipts or disbursements, there is a risk that we may have taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized. See “—Annual Distribution Requirements Applicable to REITs.”

Asset Tests

At the close of each quarter of our taxable year, we must satisfy the following tests relating to the nature of our assets:

•	At least 75% of the value of our total assets must be represented by the following:

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages on real property;

•	stock in other REITs and debt instruments issued by publicly offered REITs;

•	cash and cash items (including certain receivables);

•	government securities;

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investments in stock or debt instruments attributable to the temporary investment of new capital during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt obligations with at least a five-year term; and

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regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consists of assets that are qualifying real estate-related assets under U.S. federal income tax laws, determined as if we held such assets directly, we will be treated as holding directly our proportionate share of the assets of such REMIC.

•	Not more than 25% of our total assets may be represented by securities, other than those in the 75% asset class described above.

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Except for securities in taxable REIT subsidiaries and the securities in the 75% asset class described in the first bullet point above, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets.

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Except for securities in taxable REIT subsidiaries and the securities in the 75% asset class described in the first bullet point above, we may not own more than 10% of any one issuer’s outstanding voting securities.

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Except for securities of taxable REIT subsidiaries and the securities in the 75% asset class described in the first bullet point above, we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify for the “straight debt” exception or other exceptions discussed below.

•	Not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

•	Not more than 25% of the value of our total assets may be represented by nonqualified publicly offered REIT debt instruments.

Notwithstanding the general rule, as noted above, that for purposes of the gross income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT that is not a publicly offered REIT may not so qualify (although such debt will not be treated as “securities” for purposes of the 10% value test, as explained below).

Securities, for purposes of the asset tests, may include debt we hold from other issuers. However, debt we hold in an issuer that does not qualify for purposes of the 75% asset test will not be taken into account for purposes of the 10% value test if the debt securities meet the straight debt safe harbor. Subject to certain exceptions, debt will meet the “straight debt” safe harbor if the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, the debt is not convertible, directly or indirectly, into stock, and the interest rate and the interest payment dates of the debt are not contingent on the profits of any person, the borrower’s discretion or similar factors. In the case of an issuer that is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled taxable REIT subsidiaries” as defined in the Code, hold any securities of the corporate or partnership issuer that (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, in the case of a partnership issuer, our interest as a partner in the partnership).

In addition to straight debt, the Code provides that certain other securities will not violate the 10% asset value test. Such securities include (1) any loan made to an individual or an estate, (2) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (3) any obligation to pay rents from real property, (4) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (5) any security (including debt securities) issued by another REIT and (6) any debt instrument issued by a partnership if the partnership’s income is of such a nature that the partnership would satisfy the 75% gross income test described above under “—Gross Income Tests.” In applying the 10% asset value test, a debt security issued by a partnership (other than straight debt or any other excluded security) is not taken into account to the extent, if any, of the REIT’s proportionate interest as a partner in that partnership.

Any stock that we hold or acquire in other REITs will be a qualifying asset for purposes of the 75% asset test. However, if a REIT in which we own stock fails to qualify as a REIT in any year, the stock in such REIT will not be a qualifying asset for purposes of the 75% asset test. Instead, we would be subject to the second, third, fourth, and fifth asset tests described above with respect to our investment in such a disqualified REIT. We will also be subject to those assets tests with respect to our investments in any non-REIT C corporations for which we do not make a taxable REIT subsidiary election.

We will monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests. There can be no assurances, however, that we will be successful in this effort. Independent appraisals may not have been obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, the values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

However, certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. For example, if we failed to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT qualification if (1) we satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of nonqualifying assets, but instead arose from changes in the relative market values of our assets. If the condition described in (2) were not satisfied, we could nevertheless avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of the relief provisions described above.

In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (1) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000 and (2) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

Even if we did not qualify for the foregoing relief provisions, one additional provision allows a REIT that fails one or more of the asset requirements for a particular tax quarter to nevertheless maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

Annual Distribution Requirements Applicable to REITs

To qualify for taxation as a REIT, we generally must distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to:

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the sum of (1) 90% of our REIT taxable income, computed without regard to the dividends-paid deduction and our net capital gain and (2) 90% of our net income after tax, if any, from foreclosure property; minus

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the excess of the sum of specified items of non-cash income (including original issue discount on our mortgage loans) over 5% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain.

Distributions generally must be made during the taxable year to which they relate. Distributions may be made in the following year in two circumstances. First, if we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend in January of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. Second, distributions may be made in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after such declaration. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement. To the extent that we do not distribute all of our net capital gain or we pay dividends equal to at least 90%, but less than 100% of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular corporate income tax rates.

If in the future we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, (1) generally will not affect the character, in the hands of our stockholders, of any dividends that actually are made as ordinary dividends or capital gains dividends, and (2) cannot be passed through or used by our stockholders.

If we fail to distribute during a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of (1) 85% of our ordinary income for such year, (2) 95% of our capital gain net income for such year and (3) any undistributed taxable income from prior years, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior years) and (y) the amounts of income retained on which we have paid corporate income tax.

Although several types of non-cash income are excluded in determining the annual distribution requirement, we will incur corporate income tax and the 4% nondeductible excise tax with respect to those non-cash income items if we do not distribute those items on a current basis. As a result of the foregoing, we may not have sufficient cash to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional stock.

We may elect to retain rather than distribute all or a portion of our net capital gain and pay the tax on the gain. In that case, we may elect to have our stockholders include their proportionate share of the undistributed net capital gain in income as long-term capital gains and receive a credit for their share of the tax paid by us. Our stockholders would then increase the adjusted basis of their stock by the difference between (1) the amounts of capital gain dividends that we designated and they include in their taxable income, minus (2) the tax that we paid on their behalf with respect to that income. For purposes of the 4% excise tax described above, any retained amounts for which we elect this treatment would be treated as having been distributed.

We intend to make timely distributions sufficient to satisfy the REIT distribution requirement. However, it is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the distribution requirement due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of items of income and deduction of expenses by us for U.S. federal income tax purposes. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt, acquire assets or for other reasons. In the event that such timing differences occur, and in other circumstances, it may be necessary in order to satisfy the distribution requirements to arrange for short-term, or possibly long-term, borrowings, or to pay the dividends in the form of other property (including, for example, shares of our own stock). Under IRS Revenue Procedures 2017-45 and 2020-19, as a publicly offered REIT, we may give stockholders a choice, subject to various limits and requirements, of receiving a dividend in cash or in our common stock. As long as at least 20% of the total dividend is available in cash and certain other requirements are satisfied, the IRS will treat the stock distribution as a dividend (to the extent applicable rules treat such distribution as being made out of our earnings and profits).

If our taxable income for a particular year is subsequently determined to have been understated, under some circumstances we may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

The Tax Cuts and Jobs Act contains provisions that may change the way that we calculate our REIT taxable income and that our subsidiaries calculate their taxable income. Under the Tax Cuts and Jobs Act, we may have to accrue certain items of income before they would otherwise be taken into income under the Code if they are taken into account in our applicable financial statements. Additionally, the Tax Cuts and Jobs Act limits interest deductions for businesses, whether in corporate or pass-through form, to the sum of the taxpayer’s business interest income for the tax year and 30% of the taxpayer’s adjusted taxable income for the tax year. This limitation could apply to the Operating Partnership and our other subsidiaries. Treasury Regulations define interest expansively to cover various amounts not otherwise treated as interest. This limitation does not apply to an “electing real property trade or business.” One consequence of electing to be an “electing real property trade or business” is that the accelerated expensing rules under the Tax Cuts and Jobs Act will not apply to certain property used in an electing real property trade or business. Finally, under amendments made by the Tax Cuts and Jobs Act to Section 172 of the Code, our deduction for any net operating loss carryforwards arising from losses we incur in taxable years beginning after December 31, 2017 is limited to 80% of our annual REIT taxable income (determined without regard to the deduction for dividends paid), and any unused portion of such losses may not be carried back, but may be carried forward indefinitely.

Like-Kind Exchanges

We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay U.S. federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Penalty Tax for Non-Arm’s Length Transactions with TRSs

Any redetermined rents, redetermined deductions, excess interest or redetermined TRS service income we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a taxable REIT subsidiary, and redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Rents that we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code. Redetermined TRS service income is income earned by a taxable REIT subsidiary that is attributable to services provided to us, or on our behalf to any of our tenants, that is less than the amounts that would have been charged based upon arms’-length negotiations.

Record Keeping Requirements

We are required to comply with applicable record keeping requirements. Failure to comply could result in monetary fines. For example, we must request on an annual basis information from certain of our stockholders designed to disclose the actual ownership of our outstanding common stock.

Failure to Qualify

If we fail to satisfy one or more requirements of REIT qualification, other than the income tests or asset tests, we may still retain REIT qualification if the failure is due to reasonable cause and not willful neglect, and we pay a penalty of $50,000 for each failure.

If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax on our taxable income as a corporation. This would significantly reduce both our cash available for distribution to our stockholders and our earnings. If we fail to qualify as a REIT, we will not be required to make any distributions to stockholders, and any dividends that we distribute will not be deductible by us. Moreover, all distributions to stockholders would be taxable as dividends to the extent of our current and accumulated earnings and profits, whether or not attributable to capital gains of ours. Furthermore, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction with respect to those distributions, and individual, trust and estate distributees may be eligible for reduced U.S. federal income tax rates on such dividends as “qualified dividend income.” Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost.

Tax Aspects of the Operating Partnership and any Subsidiary Partnerships

General. Substantially all of our assets will be held through the Operating Partnership. In addition, the Operating Partnership may hold certain investments indirectly through subsidiary partnerships and limited liability companies which are treated as partnerships or disregarded entities for U.S. federal income tax purposes. In general, entities that are treated as partnerships or disregarded entities for U.S. federal income tax purposes are “pass-through” entities which are not required to pay U.S. federal income tax except as discussed below under “—Entity Classification.” Rather, partners or members of such entities are allocated their shares of the items of income, gain, loss, deduction and credit of the partnership or limited liability company, and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the partnership or limited liability company.

Entity Classification. Our interests in the Operating Partnership and the subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships (or disregarded entities), as opposed to associations taxable as corporations for U.S. federal income tax purposes. For example, an entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership” and certain other requirements are met. A partnership or limited liability company would be treated as a publicly traded partnership if its interests are traded on an established securities market or are readily tradable on a secondary market or a substantial equivalent thereof, within the meaning of applicable Treasury Regulations. If the Operating Partnership or a subsidiary partnership or limited liability company were treated as an association rather than as a partnership, it would be taxable as a corporation and would be required to pay corporate income tax on its income. In this situation, the character of our assets and items of gross income would change and could prevent us from qualifying as a REIT. See “—Failure to Qualify” for a discussion of the effects of our failure to meet the REIT asset and income tests. In addition, a change in the tax status of the Operating Partnership, a subsidiary partnership or limited liability company might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions. We do not anticipate that the Operating Partnership or any subsidiary partnership or limited liability company will be treated as a publicly traded partnership which is taxable as a corporation.

Under the rules for U.S. federal income tax audits of partnerships, such as the Operating Partnership or any subsidiary partnerships or limited liability companies treated as partnerships for U.S. federal income tax purposes, audits are conducted at the entity level. Unless such entity qualifies for and affirmatively elects an alternative procedure, any adjustments to the amount of tax due (including interest and penalties) will be payable by the entity itself. Under an alternative procedure, if elected, a partnership would issue information returns to persons who were partners in the audited year, who would then be required to take such adjustments into account in calculating their own tax liability, and the partnership would not be liable for the adjustments. If any of the Operating Partnership or our subsidiary partnerships or limited liability companies is able to and in fact elects the alternative procedure for a given adjustment, the amount of taxes for which such persons will be liable will be increased by any applicable penalties and a special interest charge. There can be no assurance that any such entities will make such an election for any given adjustment. Many issues and the overall effect of these new rules on us are uncertain.

Allocations of Income, Gain, Loss and Deduction. A partnership agreement (or, in the case of a limited liability company treated as a partnership for U.S. federal income tax purposes, the limited liability company agreement) will generally determine the allocation of partnership income and loss among partners. Generally, Section 704(b) of the Code and the Treasury Regulations thereunder require that partnership allocations respect the economic arrangement of the partners. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation may be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Operating Partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder.

Tax Allocations with Respect to the Properties. Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership (including a limited liability company treated as a partnership for U.S. federal income tax purposes) in exchange for an interest in the partnership must be allocated in a manner so that the contributing partner is charged with the unrealized gain, or benefits from the unrealized loss, associated with the property at the time of the contribution, as adjusted from time to time. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution (this difference is referred to as a book-tax difference), as adjusted from time to time. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

The Operating Partnership’s partnership agreement requires that allocations be made in a manner consistent with Section 704(c) of the Code. Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences. Any book-tax differences will be accounted for using any method approved under Section 704(c) of the Code and the applicable Treasury Regulations as chosen by the general partner under the partnership agreement.

Taxation of U.S. Holders of Our Common Stock

U.S. Holder. As used in the remainder of this discussion, the term “U.S. holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

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a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect to be treated as a U.S. person.

If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding common stock, you should consult your advisors. A “non-U.S. holder” is a beneficial owner of our common stock that is neither a U.S. holder nor a partnership (or an entity treated as a partnership for U.S. federal income tax purposes).

Distributions Generally. As long as we qualify as a REIT, distributions made by us to our taxable U.S. holders out of our current or accumulated earnings and profits that are not designated as capital gain dividends or “qualified dividend income” will be taken into account by them as ordinary income taxable at ordinary income tax rates and will not qualify for the reduced capital gain rates that currently generally apply to distributions by non-REIT C corporations to certain non-corporate U.S. holders. In determining the extent to which a distribution constitutes a dividend for tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to our common stock. Corporate stockholders will not be eligible for the dividends- received deduction with respect to these distributions. For taxable years beginning before January 1, 2026, non-corporate U.S. holders generally may deduct up to 20% of “qualified REIT dividends” (i.e., REIT dividends other than capital gain dividends and qualified dividend income eligible for capital gain tax rates). The overall deduction is limited to 20% of the sum of the taxpayer’s taxable income (less net capital gain) and certain cooperative dividends, subject to further limitations based on taxable income. Treasury Regulations under section 199A of the Code impose a minimum holding period for the 20% deduction that was not set forth in the Code. Under the Treasury Regulations, in order for a REIT dividend with respect to a share of REIT stock to be treated as a qualified REIT dividend, the U.S. shareholder (1) must have held the share for more than 45 days during the 91-day period beginning on the date which is 45 days before the date on which such share becomes ex-dividend with respect to such dividend and (2) cannot have been under an obligation to make related payments with respect to positions in substantially similar or related property, e.g., pursuant to a short sale.

Distributions in excess of both current and accumulated earnings and profits will not be taxable to a U.S. holder to the extent that the distributions do not exceed the adjusted basis of the holder’s stock. Rather, such distributions will reduce the adjusted basis of the stock. To the extent that distributions exceed the adjusted basis of a U.S. holder’s stock, the U.S. holder generally must include such distributions in income as long-term capital gain if the shares have been held for more than one year, or short-term capital gain if the shares have been held for one year or less.

Distributions will generally be taxable, if at all, in the year of the distribution. However, if we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend in January of the following year, we will be treated as having paid the dividend, and the stockholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

We will be treated as having sufficient earnings and profits to treat as a dividend any distribution we pay up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed above. Moreover, any “deficiency dividend” will be treated as an ordinary or capital gain dividend, as the case may be, regardless of our earnings and profits. As a result, U.S. holders may be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable dividends.

Capital Gain Dividends. We may elect to designate distributions of our net capital gain as “capital gain dividends” to the extent that such distributions do not exceed our actual net capital gain for the taxable year. Capital gain dividends are taxed to U.S. holders of our stock as gain from the sale or exchange of a capital asset held for more than one year. This tax treatment applies regardless of the period during which the stockholders have held their stock. If we designate any portion of a dividend as a capital gain dividend, the amount that will be taxable to the stockholder as capital gain will be indicated to U.S. holders on IRS Form 1099-DIV. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends received deduction for corporations.

Instead of paying capital gain dividends, we may elect to require stockholders to include our undistributed net capital gains in their income. If we make such an election, U.S. holders (1) will include in their income as long-term capital gain their proportionate share of such undistributed capital gain and (2) will be deemed to have paid their proportionate share of the tax paid by us on such undistributed capital gain and thereby receive a credit or refund to the extent that the tax paid by us exceeds the U.S. holder’s tax liability on the undistributed capital gain. A U.S. holder of our stock will increase the basis in its stock by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. A U.S. holder that is a corporation will appropriately adjust its earnings and profits for the retained capital gain in accordance with Treasury Regulations to be prescribed by the IRS. Our earnings and profits will be adjusted appropriately. Alternatively, we could pay tax on such long-term capital gain and not adopt the credit regime discussed therein.

We must classify portions of our designated capital gain dividend into the following categories:

•	a 20% gain distribution, which would be taxable to non-corporate U.S. holders of our stock at a federal rate of up to 20%; or

•	an unrecaptured Section 1250 gain distribution, which would be taxable to non-corporate U.S. holders of our stock at a maximum rate of 25%.

We must determine the maximum amounts that we may designate as 20% and 25% capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. The IRS currently requires that distributions made to different classes of stock be comprised proportionately of dividends of a particular type.

Qualified Dividend Income. Distributions that are treated as dividends may be taxed at capital gain rates, rather than ordinary income rates, if they are distributed to an individual, trust or estate, are properly designated by us as qualified dividend income and certain other requirements are satisfied. Dividends are eligible to be designated by us as qualified dividend income up to an amount equal to the sum of the qualified dividend income received by us during the year of the distribution from other C corporations such as taxable REIT subsidiaries, our “undistributed” REIT taxable income from the immediately preceding year, and any income attributable to the sale of a built-in gain asset from the immediately preceding year (reduced by any U.S. federal income taxes that we paid with respect to such REIT taxable income and built-in gain).

Dividends that we receive will be treated as qualified dividend income to us if certain criteria are met. The dividends must be received from a domestic corporation (other than a REIT or a regulated investment company) or a qualifying foreign corporation. A foreign corporation generally will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States which the Secretary of Treasury determines is satisfactory, or the stock on which the dividend is paid is readily tradable on an established securities market in the United States. However, if a foreign corporation is a foreign personal holding company, a foreign investment company or a passive foreign investment company, then it will not be treated as a qualifying foreign corporation, and the dividends we receive from such an entity would not constitute qualified dividend income.

Furthermore, certain exceptions and special rules apply to determine whether dividends may be treated as qualified dividend income to us. These rules include certain holding requirements that we would have to satisfy with respect to the stock on which the dividend is paid, and special rules with regard to dividends received from regulated investment companies and other REITs.

In addition, even if we designate certain dividends as qualified dividend income to our stockholders, the stockholder will have to meet certain other requirements for the dividend to qualify for taxation at capital gains rates. For example, the stockholder will only be eligible to treat the dividend as qualifying dividend income if the stockholder is taxed at individual rates and meets certain holding requirements. In general, in order to treat a particular dividend as qualified dividend income, a stockholder will be required to hold our stock for more than 60 days during the 121-day period beginning on the date which is 60 days before the date on which the stock becomes ex-dividend.

Other Tax Considerations. To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits.

Sales of Our Common Stock. Upon any taxable sale or other disposition of our common stock (except pursuant to a repurchase by us, as described below), a U.S. holder of our common stock will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between:

•	the amount of cash and the fair market value of any property received on such disposition; and

•	the U.S. holder’s adjusted basis in such common stock for tax purposes.

Gain or loss will be capital gain or loss if the common stock has been held by the U.S. holder as a capital asset. The applicable tax rate will depend on the holder’s holding period in the asset (generally, if an asset has been held for more than one year, it will produce long-term capital gain) and the holder’s tax bracket.

In general, any loss upon a sale or exchange of our common stock by a U.S. holder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, but only to the extent of distributions from us received by such U.S. holder that are required to be treated by such U.S. holder as long-term capital gains.

Repurchases of Our Common Stock. A repurchase of our common stock will be treated as a distribution in exchange for the repurchased shares and taxed in the same manner as any other taxable sale or other disposition of our common stock discussed above, provided that the repurchase satisfies one of the tests enabling the repurchase to be treated as a sale or exchange. A repurchase will generally be treated as a sale or exchange if it (1) results in a complete termination of the holder’s interest in our common stock, (2) results in a substantially disproportionate redemption with respect to the holder, or (3) is not essentially equivalent to a dividend with respect to the holder. In determining whether any of these tests has been met, common stock actually owned, as well as common stock considered to be owned by the holder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. The sale of common stock pursuant to a repurchase generally will result in a “substantially disproportionate” redemption with respect to a holder if the percentage of our then outstanding voting stock owned by the holder immediately after the sale is less than 80%

of the percentage of our voting stock owned by the holder determined immediately before the sale. The sale of common stock pursuant to a repurchase generally will be treated as not “essentially equivalent to a dividend” with respect to a holder if the reduction in the holder’s proportionate interest in our stock as a result of our repurchase constitutes a “meaningful reduction” of such holder’s interest.

A repurchase that does not qualify as an exchange under such tests will constitute a dividend equivalent repurchase that is taxed in the same manner as regular distributions, as described above under “—Distributions Generally.” In addition, although guidance is sparse, the IRS could take the position that a holder who does not participate in any repurchase treated as a dividend should be treated as receiving a constructive distribution of our common stock taxable as a dividend in the amount of their increased percentage ownership of our common stock as a result of the repurchase, even though the holder did not actually receive cash or other property as a result of the repurchase.

Passive Activity Losses, Excess Business Losses and Investment Interest Limitation. Dividends that we distribute and gains arising from the disposition of our common stock by a U.S. holder will not be treated as passive activity income, and therefore U.S. holders will not be able to apply any “passive activity losses” against such income. Similarly, for taxable years beginning after December 31, 2020 but before January 1, 2029, non-corporate U.S. holders cannot apply “excess business losses” against dividends that we distribute and gains arising from the disposition of our common stock. Dividends paid by us, to the extent they do not constitute a return of capital, will generally be treated as investment income for purposes of the investment income limitation on the deduction of the investment interest.

Medicare Tax. Certain U.S. holders, including individuals and estates and trusts, are subject to an additional 3.8% Medicare tax on all or a portion of their “net investment income,” which includes net gain from a sale or exchange of common stock and income from dividends paid on common stock. U.S. holders are urged to consult their own tax advisors regarding the Medicare tax. The 20% deduction for qualified REIT dividends is not taken into account in computing net investment income.

Taxation of Non-U.S. Holders of Our Common Stock

The rules governing the U.S. federal income taxation of non-U.S. holders are complex. This section is only a summary of such rules. We urge non-U.S. holders to consult their own tax advisors to determine the impact of federal, state and local income tax laws on ownership of our common stock, including any reporting requirements.

Distributions. Distributions by us to a non-U.S. holder on our common stock that are neither attributable to gain from sales or exchanges by us of “United States real property interests” as defined in Section 897 of the Code nor designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions generally will be subject to U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as may be specified under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. Further, reduced treaty rates are not available to the extent the income allocated to the non-U.S. holder is excess inclusion income. Dividends that are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. holders are taxed with respect to these dividends, and are generally not subject to withholding. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exception. Any dividends received by a corporate non-U.S. holder that is engaged in a trade or business within the United States may also be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for our ordinary dividends will be required (1) to complete the applicable IRS Form W-8 and certify under penalty of perjury that such holder is not a U.S. person as defined under the Code and is eligible for treaty benefits or (2) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable Treasury Regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Distributions in excess of our current or accumulated earnings and profits that do not exceed the adjusted basis of the non-U.S. holder in its common stock will reduce the non-U.S. holder’s adjusted basis in its common stock and will not be subject to U.S. federal income tax. Distributions in excess of current and accumulated earnings and profits that do exceed the adjusted basis of the non-U.S. holder in its common stock will be treated as gain from the sale of its stock, the tax treatment of which is described below under “—Sales of Our Common Stock.” Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend.

We would be required to withhold at least 15% of any distribution to a non-U.S. holder in excess of our current and accumulated earnings and profits if our common stock constitutes a U.S. real property interest with respect to such non-U.S. holder, as described below under “—Sales of Our Common Stock.” This withholding would apply even if a lower treaty rate otherwise applies or the non-U.S. holder is not liable for tax on the receipt of that distribution. However, a non-U.S. holder may seek a refund of these amounts from the IRS if the non-U.S. holder’s U.S. tax liability with respect to the distribution is less than the amount withheld.

Distributions to a non-U.S. holder that are designated by us at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless:

•

The investment in the common stock is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder), in which case the non-U.S. holder will generally be subject to the same treatment as U.S. holders with respect to any gain, except that a holder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above; or

•

The non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year of the distribution and has a “tax home” in the United States, in which case the individual will be subject to a 30% tax on the individual’s capital gains.

Under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), distributions to a non-U.S. holder that are attributable to gain from sales or exchanges by us of U.S. real property interests, whether or not designated as capital gain dividends, will cause the non-U.S. holder to be treated as recognizing gain that is income effectively connected with the conduct of a trade or business in the United States. Non-U.S. holders will be taxed on this gain at the same rates applicable to U.S. holders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% (or lower applicable treaty rate) branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not attributable to a U.S. real property interest if we held an interest in the underlying asset solely as a creditor.

We will be required to withhold and remit to the IRS the highest rate of U.S. federal corporate income tax on any distributions to non-U.S. holders that are designated as capital gain dividends, or, if greater, the highest rate of

U.S. federal income tax applicable to each non-U.S. holder, based on the status of such holder, of a distribution that could have been designated as a capital gain dividend, in each case attributable to sales of U.S. real property interests. Distributions can be designated as capital gain dividends to the extent of our net capital gain for the taxable year of the distribution. The amount withheld, which for individual non-U.S. holders may exceed the actual tax liability, is creditable against the non-U.S. holder’s U.S. federal income tax liability.

However, the FIRPTA withholding tax would not apply to any capital gain dividend with respect to (1) any class of our stock that is “regularly traded” on an established securities market located in the United States if the non-U.S. holder did not own more than 10% of such class of stock at any time during the one-year period ending on the date of such dividend or (2) a “qualified shareholder” or a “qualified foreign pension fund,” as defined in the Code. Instead, any such capital gain dividend would be treated as a distribution subject to the rules discussed above under “—Distributions.” Also, the branch profits tax would not apply to such a distribution. However, it is not anticipated that our common stock will be “regularly traded” on an established securities market.

Although the law is not clear on the matter, it appears that amounts we designate as undistributed capital gain in respect of the stock held by U.S. holders generally should be treated with respect to non-U.S. holders in the same manner as actual distributions by us of capital gain dividends. Under that approach, the non-U.S. holders would be able to offset as a credit against their U.S. federal income tax liability resulting therefrom their proportionate share of the tax paid by us on the undistributed capital gain, and to receive from the IRS a refund to the extent that their proportionate share of this tax paid by us were to exceed their actual U.S. federal income tax liability. If we were to designate a portion of our net capital gain as undistributed capital gain, a non-U.S. holder is urged to consult its tax advisor regarding the taxation of such undistributed capital gain.

Sales of Our Common Stock. Subject to the discussion below under “—Repurchases of Our Common Stock,” gain recognized by a non-U.S. holder upon the sale or exchange of our stock generally would not be subject to U.S. taxation unless:

•

the investment in our common stock is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder), in which case the non-U.S. holder will be subject to the same treatment as domestic holders with respect to any gain;

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year; or

•

the non-U.S. holder is not a “qualified shareholder” or a “qualified foreign pension fund” (each as defined in the Code) and our common stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

We anticipate that our common stock will constitute a U.S. real property interest within the meaning of FIRPTA unless we are a domestically-controlled REIT. We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by non-U.S. holders. No assurance can be given, however, that we are or will be a domestically-controlled REIT. The Proposed Regulations would modify the existing Treasury regulations relating to the determination of whether we are a domestically controlled REIT by providing a look through rule for our stockholders that are non-publicly traded partnerships, REITs, regulated investment companies or domestic “C” corporations owned 25% or more directly or indirectly by foreign persons (“foreign owned domestic corporations”) and by treating “qualified foreign pension funds” as foreign persons for this purpose. Although the Proposed Regulations are intended to be effective a year after they are finalized, the preamble to the regulations state that the IRS may challenge contrary positions that are taken before the Proposed Regulations are finalized. Moreover, the Proposed Regulations would apply to determine whether a REIT was domestically controlled for the entire five-year testing period prior to any disposition of our common stock, rather than applying only to the portion of the testing period beginning after the Proposed Regulations are finalized. The Proposed Regulations relating to foreign owned domestic corporations is inconsistent with prior tax guidance. We cannot predict if or when or in what form the Proposed Regulations will be finalized or what our composition of investors that are treated as domestic under these final regulations will be at the time of enactment. Please consult your tax advisor.

Even if we were not a domestically-controlled REIT, a sale of common stock by a non-U.S. holder would nevertheless not be subject to taxation under FIRPTA as a sale of a U.S. real property interest if:

•	our common stock were “regularly traded” on an established securities market within the meaning of applicable Treasury Regulations; and

•

the non-U.S. holder did not actually, or constructively under specified attribution rules under the Code, own more than 10% of our common stock at any time during the shorter of the five-year period preceding the disposition or the holder’s holding period.

However, it is not anticipated that our common stock will be “regularly traded” on an established securities market. If gain on the sale or exchange of our common stock were subject to taxation under FIRPTA, the non-U.S. holder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. holder, subject to a special alternative minimum tax in the case of nonresident alien individuals. In such a case, under FIRPTA the purchaser of common stock from a non-U.S. holder may be required to withhold 15% of the purchase price and remit this amount to the IRS.

Qualified Shareholders. Generally, a “qualified shareholder” (as defined in the Code) who holds our common stock directly or indirectly (through one or more partnerships) will not be subject to FIRPTA withholding on distributions by us or dispositions of our common stock. While a qualified shareholder will not be subject to FIRPTA withholding on distributions by us or dispositions of our common stock, certain investors in a qualified shareholder (i.e., non-U.S. persons who hold interests in the qualified shareholder (other than interests solely as a creditor), and hold more than 10% of our common stock (whether or not by reason of the investor’s ownership in the qualified shareholder)) may be subject to FIRPTA tax and FIRPTA withholding.

Qualified Foreign Pension Funds. Generally, a “qualified foreign pension fund” (as defined in the Code) (or an entity all of the interests of which are held by a qualified foreign pension fund) who holds our common stock directly or indirectly (through one or more partnerships) will not be subject to tax under FIRPTA or to FIRPTA withholding on distributions by us or dispositions of our common stock.

We urge non-U.S. holders to consult their own tax advisers to determine their eligibility for exemption from FIRPTA withholding and their qualification as a qualified shareholder or a qualified foreign pension fund.

Repurchases of Our Common Stock. A repurchase of our common stock that is not treated as a sale or exchange will be taxed in the same manner as regular distributions under the rules described above. See “—Taxation of Non-U.S. Holders of Our Common Stock—Repurchases of Our Common Stock” for a discussion of when a redemption will be treated as a sale or exchange and related matters.

A repurchase of our common stock generally will be subject to tax under FIRPTA to the extent that our common stock is a U.S. real property interest and the non-U.S. holder recognizes gain or the distribution in the repurchase is attributable to gains from our dispositions of U.S. real property interests. To the extent the distribution is not attributable to gains from our dispositions of U.S. real property interests, the excess of the amount of money received in the repurchase over the non-U.S. holder’s basis in the repurchased shares will be treated in the manner described above under “—Sales of Our Common Stock.” The IRS has released an official notice stating that repurchase payments may be attributable to gains from dispositions of U.S. real property interests (except when the 10% publicly traded exception would apply), but has not provided any guidance to determine when and what portion of a repurchase payment is a distribution that is attributable to gains from our dispositions of U.S.

real property interests. Due to the uncertainty, we may withhold at the top corporate income tax rate from all or a portion of repurchase payments to non-U.S. holders other than qualified shareholders or qualified foreign pension funds. To the extent the amount of tax we withhold exceeds the amount of a non-U.S. holder’s U.S. federal income tax liability, the non-U.S. holder may file a U.S. federal income tax return and claim a refund.

U.S. Federal Income Tax Returns. If a non-U.S. holder is subject to taxation under FIRPTA on proceeds from the sale of our common stock or on distributions we make, the non-U.S. holder will be required to file a U.S. federal income tax return. Prospective non-U.S. holders are urged to consult their tax advisors to determine the impact of U.S. federal, state, local and foreign income tax laws on their ownership of our common stock, including any reporting requirements.

FATCA Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to any dividends that we pay to (1) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner that avoids withholding, or (2) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to withholding tax discussed above, the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. While withholding under FATCA would also have applied to payments of gross proceeds from the disposition of stock after December 31, 2018, proposed Treasury Regulations eliminate FATCA withholding on gross proceeds payments. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Non-U.S. holders should consult their tax advisors to determine the applicability of this legislation in light of their individual circumstances.

Taxation of Tax-Exempt Holders of Our Common Stock

Provided that a tax-exempt holder has not held its common stock as “debt-financed property” within the meaning of the Code and our shares of stock are not being used in an unrelated trade or business, dividend income from us generally will not be unrelated business taxable income (“UBTI”) to a tax-exempt holder. Similarly, income from the sale of our common stock will not constitute UBTI unless the tax-exempt holder has held its common stock as debt-financed property within the meaning of the Code or has used the common stock in a trade or business.

Further, for a tax-exempt holder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust or qualified group legal services plan exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in our common stock will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code. These tax-exempt holders should consult their own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” are treated as UBTI as to any trust which is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as “pension trusts.”

A REIT is a “pension-held REIT” if it meets the following two tests:

•

it would not have qualified as a REIT but for Section 856(h)(3) of the Code, which provides that stock owned by pension trusts will be treated, for purposes of determining whether the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

•

either (1) at least one pension trust holds more than 25% of the value of the interests in the REIT, or (2) a group of pension trusts each individually holding more than 10% of the value of the REIT’s stock, collectively owns more than 50% of the value of the REIT’s stock.

The percentage of any REIT dividend from a “pension-held REIT” that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year, in which case none of the dividends would be treated as UBTI. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is not a “pension-held REIT” (for example, if the REIT is able to satisfy the “not closely held requirement” without relying on the “look through” exception with respect to pension trusts). Because of our charter’s restrictions on the number of shares of our stock that a person may own, we do not anticipate that we will become a “pension-held REIT.”

Distribution Reinvestment Plan

Holders who participate in the distribution reinvestment plan will recognize taxable income in the amount they would have received had they elected not to participate, even though they receive no cash. These deemed distributions will be treated as actual distributions from us to the participating holders and will retain the character and U.S. federal income tax consequences applicable to all distributions. Stock received under the plan will have a holding period beginning with the day after purchase, and a U.S. federal income tax basis equal to its cost, which is the gross amount of the deemed distribution.

Backup Withholding Tax and Information Reporting

U.S. Holders of Common Stock. In general, information-reporting requirements will apply to payments of dividends and proceeds of the sale of our common stock held by U.S. holders, unless such U.S. holder is an exempt recipient. A backup withholding tax may apply to such payments if such U.S. holder fails to provide a taxpayer identification number or certification of other exempt status or fails to report in full dividend or interest income. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. holders who fail to certify their U.S. status to us. Any amounts withheld under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Brokers that are required to report the gross proceeds from a sale of our common stock on IRS Form 1099-B will also be required to report the customer’s adjusted basis in the common stock sold and whether any gain or loss with respect to such stock is long-term or short-term. In some cases, there may be alternative methods of determining the basis in the common stock sold, in which case your broker will apply a default method of its choosing if you do not indicate which method you choose to have applied. U.S. holders should consult their own tax advisors regarding these reporting requirements and their election options.

Non-U.S. Holders of Our Common Stock. We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a “United States person” (as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a “United States person” as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Legislative or Other Actions Affecting REITs

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the Treasury, which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the U.S. federal tax laws and interpretations thereof could adversely affect an investment in our common stock.

State and Local Taxes

We and our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. Our state and local tax treatment and that of our stockholders may not conform to the U.S. federal income tax treatment discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our common stock.

Tax Shelter Reporting

If a stockholder recognizes a loss with respect to stock of $2 million or more for an individual stockholder or $10 million or more for a corporate stockholder, the stockholder must file a disclosure statement with the IRS on Form 8886. Direct stockholders of portfolio securities are in many cases exempt from this reporting requirement, but stockholders of a REIT currently are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase and holding of any class of our shares of common stock by (1) Covered Plans (including “Keogh” plans and “individual retirement accounts”), (2) plans and other arrangements that are subject to provisions under any U.S. or non-U.S. federal, state, local or other laws or regulations that are similar to the provisions of Title I of ERISA or Section 4975 of the Code (collectively, “Similar Laws”), and (3) entities whose underlying assets are considered to include “plan assets” of any such plan or arrangement described in clause (2) (each of the foregoing described in clauses (1), (2) and (3) being referred to as a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Covered Plan and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Covered Plan or the management or disposition of the assets of such a Covered Plan, or who renders investment advice for a fee or other compensation to such a Covered Plan, is generally considered to be a fiduciary of the Covered Plan.

In considering an investment in any class of our shares of common stock of a portion of the assets of any Plan, a fiduciary should consider whether an investment in the shares is appropriate for the Plan, taking into account the provisions of the Plan documents, the overall investment policy of the Plan and the composition of the Plan’s investment portfolio, as there are imposed on Plan fiduciaries certain fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. Further, a fiduciary should consider that in the future there may be no market in which such Plan would be able to sell or otherwise dispose of the shares.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Covered Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The fiduciary of a Covered Plan that proposes to purchase or hold any shares should consider, among other things, whether such purchase and holding may involve the sale or exchange of any property between a Covered Plan and a party in interest or disqualified person, or the transfer to, or use by or for the benefit of, a party in interest or disqualified person, of any plan assets. Depending on the satisfaction of certain conditions which may include the identity of the Covered Plan fiduciary making the decision to acquire or hold the shares on behalf of a Covered Plan, Prohibited Transaction Class Exemption (“PTCE”) 91-38 (relating to investments by bank collective investment funds), PTCE 84-14 (relating to transactions effected by a “qualified professional asset manager”), PTCE 95-60 (relating to investments by an insurance company general account), PTCE 96-23 (relating to transactions directed by an in-house asset manager) or PTCE 90-1(relating to investments by insurance company pooled separate accounts) could provide an exemption from the prohibited transaction provisions of ERISA and Section 4975 of the Code. However, there can be no assurance that any of the foregoing exemptions or any other class, administrative or statutory exemption will be available with respect to any particular transaction involving the shares. It is also possible that one of these exemptions could apply to some aspect of the acquisition or holding of such shares, but not apply to some other aspect of such acquisition or holding. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of Covered Plans considering acquiring and/or holding our shares in reliance on these or any other exemption should carefully review the exemption to assure it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Plan Assets Issues

An additional issue concerns the extent to which we or all or a portion of our assets could themselves be treated as subject to ERISA. ERISA and the United States Department of Labor regulations, as modified by Section 3(42) of ERISA (the “Plan Assets Regulation”) concerns the definition of what constitutes the assets of a Covered Plan for purposes of the fiduciary responsibility and prohibited transaction provisions of Title I of ERISA and the prohibited transaction provisions of Section 4975 of the Code.

Under ERISA and the Plan Assets Regulation, generally when a Covered Plan acquires an “equity interest” in an entity that is neither a “publicly offered security” nor a security issued by an investment company registered under the Investment Company Act, the Covered Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless it is established either that less than 25% of the total value of each class of equity interest in the entity is held by “benefit plan investors” as defined in Section 3(42) of ERISA (the “25% Test”) or that the entity is an “operating company” as defined in the Plan Assets Regulation. For purposes of the 25% Test, the assets of an entity will not be treated as “plan assets” if, immediately after the most recent acquisition of any equity interest in the entity, less than 25% of the total value of each class of equity interest in the entity is held by “benefit plan investors,” excluding equity interests held by persons (other than benefit plan investors) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof. The term “benefit plan investors” is generally defined to include employee benefit plans subject to Title I of ERISA or Section 4975 of the Code (including “Keogh” plans and IRAs), as well as any entity whose underlying assets include plan assets by reason of a plan’s investment in such entity (e.g., an entity of which 25% or more of the value of any class of equity interests is held by benefit plan investors and which does not satisfy another exception under ERISA).

We will not be an investment company under the Investment Company Act, and there can be no assurance that benefit plan investors will hold less than 25% of the total value of each class of our common stock at the completion of this offering or thereafter.

Publicly Offered Securities

For purposes of the Plan Assets Regulation, a “publicly offered security” is a security that is (a) ”freely transferable,” (b) part of a class of securities that is “widely held,” and (c) (1) sold to the plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and is part of a class of securities that is registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public has occurred, or (2) is part of a class of securities that is registered under Section 12 of the Exchange Act.

We believe that our shares of common stock should either qualify for the exception for a “publicly offered security” or we will use good faith efforts to hold benefit plan investors to hold less than 25% of the total value of each class of our common stock. If our assets are deemed to constitute ERISA “plan assets” (i.e., if one or more of our classes of common stock fail to qualify as a “publicly offered security” or if benefit plan investors exceed 25% of the total value of any class of our common stock), certain transactions that we might enter into, or may have entered into, in the ordinary course of our business may constitute non-exempt ”prohibited transactions” under Section 406 of ERISA or Section 4975 of the Code, may have to be rescinded and may give rise to prohibited transaction excise taxes and fiduciary liability, as described above. In addition, if our assets are deemed to be “plan assets” of a Covered Plan, our management, as well as various providers of fiduciary or other services to us, and any other parties with authority or control with respect to us or our assets, may be considered fiduciaries under ERISA and Section 4975 of the Code, or otherwise parties in interest or disqualified persons by virtue of their provision of such services (and there could be an improper delegation of authority to such providers).

In addition, ERISA generally provides that discretionary authority with respect to the management and disposition of the assets of a Covered Plan may be delegated to certain “investment managers” who acknowledge that they are fiduciaries of the Covered Plan. In such case, a Covered Plan fiduciary who has appointed an investment manager will generally not be liable for the acts of such investment manager. We do not expect to be an “investment manager” within the meaning of ERISA. Consequently, if our assets are deemed to constitute “plan assets” of any stockholder which is a Covered Plan, the fiduciary of any such Covered Plan would not be protected from liability resulting from our decisions. Moreover, if our underlying assets were deemed to be assets constituting “plan assets,” there are several other provisions of ERISA that could be implicated for a Covered Plan if it were to acquire or hold shares either directly or by investing in an entity whose underlying assets are deemed to be assets of the Covered Plan.

Representation

By acceptance of any class of shares of our common stock, each purchaser and subsequent transferee of a share will be deemed to have represented and warranted that either (1) no portion of the assets used by such purchaser or transferee to acquire or hold the shares constitutes assets of any Plan or (2) the purchase and holding of the shares by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The sale of shares of our common stock to a Covered Plan is in no respect a representation by us or any other person associated with the offering of our common stock that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

Each Plan investor is advised to contact its own financial advisor or other fiduciary unrelated to the Adviser, the Special Limited Partner, the Dealer Manager, Invesco Real Estate, or any of our or their respective affiliates about whether an investment in our shares of common stock, or any decision to continue to hold, transfer, vote or provide any consent with respect to any such shares, may be appropriate for the Plan’s circumstances.

The preceding discussion is only a summary of certain ERISA implications of an investment in the securities and does not purport to be complete. Prospective investors should consult with their own legal, tax, financial and other advisors prior to investing to review these implications in light of such investor’s particular circumstances.

Each purchaser or transferee that is or is acting on behalf of a Plan should consult with its legal advisor concerning the potential consequences to the Plan under ERISA, Section 4975 of the Code or applicable Similar Law of an investment in any class of our shares.

PLAN OF DISTRIBUTION

We are offering up to $3,000,000,000 in shares of our common stock pursuant to this prospectus on a “best efforts” basis through Invesco Distributors, Inc., the Dealer Manager, a registered broker-dealer affiliated with the Adviser. Because this is a “best efforts” offering, the Dealer Manager must only use its best efforts to sell the shares, which means that no underwriter, broker-dealer or other person will be obligated to purchase any shares. This offering consists of up to $2,400,000,000 in shares in our primary offering and up to $600,000,000 in shares pursuant to our distribution reinvestment plan. We reserve the right to reallocate shares of common stock between our primary offering and our distribution reinvestment plan.

We are offering to the public five classes of shares of our common stock: Class T shares, Class S shares, Class D shares, Class I shares and Class E shares. We are offering to sell any combination of share classes with a dollar value up to the maximum offering amount. All investors must meet the suitability standards discussed in the section of this prospectus entitled “Suitability Standards.” The share classes have different upfront selling commissions and dealer manager fees and different ongoing stockholder servicing fees.

Class T and Class S shares are available through brokerage and transactional-based accounts. Class D shares are generally available for purchase in this offering only (1) through fee-based programs, also known as wrap accounts, that provide access to Class D shares, (2) through participating broker-dealers that have alternative fee arrangements with their clients to provide access to Class D shares, (3) through transaction/brokerage platforms at participating broker-dealers, (4) through certain registered investment advisers, (5) through bank trust departments or any other organization or person authorized to act in a fiduciary capacity for its clients or customers or (6) other categories of investors that we name in an amendment or supplement to this prospectus. Class I shares are generally available for purchase in this offering only (1) through fee-based programs, also known as wrap accounts, that provide access to Class I shares, (2) by endowments, foundations, pension funds and other institutional investors, (3) through participating broker-dealers that have alternative fee arrangements with their clients to provide access to Class I shares, (4) through certain registered investment advisers, (5) by our executive officers and directors and their immediate family members, as well as officers and employees of the Adviser, Invesco or other affiliates and their immediate family members, and joint venture partners, consultants and other service providers or (6) by other categories of investors that we name in an amendment or supplement to this prospectus. The minimum initial investment for Class I shares is $1,000,000, unless waived by the Dealer Manager. In certain cases, where a holder of Class T, Class S or Class D shares exits a relationship with a participating broker-dealer for this offering and does not enter into a new relationship with a participating broker-dealer for this offering, such holder’s shares may be exchanged into an equivalent NAV amount of Class I shares. We may also offer Class I shares to certain feeder vehicles primarily created to hold our Class I shares, which in turn offer interests in themselves to investors. We expect to conduct such offerings of Class I shares pursuant to exceptions to registration under the Securities Act and not as a part of this offering. Such feeder vehicles may have additional costs and expenses, which would be disclosed in connection with the offering of their interests. Class E shares are generally available for purchase in this offering (1) by our executive officers and directors and their immediate family members, (2) officers and employees of the Adviser and (3) Other Invesco Accounts.

If you are eligible to purchase multiple classes of shares, you should consider, among other things, the amount of your investment, the length of time you intend to hold the shares and the upfront selling commissions, dealer manager fees and stockholder servicing fees attributable to the Class T, Class S and Class D shares. Before making your investment decision, please consult with your investment adviser regarding your account type and the classes of common stock you may be eligible to purchase. Neither the Dealer Manager nor its affiliates will directly or indirectly compensate any person engaged as an investment advisor or bank trust department by a potential investor as an inducement for such investment advisor or bank trust department to advise favorably for an investment in us.

The number of shares we have registered pursuant to the registration statement of which this prospectus forms a part is the number that we reasonably expect to be offered and sold within two years from the initial effective date of the registration statement. Under applicable SEC rules, we may extend this offering one additional year if all of the shares we have registered are not yet sold within two years. With the filing of a registration statement for a subsequent offering, we may be able to extend this offering beyond three years until the follow-on registration statement is declared effective. Pursuant to this prospectus, we are offering to the public all of the shares that we have registered. Although we have registered a fixed dollar amount of our shares, we intend effectively to conduct a continuous offering of an unlimited number of shares of our common stock over an unlimited time period by filing a new registration statement prior to the end of the three-year period described in Securities Act Rule 415. In certain states, the registration of our offering may continue for only one year following the initial clearance by applicable state authorities, after which we will renew the offering period for additional one-year periods (or longer, if permitted by the laws of each particular state).

Our board of directors may elect to terminate this offering at any time and to extend our offering term to the extent permissible under applicable law.

Purchase Price

Each class of shares will be sold at the then-current transaction price, which will vary and will generally equal the prior month’s NAV per share for such class, plus applicable upfront selling commissions and dealer manager fees. Although the price you pay for shares of our common stock will generally be based on the prior month’s NAV per share, the NAV per share as of the date on which your purchase is settled may be significantly different. We may offer shares based on a transaction price that we believe reflects the NAV per share of such stock more appropriately than the prior month’s NAV per share (including by updating a previously disclosed transaction price) or suspend our offering or our share repurchase plan in cases where we believe there has been a material change (positive or negative) to our NAV per share since the end of the prior month. Each class of shares may have a different NAV per share because stockholder servicing fees differ with respect to each class. See “Net Asset Value Calculation and Valuation Guidelines” for more information about the calculation of NAV per share.

If you participate in our distribution reinvestment plan, the cash distributions attributable to the class of shares that you purchase in our primary offering will be automatically invested in additional shares of the same class. The per share purchase price for shares of our common stock purchased pursuant to the distribution reinvestment plan will be equal to the transaction price for the applicable class of shares at the time the distribution is payable, which will generally be equal to our prior month’s NAV per share for the applicable class of shares.

Underwriting Compensation

We entered into a Dealer Manager Agreement with the Dealer Manager, pursuant to which the Dealer Manager agreed to, among other things, manage our relationships with third-party broker-dealers engaged by the Dealer Manager to participate in the distribution of shares of our common stock, which we refer to as “participating broker-dealers,” and financial advisors. The Dealer Manager also coordinates our marketing and distribution efforts with participating broker-dealers and their registered representatives with respect to communications related to the terms of this offering, our investment strategies, material aspects of our operations and subscription procedures. We will not pay referral or similar fees to any accountants, attorneys or other persons in connection with the distribution of our shares.

Summary

The following table shows the upfront selling commissions and dealer manager fees payable at the time you subscribe for shares for Class T, Class S, Class D, Class I or Class E shares.

	Maximum Upfront Selling Commissions as a % of Transaction Price	Maximum Upfront Dealer Manager Fees as a % of Transaction Price
Class T shares (1)	up to 3.0%	0.5%
Class S shares	up to 3.5%	None
Class D shares	up to 1.5%	None
Class I shares	None	None
Class E shares	None	None

(1)	Such amounts may vary at certain participating broker-dealers, provided that the sum will not exceed 3.5% of the transaction price

The following table shows the stockholder servicing fees we pay the Dealer Manager with respect to the Class T, Class S, Class D, Class I and Class E shares on an annualized basis as a percentage of our NAV for such class. The stockholder servicing fees will be paid monthly in arrears.

Stockholder Servicing Fee as a % of NAV
Class T shares	0.85% (1)
Class S shares	0.85%
Class D shares	0.25%
Class I shares	None
Class E shares	None

(1)	Consists of a representative stockholder servicing fee (0.65% per annum) and a dealer stockholder servicing fee (0.20% per annum).

Upfront Selling Commissions and Dealer Manager Fees

Class T, Class S and Class D Shares. Subject to any discounts described below, the Dealer Manager is entitled to receive upfront selling commissions of up to 3.0%, and upfront dealer manager fees of 0.5%, of the transaction price of each Class T share sold in the primary offering, however such amounts may vary at certain participating broker-dealers provided that the sum will not exceed 3.5% of the transaction price. Subject to any discounts described below, the Dealer Manager is entitled to receive upfront selling commissions of up to 3.5% of the transaction price of each Class S share sold in the primary offering. Subject to any discounts described below, the Dealer Manager may be entitled to receive upfront selling commissions of up to 1.5% of the transaction price of each Class D share sold in the primary offering. No upfront selling commissions will be paid with respect to the sale of shares of any class sold pursuant to our distribution reinvestment plan. No upfront dealer manager fees will be paid with respect to the sale of Class S or Class D shares, or shares of any class sold pursuant to our distribution reinvestment plan. The Dealer Manager anticipates that all or a portion of the upfront selling commissions and dealer manager fees will be retained by, or reallowed (paid) to, participating broker-dealers.

Investors who purchase $150,000 or more in Class T or Class S shares from the same broker-dealer, whether in a single purchase or as the result of multiple purchases, may be eligible, depending on the policies of their participating broker-dealer, for volume discounts on the upfront selling commissions. The Dealer Manager and any participating broker-dealers that offer volume discounts to their clients and their registered representatives will be responsible for implementing the volume discounts. The net offering proceeds we receive will not be affected by any reduction of upfront selling commissions. Certain participating broker-dealers may elect not to offer volume discounts to their clients.

The following table illustrates the various discount levels that may be offered for Class T and Class S shares purchased in the primary offering:

Your Investment	Upfront Selling Commissions as a % of Transaction Price of Class S Share	Upfront Selling Commissions as a % of Transaction Price of Class T Share
Up to $149,999.99	3.50%	3.00%
$150,000 to $499,999.99	3.00%	2.50%
$500,000 to $999,999.99	2.50%	2.00%
$1,000,000 and up	2.00%	1.50%

If you qualify for a volume discount as the result of multiple purchases of our Class T or Class S shares, you will receive the benefit of the applicable volume discount for the individual purchase which qualified you for the volume discount, but you will not be entitled to the benefit for prior purchases. Additionally, once you qualify for a volume discount, you will receive the benefit for subsequent purchases through the same participating broker-dealer. For this purpose, if you purchase Class T or Class S shares in this offering you will receive the benefit of such Class T or Class S share purchases in connection with qualifying for volume discounts in our subsequent offerings through the same participating broker-dealer.

For purposes of qualifying for a volume discount as the result of multiple purchases of shares, only an individual or entity with the same social security number or taxpayer identification number, as applicable, may combine their purchases as a “single purchaser”; provided that, certain participating broker-dealers may also combine purchases by an individual investor and his or her spouse living in the same household as a “single purchaser” for purposes of determining the applicable volume discount.

Requests to combine purchase orders of Class T or Class S shares as a part of a combined order for the purpose of qualifying for discounts or fee waivers must be made in writing by the broker-dealer, and any resulting reduction in upfront selling commissions will be prorated among the separate subscribers. As with discounts provided to other purchasers, the net proceeds we receive from the sale of shares will not be affected by discounts provided as a result of a combined order.

Your ability to receive a discount or fee waiver based on combining orders or otherwise may depend on the financial advisor or broker-dealer through which you purchase your Class T or Class S shares. An investor qualifying for a discount will receive a higher percentage return on his or her investment than investors who do not qualify for such discount. Accordingly, you should consult with your financial advisor about the ability to receive such discounts or fee waivers before purchasing Class T or Class S shares.

Class I Shares and Class E Shares. No upfront selling commissions or dealer manager fees will be paid with respect Class I shares or Class E shares sold in this offering.

Stockholder Servicing Fees—Class T, Class S and Class D Shares

Subject to FINRA limitations on underwriting compensation and certain other limitations described below, we will pay the Dealer Manager selling commissions over time as a stockholder servicing fee (1) with respect to our outstanding Class T shares equal to 0.85% per annum of the aggregate NAV of our outstanding Class T shares, consisting of a representative stockholder servicing fee of 0.65% per annum, and a dealer stockholder servicing fee of 0.20% per annum, of the aggregate NAV for the Class T shares; provided, however, with respect to Class T shares sold through certain participating broker-dealers, the representative stockholder servicing fee and the dealer stockholder servicing fee may be other amounts, and provided, further that the sum of such fees will always equal 0.85% per annum of the NAV of such shares, (2) with respect to our outstanding Class S shares equal to 0.85% per annum of the aggregate NAV of our outstanding Class S shares and (3) with respect to our outstanding Class D shares equal to 0.25% per annum of the aggregate NAV of our outstanding Class D shares. We will not pay a stockholder servicing fee with respect to our outstanding Class I shares or Class E shares.

The stockholder servicing fees will be paid monthly in arrears. The Dealer Manager will reallow (pay) all or a portion of the stockholder servicing fees to participating broker-dealers and servicing broker-dealers for ongoing stockholder services performed by such broker-dealers and will waive stockholder servicing fees to the extent a broker-dealer is not eligible to receive it for failure to provide such services. Because the stockholder servicing fees with respect to Class T shares, Class S shares and Class D shares are calculated based on the aggregate NAV for all of the outstanding shares of each such class, it reduces the NAV with respect to all shares of each such class, including shares issued under our distribution reinvestment plan.

We will cease paying the stockholder servicing fee with respect to any Class T share, Class S share or Class D share held in a stockholder’s account at the end of the month in which the Dealer Manager in conjunction with the transfer agent determines that total upfront selling commissions, dealer manager fees and stockholder servicing fees paid with respect to the shares held by such stockholder within such account would exceed, in the aggregate, 8.75% (or, in the case of Class T shares sold through certain participating broker-dealers, a lower limit as set forth in the applicable agreement between the Dealer Manager and a participating broker-dealer at the time such Class T shares were issued) of the gross proceeds from the sale of such shares (including the gross proceeds of any shares issued under our distribution reinvestment plan upon the reinvestment of distributions paid with respect thereto or with respect to any shares issued under our distribution reinvestment plan directly or indirectly attributable to such shares). At the end of such month, such Class T share, Class S share or Class D share will convert into a number of Class I shares (including any fractional shares), each with an equivalent aggregate NAV as such share. Although we cannot predict the length of time over which the stockholder servicing fee will be paid due to potential changes in the NAV of our shares, this fee would be paid with respect to a Class T share (in the case of a limit of 8.75% of gross proceeds) or Class S share over approximately seven years from the date of purchase and with respect to a Class D share over approximately 30 years from the date of purchase, assuming payment of the full upfront selling commissions and dealer manager fees, opting out of the distribution reinvestment plan and a constant NAV of $25.00 per share.

In addition, we will cease paying the stockholder servicing fee on the Class T shares, Class S shares and Class D shares on the earlier to occur of the following: (1) a listing of Class I shares, (2) our merger or consolidation with or into another entity, or the sale or other disposition of all or substantially all of our assets, in each case in a transaction in which our stockholders receive cash or securities listed on a national securities exchange, or (3) after the completion of the primary portion of this offering, the end of the month in which we, with the assistance of the Dealer Manager, determine that, in the aggregate, underwriting compensation from all sources in connection with this offering, including upfront selling commissions and dealer manager fees, the stockholder servicing fee and other underwriting compensation, is equal to 10% of the gross proceeds from our primary offering.

Eligibility to receive the stockholder servicing fee is conditioned on a broker-dealer providing the following ongoing services with respect to the Class T, Class S or Class D shares: assistance with recordkeeping, answering investor inquiries regarding us, including regarding distribution payments and reinvestments, helping investors understand their investments upon their request, and assistance with share repurchase requests. For Class T shares, representative stockholder services are answering investor inquiries regarding us, including regarding distribution payments and reinvestments, helping investors understand their investments upon their request, and assistance with share repurchase requests and dealer stockholder services are assistance with recordkeeping. If the applicable broker-dealer is not eligible to receive the stockholder servicing fee due to failure to provide these services, the Dealer Manager will waive the stockholder servicing fee that broker-dealer would have otherwise been eligible to receive. The stockholder servicing fees are ongoing fees that are not paid at the time of purchase.

Other Compensation

We or the Adviser may pay directly, or reimburse the Dealer Manager for (if the Dealer Manager pays on our behalf), any organization and offering expenses (other than upfront selling commissions and dealer manager fees and stockholder servicing fees). The Adviser may also pay, without reimbursement by us, broker-dealers or affiliates of broker-dealers fixed fees to provide services that will facilitate participation in this offering by eligible employees of the Adviser.

As disclosed elsewhere in this prospectus, Invesco Realty, Inc. previously purchased an aggregate of $20,000,000 in Class N shares. Pursuant to applicable FINRA rules, FINRA assigns a value to Invesco Realty, Inc.’s purchase of such Class N shares and considers such amount to constitute underwriting compensation.

In addition, On November 1, 2021, certain individuals who are associated persons of the Dealer Manager purchased in a private offering exempt from registration an aggregate of 48,126 Class E shares at a price of at $30.1371 per share, which was equal to the November 1, 2021 transaction price per Class E share in this offering. Under FINRA Rule 5110, these Class E shares purchased by such individuals are each an item of value that is deemed by FINRA to be included in the total underwriting compensation for this offering. Any difference between the purchase price paid by such individuals and the public offering price of such Class E shares would be included when calculating the underwriting compensation for the purposes of the 10% compensation cap under FINRA Rule 2310.

Limitations on Underwriting Compensation

In addition to the conversion feature described above in “—Stockholder Servicing Fees—Class T, Class S and Class D Shares,” we will cease paying the stockholder servicing fee on the Class T shares, Class S shares and Class D shares on the earlier to occur of the following: (1) a listing of Class I shares, (2) our merger or consolidation with or into another entity, or the sale or other disposition of all or substantially all of our assets or (3) the date following the completion of the primary portion of this offering on which, in the aggregate, underwriting compensation from all sources in connection with this offering, including upfront selling commissions, dealer manager fees the stockholder servicing fee and other underwriting compensation, is equal to 10% of the gross proceeds from our primary offering. The Dealer Manager will monitor the aggregate amount of underwriting compensation that we and the Adviser pay in connection with this offering in order to ensure we comply with the underwriting compensation limits of applicable FINRA rules. FINRA rules and the NASAA REIT Guidelines also limit our total organization and offering expenses (including upfront selling commissions, dealer manager fees and bona fide due diligence expenses and other underwriting compensation) to 15% of our gross offering proceeds from this offering. After the termination of the primary offering and again after termination of the offering under our distribution reinvestment plan, the Adviser has agreed to reimburse us to the extent that organization and offering expenses that we incur exceed 15% of our gross proceeds from the applicable offering.

In order to show the maximum amount of compensation that may be paid in connection with this offering, the following table assumes that (1) we sell all of the shares offered by this prospectus, (2) all shares sold in the offering are Class S shares, (3) no shares are reallocated between the primary offering and the distribution reinvestment plan and no shares are issued pursuant to our distribution reinvestment plan, (4) all Class S shares are sold with the highest possible upfront selling commissions and (5) NAV per share is $25.00 throughout this offering. The following table also assumes that we will cease paying stockholder servicing fees with respect to any Class S stockholder after the time the total upfront selling commissions and stockholder servicing fees paid with respect to the shares in such Class S stockholder’s account reach 8.75% of the gross proceeds from the offering of such Class S shares in the aggregate (assuming such stockholder purchased all of his/her class S shares at the same time).

Maximum Estimated Underwriting Fees and Expenses

At Maximum Primary Offering of $2,400,000,000

Upfront selling commissions	$81,159,420	3.38%
Stockholder servicing fees (1)	128,840,580	5.37%
Other costs and reimbursements (2)	28,560,000	1.19%

Total (2)	$238,560,000	9.94%

(1)

We will pay the Dealer Manager a stockholder servicing fee with respect to our outstanding Class S shares equal to 0.85% per annum of the aggregate NAV of our outstanding Class S shares. The numbers presented above reflect that stockholder servicing fees are paid over a number of years, and as a result, will cumulatively increase above 0.85% over time. The Dealer Manager will reallow (pay) all or a portion of the stockholder servicing fee to participating broker-dealers and servicing broker-dealers for ongoing stockholder services performed by such broker-dealers, and will waive stockholder servicing fees to the extent a broker-dealer is not eligible to receive it for failure to provide such services.

(2)

Other costs and reimbursements consist primarily of (a) actual costs incurred for fees to attend retail seminars sponsored by participating broker-dealers, (b) amounts used to reimburse participating broker-dealers for the actual costs incurred by registered representatives for travel, meals and lodging in connection with attending bona fide training and education meetings, (c) commissions and non-transaction based compensation paid to registered persons associated with the Dealer Manager in connection with the wholesaling of our offering, (d) expense reimbursements for actual costs incurred by employees of the Dealer Manager in the performance of wholesaling activities, and (e) payments for services that facilitate Adviser employee participation in this offering. The Adviser will pay the expenses set forth in (e) and reimburse the Dealer Manager for the expenses set forth in (c) and (d) above, in each case without reimbursement from us, and we reimburse the Dealer Manager or its affiliates for the other expenses set forth above, in each case, to the extent permissible under applicable FINRA rules.

Term of the Dealer Manager Agreement

Either party may terminate the Dealer Manager Agreement upon 60 days’ written notice to the other party or immediately upon notice to the other party in the event such other party failed to comply with a material provision of the Dealer Manager Agreement. Our obligations under the Dealer Manager Agreement to pay the stockholder servicing fees with respect to the Class T, Class S and Class D shares distributed in this offering as described therein shall survive termination of the agreement until such shares are no longer outstanding (including such shares that have been converted into Class I shares, as described above in “—Stockholder Servicing Fees—Class T, Class S and Class D Shares”).

Indemnification

To the extent permitted by law and our charter, we will indemnify the participating broker-dealers and the Dealer Manager against some civil liabilities, including certain liabilities under the Securities Act, and liabilities arising from an untrue statement of material fact contained in, or omission to state a material fact in, this prospectus or approved sales literature.

HOW TO SUBSCRIBE

You may buy or request that we repurchase shares of our common stock through your financial advisor, a participating broker-dealer or other financial intermediary that has a selling agreement with the Dealer Manager. Because an investment in our common stock involves many considerations, your financial advisor or other financial intermediary may help you with this decision. Due to the illiquid nature of investments in real estate, our shares of common stock are only suitable as a long-term investment. Because there is no public market for our shares, stockholders may have difficulty selling their shares if stockholder demand for repurchases exceeds the volume limitations under our share repurchase plan, we choose to repurchase only some, or even none, of the shares that have been requested to be repurchased in any month, in our discretion, or if our board of directors modifies or suspends the share repurchase plan.

Investors who meet the suitability standards described herein may purchase shares of our common stock. See “Suitability Standards.” Investors seeking to purchase shares of our common stock must proceed as follows:

•	Read this entire prospectus and any appendices and supplements accompanying this prospectus.

•

Complete the execution copy of the subscription agreement. A specimen copy of the subscription agreement, including instructions for completing it, is included in this prospectus as Appendix B. Subscription agreements may be executed manually or by electronic signature except where the use of such electronic signature has not been approved by the Dealer Manager. Should you execute the subscription agreement electronically, your electronic signature, whether digital or encrypted, included in the subscription agreement is intended to authenticate the subscription agreement and to have the same force and effect as a manual signature.

•

Deliver a check, submit a wire transfer, instruct your broker-dealer to make payment from your brokerage account or otherwise deliver funds for the full purchase price of the shares of our common stock being subscribed for along with the completed subscription agreement to the participating broker-dealer. Checks should be made payable, or wire transfers directed, to “Invesco Real Estate Income Trust Inc.” or “INREIT.” For Class T, Class S, Class D and Class E shares, after you have satisfied the applicable minimum purchase requirement of $2,500, additional purchases must be in increments of $500. For Class I shares, after you have satisfied the applicable minimum purchase requirement of $1,000,000, additional purchases must be in increments of $500, unless such minimums are waived in our sole discretion. The minimum subsequent investment does not apply to purchases made under our distribution reinvestment plan.

By executing the subscription agreement and paying the total purchase price for the shares of our common stock subscribed for, each investor attests that he or she meets the suitability standards as stated in the subscription agreement and agrees to be bound by all of its terms. Certain participating broker-dealers may require additional documentation.

A sale of the shares to a subscriber may not be completed until at least five business days after the subscriber receives our final prospectus.

Subscriptions to purchase our common stock may be made on an ongoing basis, but investors may only purchase our common stock pursuant to accepted subscription orders as of the first calendar day of each month (based on the prior month’s transaction price), and to be accepted, a subscription request must be made with a completed and executed subscription agreement in good order, including satisfying any additional requirements imposed by the subscriber’s broker-dealer, and payment of the full purchase price of our common stock being subscribed at least five business days prior to the first calendar day of the month (unless waived by the Dealer Manager or otherwise agreed to between the Dealer Manager and the applicable participating broker-dealer). If a purchase order is received less than five business days prior to the first calendar day of the following month, unless waived by the Dealer Manager, the purchase order will be executed in the next month’s closing at the transaction price applicable to that month, plus applicable upfront selling commissions and dealer manager fees. As a result of this process, the price per share at which your order is executed may be different than the price per share for the month in which you submitted your purchase order.

For example, if you wish to subscribe for shares in January, your subscription request must be received in good order at least five business days before February 1st. Generally, the offering price for such a hypothetical purchase would equal the transaction price for January (i.e., the NAV per share as of the last calendar day of December), plus applicable upfront selling commissions and dealer manager fees. If accepted, your subscription will be effective on the first calendar day of February.

Completed subscription requests will not be accepted by us before the later of (1) two business days before the first calendar day of each month and (2) three business days after we make the transaction price (including any subsequent revised transaction price in the circumstances described below) publicly available by posting it on our website at www.inreit.com, making it available via our toll-free telephone line at 833-834-4924 and filing a prospectus supplement with the SEC (or in certain cases after we have delivered notice of such price directly to subscribers as discussed below). Subscribers are not committed to purchase shares at the time their subscription orders are submitted and any subscription may be canceled at any time before the time it has been accepted as described in the previous sentence. As a result, you will have a minimum of three business days after the transaction price for that month has been disclosed to withdraw your request before you are committed to purchase the shares. Generally, you will not be provided with direct notice of the transaction price when it becomes available. Therefore, if you wish to know the transaction price prior to your subscription being accepted you must check our website or our filings with the SEC prior to the time your subscription is accepted.

However, if the transaction price is not made publicly available on or before the eighth business day before the first calendar day of the next month (which is six business days before the earliest date we may accept subscriptions), or a previously disclosed transaction price for that month is changed, then we will provide notice of such transaction price (and the first day on which we may accept subscriptions) directly to subscribing investors when such transaction price is made publicly available. In such cases, you will have at least three business days from delivery of such notice before your subscription is accepted.

Rejected Subscriptions

If for any reason we reject a subscription, or if a subscription request is canceled before it is accepted or withdrawn as described below, we will return the subscription agreement and the related funds, without interest or deduction, within ten business days after such rejection, cancellation or withdrawal.

Fiduciary or Custodial Accounts

Shares of our common stock purchased by a fiduciary or custodial account will be registered in the name of the fiduciary account and not in the name of the beneficiary. If you place an order to buy shares and your payment is not received and collected, your purchase may be canceled and you could be liable for any losses or fees we have incurred.

TOD Designations

You have the option of placing a transfer on death (TOD), designation on your shares purchased in this offering. A TOD designation transfers the ownership of the shares to your designated beneficiary upon your death. This designation may only be made by individuals, not entities, who are the sole or joint owners with right to survivorship of the shares. If you would like to place a TOD designation on your shares, you must check the TOD box on and provide beneficiary information in the subscription agreement or you must complete and return a TOD form, which you may obtain from your financial advisor, in order to effect the designation.

Purchase Price

Each class of shares will be sold at the then-current transaction price, which will vary and will generally equal the prior month’s NAV per share for such class, plus applicable upfront selling commissions and dealer manager fees. Although the price you pay for shares of our common stock will generally be based on the prior month’s NAV per share, the NAV per share of such stock for the month in which you make your purchase may be significantly different. We may offer shares at a price that we believe reflects the NAV per share of such stock more appropriately than the prior month’s NAV per share (including by updating a previously disclosed offering price) or suspend our offering in cases where we believe there has been a material change (positive or negative) to our NAV per share since the end of the prior month. Each class of shares may have a different NAV per share because stockholder servicing fees are charged differently with respect to each class. See “Net Asset Value Calculation and Valuation Guidelines” for more information about the calculation of NAV per share.

If you participate in our distribution reinvestment plan, the cash distributions attributable to the class of shares that you purchase in our primary offering will be automatically invested in additional shares of the same class. Shares are offered pursuant to our distribution reinvestment plan at the transaction price at the time the distribution is payable, which will generally be equal to our prior month’s NAV per share for that share class.

We will generally adhere to the following procedures relating to purchases of shares of our common stock in this continuous offering:

•

On each business day, our transfer agent will collect purchase orders. Notwithstanding the submission of an initial purchase order, we can reject purchase orders for any reason, even if a prospective investor meets the minimum suitability requirements outlined in our prospectus. Investors may only purchase our common stock pursuant to accepted subscription orders as of the first calendar day of each month (based on the prior month’s transaction price), and to be accepted, a subscription request must be made with a completed and executed subscription agreement in good order and payment of the full purchase price of our common stock being subscribed at least five business days prior to the first calendar day of the month. If a purchase order is received less than five business days prior to the first calendar day of the month, unless waived by the Dealer Manager, the purchase order will be executed in the next month’s closing at the transaction price applicable to that month, plus applicable upfront selling commissions and dealer manager fees. As a result of this process, the price per share at which your order is executed may be different than the price per share for the month in which you submitted your purchase order.

•

Generally, within 15 calendar days after the last calendar day of each month, we will determine our NAV per share for each share class as of the last calendar day of the prior month, which will generally be the transaction price for the then-current month for such share class.

•

Completed subscription requests will not be accepted by us before the later of (1) two business days before the first calendar day of each month and (2) three business days after we make the transaction price (including any subsequent revised transaction price in the circumstances described below) publicly available by posting it on our website and filing a prospectus supplement with the SEC.

•

Subscribers are not committed to purchase shares at the time their subscription orders are submitted and any subscription may be canceled at any time before the time it has been accepted as described in the previous sentence. You may withdraw your purchase request by notifying the transfer agent, through your financial intermediary or directly on our toll-free, automated telephone line, 833-834-4924.

•

You will receive a confirmation statement of each new transaction in your account as soon as practicable but generally not later than seven business days after the transaction is settled. The confirmation statement will include information on how to obtain information we have filed with the SEC and made publicly available on our website, www.inreit.com, including supplements to the prospectus.

Our transaction price will generally be based on our prior month’s NAV. Our NAV may vary significantly from one month to the next. Through our website at www.inreit.com, our toll-free telephone line at 833-834-4924 and prospectus supplement filings, you will have information about the transaction price and NAV per share. We may set a transaction price that we believe reflects the NAV per share of our common stock more appropriately than the prior month’s NAV per share (including by updating a previously disclosed offering price) or suspend our offering in cases where we believe there has been a material change (positive or negative) to our NAV per share since the end of the prior month. If the transaction price is not made available on or before the eighth business day before the first calendar day of the next month (which is six business days before the earliest date we may accept subscriptions), or a previously disclosed transaction price for that month is changed, then we will provide notice of such transaction price (and the first day on which we may accept subscriptions) directly to subscribing investors when such transaction price is made available.

In contrast to securities traded on an exchange or over-the-counter, where the price often fluctuates as a result of, among other things, the supply and demand of securities in the trading market, our NAV will be calculated once monthly using our valuation methodology, and the price at which we sell new shares and repurchase outstanding shares will not change depending on the level of demand by investors or the volume of requests for repurchases.

SHARE REPURCHASES

General

While you should view your investment in our shares of common stock as long term with limited liquidity, in an effort to provide our stockholders with liquidity in respect of their investment in our shares, we have adopted a share repurchase plan whereby our stockholders may request that we repurchase all or any portion of their shares on a monthly basis, subject to the terms and conditions of the share repurchase plan.

Due to the illiquid nature of investments in real estate, we may not have sufficient liquid resources to fund repurchase requests once our share repurchase plan is effective. In addition, we have established limitations on the amount of funds we may use for repurchases during any calendar month and quarter. See “—Repurchase Limitations” below.

You may request that we repurchase shares of our common stock through your financial advisor or directly with our transfer agent. The procedures relating to the repurchase of shares of our common stock are as follows:

•

Certain broker-dealers require that their clients process repurchases through their broker-dealer, which may impact the time necessary to process such repurchase request, impose more restrictive deadlines than described herein, impact the timing of a stockholder receiving repurchase proceeds and require different paperwork or process than described herein. Please contact your broker-dealer first if you want to request the repurchase of your shares.

•

To the extent we choose to repurchase shares in any month we will only repurchase shares as of the opening of the last calendar day of that month (a “Repurchase Date”). To have your shares repurchased, your repurchase request and required documentation must be received in good order by 4:00 p.m. (Eastern time) on the second to last business day of the applicable month. Settlements of share repurchases will generally be made within approximately three business days of the Repurchase Date. Repurchase requests received and processed by our transfer agent will be effected at a repurchase price equal to the transaction price on the applicable Repurchase Date (which will generally be equal to our prior month’s NAV per share), except that shares that have not been outstanding for at least one year will be repurchased at 95% of the applicable transaction price, which we refer to as the “Early Repurchase Deduction.”

•

A stockholder may withdraw a repurchase request by notifying the transfer agent, directly or through the stockholder’s financial intermediary, via our toll-free, automated telephone line, 833-834-4924. The line is open on each business day between the hours of 9:00 a.m. and 6:00 p.m. (Eastern time). Repurchase requests must be cancelled before 4:00 p.m. (Eastern time) on the last business day of the applicable month.

•

If a repurchase request is received after 4:00 p.m. (Eastern time) on the second to last business day of the applicable month, the repurchase will be executed, if at all, on the next month’s Repurchase Date at the transaction price applicable to that month (subject to any Early Repurchase Deduction), unless such request is withdrawn prior to the repurchase. Repurchase requests received and processed by our transfer agent on a business day, but after the close of business on that day or on a day that is not a business day, will be deemed received on the next business day. All questions as to the form and validity (including time of receipt) of repurchase requests and notices of withdrawal will be determined by us, in our sole discretion, and such determination shall be final and binding.

•

Repurchase requests may be made by mail or by contacting your financial intermediary, both subject to certain conditions described in this prospectus. If making a repurchase request by contacting your financial intermediary, your financial intermediary may require you to provide certain documentation or information. If making a repurchase request by mail to the transfer agent, you must complete and sign a repurchase authorization form, which can be found on our website, www.inreit.com. Written requests should be sent to the transfer agent at the following address:

INREIT c/o SS&C GIDS, Inc.

PO Box 219164

Kansas City, MO 64121

Overnight Address:

INREIT c/o SS&C GIDS, Inc.

430 W 7th St. Suite 219164

Kansas City, MO 64105

Toll Free Number: 833-834-4924

Corporate investors and other non-individual entities must have an appropriate certification on file authorizing repurchases. A signature guarantee may be required.

•

For processed repurchases, stockholders may request that repurchase proceeds are to be paid by mailed check provided that the check is mailed to an address on file with the transfer agent for at least 30 days. Please check with your broker-dealer that such payment may be made via check or wire transfer, as further described below.

•

Stockholders may also receive repurchase proceeds via wire transfer, provided that wiring instructions for their brokerage account or designated U.S. bank account are provided. For all repurchases paid via wire transfer, the funds will be wired to the account on file with the transfer agent or, upon instruction, to another financial institution provided that the stockholder has made the necessary funds transfer arrangements. The customer service representative can provide detailed instructions on establishing funding arrangements and designating a bank or brokerage account on file. Funds will be wired only to U.S. financial institutions (ACH network members).

•

A medallion signature guarantee will be required in certain circumstances. The medallion signature process protects stockholders by verifying the authenticity of a signature and limiting unauthorized fraudulent transactions. A medallion signature guarantee may be obtained from a domestic bank or trust company, broker-dealer, clearing agency, savings association or other financial institution which participates in a medallion program recognized by the Securities Transfer Association. The three recognized medallion programs are the Securities Transfer Agents Medallion Program, the Stock Exchanges Medallion Program and the New York Stock Exchange, Inc. Medallion Signature Program. Signature guarantees from financial institutions that are not participating in any of these medallion programs will not be accepted. A notary public cannot provide signature guarantees. We reserve the right to amend, waive or discontinue this policy at any time and establish other criteria for verifying the authenticity of any repurchase or transaction request. We may require a medallion signature guarantee if, among other reasons: (1) the amount of the repurchase request is over $500,000; (2) you wish to have repurchase proceeds transferred by wire to an account other than the designated bank or brokerage account on file for at least 30 days or sent to an address other than your address of record for the past 30 days; or (3) our transfer agent cannot confirm your identity or suspects fraudulent activity.

•	If a stockholder has made multiple purchases of shares of our common stock, any repurchase request will be processed on a first in/first out basis unless otherwise requested in the repurchase request.

Repurchases Requests upon Death or Disability

A repurchase request in the event of the death of a stockholder must be accompanied by a certified copy of the official death certificate of the stockholder. If spouses are joint registered holders of shares, the request to have the shares repurchased may be made if either of the registered holders dies. If the stockholder is not a natural person, such as certain trusts or a partnership, corporation or other similar legal entity, the right to have shares repurchased pursuant to the share repurchase plan in the event of death does not apply.

For purposes of the share repurchase plan, a “qualifying disability” will be as defined in Section 72(m)(7) of the Code, provided that the condition causing the qualifying disability may not have been pre-existing on the date that the stockholder became a stockholder. If spouses are joint registered holders of shares, the request to have the shares repurchased may be made if either of the registered holders acquires a qualifying disability. If the stockholder is not a natural person, such as certain trusts or a partnership, corporation or other similar legal entity, the right to have shares repurchased pursuant to the share repurchase plan in the event of a qualifying disability does not apply.

Minimum Account Repurchases

In the event that any stockholder fails to maintain the minimum balance of $500 of shares of our common stock, we may repurchase all of the shares held by that stockholder at the repurchase price in effect on the date we determine that the stockholder has failed to meet the minimum balance, less any Early Repurchase Deduction. Minimum account repurchases will apply even in the event that the failure to meet the minimum balance is caused solely by a decline in our NAV. Minimum account repurchases are subject to Early Repurchase Deduction.

Sources of Funds for Repurchases

We may fund repurchase requests from sources other than cash flow from operations, including, without limitation, the sale of or repayment under our assets, borrowings, or offering proceeds (including from sales of our common stock or Operating Partnership units), and we have no limits on the amounts we may pay from such sources.

In an effort to have adequate cash available to support our share repurchase plan, we may reserve borrowing capacity under a line of credit. We could then elect to borrow against this line of credit in part to repurchase shares presented for repurchase during periods when we do not have sufficient proceeds from operating cash flows or the sale of shares in this continuous offering to fund all repurchase requests. If we determine to obtain a line of credit, we would expect that it would afford us borrowing availability to fund repurchases.

Repurchase Limitations

We may repurchase fewer shares than have been requested in any month to be repurchased under our share repurchase plan, or none at all, in our discretion at any time. In addition, the total amount of shares that we will repurchase is limited, in any calendar month, to no more than 2% of our aggregate NAV (measured using the aggregate NAV as of the end of the immediately preceding month) and, in any calendar quarter, to no more than 5% of our aggregate NAV (measured using the average aggregate NAV as of the end of the immediately preceding three months).

In the event that we determine to repurchase some but not all of the shares of our common stock submitted for repurchase during any month, shares submitted for repurchase during such month will be repurchased on a pro rata basis. All unsatisfied repurchase requests must be resubmitted after the start of the next month, or upon the recommencement of the share repurchase plan, as applicable.

If the transaction price for the applicable month is not made available by the tenth business day prior to the last business day of the month (or is changed after such date), then no repurchase requests will be accepted for such month and stockholders who wish to have their shares repurchased the following month must resubmit their repurchase requests.

Should repurchase requests, in our judgment, place an undue burden on our liquidity, adversely affect our operations or risk having an adverse impact on our company as a whole, or should we otherwise determine that investing our liquid assets in real properties or other investments rather than repurchasing our shares is in the best interests of our company as a whole, we may choose to repurchase fewer shares in any month than have been requested to be repurchased, or none at all. Further, our board of directors may make exceptions to, modify or suspend our share repurchase plan if it deems such action to be in our best interest and the best interest of our stockholders. Material modifications, including any amendment to the 2% monthly or 5% quarterly limitations on repurchases, to and suspensions of the share repurchase plan will be promptly disclosed to stockholders. Our board may determine that it is in our best interests and the interest of our stockholders to suspend the share repurchase plan as a result of regulatory changes, our becoming aware of undisclosed material information that we believe should be publicly disclosed before shares are repurchased, a lack of available funds, a determination that repurchase requests are having an adverse effect on our operations or other factors. Upon a suspension of our share repurchase plan, our board of directors will consider at least quarterly whether the continued suspension of our share repurchase plan remains in our best interest and the best interest of our stockholders. However, our board of directors is not required to authorize the recommencement of our share repurchase plan within any specified period of time. Once the share repurchase plan is suspended, our board of directors must affirmatively authorize the recommencement of the plan before stockholder requests will be considered again.

The initial $40,000,000 of shares purchased by Invesco’s affiliate, Invesco Realty, Inc., may not be submitted for repurchase pursuant to our share repurchase plan until the third anniversary of their purchase, with the first tranche of shares becoming eligible for repurchase on September 30, 2023. Any such repurchase request may be accepted only after all requests from unaffiliated stockholders have been fulfilled. Shares purchased in our private offering of Class N common stock will generally not be eligible for repurchase pursuant to our share repurchase plan until the earlier of the third anniversary of the date that the shares were acquired and the date that our aggregate NAV is at least $1.5 billion; provided, however, that the shares of our Class N common stock purchased by MassMutual are not available for repurchase pursuant to our share repurchase program. For a description of the repurchase rights we have granted MassMutual with respect to such shares of our Class N common stock, see “Description of Capital Stock—Class N Shares.” Shares of our common stock and units of the Operating Partnership obtained by the Adviser in lieu of cash payment of the management fee we pay to the Adviser will not be subject to the repurchase limits of our share repurchase plan or any Early Repurchase Deduction.

Stockholders who are exchanging a class of our shares for an equivalent aggregate NAV of another class of our shares will not be subject to, and will not be treated as repurchases for the calculation of, the 2% monthly or 5% quarterly limitations on repurchases and will not be subject to the Early Repurchase Deduction.

Early Repurchase Deduction

There is no minimum holding period for shares of our common stock and stockholders can request that we repurchase their shares at any time. However, subject to limited exceptions, shares that have not been outstanding for at least one year will be repurchased at 95% of the transaction price. This Early Repurchase Deduction will also generally apply to minimum account repurchases. The Early Repurchase Deduction will not apply to shares acquired through our distribution reinvestment plan.

The Early Repurchase Deduction will inure indirectly to the benefit of our remaining stockholders and is intended to offset the trading costs, market impact and other costs associated with short-term trading in our common stock. We may, from time to time, waive the Early Repurchase Deduction in the following circumstances (subject to certain conditions described below):

•	repurchases resulting from death, qualifying disability or divorce; or

•	in the event that a stockholder’s shares are repurchased because the stockholder has failed to maintain the $500 minimum account balance.

As set forth above, we may waive the Early Repurchase Deduction in respect of repurchase of shares resulting from the death qualifying disability (as such term is defined in Section 72(m)(7) of the Code) or divorce of a stockholder who is a natural person, including shares held by such stockholder through a trust or an individual retirement account or other retirement or profit-sharing plan, after (i) in the case of death, receiving written notice from the estate of the stockholder, the recipient of the shares through bequest or inheritance, or, in the case of a trust, the trustee of such trust, who shall have the sole ability to request repurchase on behalf of the trust, (ii) in the case of qualified disability, receiving written notice from such stockholder, provided that the condition causing the qualifying disability was not pre-existing on the date that the stockholder became a stockholder or (iii) in the case of divorce, receiving written notice from the stockholder of the divorce and the stockholder’s instructions to effect a transfer of the shares (through the repurchase of the shares by us and the subsequent purchase by the stockholder) to a different account held by the stockholder (including trust or an individual retirement account or other retirement or profit-sharing plan). We must receive the written repurchase request within 12 months after the death of the stockholder, the initial determination of the stockholder’s disability or divorce in order for the requesting party to rely on any of the special treatment described above that may be afforded in the event of the death, disability or divorce of a stockholder. In the case of death, such a written request must be accompanied by a certified copy of the official death certificate of the stockholder. If spouses are joint registered holders of shares, the request to have the shares repurchased may be made if either of the registered holders dies or acquires a qualified disability. If the stockholder is not a natural person, such as certain trusts or a partnership, corporation or other similar entity, the right to waiver of the Early Repurchase Deduction upon death, disability or divorce does not apply.

Our board of directors has designated the following persons as “Key Persons” under our share repurchase plan: Scott Dennis, Beth Zayicek, Lee Phegley, Bert Crouch, Chase Bolding and Greg Kraus and any individual that replaces such persons. Our share repurchase plan provides that, upon a Key Person Triggering Event, then the Early Repurchase Deduction will be waived with respect to shares that have been purchased in the 12 months preceding the expiration of five business days after the public disclosure of the occurrence of such Key Person Triggering Event until the completion of six full calendar months from the time the Key Person Triggering Event is publicly disclosed. The waiver of the Early Repurchase Deduction set forth in this paragraph will not apply to shares acquired through our distribution reinvestment plan.

Items of Note

When you make a request to have shares repurchased, you should note the following:

•	if you are requesting that some but not all of your shares be repurchased, keep your balance above $500 to avoid minimum account repurchase, if applicable;

•	you will not receive interest on amounts represented by uncashed repurchase checks;

•	under applicable anti-money laundering regulations and other federal regulations, repurchase requests may be suspended, restricted or canceled and the proceeds may be withheld; and

•

all shares requested to be repurchased must be beneficially owned by the stockholder of record making the request or his or her estate, heir or beneficiary, or the party requesting the repurchase must be authorized to do so by the stockholder of record of the shares or his or her estate, heir or beneficiary, and such shares of common stock must be fully transferable and not subject to any liens or encumbrances. In certain cases, we may ask the requesting party to provide evidence satisfactory to us that the shares requested for repurchase are not subject to any liens or encumbrances. If we determine that a lien exists against the shares, we will not be obligated to repurchase any shares subject to the lien.

IRS regulations require us to determine and disclose on Form 1099-B the adjusted cost basis for shares of our stock sold or repurchased. Although there are several available methods for determining the adjusted cost basis, unless you elect otherwise, which you may do by checking the appropriate box on the repurchase authorization form or calling our customer service number at 833-834-4924, we will utilize the first-in-first-out method.

Frequent Trading and Other Policies

We may reject for any reason, or cancel as permitted or required by law, any purchase orders for shares of our common stock. For example, we may reject any purchase orders from investors that, in our opinion, may be disruptive to our operations. Frequent purchases and sales of our shares can harm stockholders in various ways, including reducing the returns to long-term stockholders by increasing our costs, disrupting portfolio management strategies and diluting the value of the shares of long-term stockholders.

In general, stockholders may request that we repurchase their shares of our common stock once every 30 days. However, we prohibit frequent trading. We define frequent trading as follows:

•	any stockholder who requests that we repurchase its shares within 30 calendar days of the purchase of such shares;

•	transactions deemed harmful or excessive by us (including, but not limited to, patterns of purchases and repurchases), in our sole discretion; and

•	transactions initiated by financial advisors, among multiple stockholder accounts, that in the aggregate are deemed harmful or excessive.

The following are excluded when determining whether transactions are excessive:

•	purchases and requests for repurchase of our shares in the amount of $25,000 or less;

•	purchases or repurchases initiated by us; and

•	transactions subject to the trading policy of an intermediary that we deem materially similar to our policy.

At the Dealer Manager’s discretion, upon the first violation of the policy in a calendar year, purchase and repurchase privileges may be suspended for 90 days. Upon a second violation in a calendar year, purchase and repurchase privileges may be suspended for 180 days. On the next business day following the end of the 90 or 180 day suspension, any transaction restrictions placed on a stockholder may be removed.

Mail and Telephone Instructions

We and our transfer agent will not be responsible for the authenticity of mail or phone instructions or losses, if any, resulting from unauthorized stockholder transactions if they reasonably believe that such instructions were genuine. Our transfer agent has established reasonable procedures to confirm that instructions are genuine including requiring the stockholder to provide certain specific identifying information on file and sending written confirmation to stockholders of record. Stockholders, or their designated custodian or fiduciary, should carefully review such correspondence to ensure that the instructions were properly acted upon. If any discrepancies are noted, the stockholder, or its agent, should contact his, her or its financial advisor as well as our transfer agent in a timely manner, but in no event more than 60 days from receipt of such correspondence. Failure to notify such entities in a timely manner will relieve us, our transfer agent and the financial advisor of any liability with respect to the discrepancy.

SUPPLEMENTAL SALES MATERIAL

In addition to this prospectus, we will use sales material in connection with the offering of shares, although only when accompanied by or preceded by the delivery of this prospectus. Some or all of the sales material may not be available in certain jurisdictions. This sales material may include information relating to this offering, the past performance of other real estate investment programs managed by the Adviser and its affiliates, property brochures and articles and publications concerning real estate. In addition, the sales material may contain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material.

We are offering shares of our common stock only by means of this prospectus. Although the information contained in the sales material will not conflict with any of the information contained in this prospectus, the sales material does not purport to be complete and should not be considered as a part of this prospectus or the registration statement of which this prospectus is a part, or as incorporated by reference in this prospectus or the registration statement, or as forming the basis of the offering of the shares of our common stock.

REPORTS TO STOCKHOLDERS

We will cause to be prepared and mailed or delivered to each stockholder, as of a record date after the end of the fiscal year, within 120 days after the end of the fiscal year to which it relates, an annual report for each fiscal year. The annual reports will contain the following:

•	financial statements that are prepared in accordance with GAAP and are audited by our independent registered public accounting firm;

•	the ratio of the costs of raising capital during the year to the capital raised;

•

the aggregate amount of the management fee and the aggregate amount of any other fees paid to the Adviser and any affiliate of the Adviser by us or third parties doing business with us during the year;

•	our Total Operating Expenses for the year, stated as a percentage of our Average Invested Assets and as a percentage of our Net Income;

•	a report from the independent directors that our policies are in the best interest of our stockholders and the basis for such determination; and

•

a separate report containing full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving us and the Adviser, a director or any affiliate thereof during the year, which report the independent directors are specifically charged with a duty to examine and to comment on regarding the fairness of the transactions.

Alternatively, such information may be provided in a proxy statement delivered with the annual report. We will make available to you on our website, www.inreit.com, or, at our discretion, via email, our quarterly and annual reports, proxy statements and other reports and documents concerning your investment. To the extent required by law or regulation, or, in our discretion, we may also make certain of this information available to you via U.S. mail or another courier. You may always receive a paper copy upon request.

Our tax accountants will prepare our federal tax return (and any applicable state income tax returns). Generally, we will provide appropriate tax information to our stockholders within 31 days following the end of each fiscal year. Our fiscal year is the calendar year.

LEGAL MATTERS

The validity of the shares of our common stock being offered hereby has been passed upon for us by Venable LLP, Baltimore, Maryland. Alston & Bird LLP has reviewed the statements relating to certain U.S. federal income tax matters that are likely to be material to U.S. holders and non-U.S. holders of our common stock under the caption “U.S. Federal Income Tax Considerations” and has passed upon the accuracy of those statements as well as our qualification as a REIT for U.S. federal income tax purposes.

EXPERTS

The financial statements of Invesco Real Estate Income Trust Inc. incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Vida JV LLC incorporated in this Prospectus by reference to Invesco Real Estate Income Trust Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The statements included in our prospectus under the captions “Net Asset Value Calculation and Valuation Guidelines—Our Independent Valuation Advisors,” “Net Asset Value Calculation and Valuation Guidelines—Valuation of Investments,” “Net Asset Value Calculation and Valuation Guidelines—Valuation of Real Estate-Related Assets,” “Net Asset Value Calculation and Valuation Guidelines—Liabilities,” “Net Asset Value Calculation and Valuation Guidelines—Valuation of Assets and Liabilities Associated with the DST Program” and “Net Asset Value Calculation and Valuation Guidelines—NAV and NAV per Share Calculation” relating to the respective roles of our independent valuation advisors, have been reviewed, as applicable, by Capright Property Advisors, LLC and Chatham Financial Corp., each an independent valuation firm, and are included in our prospectus given the authority of such firms as experts in property and debt valuations, respectively.

PRIVACY POLICY NOTICE

To help you understand how we protect your personal information, we have included our Privacy Policy as Appendix C to this prospectus. This appendix describes our current privacy policy and practices. Should you decide to establish or continue a stockholder relationship with us, we will advise you of our policy and practices as required by law.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. You can access documents that are incorporated by reference into this prospectus at the website we maintain at www.inreit.com. There is additional information about us and our affiliates at our website, but unless specifically incorporated by reference herein as described in the paragraphs below, the contents of that website are not incorporated by reference in or otherwise a part of this prospectus.

The following documents filed with the SEC are incorporated by reference in this prospectus, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 24, 2023; and

•	Current Reports on Form 8-K filed with the SEC on January 25, 2023, January 31, 2023, February 28, 2023, March 31, 2023 and April 11, 2023.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus, free of charge. To receive a copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write us at:

Invesco Real Estate Income Trust Inc.

2001 Ross Avenue, Suite 3400

Dallas, Texas 75201

(972) 715-7400

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-11 with the SEC with respect to the shares of our common stock to be issued in this offering. This prospectus is a part of that registration statement and, as permitted by SEC rules, does not include all of the information you can find in the registration statement or the exhibits to the registration statement. For additional information relating to us, we refer you to the registration statement and the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or document are necessarily summaries of such contract or document and in each instance, if we have filed the contract or document as an exhibit to the registration statement, we refer you to the copy of the contract or document filed as an exhibit to the registration statement.

We will file annual, quarterly and special reports, proxy statements and other information with the SEC. The registration statement is, and any of these future filings with the SEC will be, available to the public over the internet at the SEC’s website at www.sec.gov.

Website Disclosure

Our website at www.inreit.com contains additional information about our business, however the contents of the website are not incorporated by reference in or otherwise a part of this prospectus. From time to time, we may use our website as a distribution channel for material company information. Financial and other important information regarding us will be routinely accessible thorough and posted on our website at www.inreit.com.

APPENDIX A: DISTRIBUTION REINVESTMENT PLAN

This Distribution Reinvestment Plan (the “Plan”) is adopted by Invesco Real Estate Income Trust Inc. (the “Company”) pursuant to its Second Articles of Amendment and Restatement (as amended or restated from time to time, the “Charter”). Unless otherwise defined herein, capitalized terms shall have the same meaning as set forth in the Charter.

1. Distribution Reinvestment. As agent for the stockholders of the Company (the “Stockholders”) who purchase Common Shares (collectively, “Shares”) pursuant to (i) a Private Placement, (ii) the Initial Public Offering, or (iii) any future public offering of Shares (a “Future Public Offering”), and who do not opt out of participating in the Plan (or who affirmatively elect to participate in the Plan, as applicable, as set forth in Section 3 below) (the “Common Stock Participants”), the Company will apply all dividends and other distributions declared and paid in respect of the Shares held by each Common Stock Participant and attributable to the class of Shares held by such Common Stock Participant (the “Distributions”), including Distributions paid with respect to any full or fractional Shares acquired under the Plan, to the purchase of additional Shares of the same class for such Common Stock Participant.

Additionally, as agent for the holders (the “Unitholders”) of partnership units (the “OP Units”) of Invesco REIT Operating Partnership LP (the “Partnership”) and who participate in the Plan in accordance with the Partnership’s limited partnership agreement (together with the Common Stock Participants, the “Participants”), the Partnership will apply all Distributions declared and paid in respect of the OP Units held by each Unitholder, including Distributions paid with respect to any full or fractional OP Units, to the purchase of Shares having the same class designation as the applicable class of OP Units for such Unitholder to which such Distributions are attributable.

2. Effective Date. The effective date of the Plan is January 16, 2020, the date that the Private Placement of the Class N Common Shares commenced.

3. Procedure for Participation. Any Stockholder who has received a copy of the Prospectus, as contained in the applicable registration statement filed by the Company with the SEC with respect to the Initial Public Offering or any Future Public Offering, as applicable, will automatically become a Participant unless they elect not to become a Participant by noting such election on their subscription agreement; provided, however, that any Stockholder which (a) resides in a state or other jurisdiction which requires affirmative enrollment in the Plan (as disclosed in the applicable Prospectus) or (b) is a client of a participating broker-dealer that does not permit automatic enrollment in the Plan will only become a Participant if the Stockholder notes such an election on the Stockholder’s subscription agreement. Any Stockholder or Unitholder who has received a copy of the private placement memorandum with respect to a Private Placement will become a Participant by completing and executing an enrollment form or any appropriate authorization form as may be available from the Company, the Partnership, the Company’s transfer agent, the dealer manager for the applicable Private Placement or any soliciting dealer participating in the distribution of Shares for such Private Placement. If any Stockholder or Unitholder initially elects not to be a Participant, they may later become a Participant by subsequently completing and executing an enrollment form or any appropriate authorization form as may be available from the Company, the Partnership, the Company’s transfer agent, the dealer manager for the applicable offering or any soliciting dealer participating in the distribution of Shares for an offering. Participation in the Plan will begin with the next Distribution payable after acceptance of a Participant’s subscription, enrollment or authorization. Shares will be purchased under the Plan on the date that Distributions are paid by the Company. The Company may elect to deny participation in the Plan with respect to a Stockholder or Unitholder that resides in a jurisdiction or foreign country where, in the Company’s judgment, the burden or expense of compliance with applicable securities laws makes participation impracticable or inadvisable.

4. Suitability. Each Participant is requested to promptly notify the Company in writing if the Participant experiences a material change in his or her financial condition, including the failure to meet the income, net worth, investment concentration, status as an “accredited investor” as defined by Regulation D of the Securities Act or other investment suitability standards imposed by the Company or the Partnership, as applicable, and set forth in the applicable memorandum; subscription enrollment form or other authorization form; or the Company’s most recent Prospectus. For the avoidance of doubt, this request in no way shifts to the Participant the responsibility of the Company’s sponsor, or any other person selling Shares on behalf of the Company to the Participant, to make every reasonable effort to determine that the purchase of Shares is a suitable and appropriate investment based on information provided by such Participant.

5. Purchase of Shares.

A.

Participants will acquire Shares from the Company (including Shares purchased by the Company for the Plan in a secondary market (if available) or on a stock exchange (if listed)) under the Plan (the “Plan Shares”) at a price equal to the most recently disclosed transaction price per Share applicable to the class of Shares purchased by the Participant on the date that the Distribution is payable. No upfront selling commissions will be payable with respect to Shares purchased pursuant to the Plan, but such Shares may be subject to ongoing stockholder servicing fees. Participants in the Plan may purchase fractional Shares so that 100% of the Distributions will be used to acquire Shares. However, a Participant will not be able to acquire Plan Shares and such Participant’s participation in the Plan will be terminated to the extent that a reinvestment of such Participant’s Distributions in Shares would cause the percentage ownership or other limitations contained in the Charter to be violated.

B.

Plan Shares to be distributed by the Company in connection with the Plan may (but are not required to) be supplied from: (i) Shares that will be issued by the Company in a Private Placement pursuant to an applicable exemption from registration under the Securities Act, (ii) Shares that will be registered with the SEC in connection with the Initial Public Offering, or (iii) Shares to be registered with the SEC in connection with a Future Public Offering.

6. Taxes. THE REINVESTMENT OF DISTRIBUTIONS DOES NOT RELIEVE A PARTICIPANT OF ANY INCOME TAX LIABILITY THAT MAY BE PAYABLE ON THE DISTRIBUTIONS. INFORMATION REGARDING POTENTIAL TAX INCOME LIABILITY OF PARTICIPANTS MAY BE FOUND IN THE PUBLIC FILINGS MADE BY THE COMPANY WITH THE SEC.

7. Share Certificates. The ownership of the Shares purchased through the Plan will be in book-entry form unless and until the Company issues certificates for its outstanding Shares.

8. Reports. On a quarterly basis, the Company shall provide each Participant a statement of account describing, as to such Participant: (i) the Distributions reinvested during the quarter; (ii) the number and class of Shares purchased pursuant to the Plan during the quarter; (iii) the per Share purchase price for such Shares; and (iv) the total number of Shares purchased on behalf of the Participant under the Plan. On an annual basis, tax information with respect to income earned on Shares under the Plan for the calendar year will be provided to each applicable participant.

9. Termination by Participant. A Participant may terminate participation in the Plan at any time, without penalty, by delivering 10 days’ prior written notice to the Company. This notice must be received by the Company prior to the last day of a quarter in order for a Participant’s termination to be effective for such quarter (i.e., a timely termination notice will be effective as of the last day of a quarter in which it is timely received and will not affect participation in the Plan for any prior quarter). Any transfer of Shares by a Participant to a non-Participant will terminate participation in the Plan with respect to the transferred Shares. If a Participant requests that the Company repurchase all or any portion of the Participant’s Shares, the Participant’s participation in the Plan with respect to the Participant’s Shares for which repurchase was requested but that were not repurchased will be terminated. If a Participant terminates Plan participation, the Company may, at its option, ensure that the terminating Participant’s account will reflect the whole number of Shares in such Participant’s account and provide a check for the cash value of any fractional share in such account. Upon termination of Plan participation for any reason, future Distributions will be distributed to the Stockholder or Unitholder in cash.

10. Amendment, Suspension or Termination by the Company. The Board of Directors may by majority vote amend any aspect of the Plan; provided, however, that the Plan cannot be amended to eliminate a Participant’s right to terminate participation in the Plan and that notice of any material amendment must be provided to Participants at least 10 days prior to the effective date of that amendment. The Board of Directors may by majority vote suspend or terminate the Plan for any reason upon 10 days’ written notice to the Participants. The Company may provide notice under this Section 10 by including such information (a) in a Current Report on Form 8-K or in its annual or quarterly reports, all publicly filed with the SEC or (b) in a separate mailing to the Participants.

11. Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability (i) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to timely receipt of notice in writing of such death or (ii) with respect to the time and the prices at which Shares are purchased or sold for a Participant’s account. To the extent that indemnification may apply to liabilities arising under the Securities Act, or the securities laws of a particular state, the Company has been advised that, in the opinion of the SEC and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.

APPENDIX B: FORM OF SUBSCRIPTION AGREEMENT

Invesco Real Estate Income Trust Inc. (INREIT) Subscription Agreement Investor Services 833.834.4924

Please carefully read the Prospectus (as amended, restated, or supplemented, including all appendixes and exhibits thereto, the “Prospectus”) regarding the public offering of Class T shares, Class S shares, Class D shares, Class I shares and Class E shares of common stock (the “shares”) of Invesco Real Estate Income Trust Inc. (the “Company”), before deciding to complete and sign this subscription agreement.

PLEASE USE BLUE OR BLACK INK	PLEASE PRINT CLEARLY IN BLOCK CAPITAL LETTERS

1 | Investment (Required: $ Amount / Share Class / Wire or Check / Existing Account)

A. Subscription Information

Total Investment: $

☐	Class T Shares

☐	Class S Shares

☐	Class D Shares

☐	Class I Shares

☐	Class E Shares

☐

This is my initial investment. Minimum initial investment is $2,500 for Class D, S, T and E shares and $1,000,000 (unless waived) for Class I shares. The Prospectus contains additional information regarding these share classes, including the different fees which are payable with respect to each class.

☐	This is an additional investment ($500 minimum for all share classes)

Existing Account

☐	Select to waive selling commissions (only applicable to classes T, S, or D)

B. Payment will be made via:

☐	Enclosed Check

☐	Wired Funds

C. Relationship

☐	Check here if you are an affiliate of Invesco Ltd., an employee of Invesco Ltd., a Company officer or director, or an Immediate Family Member of a Company officer or director.

☐	Check here if you are a registered representative or an Immediate Family Member of a registered representative and are waiving upfront selling commissions.

D. Payment Instructions

Checks should be attached to this agreement and made payable to: Invesco Real Estate Income Trust Inc.

*	We do not accept cash, cashier’s checks/official bank checks, starter checks, foreign checks, money orders, third-party checks, or traveler’s checks.

Wire to: UMB Name: SS&C GIDS, Inc. as Agent for Invesco Universal ABA Routing Number: DDA: Reference: FBO (Investor’s Name) or Existing Account Number	(Mail Address) INREIT c/o SS&C GIDS, Inc. PO Box 219164 Kansas City, MO 64121-9164	(Overnight Address) INREIT c/o SS&C GIDS, Inc. 430 W 7th St. Suite 219164 Kansas City, MO 64105-1407 Toll Free Number: 833-834-4924

1

“Immediate Family Member” means the child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, or mother-, father-, son-, daughter-, brother-, or sister-in-law of an officer or director, and includes adoptive relationships.

PLEASE USE BLUE OR BLACK INK	PLEASE PRINT CLEARLY IN BLOCK CAPITAL LETTERS

2 | Type of Ownership (Required: Please select one ownership type and attach all applicable documentation)

A.	Non-Qualified Ownership

☐	Individual Ownership (One signature required) or

☐	Joint Tenants with Rights of Survivorship (Complete Sections 3C and 3D)*

☐	Transfer on Death (Optional designation. See Section 3F)

☐	Community Property*

☐	Tenants in Common*

☐ UGMA / UTMA: State of:

☐	Trust: (Certification / Trust Documents required. See Section 3E for additional requirements)

☐	Corporation / LLC / Partnership: (Corporate Resolution, LLC or Partnership Agreement required)

☐ Other:

B.	Qualified Ownership (All IRA/Retirement accounts require a 3rd party custodian; Section 4 must be completed)

☐	Traditional IRA

☐	Roth IRA

☐	SEP IRA

☐	Simple IRA

☐	Retirement Plan (Certification of Investment Powers Form or Plan Documents required)

☐ Other:

*All parties must sign

3 | Investor Information (Required: Part A and Part B must be completed / Parts C, D, E, and F are dependent on investor profile)

A.	Investor/Primary Information (Investor/Trustee/Administrator/UTMA/UGMA Minor’s Name)

First Name:	MI:	Last Name:

Date of Birth (MM/DD/YYYY):	Social Security Number / TIN

☐☐ /☐☐ / ☐☐☐☐	☐☐☐☐☐☐☐☐☐

If non-resident alien, investor must submit an original, copy, or electronic version of the appropriate Form W-8 (W-8BEN, W-8ECI, W-8EXP or W-8IMY)

☐  U.S. Citizen            ☐  Non U.S. Citizen            ☐  Resident Alien            ☐  Non-Resident Alien

Country of Citizenship

B.	Investor/Primary Contact Information

Residential Address (P.O. Boxes NOT Accepted):

City	State	ZIP

Email Address:	Phone Number:
☐☐☐-☐☐☐-☐☐☐☐

PLEASE USE BLUE OR BLACK INK	PLEASE PRINT CLEARLY IN BLOCK CAPITAL LETTERS

C. Co-Investor / Beneficial Owner Information (If applicable)

First Name:	MI:	Last Name:

Date of Birth (MM/DD/YYYY):	Social Security Number / TIN

☐☐ /☐☐ / ☐☐☐☐	☐☐☐☐☐☐☐☐☐

If non-resident alien, investor must submit an original, copy, or electronic version of the appropriate Form W-8 (W-8BEN, W-8ECI, W-8EXP or W-8IMY)

☐    U.S. Citizen            ☐  Non U.S. Citizen            ☐  Resident Alien            ☐  Non-Resident Alien

Country of Citizenship

D. Co-Investor/Beneficial Owner Contact Information (Please fill out address if different from section 3B)

Residential Address (P.O. Boxes NOT Accepted):

City	State	ZIP

Email Address:	Phone Number:
☐☐☐-☐☐☐-☐☐☐☐

E. Trust / Corporation / Partnership / Pension Fund / Other (If applicable)

(Required: Sections 3A and 3B must be completed with Trustee(s) information if the investment is made on behalf of a Trust)

Name of Entity:

Tax ID Number or Social Security #:

☐☐☐☐☐☐☐☐☐

Formation Date:	Jurisdiction (If Non-U.S.):
☐☐ /☐☐ / ☐☐☐☐

Entity Type:

☐	Retirement Plan

☐	Trust (Must submit Certification / Trust Documents)

☐	S-Corp (Must submit Corporate Resolution)

☐	C-Corp (Must submit Corporate Resolution)

☐	Partnership (Must submit Partnership Agreement)

☐	LLC (Must submit LLC Agreement)

☐ Other

Exemptions:

Exempt Payee Code	Exempt from FATCA reporting code (if any)

If non-U.S. jurisdiction, please attach a completed applicable Form W-8 (W-8BEN, W-8ECI, W-8EXP, or W-8IMY)

PLEASE USE BLUE OR BLACK INK	PLEASE PRINT CLEARLY IN BLOCK CAPITAL LETTERS

F. Transfer on Death (“TOD”) Beneficiary Information (If applicable)

Not available for residents of Louisiana. Individual or joint tenants with rights of survivorship (JTWROS) registrations only. TOD beneficiary must be an individual or entity and cannot be the JTWROS person.

Provide a complete list of your primary beneficiary(ies) and your contingent beneficiary(ies) below. A contingent beneficiary receives assets only if no primary beneficiary survives you. If you have additional beneficiaries, please attach a separate page including all of the information requested in this section.

If you outlive the beneficiary and you want that beneficiary’s share to go to their descendants, check “per stirpes.”

Primary Beneficiary(ies)

1. Full Name	☐	☐	Check here if this is your spouse.	☐	Per Stirpes	Percentage

%

☐ SSN or ☐ TIN	Date of Birth (MM/DD/YYYY)	Custodian Name (Required if beneficiary is a minor)

2. Full Name	☐	Check here if this is your spouse.	☐	Per Stirpes	Percentage

%

☐ SSN or ☐ TIN	Date of Birth (MM/DD/YYYY)	Custodian Name (Required if beneficiary is a minor)

Total	1	0	0%

Contingent Beneficiary(ies) *

1. Full Name	☐	☐	Check here if this is your spouse.	☐	Per Stirpes	Percentage

%

☐ SSN or ☐ TIN	Date of Birth (MM/DD/YYYY)	Custodian Name (Required if beneficiary is a minor)

3. Full Name	☐	Check here if this is your spouse.	☐	Per Stirpes	Percentage

%

☐ SSN or ☐ TIN	Date of Birth (MM/DD/YYYY)	Custodian Name (Required if beneficiary is a minor)

Total	1	0	0%

Spousal Consent – Community Property States Only (Please sign and date, if applicable)

If you are married and your spouse is not a joint owner and/or is not a named beneficiary of your investment, spousal consent may be required for the registration of your account in TOD form. It is the account owner’s responsibility to determine if spousal consent is required. The Company is under no obligation to determine your marital status, or whether your investment is separate or community property.

Name of Spouse (Please print)

Signature of Spouse	Date (MM/DD/YYYY)
X	☐☐/☐☐/☐☐☐☐

By signing this form, I affirm that (i) I am the spouse of the account owner named in section 1 and (ii) I expressly consent to the designated beneficiary(ies) in section 2 and/or attached.

PLEASE USE BLUE OR BLACK INK	PLEASE PRINT CLEARLY IN BLOCK CAPITAL LETTERS

4 | Custodian Information (Completion by Custodian required)

Name of Custodian:

Address:

City	State	ZIP

Custodian Tax ID No.	Custodian Account Number:
☐☐☐☐☐☐☐☐☐

Email Address:	Phone Number:
☐☐☐ - ☐☐☐ - ☐☐☐☐

The undersigned, being the custodian of the entity invested in the Company by the investor, hereby accepts and agrees to this subscription.

If the custodian of the IRA being invested in the Company by the investor accepts and agrees to the investor’s election (if applicable) to invest distributions in additional shares of the Company pursuant to the terms of the Prospectus and the DRIP described therein, please initial here.

5 | Electronic Delivery (Optional)

Investor, please initial box if you wish to elect this option

Co-Investor, please initial box if you wish to elect this option

Subject to availability, you may authorize the Company to provide the Prospectus (including any supplements thereto), reports, proxy statements and other information (collectively, “documents”) electronically by sending the Company instructions in writing in a form acceptable to the Company to receive such documents electronically. By initialing above to consent to electronically receive documents, including your account-specific information, you authorize the Company to either (i) email documents to you directly or (ii) make them available on the Company’s website and notify you by email when and where such documents are available. You must have internet access to use electronic delivery. While the Company imposes no additional charge for this service, there may be potential costs associated with electronic delivery, such as online charges. You may revoke your consent for electronic delivery at any time and the Company will resume sending you a paper copy of all required documents. However, in order for the Company to be properly notified, your revocation must be given to the Company at a reasonable time before electronic delivery has commenced. The Company will provide you with paper copies at any time upon request. Such request will not constitute revocation of your consent to receive required documents electronically.

PLEASE USE BLUE OR BLACK INK	PLEASE PRINT CLEARLY IN BLOCK CAPITAL LETTERS

6 | Distribution Options

A. Distribution Reinvestment Plan

All stockholders are automatically enrolled in the Company’s distribution reinvestment plan (the “DRIP”) other than residents of Alabama, Idaho, Kansas, Kentucky, Maryland, Massachusetts, Nebraska, New Jersey, North Carolina, Ohio, Oregon, Vermont and Washington or clients of certain participating broker-dealers that do not permit automatic enrollment in the plan. If you do not wish to be enrolled in the DRIP, check the appropriate box below.

Initial
I.	☐	I am a resident of Alabama, Idaho, Kansas, Kentucky, Maryland, Massachusetts, Nebraska, New Jersey, North Carolina, Ohio, Oregon, Vermont or Washington, which do not permit automatic enrollment in the DRIP and I do wish to be enrolled in the DRIP.

II.	☐	I am a client of a participating broker-dealer that does not permit automatic enrollment in the DRIP and I do wish to be enrolled in the DRIP.

III.	☐	I DO NOT wish to participate in the DRIP.

a. Non-custodial investors: complete Section 5B below

b. Custodial investors: all cash distributions will be sent to your Custodian of record

B. Cash Distributions

Select cash distribution option below only if you do not wish to enroll in the DRIP and do not have custodial ownership of the account.

☐	Mail distribution check to residential address listed in Section 3B

☐	Direct Deposit (if checking account; enclose voided check / if savings account; include letter from your bank)

☐	Mail distribution check to a third party financial institution

Name of Financial Institution:

Mailing Address:

City	State	ZIP

Routing Number:	Account Number:

I (we) hereby authorize the Company to deposit distributions from my (our) common stock of the Company into the account at the financial institution indicated in Section 6 or the alternative instructions below. I (we) further authorize the Company to debit my (our) account noted above in the event that the Company erroneously deposits additional funds to which I am (we are) not entitled, provided that such debit shall not exceed the original amount of the erroneous deposit. In the event that I (we) withdraw funds erroneously deposited into my (our) account before the Company reverses such deposit, I (we) agree that the Company has the right to retain any future distributions to which I am (we are) entitled until the erroneously deposited amounts are recovered by the Company. This authorization is to remain in full force and effect until the Company has received written notice from me (us) as of the termination of this authorization in time to allow reasonable opportunity to act on it, or until the Company has sent me (us) written notice of termination of this authorization.

PLEASE USE BLUE OR BLACK INK	PLEASE PRINT CLEARLY IN BLOCK CAPITAL LETTERS

7 | Investor(s) Acknowledgements and Investor Signatures

The Company is required by law to obtain, verify, and record certain personal information from you or persons on your behalf in order to establish the account. Required information includes name, date of birth, permanent residential address, and social security/taxpayer identification number. The Company may also ask to see other identifying documents. If you do not provide the information, the Company may not be able to open your account. By signing the subscription agreement, you agree to provide this information and confirm that this information is true and correct. If the Company is unable to verify your identity, or that of another person(s) authorized to act on your behalf, or if the Company believes it has identified potentially criminal activity, the Company reserves the right to take action as it deems appropriate which may include closing your account.

Please separately initial each of the representations below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make the representation of your behalf.

In order to induce the Company to accept this subscription, I hereby represent and warrant to the Company as follows:

Required Acknowledgments - All items listed below must be read and initialed.		Investor / Owner	Co-Investor / Joint-Owner

A	I have received a copy of the final Prospectus.

B

I have (i) a minimum net worth (not including home, home furnishings and automobiles) of at least $250,000, or (ii) a minimum net worth (as previously described) of at least $70,000 and a minimum gross annual income of at least $70,000.

C	If I am an entity that was formed for the purpose of purchasing Shares, each individual that owns an interest in such entity meets the general suitability requirements described above.

D	I acknowledge that there is no public market for the Shares, and thus my investment in the Shares is not liquid.

E	I am purchasing the Shares for my own account.

F

I understand the transaction price per share at which my investment will be executed will be made available at www.inreit.com, via the Company’s toll-free telephone line at 833-834-4924 and in a prospectus supplement filed with the SEC, available at www.sec.gov.

PLEASE USE BLUE OR BLACK INK	PLEASE PRINT CLEARLY IN BLOCK CAPITAL LETTERS

State Specific Requirements (Only applicable if your state/territory is listed)	Investor / Owner	Co-Investor / Joint-Owner

For purposes of determining whether you satisfy the standards below, your net worth is calculated excluding the value of your home, home furnishing and automobiles. For the purposes of these suitability standards, unless otherwise indicated, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

Alabama Residents Only: If I am an Alabama resident, my investment in Invesco Real Estate Income Trust Inc. and other affiliated public non-listed REITs may not exceed 10% of my liquid net worth.

California Residents Only: If I am a California resident, I may not invest more than 10% of my liquid net worth in Invesco Real Estate Income Trust Inc.

Idaho Residents Only: If I am an Idaho resident, I have either (a) a liquid net worth of $85,000 and annual gross income of $85,000 or (b) a net worth of $300,000 (excluding the value of my home, furnishings and automobiles). Additionally, my investment in Invesco Real Estate Income Trust Inc. may not exceed 10% of my liquid net worth.

Iowa Residents Only: If I am an Iowa resident, I have either (i) a liquid net worth of $85,000 and annual gross income of $85,000 or (ii) a net worth of $300,000 (excluding the value of my home, furnishings, and automobiles). In addition, my aggregate investment in Invesco Real Estate Income Trust Inc. may not exceed 10% of my liquid net worth.

Kansas Residents Only: If I am a Kansas resident, I acknowledge that it is recommended by the Office of the Kansas Securities Commissioner that I limit my aggregate investment in this offering and other non-traded real estate investment trusts to not more than 10% of my liquid net worth. For these purposes, liquid net worth is defined as that portion of total net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

Kentucky Residents Only: If I am a Kentucky resident, I may not invest, in the aggregate, more than 10% of my liquid net worth in Invesco Real Estate Income Trust Inc. or other affiliated public, non-listed REITs.

Maine Residents Only: If I am a Maine resident, I acknowledge that the Maine Office of Securities recommends that my aggregate investment in Invesco Real Estate Income Trust Inc. and similar direct participation investments not exceed 10% of my liquid net worth. For these purposes, liquid net worth is defined as that portion of total net worth that is comprised of cash, cash equivalents and readily marketable securities.

Massachusetts Residents Only: If I am a Massachusetts resident, my investment in Invesco Real Estate Income Trust Inc. and other illiquid direct participation programs may not exceed 10% of my liquid net worth.

Missouri Residents Only: If I am a Missouri investor, my investment in Invesco Real Estate Income Trust Inc. may not exceed 10% of my liquid net worth.

PLEASE USE BLUE OR BLACK INK	PLEASE PRINT CLEARLY IN BLOCK CAPITAL LETTERS

Nebraska Residents Only: If I am a Nebraska resident, I must have either (a) an annual gross income of at least $70,000 and a net worth of at least $70,000, or (b) a net worth of at least $250,000. In addition, if I am not an accredited investor as defined in Regulation D under the Securities Act of 1933, as amended, I must limit my aggregate investment in Invesco Real Estate Income Trust Inc. and in the securities of other non-publicly traded programs to 10% of my net worth.

New Jersey Residents Only: If I am a New Jersey resident, I must have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000. For purposes of New Jersey’s suitability standard, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home furnishings, and automobiles, minus total liability) that consists of cash, cash equivalent and readily marketable securities. In addition, an investment in Invesco Real Estate Income Trust Inc., its affiliates and other non-publicly traded direct investment programs (including REITs, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed 10% of my liquid net worth.

New Jersey Residents Only: If I am a New Jersey resident, New Jersey investors are advised that the Class T, S, and D shares will be subject to upfront selling commissions of up to 3.50% of the transaction price per annum and dealer manager fees and/or stockholder servicing fees of up to 0.85% of the transaction price per annum. These fees will reduce the amount of the purchase price that is available for investment and will cause the per share purchase price to be greater than the estimated value per share that will be reflected on my account statement (by broker dealers reporting a valuation calculated in accordance with NASD Rule 2340(c)(1)(A) relating to net investment valuation guidelines). These fees may also reduce the amount of distributions that are paid with respect to Class T, S, and D shares.

North Dakota Residents Only: If I am a North Dakota resident, I have a net worth of at least ten times my investment in Invesco Real Estate Income Trust Inc.

Ohio Residents Only: If I am an Ohio resident, my investment in Invesco Real Estate Income Trust Inc., its affiliates, and in any other public, non-traded REIT may not exceed 10% of my liquid net worth. For purposes of Ohio’s suitability standard, “liquid net worth” is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings and automobiles, minus total liabilities) comprised of cash, cash equivalents and readily marketable securities.

Oregon Residents Only: If I am an Oregon resident, I may not invest more than 10% of my liquid net worth in Invesco Real Estate Income Trust Inc.

Pennsylvania Residents Only: If I am a Pennsylvania resident, I may not invest more than 10% of my net worth in Invesco Real Estate Income Trust Inc.

Puerto Rico Residents Only: If I am a Puerto Rico resident, my investment in Invesco Real Estate Income Trust Inc., our affiliates, and other public, non-listed REITs may not exceed 10% of my liquid net worth. For purposes of Puerto Rico’s suitability standard, “liquid net worth” is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) consisting of cash, cash equivalents, and readily marketable securities.

PLEASE USE BLUE OR BLACK INK	PLEASE PRINT CLEARLY IN BLOCK CAPITAL LETTERS

Tennessee Residents Only: If I am a Tennessee resident, I may not invest more than 10% of my liquid net worth (exclusive of home, home furnishings and automobiles) in Invesco Real Estate Income Trust Inc.

Vermont Residents Only: If I am a Vermont resident who is not an “accredited investors” as defined in 17 C.F.R. §230.501, I may not purchase an amount in this offering that exceeds 10% of my liquid net worth. For purposes of Vermont’s suitability standard, “liquid net worth” is defined as total assets (not including home, home furnishings or automobiles) minus total liabilities.

In the case of sales to fiduciary accounts, the minimum standards above shall be met by the beneficiary, the fiduciary, account, or, by the donor or grantor, who directly or indirectly supplies the funds to purchase the shares if the donor or grantor is the fiduciary.

If you do not have another broker-dealer or other financial intermediary introducing you to the Company, then your Shares will be held in your name on the books of the Company. Invesco Distributors, Inc. (the “Dealer Manager”) will not be deemed to act as your broker of record in connection with any investment in the Company. Please see Section 7 above.

I declare that the information supplied above is true and correct and may be relied upon by the Company.

I acknowledge that the broker-dealer/financial advisor (broker-dealer/financial advisor of record) indicated in Section 8 of this subscription agreement and its designated clearing agent, if any, will have full access to my account information, including the number of Shares I own, tax information (including the Form 1099) and redemption information. Investors may change the broker-dealer/financial advisor of record at any time by contacting the Company at 833-834-4924.

Substitute IRS Form W-9 Certifications (required for U.S. investors):

I, THE UNDERSIGNED, CERTIFY, under penalties of perjury, (i) that the taxpayer identification number shown on this subscription agreement is true, correct and complete (or I am waiting for a number to be issued), (ii) that I am not subject to backup withholding either because (a) I am exempt from backup withholding, (b) I have not been notified by the Internal Revenue Service (“IRS”) that I am subject to backup withholding as a result of a failure to report all interest or distributions, or (c) the IRS has notified me that I am no longer subject to backup withholding, (iii) I am a U.S. citizen or other U.S. person (including a resident alien) and (iv) the FATCA code(s) entered on this form (if any) indicating that I am exempt from FATCA reporting is correct.

Certification instructions. You must cross out item (ii) above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. See Form W-9 instructions at http://www.irs.gov.

Exempt payee code (if any)

Exemption from FATCA reporting code (if any)

PLEASE USE BLUE OR BLACK INK	PLEASE PRINT CLEARLY IN BLOCK CAPITAL LETTERS

BY SIGNING THIS AGREEMENT YOU ARE NOT WAIVING ANY RIGHTS UNDER THE FEDERAL OR STATES SECURITIES LAWS.

Printed Name of Account Owner / Authorized Signatory:

Signature of Account Owner / Authorized Signatory:	Date:
X	☐☐/☐☐/☐☐☐☐

Printed Name of Co-Investor / Joint Owner (If Applicable):

Signature of Co-Investor / Joint Owner (If Applicable):	Date:
X	☐☐/☐☐/☐☐☐☐

Printed Name of Custodian (If Applicable):

Signature of Custodian (If Applicable):	Date:
X	☐☐/☐☐/☐☐☐☐

8 | Broker-Dealer/Financial Professional Information

A. Broker Dealer / RIA / Trust Co.

☐ Broker-Dealer ☐ RIA Name ☐ Trust Co:

Advisor Name:	Client Account Number:

Mailing Address:

City	State	ZIP

Email Address:	Phone Number:
☐☐☐-☐☐☐-☐☐☐☐

Branch Number (BD Only):	Rep/CRD Number (BD Only):

The undersigned registered representative of the broker-dealer or RIA representative confirms that he/she (i) has reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) has discussed such investor’s prospective purchase of Shares with such investor; (iii) has advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the Shares; (iv) has delivered the Prospectus and related supplements, if any, to such investor; (v) has reasonable grounds to believe that the investor is purchasing these Shares for his or her own account; (vi) has reasonable grounds to believe that the purchase of Shares is a suitable investment

PLEASE USE BLUE OR BLACK INK	PLEASE PRINT CLEARLY IN BLOCK CAPITAL LETTERS

for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto; (vii) understands that the sale of Shares in accordance with the Prospectus is subject to any applicable enhanced standard of conduct, including, but not limited to, the “best interest” standard applicable under Rule 151-1 under the Securities Exchange Act of 1934, as amended; and (viii) has advised such investor that the Shares have not been registered and are not expected to be registered under the laws of any country or jurisdiction outside of the United States except as otherwise described in the Prospectus.

The undersigned registered representative of the broker-dealer or RIA representative further represents and certifies that, in connection with this subscription for Shares, he/she has complied with and has followed all applicable policies and procedures under their firm’s existing Anti-Money Laundering Program and Customer Identification Program.

If you do not have another broker-dealer or other financial intermediary introducing you to the Company, then the account will be held in your name on the books of the Company. You understand the Dealer Manager is not a full-service broker-dealer and it is not holding securities in an account.

The Dealer Manager’s primary business is to serve as wholesaler on behalf of its affiliated institutional clients. Accordingly, you understand you are not the Dealer Manager’s customer for any purpose. The Dealer Manager relies upon your representations above, including that you have ensured this subscription follows all applicable policies and procedures under your broker-dealer or RIA firm’s existing Anti-Money Laundering Program and Customer Identification Program.

The Dealer Manager will not monitor your investments, and has not and will not make any recommendation regarding your investments. If you (or your client) want to receive financial advice regarding a prospective investment in the Shares, contact a broker-dealer or other financial intermediary directly to provide such advice to you.

Registered Rep / Financial Advisor / RIA / Trust Co. Signature:	Date:
X	☐☐/☐☐/☐☐☐☐

Broker-Dealer Signature (if required/applicable):	Date:
X	☐☐/☐☐/☐☐☐☐

Branch Manager Signature (if required/applicable):	Date:
X	☐☐/☐☐/☐☐☐☐

9 | Important Investor Information

All items on this form must be completed to process the application. Please note that the Company, its agents, and participating broker-dealers are required by law to obtain, verify, and record certain personal information obtained to establish this account. We may also ask for other identifying documents or financial information relevant to a suitability assessment. If that information is not provided, we may not be able to open the account. To invest in the Company, we only accept checks drawn from a U.S. bank account or wired funds from a U.S. financial institution (ACH network member). We do not accept money orders, traveler’s checks, starter checks, foreign checks, counter checks, third-party checks, or cash.

No sale of Shares may be completed until at least five business days after you receive the final Prospectus. To be accepted, a subscription request must be made with a completed and executed subscription agreement in good order and payment of the full purchase price at least five business days prior to the first calendar day of the month (unless waived by the Dealer Manager). You will receive a written confirmation of your purchase.

All items on the subscription agreement must be completed for your subscription to be processed. Subscribers are encouraged to read the Prospectus in its entirety for a complete explanation of an investment in the Shares.

For questions, please contact Investor Services: 833.834.4924

PLEASE USE BLUE OR BLACK INK	PLEASE PRINT CLEARLY IN BLOCK CAPITAL LETTERS

Important Information for Investors in the Distribution Reinvestment Plan:

If investors participating in the DRIP or making subsequent purchases of Shares experience a material adverse change in their financial condition or can no longer make the representations or warranties set forth herein, they are asked to promptly notify the Company and their broker-dealer or other financial intermediary in writing. A broker-dealer or other financial intermediary may notify the Company if an investor participating in the DRIP can no longer make the representations or warranties set forth herein, and the Company may rely on such notification to terminate such investor’s participation in the DRIP.

This request in no way shifts to the investor the responsibility of the Company’s sponsor, or any other person selling Shares on behalf of the Company to the investor, to make every reasonable effort to determine that the purchase of Shares is a suitable and appropriate investment based on information provided by such investor.

Important Information for Investors Purchasing Shares Under the Terms for Uniform Gifts or Transfers to Minors (UGMA / UTMA):

To the extent that shares of the Company are purchased for the benefit of a minor under UGMA /UTMA, the minor will be required to complete a Subscription Eligibility Form and Account Application at the time that he or she becomes of legal age as defined by the law of the minor’s state of residency.

10 | Review / Wire Instructions

A. Instructions – Please review the checklist below to ensure that this subscription document is completed Section 1:

☐	Investment Amount, Share Class, Initial or Additional Investment, Relationship, Check or Wire, Existing Account Number

☐	KYC/AML documentation that may be required

Section 2:

☐	Ownership Type, Custodial Information for Qualified Accounts

☐	Additional Documentation as required

Section 3:

☐	Required: Section 3A and 3B

☐	Section 3C and 3D if joint owners/co-investors/co-trustees, etc.

☐	Section 3E and 3F are specific to account type listed

Section 4:

☐	Required: Must be populated and signed by Custodian

Section 5:

☐	Please initial if electronic delivery is requested

Section 6:

☐	Required: Selection must be made for Distribution Reinvestment Plan if not participating in DRIP. Please review to confirm selection

Section 7:

☐	Required: Must be initialed for items A-F; if joint / co-investor account, both parties must initial

☐	If the investor’s state is listed, initials required; if joint / co-investor account both parties must initial

☐	Required: Account Owner / Authorized Signatory signature; if joint / co-investor account both parties must sign

PLEASE USE BLUE OR BLACK INK	PLEASE PRINT CLEARLY IN BLOCK CAPITAL LETTERS

Section 8:

☐	Required: Must be populated and signed by Advisor / Broker Dealer / RIA / Trust Company

Final Review:

☐	Investor Signatures and/or Initials: Section 6 and 7

☐	Custodian Signature: Section 7

☐	Advisor / Financial Professional Signatures: Section 8

Funding:

☐	Does the account from which funds will be used to invest and identified in section 4 or 8 have available the amount listed in Section 1?

APPENDIX C: PRIVACY POLICY NOTICE

Rev. March 13, 2014

FACTS	WHAT DOES INVESCO DO WITH YOUR PERSONAL INFORMATION? *

Why?

Financial companies choose how they share your personal information. Federal law gives consumers the right to limit some but not all sharing. Federal law also requires us to tell you how we collect, share, and protect your personal information. Please read this notice carefully to understand what we do.

What?

The types of personal information we collect and share depend on the product or service you have with us. This information can include:

•   Social Security number and income

•   Transaction history and investment experience

•   Investment experience and assets

When you are no longer our customer, we continue to share information about you according to our policies.

How?	All financial companies need to share customers’ personal information to run their everyday business. In the section below, we list the reasons financial companies can share their customers’ personal information; the reasons Invesco chooses to share; and whether you can limit this sharing.

Reasons we can share your personal information	Does Invesco share?	Can you limit this sharing?
For our everyday business purposes— such as to process your transactions, maintain your account(s), respond to court orders and legal investigations, or report to credit bureaus	Yes	No
For our marketing purposes— to offer our products and services to you	No	We do not share
For joint marketing with other financial companies	No	We do not share
For our affiliates’ everyday business purposes— information about your transactions and experiences	No	We do not share
For our affiliates’ everyday business purposes— information about your credit worthiness	No	We do not share
For our affiliates to market to you	No	We do not share
For non-affiliates to market to you	No	We do not share

Questions?	Call 1-800-959-4246 (toll free).

*

This privacy notice applies to individuals who obtain or have obtained a financial product or service from the Invesco family of companies. For a complete list of Invesco entities, please see the section titled “Who is providing this notice” on page 2.

Who we are
Who is providing this notice?	Invesco Advisers, Inc., Invesco Private Capital, Inc., Invesco Senior Secured Management, Inc., WL Ross & Co. LLC, Invesco Distributors, Inc. and the Invesco family of mutual funds.

What we do
How does Invesco protect my personal information?	To protect your personal information from unauthorized access and use, we use security measures that comply with federal law. These measures include computer safeguards and secured files and buildings.
How does Invesco collect my personal information?

We collect your personal information, for example, when you

•   Open an account or give us your contact information

•   Make deposits or withdrawals from your account or give us your income information

•   Make a wire transfer

We also collect your personal information from others, such as credit bureaus, affiliates or other companies.

Why can’t I limit all sharing?

Federal law gives you the right to limit only

•   Sharing for affiliates’ everyday business purposes—information about your creditworthiness

•   Affiliates from using your information to market to you

•   Sharing for nonaffiliates to market to you

Definitions
Affiliates	Companies related by common ownership or control. They can be financial and nonfinancial companies. Invesco does not share with our affiliates so that they can market to you.
Nonaffiliates	Companies not related by common ownership or control. They can be financial and nonfinancial companies. Invesco does not share with non-affiliates so that they can market to you.
Joint marketing	A formal agreement between nonaffiliated financial companies that together market financial products or services to you. Invesco doesn’t jointly market.

*

This privacy notice applies to individuals who obtain or have obtained a financial product or service from the Invesco family of companies. For a complete list of Invesco entities, please see the section titled “Who is providing this notice.”

Invesco Real Estate Income Trust Inc.

Maximum Offering of $3,000,000,000

Common Stock

Prospectus

April 12, 2023

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to make any representations other than those contained in the prospectus and supplemental literature authorized by Invesco Real Estate Income Trust Inc. and referred to in this prospectus, and, if given or made, such information and representations must not be relied upon. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities. You should not assume that the delivery of this prospectus or that any sale made pursuant to this prospectus implies that the information contained in this prospectus will remain fully accurate and correct as of any time subsequent to the date of this prospectus.

PART II

Information Not Required in the Prospectus

Item 31. Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by the registrant (other than selling commissions, dealer manager fees, stockholder servicing fees and other underwriting compensation) in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except the SEC registration fee and the FINRA filing fee.

SEC registration fee	$327,300
FINRA filing fee	$225,000
Legal	$7,500,000
Printing and mailing	$33,700,000
Accounting and tax	$7,400,000
Blue sky	$800,000
Advertising and sale literature	$27,500,000
Due diligence	$22,500,000
Transfer agent fees and expenses	$2,451,500
Promotional items	—
Strategy consultant	$100,000
Technology expenses	$15,500,000
Issuer costs related to training and education meetings and retail conferences	$1,950,000

Total	$119,953,800

Item 32. Sales to Special Parties.

See Item 33

Item 33. Recent Sales of Unregistered Securities.

We intend to use the net proceeds from the foregoing sales for the purposes set forth in the prospectus and in a manner within the investment guidelines approved by our board of directors.

Each of the transactions described below was exempt from the registration provisions of the Securities Act of 1933, as amended, by virtue of Section 4(a)(2) thereof because they were not part of any public offering and did not involve any general solicitation or general advertising.

On September 28, 2020, Invesco Realty, Inc. purchased 171,256 additional Class N shares, at a purchase price per share of $25.00, for an aggregate purchase price of $4.23 million. On December 21, 2020, Invesco Realty, Inc. purchased 155,921 additional Class N shares, at a purchase price per share of $25.16, for an aggregate purchase price of approximately $3.9 million. On January 22, 2021, Invesco Realty, Inc. purchased 173,742 additional Class N shares, at a purchase price per share of $26.96, for an aggregate purchase price of approximately $4.7 million. On February 3, 2021, Invesco Realty, Inc. purchased 55,201 additional Class N shares, at a purchase price per share of $26.93, for an aggregate purchase price of approximately $1.5 million.

On September 28, 2020, Massachusetts Mutual Life Insurance Company purchased 1,792,561 Class N shares , at a purchase price per share of $25.00, for an aggregate purchase price of $44.8 million. On December 21, 2020, Massachusetts Mutual Life Insurance Company purchased 1,559,215 additional Class N shares, at a purchase price per share of $25.16, for an aggregate purchase price of approximately $39.2 million. On January 22, 2021, Massachusetts Mutual Life Insurance Company purchased 1,737,428 additional Class N shares, at a purchase price per share of $26.96, for an aggregate purchase price of approximately $46.9 million. On February 3, 2021, Massachusetts Mutual Life Insurance Company purchased 552,019 additional Class N shares, at a purchase price per share of $26.93, for an aggregate purchase price of approximately $14.9 million.

On September 28, 2020, four of our directors purchased an aggregate of 15,237 Class N shares, at a purchase price per share of $25.00, for an aggregate purchase price of approximately $381,000. On December 21, 2020, five of our directors purchased an aggregate of 17,428 additional Class N shares, at a purchase price per share of $25.16, for an aggregate purchase price of approximately $439,000. On January 22, 2021, five of our directors purchased an aggregate of 16,939 additional Class N shares, at a purchase price per share of $26.96, for an aggregate purchase price of approximately $457,000. On February 3, 2021, five of our directors purchased an aggregate of 5,382 additional Class N shares, at a purchase price per share of $26.93, for an aggregate purchase price of approximately $145,000.

On November 20, 2020, we sold 125 shares of our 12.5% Series A Redeemable Cumulative Preferred Stock at a purchase price of $500 per share for an aggregate purchase price of $62,500.

On January 22, 2021, (i) Invesco Realty, Inc. purchased 173,742 Class N shares, at a purchase price per share of $26.96, for an aggregate purchase price of $4.7 million, (ii) Massachusetts Mutual Life Insurance Company purchased 1,737,428 Class N shares, at a purchase price per share of $26.96, for an aggregate purchase price of $46.8 million, and (iii) five of our directors purchased an aggregate of 16,939 Class N shares, at a purchase price per share of $26.96, for an aggregate purchase price of $0.5 million.

On February 3, 2021, (i) Massachusetts Mutual Life Insurance Company purchased 552,019 Class N shares, at a purchase price per share of $26.93, for an aggregate purchase price of $14.9 million pursuant to the Class N Private Placement, (ii) Invesco Realty, Inc. purchased 55,201 Class N shares, at a purchase price per share of $26.93, for an aggregate purchase price of $1.5 million, and (iii) five of our directors purchased an aggregate of 5,382 Class N shares, at a purchase price per share of $26.93, for an aggregate purchase price of $0.1 million.

On March 1, 2021, eleven employees of the Adviser or its affiliates purchased an aggregate of 95,211 Class N shares, at a purchase price per share of $26.99, for an aggregate purchase price of $2.6 million.

On May 14, 2021, we exchanged 156,066 Class N shares held by our directors and employees of the Adviser and its affiliates, for no additional consideration, on a one-for-one basis into Class E shares .

On August 26, 2021, certain persons affiliated with the Adviser purchased an aggregate of 1,377 Class E shares for an aggregate purchase price of approximately $39,000 and an aggregate of 155,836 Class N shares for an aggregate purchase price of approximately $4.4 million.

On September 22, 2021, certain persons affiliated with the Company or the Adviser purchased an aggregate of 16,494 Class E shares for an aggregate purchase price of approximately $490,000 and an aggregate of 2,135,123 Class N shares for an aggregate purchase price of approximately $62.8 million.

On October 20, 2021, an affiliate of the Company and the Adviser purchased an aggregate of 368,968 Class N shares for an aggregate purchase price of $11.0 million.

On November 1, 2021, certain persons affiliated with the Adviser or its affiliates purchased an aggregate of 72,439 Class E shares for an aggregate purchase price of approximately $2.2 million.

On November 24, 2021, an affiliate of the Company and the Adviser purchased an aggregate of 499,709 Class N shares for an aggregate purchase price of approximately $15.0 million.

On December 15, 2021, an affiliate of the Company and the Adviser purchased an aggregate of 1,183,697 Class N shares for an aggregate purchase price of approximately $36.0 million.

On December 27, 2021, an affiliate of the Company and the Adviser purchased an aggregate of 1,249,457 Class N shares for an aggregate purchase price of approximately $38.0 million

On January 18, 2022, (i) certain persons affiliated with the Company or the Adviser purchased an aggregate of 165,035 Class T shares for an aggregate purchase price of $5.0 million, an aggregate of 165,035 Class S shares for an aggregate purchase price of $5.0 million, an aggregate of 165,035 Class D shares for an aggregate purchase price of $5.0 million, an aggregate of 164,573 Class I shares for an aggregate purchase price of $5.0 million, and an aggregate of 1,404,885 Class N shares for an aggregate purchase price of $43.0 million; and (ii) Massachusetts Mutual Life Insurance Company purchased 1,404,885 Class N shares for an aggregate purchase price of $43.0 million.

On February 17, 2022, an affiliate of the Company and the Adviser purchased an aggregate of 808,528 Class N shares for an aggregate purchase price of approximately $25.0 million.

On April 27, 2022, an affiliate of the Company and the Adviser purchased an aggregate of 1,392,047 Class N shares for an aggregate purchase price of approximately $44.2 million.

On June 29, 2022, we issued 2,028,086 Class I shares to an affiliate of the Adviser in exchange for 1,992,224 Class N shares, representing the number of Class N shares with an equivalent aggregate net asset value, for no additional consideration.

On September 29, 2022, an affiliate of the Adviser purchased an aggregate of 365,117 Class N shares for an aggregate purchase price of approximately $12.0 million.

On November 8, 2022, an affiliate of the Adviser purchased an aggregate of 882,677 class N shares for an aggregate purchase price of approximately $29.3 million.

On November 1, 2022, an affiliate of the Adviser purchased an aggregate of 252,320 Class I shares for an aggregate purchase price of approximately $8.2 million. On December 23, 2022, an affiliate of the Adviser purchased an aggregate of 2,255,401 Class N shares for an aggregate purchase price of approximately $73.4 million.

The below shows the total issuances of Class E and Class N shares of common stock by us to pursuant to the distribution reinvestment plan in our ongoing private placement since the first issuance in December 2020.

Date of Issuance	Class of Common Stock	Amount of Shares Issued	Consideration Paid
12/23/2020	Class N	4.32	$116.52
1/22/2021	Class N	8.41	$226.83
2/23/2021	Class N	9.66	$260.62
4/23/2021	Class N	464.192	$12,789.46
9/13/2021	Class E	0.67	$18.82
11/10/2021	Class E	8.72	$262.72
12/13/2021	Class E	316.712	$9,621.67
1/13/2022	Class E	312.237	$9573.27
2/9/2022	Class E	311.58	$9,617,84
3/11/2022	Class E	330.832	$10,329.56
4/13/2022	Class E	330.334	$10,538.51
5/10/2022	Class E	332.313	$10,689.51
6/13/2022	Class E	320.022	$10,401.80
7/12/2022	Class E	316.692	$10,440.30
8/12/2022	Class E	317.556	$10,597.90
9/13/2022	Class E	311.256	$10,373.43
10/13/2022	Class E	364.567	$12,219.97
11/15/2022	Class E	380.659	$12,892.68
12/14/2022	Class E	388.569	$13,030.81
1/13/2023	Class E	414.272	$13,725.78

Date of Issuance	Class of Common Stock	Amount of Shares Issued	Consideration Paid
2/13/2023	Class E	423.35	$13,793.17
3/13/2023	Class E	421.53	$13,658.36

Item 34. Indemnification of Directors, Officers and Others.

Our organizational documents generally limit the personal liability of our stockholders, directors and officers for monetary damages and require us to indemnify and advance expenses to our directors, officers and the Adviser and its affiliates subject to the limitations of the NASAA REIT Guidelines and Maryland law. Maryland law permits a corporation to include in its charter a provision limiting the liability of directors and officers to the corporation and its stockholders for money damages, except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment and which is material to the cause of action. The Maryland General Corporation Law (the “MGCL”) requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL allows directors and officers to be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred in connection with a proceeding unless the following can be established:

•	an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. The MGCL permits a corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

In addition to the above limitations of the MGCL, our charter provides that our directors, the Adviser and our or the Adviser’s affiliates may be indemnified for losses or liability suffered by them or held harmless for losses or liability suffered by us only if all of the following conditions are met:

•	the indemnitee determined, in good faith, that the course of conduct which caused the loss or liability was in our best interest;

•	the indemnitee was acting on our behalf or performing services for us;

•	in the case of affiliated directors, the Adviser or its affiliates, the liability or loss was not the result of negligence or misconduct by the party seeking indemnification; and

•	in the case of our independent directors, the liability or loss was not the result of gross negligence or willful misconduct by the party seeking indemnification.

In addition, any indemnification or any agreement to hold harmless is recoverable only out of our net assets and not from our stockholders.

Our charter also provides that we may not provide indemnification to a director, the Adviser or any of our or the Adviser’s affiliates for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the party seeking indemnification;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to such party; or

•

a court of competent jurisdiction approves a settlement of the claims against such party and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which our securities were offered or sold as to indemnification for violations of securities laws.

Finally, our charter provides that we may pay or reimburse reasonable legal expenses and other costs incurred by our directors, the Adviser and our or the Adviser’s affiliates in advance of final disposition of a proceeding only if all of the following are satisfied:

•	the proceeding relates to acts or omissions with respect to the performance of duties or services on our behalf;

•	the indemnitee provides us with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification;

•

the legal proceeding was initiated by a third-party who is not a stockholder or, if by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement; and

•

the indemnitee provides us with a written agreement to repay the amount paid or reimbursed, together with the applicable legal rate of interest thereon, if it is ultimately determined that he or she did not comply with the requisite standard of conduct and is not entitled to indemnification.

We maintain a directors and officers insurance policy.

The general effect to investors of any arrangement under which any of our controlling persons, directors or officers are insured or indemnified against liability is a potential reduction in distributions resulting from our payment of premiums, deductibles and other costs associated with such insurance or, to the extent any such loss is not covered by insurance, our payment of indemnified losses. In addition, indemnification could reduce the legal remedies available to us and our stockholders against the indemnified individuals; however, this provision does not reduce the exposure of our directors and officers to liability under federal or state securities laws, nor does it limit our stockholder’s ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us or our stockholders, although the equitable remedies may not be an effective remedy in some circumstances.

Item 35. Treatment of Proceeds from Shares Being Registered.

Not applicable.

Item 36. Financial Statements and Exhibits.

1. Financial Statements.

See page F-1 for an index of the financial statements included in the registration statement.

In addition, the following financial statements are incorporated into this registration statement by reference:

•

The consolidated financial statements and financial statement schedules of the Registrant included in the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 24, 2023;

•

The consolidated financial statements and financial statement schedules of Vida JV LLC and its subsidiaries filed as Exhibit 99.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 24, 2023; and

2. Exhibits.

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-11, which Exhibit Index is incorporated herein by reference.

Item 37. Undertakings.

(i)	The undersigned registrant hereby undertakes:

(A)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)	To include any prospectus required by section 10(a)(3) of the Securities Act.

(2)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(3)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(B)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(D)

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424 (b) as part of the registration statement relating to an offering, other than a registration statement relying on Rule 430B or other than a prospectus filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(E)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(F)

To send to each stockholder, at least on an annual basis, a detailed statement of any transactions with the Adviser or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to the advisor or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

(ii)	The registrant undertakes to provide to the stockholders the financial statements required by Form 10-K for the first full fiscal year of operations of the registrant.

(iii)

The registrant undertakes to file a sticker supplement pursuant to Rule 424(c) under the Securities Act during the distribution period describing each significant property not identified in the prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months, with the information contained in such amendment provided simultaneously to the existing stockholders. Each sticker supplement should disclose all compensation and fees received by the advisor and its affiliates in connection with any such acquisition. The post-effective amendment shall include or incorporate by reference audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X that have been filed or should have been filed on Form 8-K for all significant properties acquired during the distribution period.

(iv)

The registrant undertakes to file, after the end of the distribution period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X, for each significant property acquired and to provide the information contained in such report to the stockholders at least once each quarter after the distribution period of the offering has ended.

(v)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions and otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Exhibit Index

Exhibit Number	Description

1.1	Dealer Manager Agreement (filed as Exhibit 1.1 to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form S-11 filed on May 12, 2021 and incorporated herein by reference)

1.2	Form of Participating Dealer Agreement (included as Exhibit A to Exhibit 1.1)

1.3	Amendment No. 1 to the Dealer Manager Agreement (filed as Exhibit 10.4 to the Registrant’s Annual Report on Form 10-K filed on March 24, 2023 and incorporated herein by reference)

1.4	DST Dealer Manager Agreement, dated January 25, 2023, by and among Invesco Real Estate Exchange LLC, Invesco REIT Operating Partnership LP and Invesco Distributors, Inc. (filed as Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on January 25, 2023 and incorporated herein by reference)

3.1	Second Articles of Amendment and Restatement of Invesco Real Estate Income Trust Inc. (filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-11 filed on March 31, 2021 and incorporated herein by reference)

3.2	Bylaws of Invesco Real Estate Income Trust Inc. (filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-11 filed on March 31, 2021 and incorporated herein by reference)

4.1*	Distribution Reinvestment Plan (included as Appendix A to the prospectus)

4.2*	Form of Subscription Agreement (included as Appendix B to the prospectus)

5.1	Opinion of Venable LLP as to Legality of Securities (filed as Exhibit 5.1 to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form S-11 filed on May 12, 2021 and incorporated herein by reference)

8.1	Opinion of Alston & Bird LLP as to Tax Matters (filed as Exhibit 8.1 to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form S-11 filed on May 12, 2021 and incorporated herein by reference)

10.1	Amended and Restated Advisory Agreement, by and among Invesco Real Estate Income Trust Inc., Invesco REIT Operating Partnership LP and Invesco Advisers, Inc. (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on January 25, 2023 and incorporated herein by reference)

10.2	Amendment No. 1 to the Amended and Restated Advisory Agreement by and among Invesco Real Estate Income Trust Inc., Invesco REIT Operating Partnership LP and Invesco Advisers, Inc. (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 31, 2022 and incorporated herein by reference)

10.3	Second Amended and Restated Limited Partnership Agreement of Invesco REIT Operating Partnership LP (filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on January 31, 2023 and incorporated herein by reference)

10.4†	Valuation Services Agreement, by and among Invesco Real Estate Income Trust Inc. and Capright Property Advisors, LLC (filed as Exhibit 10.4 to the Registrant’s Registration Statement on Form S-11 filed on March 31, 2021 and incorporated herein by reference)

10.5†	Valuation Services Agreement, by and among Invesco Real Estate Income Trust Inc. and Chatham Financial Corp. (filed as Exhibit 10.5 to the Registrant’s Registration Statement on Form S-11 filed on March 31, 2021 and incorporated herein by reference)

Exhibit Number	Description

10.6	Revolving Credit Agreement dated as of January 22, 2021, by and among Invesco REIT Operating Partnership LP, Invesco Real Estate Income Trust Inc., Bank of America, N.A. and the other parties thereto (filed as Exhibit 10.7 to the Registrant’s Registration Statement on Form S-11 filed on March 31, 2021 and incorporated herein by reference)

10.7	Waiver and First Amendment to Revolving Credit Agreement, dated March 25, 2021, by and among Invesco REIT Operating Partnership LP, Invesco Real Estate Income Trust Inc. and Bank of America, N.A. (filed as Exhibit 10.15 to the Registrant’s Registration Statement on Form S-11 filed on March 31, 2021 and incorporated herein by reference)

10.8	Subscription Agreement, dated July 29, 2021, by and between Invesco Real Estate Income Trust Inc. and Massachusetts Mutual Life Insurance Company (filed as Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q filed on November 15, 2021 and incorporated herein by reference)

10.9	Amendment No. 1 to the Subscription Agreement, dated December 9, 2022, by and between Invesco Real Estate Income Trust Inc and Massachusetts Mutual Life Insurance Company (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 9, 2022 and incorporated herein by reference)

10.10	Ground Lease Agreement, dated December 29, 2021, by and between 1000 E Apache Blvd Ground Owner LLC and 1000 East Apache Owner, LLC (filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on January 13, 2022 and incorporated herein by reference)

10.11†	Term Loan Agreement, dated December 29, 2021, by and between 1000 East Apache Owner, LLC and Wells Fargo Bank, National Association (filed as Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on January 13, 2022 and incorporated herein by reference)

10.12	Promissory Note, dated December 29, 2021, by and between 1000 East Apache Owner, LLC and Wells Fargo Bank, National Association (filed as Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on January 13, 2022 and incorporated herein by reference)

10.13	LIBOR Transition Amendment, dated January 21, 2022, by and among Invesco REIT Operating Partnership LP, Invesco Real Estate Income Trust Inc., Bank of America, N.A. and the other parties thereto (filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on January 24, 2022 and incorporated herein by reference)

21.1	Subsidiaries of the Company (filed as Exhibit 21.1 the Registrant’s Annual Report on Form 10-K filed on March 24, 2023 and incorporated herein by reference)

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Independent Valuation Advisor

23.3*	Consent of Independent Valuation Advisor

23.4	Consent of Venable LLP (contained in its opinion filed as Exhibit 5.1)

23.5	Consent of Alston & Bird LLP (contained in its opinion filed as Exhibit 8.1)

24.1	Power of Attorney (included in signature page to the Registrant’s Registration Statement on Form S-11 filed on March 31, 2021 and incorporated herein by reference)

*	Filed herewith.
†	Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on April 12, 2023.

Invesco Real Estate Income Trust Inc.

By:	/s/ R. Scott Dennis
R. Scott Dennis
Chairperson of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Form S-11 Registration Statement has been signed by the following persons in the following capacities on April 12, 2023.

Signature	Title

/s/ R. Scott Dennis R. Scott Dennis	Chairperson of the Board, President and Chief Executive Officer (principal executive officer)

/s/ R. Lee Phegley, Jr. R. Lee Phegley, Jr.	Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)

* Paul S. Michaels	Director

* Beth A. Zayicek	Director

* James H. Forson	Independent Director

* R. David Kelly	Independent Director

* Paul E. Rowsey	Independent Director

* Ray Nixon	Independent Director

*By:	/s/ R. Scott Dennis
R. Scott Dennis Attorney-in-fact